Exhibit 10.1

INDENTURE AND SECURITY AGREEMENT

between

VCC CLO 1, LLC
Issuer

and

STATE STREET BANK AND TRUST COMPANY
Collateral Trustee

November 26, 2024

i

TABLE OF CONTENTS

		Page
Article XIII Holders’ Relations		229
Section 13.1	Subordination	229
Section 13.2	Standard of Conduct	229

Article XIV Miscellaneous		230

Section 14.1	Form of Documents Delivered to Collateral Trustee	230
Section 14.2	Acts of Holders	231
Section 14.3	Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency	232
Section 14.4	Notices to Holders; Waiver	234
Section 14.5	Effect of Headings and Table of Contents	235
Section 14.6	Successors and Assigns	235
Section 14.7	Severability	235
Section 14.8	Benefits of Indenture	236
Section 14.9	Legal Holidays	236
Section 14.10	Governing Law	236
Section 14.11	Submission to Jurisdiction	236
Section 14.12	WAIVER OF JURY TRIAL	236
Section 14.13	Counterparts	237
Section 14.14	Acts of Issuer	237
Section 14.15	Liability of Issuer	237
Section 14.16	Communications with Rating Agencies	237
Section 14.17	17g-5 Information	238
Section 14.18	Survivals	239
Section 14.19	Proceedings	239

Article XV Assignment of Collateral Management Agreement		240

Section 15.1	Assignment of Collateral Management Agreement	240

Article XVI Hedge Agreements		241

Section 16.1	Hedge Agreements	241

SCHEDULES

Schedule 1	--	Moody’s Definition Schedule
(A)	Moody’s Definitions
(B)	Moody’s RiskCalc Calculation
Schedule 2	--	S&P Rating Schedule
(A)	S&P Rating Definitions
(B)	S&P Recovery Rate Tables
(C)	S&P Industry Classifications
(D)	S&P CDO Monitor Formula Definitions

Schedule 3	--	Fitch Rating Schedule

1 Fitch Rating Definitions

2 Fitch Test Matrix

Schedule 4	--	Approved Index List

EXHIBITS

Exhibit A	--	Forms of Notes
A-1	--	Form of Secured Note
A-2	--	Form of Subordinated Note
Exhibit B	--	Forms of Transfer and Exchange Certificates
B-1	--	Form of Transferor Certificate for Transfer of Rule 144A Global Note or Non-Clearing Agency Note to Regulation S Global Secured Note
B-2	--	Form of Purchaser Representation Letter for Certificated Secured Notes and Uncertificated Secured Notes
B-3	--	Form of Transferor Certificate for Transfer of Regulation S Global Secured Note or Non-Clearing Agency Note to Rule 144A Global Note
B-4	--	Form of Purchaser Representation Letter for Certificated Subordinated Notes and Uncertificated Subordinated Notes
B-5	--	Form of ERISA Certificate
Exhibit C	--	Form of Daisy Chain Letter
Exhibit D	--	Form of Note Owner Certificate
Exhibit E	--	Form of Confirmation of Registration

v

INDENTURE AND SECURITY AGREEMENT, dated as of November 26, 2024, between VCC CLO 1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”) and STATE STREET BANK AND TRUST COMPANY, as collateral trustee (herein, together with its permitted successors and assigns in the trusts hereunder, in such capacity, the “Collateral Trustee”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture and to secure the Secured Debt and other obligations secured under the Indenture. Except as otherwise provided herein, all covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties. The Issuer is entering into this Indenture, and the Collateral Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Collateral Trustee, for the benefit and security of the Holders of the Secured Debt, the Collateral Trustee, the Loan Agent, the Collateral Manager, each Hedge Counterparty and the Collateral Administrator (collectively, the “Secured Parties”), all of its accounts, chattel paper, payment intangibles, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, money, commercial tort claims, goods and other supporting obligations relating to the foregoing (in each case, as defined in the UCC, including for the avoidance of doubt, any subcategory thereof) and all other property of any type or nature owned by the Issuer, including, but not limited to:

(a) the Collateral Obligations which the Issuer causes to be Delivered to the Collateral Trustee (directly or through an intermediary or bailee) herewith and all payments thereon or with respect thereto, and all Collateral Obligations which are Delivered to the Collateral Trustee in the future pursuant to the terms hereof and all payments thereon or with respect thereto;

(b) the Issuer’s interest in (i) the Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Revolver Funding Account, (v) the Expense Reserve Account, (vi) the Custodial Account, (vii) the Financing Expense Account and (viii) the Contribution Account, and in each case any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein;

(c) the Issuer’s interest in each Hedge Counterparty Collateral Account, any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein, in each case subject to the rights of the Hedge Counterparty therein;

(d) the Issuer’s rights under the Collateral Management Agreement, each Credit Agreement, the Master Transfer Agreement, the Master Participation Agreement, the Hedge Agreements and the Collateral Administration Agreement;

(e) all Cash or Money Delivered to the Collateral Trustee (or its bailee) from any source for the benefit of the Secured Parties or the Issuer;

(f) any other property otherwise Delivered to the Collateral Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments);

(g) any Equity Securities or Workout Loans received by the Issuer; and

(h) all proceeds with respect to the foregoing;

provided that such Grants shall not include (i) amounts (if any) remaining from the proceeds of issuance of the paid-up ordinary share capital of the Issuer, (ii) amounts remaining (if any) from the transaction fee paid to the Issuer in consideration of the issuance of the Notes and the incurrence of the Class A-2 Loans and the Class B Loans, as applicable, and (iii) any account maintained in respect of the funds referred to in items (i) and (ii), together with any interest therein (collectively, the “Excepted Property”) (the assets referred to in (a) through (h), excluding the Excepted Property, are collectively referred to as the “Assets”).

The above Grant is made to secure the Secured Debt and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Secured Debt is secured by the Grant equally and ratably without prejudice, priority or distinction between any Secured Debt and any other Secured Debt by reason of difference in time of issuance or incurrence, as applicable, or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article XIII of this Indenture, (i) the payment of all amounts due on the Secured Debt in accordance with its terms, (ii) the payment of all other sums (other than in respect of the Subordinated Notes) payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Credit Agreements, the Collateral Management Agreement, the Securities Account Control Agreement and the Collateral Administration Agreement and (iv) compliance with the provisions of this Indenture, all as provided in this Indenture. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Collateral Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments”, as the case may be.

The Collateral Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

Article I

Definitions

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” shall mean “including without limitation”. All references in this Indenture to designated “Articles”, “Sections”, “subsections” and other subdivisions are to the designated articles, Sections, subsections and other subdivisions of this Indenture. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, Section, subsection or other subdivision.

“17g-5 Information”: The meaning specified in Section 14.17(a) (17g-5 Information).

“17g-5 Website”: A password-protected internet website which shall initially be located at https: //www.structuredfn.com. Any change of the 17g-5 Website shall only occur after notice has been delivered by the Issuer to the Information Agent, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Collateral Manager, the Initial Purchaser and the Rating Agencies setting the date of change and new location of the 17g-5 Website.

“25% Limitation”: A limitation that is exceeded only if Benefit Plan Investors hold 25% or more of the value of any class of equity interests in the Issuer, as calculated under 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Accountants’ Effective Date Comparison Report”: An accountant’s agreed upon procedures report (i) comparing the following items in the Effective Date Report: the issuer, principal balance, coupon/spread, stated maturity, S&P Industry Classification, S&P Rating and country of Domicile with respect to each Collateral Obligation as of the Effective Date and the information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein and (ii) specifying the procedures undertaken by such accountants to compare data and computations relating to such report.

“Accountants’ Effective Date Recalculation Report”: An accountant’s agreed upon procedures report (i) recalculating as of the Effective Date, the Effective Date Specified Tested Items and (ii) specifying the procedures undertaken by such accountants to recalculate data and computations relating to such report.

“Accountants’ Report”: The Accountants’ Effective Date Comparison Report and the Accountants’ Effective Date Recalculation Report.

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Revolver Funding Account, (v) the Expense Reserve Account, (vi) the Custodial Account, (vii) each Hedge Counterparty Collateral Account, (viii) the Financing Expense Account and (ix) the Contribution Account.

“Accredited Investor”: The meaning set forth in Rule 501(a) under the Securities Act.

“Act”: With respect to an Act of the Holders, the meaning specified in Section 14.2(a) (Acts of Holders).

“Active Exchange”: At any time, an exchange selected by the Issuer for listing any Listed Notes, but only for so long as any Listed Notes are listed on such exchange, and only for so long as the guidelines of such exchange requires the action specified therein. As of the Closing Date, there shall be no Active Exchange.

“Active Rater”: Each of Fitch and S&P, for so long as Fitch or S&P, as applicable, rates any Class of Secured Debt Outstanding.

“Adjusted Closing Date Participation Interest”: Following the date that is 120 days following the Closing Date, each Closing Date Participation Interest with respect to which the Elevation Date has not occurred during such 120-day period.

“Adjusted Collateral Principal Amount”: As of any date of determination, (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations, Deferring Obligations, Long-Dated Obligations, Adjusted Closing Date Participation Interests and Principal Proceeds Workout Loans), plus (b) without duplication, Balance of the Collection Account and the Ramp-Up Account representing Principal Proceeds, plus (c) the sum of the lesser of (i) the S&P Collateral Value of each Defaulted Obligation and Deferring Obligation and (ii) the Fitch Collateral Value of each Defaulted Obligation and Deferring Obligation; provided that the Adjusted Collateral Principal Amount will be zero for any Defaulted Obligation which the Issuer has owned for more than three years after its default date; provided further, that subclause (c)(ii) shall apply only while any Class A-1 Notes remain Outstanding and rated by Fitch, plus (d) the aggregate, for each Discount Obligation, of the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the Principal Balance thereof, for such Discount Obligation, plus (e) the lesser of the (x) Aggregate Principal Balance of Long-Dated Obligations multiplied by 70% and (y) the Market Value of such Long-Dated Obligations; provided that the Adjusted Collateral Principal Amount will be zero for any Long-Dated Obligation that matures more than 24 months after the earliest Stated Maturity of the Notes, plus (f) zero for any Principal Proceeds Workout Loans; plus (g) with respect to each Adjusted Closing Date Participation Interest, its S&P Recovery Amount; provided further that the Adjusted Collateral Principal Amount will be zero for any Excess Closing Date Participation Interest; minus (h) the Excess CCC Adjustment Amount; provided further that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation, Deferring Obligation, Discount Obligation, Long-Dated Obligation, Principal Proceeds Workout Loan, Adjusted Closing Date Participation Interest or any asset that falls into the Excess CCC Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.0150% per annum of the Fee Basis Amount on the related Determination Date (prorated for the related Interest Accrual Period on the basis of the actual number of days divided by 360 elapsed for the related Interest Accrual Period) and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of the actual number of days divided by 360 elapsed for the related Interest Accrual Period); provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii)(A) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv)(A) (Disbursements of Monies from Payment Account) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities), taxes and other amounts due or accrued to any Person with respect to any Payment Date (including, with respect to such Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable by the Issuer under, in connection with the performance of, the Transaction Documents and the business of the Issuer, other than amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses.

“Affected Class”: Any Class of Secured Debt that, as a result of the occurrence of a Tax Event, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, funds and accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be deemed Affiliates of the Collateral Manager solely because the Collateral Manager is a “manager” of such entity.

“Affiliate Collateral Obligations”: Collateral Obligations acquired from the Transferor, the Depositor and each of their majority-owned Affiliates including, without limitation, the Financing Subsidiaries.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon), (i) the stated coupon on such Collateral Obligation expressed as a percentage and (ii) the Principal Balance of such Collateral Obligation.

“Aggregate Excess Funded Spread”: As of any Measurement Date, the amount obtained by multiplying:

(a) the amount equal to the Benchmark applicable to the Floating Rate Debt during the Interest Accrual Period in which such Measurement Date occurs; by

(b) the amount (not less than zero) equal to (i) the Aggregate Principal Balance of the Collateral Obligations (excluding, for any Deferrable Obligation, any interest that has been deferred and capitalized thereon) as of such Measurement Date minus (ii) the Reinvestment Target Par Balance.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of:

(a) in the case of each Floating Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index that is the same index used to calculate the Benchmark, (i) the stated interest rate spread on such Collateral Obligation above such index multiplied by (ii) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation); and

(b) in the case of each Floating Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than the same index used to calculate the Benchmark, (i) the excess of the sum of such spread and such index over the Benchmark with respect to the Floating Rate Debt as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation);

provided, for the purposes of this definition and with respect to any Floating Rate Floor Obligation only, the interest spread over an index that is the same index used to calculate the Benchmark for such Collateral Obligation shall be equal to the sum of (x) the applicable spread over such index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Obligation over the Benchmark calculated for the Floating Rate Debt for the immediately preceding Interest Determination Date.

“Alternative Method”: The meaning specified in Section 7.17(j) (Certain Tax Matters).

“Aggregate Outstanding Amount”: With respect to any of the Debt as of any date, the aggregate unpaid principal amount of such Debt Outstanding.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Applicable Risk Retention Requirements”: The credit risk retention laws and regulations of any jurisdiction that the Issuer determines to be applicable for any specific issuance and/or incurrence of Debt , which may include: the U.S. Risk Retention Rules.

“Approved Index List”: The nationally recognized indices specified in Schedule 4 hereto as amended from time to time by the Collateral Manager with prior notice of any amendment to Fitch and S&P and a copy of any such amended Approved Index List to the Collateral Administrator.

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Asset Replacement Percentage”: On any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the floating rate assets that were indexed to the Benchmark Replacement as of such calculation date and the denominator is the outstanding principal balance of the floating rate assets as of such calculation date, as determined by the Collateral Manager.

“Assets”: The meaning assigned in the Granting Clauses hereof.

“Assumed Reinvestment Rate”: The Benchmark (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date); provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Collateral Trustee to authenticate such Notes on behalf of the Collateral Trustee pursuant to Section 6.14 (Authenticating Agents) hereof.

“Authorized Denomination”: The meaning specified in Section 2.3(c) (Authorized Amount; Stated Maturity; Denominations).

“Authorized Officer”: With respect to the Issuer, any Officer or any other Person who is authorized to act for the Issuer (including any duly appointed attorney-in-fact of the Issuer) in matters relating to, and binding upon, the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes. Each party may receive and accept a certification of the authority (which shall include contact information and email addresses) of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Average Life”: On any Measurement Date with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such Measurement Date to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Balance”: On any date, with respect to Cash or Eligible Investments in any Account, the aggregate of the (i) current balance of any Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities and money market accounts and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: State Street Bank and Trust Company, in any of its roles under the Transaction Documents.

“Bankruptcy Code”: The U.S. Bankruptcy Code, Title 11 of the United States Code, as amended from time to time, and any successor statute.

“Bankruptcy Law”: The Bankruptcy Code or any other applicable federal or state bankruptcy law or similar law, each as amended from time to time, and any bankruptcy, insolvency, winding-up, reorganization or similar law enacted under the laws of any other applicable jurisdiction.

“Bankruptcy Subordination Agreement”: The meaning specified in Section 5.4(d)(ii) (Remedies).

“Benchmark”: The greater of (x) zero and (y) (i) initially, the Term SOFR Rate; and (ii) after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred and a Benchmark Replacement has been designated by the Designated Transaction Representative (with notice to the Issuer, the Collateral Trustee, the Loan Agent and the Calculation Agent), the applicable Benchmark Replacement. For the avoidance of doubt, the Benchmark shall never be less than zero.

“Benchmark Replacement”: The first alternative, set forth in the order under clause (a), as determined by the Designated Transaction Representative as of the Benchmark Replacement Date, that also satisfies clause (b):

(a)

(1) the sum of: (x) Daily Simple SOFR and (y) the applicable Benchmark Replacement Adjustment;

(2) the sum of: (x) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Designated Maturity and (y) the Benchmark Replacement Adjustment;

(3) the sum of: (x) the alternate rate of interest that has been selected by the Designated Transaction Representative (subject to the prior written consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes) as the replacement for the then-current Benchmark for the Designated Maturity giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (y) the Benchmark Replacement Adjustment;

(b) The benchmark rate being used by either (1) at least 50% of the Aggregate Principal Balance of the Floating Rate Obligations included in the Assets that pay interest quarterly or (2) at least 50% of the floating rate notes priced or closed in new issue collateralized loan obligation transactions and/or floating rate notes in collateralized loan obligation transactions that have amended their benchmark rate, in each case within three months from the later of (x) the date on which the Benchmark Transition Event occurs or (y) such date of determination;

provided, that if the Designated Transaction Representative is unable to determine a benchmark rate in accordance with the foregoing, the Benchmark Replacement shall equal the Fallback Rate; provided, further, that if at any time when the Fallback Rate is effective the Designated Transaction Representative is able to determine any Benchmark Replacement, the Designated Transaction Representative shall notify the Issuer, the Collateral Trustee, the Loan Agent, the Collateral Administrator and the Calculation Agent of such Benchmark Replacement, and such Benchmark Replacement shall become the Benchmark commencing with the Interest Accrual Period immediately succeeding the Interest Accrual Period during which the Designated Transaction Representative provides such notification.

“Benchmark Replacement Adjustment”: The first alternative set forth in the order below that can be determined by the Designated Transaction Representative as of the Benchmark Replacement Date:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Designated Transaction Representative (subject to the prior written consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated securitization transactions at such time.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates, and other administrative matters) that the Designated Transaction Representative decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Designated Transaction Representative decides that adoption of any portion of such market practice is not administratively feasible or if the Designated Transaction Representative determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Designated Transaction Representative determines is reasonably necessary).

“Benchmark Replacement Date”:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark,

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information, or,

(c) in the case of clause (d) of the definition of “Benchmark Transition Event,” the next interest determination date following the date of such Monthly Report;

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event”: The occurrence of one or more of the following events (as determined by the Designated Transaction Representative) with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or

(d) the Asset Replacement Percentage is greater than 50%, as reported in the most recent Monthly Report.

“Benefit Plan Investor”: An “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code or an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Board Resolution”: With respect to the Issuer, a resolution of the managers or the member of the Issuer.

“Bond”: A debt obligation or debt security (that is not a Loan) that is issued by a corporation, limited liability company, partnership or trust.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such Loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan”: A Loan (a) that is part of a credit facility with a Facility Size on the date of origination thereof at least equal to U.S.$250,000,000 and (b) as to which, on the date of origination thereof, one of Fitch, Moody’s or S&P has either (x) assigned a corporate family rating on an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating.

“BDC Advisor”: VCC Advisors, LLC, a Delaware limited liability company.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York, Houston, Texas or in the city in which the Corporate Trust Office of the Collateral Trustee is located or, solely with respect to any action to be taken by the Loan Agent, in the city which the corporate trust office of the Loan Agent is located or, for any final payment of principal, in the relevant place of presentation.

“Calculation Agent”: The meaning specified in Section 7.16(a) (Calculation Agent).

“Cash”: Such funds denominated in currency of the United States as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“CCC Collateral Obligation”: Collectively, the CCC Fitch Collateral Obligation and the CCC S&P Collateral Obligation.

“CCC Excess”: The amount equal to the greater of (i) the excess of the Principal Balance of all CCC Fitch Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of the applicable date of determination and (ii) the excess of the Principal Balance of all CCC S&P Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of the applicable date of determination; provided that, in determining which of the CCC Collateral Obligations shall be included in the CCC Excess, the CCC Collateral Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Collateral Obligations as of such Determination Date) shall be deemed to constitute such CCC Excess.

“CCC Fitch Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with a Fitch Rating of “CCC+” or lower.

“CCC S&P Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of “CCC+” or lower.

“Certificate of Authentication”: The meaning specified in Section 2.1 (Forms Generally).

“Certificated Note”: Any Certificated Secured Note and any Certificated Subordinated Note.

“Certificated Secured Note”: The meaning specified in Section 2.2(b)(iii) (Forms of Notes).

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Certificated Subordinated Note”: The meaning specified in Section 2.2(b)(iii) (Forms of Notes).

“CFTC”: The Commodity Futures Trading Commission.

“Class”: In the case of (i) the Secured Debt, all of the Secured Debt having the same Interest Rate, Stated Maturity and designation and (ii) the Subordinated Notes, all of the Subordinated Notes. With respect to any exercise of voting rights, except as otherwise provided herein and other than with respect to any action that would materially affect one such Pari Passu Class differently from the Holders of any other such Pari Passu Class, any Pari Passu Classes that are entitled to vote on a matter will vote together as a single Class. Notwithstanding anything to the contrary herein, the (i) Class A-2 Debt shall be treated as a single Class for purposes of any Refinancing and (ii) Class B Debt shall be treated as a single Class for purposes of any Refinancing.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Debt and the Class B Debt.

“Class A Debt”: The Class A-1 Notes and the Class A-2 Debt, collectively.

“Class A-1 Notes”: The Class A-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3 (Authorized Amount; Stated Maturity; Denominations).

“Class A-2 Conversion Date”: The meaning specified in Section 2.5(n).

“Class A-2 Conversion Option”: The option of the Converting Lenders to convert all or a portion of the Class A-2 Loans into an equivalent principal amount of Class A-2 Notes pursuant to the Class A-2 Credit Agreement and this Indenture.

“Class A-2 Converting Lenders”: The Class A-2 Lenders that exercise a Class A-2 Conversion Option.

“Class A-2 Credit Agreement”: That certain credit agreement with respect to the Class A-2 Loans, dated as of the date hereof, among the Issuer, as borrower, the Loan Agent, the Collateral Trustee and the lenders party thereto.

“Class A-2 Debt”: The Class A-2 Loans and the Class A-2 Notes, collectively.

“Class A-2 Lender”: Each lender party to the Class A-2 Credit Agreement from time to time.

“Class A-2 Loans”: The Class A-2 Loans incurred by the Issuer under the Credit Agreement.

“Class A-2 Notes”: The Class A-2 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3 (Authorized Amount; Stated Maturity; Denominations).

“Class B Conversion Date”: The meaning specified in Section 2.5(o).

“Class B Conversion Option”: The option of the Converting Lenders to convert all or a portion of the Class B Loans into an equivalent principal amount of Class B Notes pursuant to the Class B Credit Agreement and this Indenture.

“Class B Converting Lenders”: The Class B Lenders that exercise a Class B Conversion Option.

“Class B Credit Agreement”: That certain credit agreement with respect to the Class B Loans, dated as of the date hereof, among the Issuer, as borrower, the Loan Agent, the Collateral Trustee and the lenders party thereto.

“Class B Debt”: the Class B Loans and the Class B Notes, collectively.

“Class B Lender”: Each lender party to the Class B Credit Agreement from time to time.

“Class B Loans”: The Class B Loans incurred by the Issuer under the Credit Agreement.

“Class B Notes”: The Class B Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3 (Authorized Amount; Stated Maturity; Denominations).

“Class C Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”: The Class C Mezzanine Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3 (Authorized Amount; Stated Maturity; Denominations).

“Clean-up Call Redemption”: A redemption (or, in the case of the Class A-2 Loans and/or the Class B Loans, as applicable, prepayment) of the Debt in accordance with Section 9.7(a) (Clean-up Call Redemption).

“Clean-up Call Redemption Date”: The meaning specified in Section 9.7(a) (Clean-up Call Redemption).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”: November 26, 2024.

“Closing Date Participation Interest”: Each Collateral Obligation held by the Issuer in the form of a Participation Interest granted pursuant to the Master Transfer Agreement or the Master Participation Agreement. For the avoidance of doubt, each such Participation Interest shall, upon its respective Elevation Date, automatically terminate.

“Co-Issued Notes”: The Class A-1 Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes.

“Code”: The United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”).

“Collateral Administration Agreement”: An agreement dated as of the Closing Date, among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Administrator”: State Street Bank and Trust Company, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from (i) withdrawals of amounts from the Financing Expense Account or (ii) Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fees”: Collectively, the Senior Collateral Management Fee, the Subordinated Collateral Management Fee and the Incentive Collateral Management Fee.

“Collateral Manager”: Varagon Capital Corporation, a Maryland corporation, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Standard”: The standard of care applicable to the Collateral Manager when performing services on behalf of the Issuer as set forth in the Collateral Management Agreement.

“Collateral Obligation”: An obligation pledged by the Issuer to the Collateral Trustee that is (A) a Senior Secured Loan, a First Lien Last Out Loan or a Second Lien Loan (in each case, including, but not limited to, interests in Middle Market Loans or Broadly Syndicated Loans by way of a purchase or assignment) or (B) in the case of any Loan described in clause (A), a Participation Interest therein that, in each case, as of the date of the commitment to purchase by the Issuer:

(i) is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(ii) is not (a) a Defaulted Obligation (unless received in a Distressed Exchange) or (b) a Credit Risk Obligation (unless received in a Distressed Exchange);

(iii) is not a lease (including a finance lease);

(iv)  if it is a Deferrable Obligation, it is a Permitted Deferrable Obligation and (b) is not deferring or capitalizing the payment of current cash pay interest thereon, paying current cash pay interest “in kind” or otherwise have an interest “in kind” balance outstanding with respect to cash pay interest;

(v) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi) does not constitute Margin Stock;

(vii) [reserved];

(viii) has a Fitch Rating and an S&P Rating;

(ix)  is not an obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(x) except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xi) is not a Bridge Loan, a Step-Up Obligation, a Step-Down Obligation, a Real Estate Loan, a Structured Finance Obligation, a Non-Recourse Obligation, a commodity forward contract, or any other debt security not constituting a loan;

(xii)will not require the Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xiii) is not an Equity Security or by its terms convertible into or exchangeable for an Equity Security or otherwise include a warrant to purchase Equity Securities; provided, that, for the avoidance of doubt, this limitation does not prohibit, limit or otherwise affect any equity or security described in this clause (xiii) received by the Issuer in connection with the exercise of an option, warrant, right of conversion, pre-emptive right, rights offering, credit bid or similar right in connection with the workout or restructuring of a Collateral Obligation;

(xiv) is not the subject of an Offer of exchange, or tender by its issuer, for Cash, securities or any other type of consideration other than a Permitted Offer;

(xv) does not mature after the earliest Stated Maturity of the Secured Debt;

(xvi) other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or the Benchmark or (b) a similar interbank offered rate or commercial deposit rate;

(xvii) is Registered;

(xviii) is not a Synthetic Security;

(xix) does not pay interest less frequently than semi-annually;

(xx) it is not a Letter of Credit or an interest or participation in a Letter of Credit;

(xxi) is not an interest in a grantor trust;

(xxii) is not issued by an Obligor Domiciled in Greece, Ireland, Italy, Portugal or Spain;

(xxiii) is issued by a Non-Emerging Market Obligor that is Domiciled in the United States, Canada, a Group I Country, a Group II Country, a Group III Country or a Tax Jurisdiction;

(xxiv) if it is a Participation Interest (other than a Closing Date Participation Interest), the S&P Counterparty Criteria is satisfied with respect to the acquisition thereof;

(xxv) does not have (a) an S&P Rating that is below “CCC-” (unless received in a Distressed Exchange), (b) an “f,” “r,” “p,” “q,” “t” or “sf” subscript assigned by S&P, (c) a Fitch Rating that is below “CCC-” (unless received in a Distressed Exchange) or (d) an “sf” subscript assigned by Moody’s;

(xxvi) is purchased at a price at least equal to 60% of its Principal Balance;

(xxvii) is able to be pledged to the Collateral Trustee pursuant to its Underlying Instruments;

(xxviii) is not a Bond or an Unsecured Loan;

(xxix) is not issued by an Obligor with an EBITDA of less than $7,500,000 at the time of acquisition;

(xxx) is not an Interest Only Obligation;

(xxxi) is not a Zero Coupon Bond;

(xxxii) is not issued by a sovereign, or by a corporate issuer located in a country, which sovereign or country on the date on which the obligation is acquired by the Issuer imposes foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon; and

(xxxiii) is not an obligation of a Controlled Portfolio Company.

For the avoidance of doubt, Collateral Obligations may include Current Pay Obligations and in circumstances in which a portion of redemption proceeds with respect to the repayment of a Collateral Obligation are rolled as consideration for a new obligation (including by way of a “cashless roll”) that meets the criteria for being a Collateral Obligation as of such date, such applicable portion will be treated as a Collateral Obligation hereunder.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations) and (b) without duplication, the Balance in any Account (excluding Balance in the Revolver Funding Account to the extent of the unfunded funding obligations under all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations included in the Assets on such date) representing Principal Proceeds.

“Collateral Quality Test”: A test satisfied on any Measurement Date on and after the Effective Date if, in the aggregate, the Collateral Obligations owned on a trade date basis by the Issuer satisfy each of the tests set forth below or if a test is not satisfied on such date, the degree of non-compliance with such test is maintained or improved after giving effect to the investment, calculated in each case as required by Section 1.3 (Assumptions as to Assets) herein:

(i)	the Minimum Floating Spread Test;

(ii)	the Minimum Weighted Average Coupon Test;

(iii)	the Weighted Average Life Test;

(iv)	the S&P CDO Monitor Test;

(v)	the S&P Weighted Average Recovery Rate Test;

(vi)	the Fitch Maximum Weighted Average Rating Factor Test; and

(vii)	the Fitch Minimum Weighted Average Recovery Rate Test.

“Collateral Trustee”: The meaning specified in the first sentence of this Indenture, and any successor thereto.

“Collateral Trustee’s Website”: The meaning specified in Section 10.7(f) (Accountings).

“Collection Account”: The segregated account established pursuant to Section 10.2 (Collection Account) which consists of the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period”: (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the ninth Business Day of the month in which the first Payment Date occurs; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Debt, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption, Clean-up Call Redemption or Tax Redemption in whole of the Debt, on the Redemption Date and (c) in any other case, at the close of business on the ninth Business Day prior to the twentieth calendar day (or, if such day is not a Business Day, the next succeeding Business Day) of the month in which such Payment Date occurs.

“Companies Announcement Office”: The meaning specified in Section 7.16(a) (Calculation Agent).

“Concentration Limitations”: Limitations satisfied on any date of determination on and after the Effective Date if, in the aggregate, the Collateral Obligations owned on a trade date basis by the Issuer comply with all of the requirements set forth below (or, in relation to a proposed purchase after the Effective Date, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the purchase), calculated in each case as required by Section 1.3 (Assumptions as to Assets) herein:

(i) not less than 96.0% of the Collateral Principal Amount may consist of Senior Secured Loans and Eligible Investments;

(ii) not more than 4.0% of the Collateral Principal Amount may consist of First Lien Last Out Loans and Second Lien Loans;

(iii) not more than 2.5% of the Collateral Principal Amount may consist of obligations issued by a single Obligor and its Affiliates, except that, without duplication, obligations issued by up to four Obligors and their respective Affiliates may each constitute up to 3.0% of the Collateral Principal Amount; provided that, not more than 1.5% of the Collateral Principal Amount may consist of Second Lien Loans issued by a single Obligor and its Affiliates; provided further, for the purposes of the foregoing, one Obligor shall not be considered an Affiliate of another Obligor solely because the Obligors are controlled by the same or related financial sponsor;

(iv) not more than 17.5% of the Collateral Principal Amount may consist of CCC S&P Collateral Obligations and (y) not more than 17.5% of the Collateral Principal Amount may consist of CCC Fitch Collateral Obligations;

(v) not more than 2.5% of the Collateral Principal Amount may consist of Fixed Rate Obligations;

(vi) not more than 5.0% of the Collateral Principal Amount may consist of Current Pay Obligations;

(vii) not more than 5.0% of the Collateral Principal Amount may consist of DIP Collateral Obligations;

(viii) not more than 10.0% of the Collateral Principal Amount may consist, in the aggregate, of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations;

(ix) not more than 5.0% of the Collateral Principal Amount may consist of Participation Interests (other than Closing Date Participation Interests);

(x) not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating derived from a Moody’s Rating as set forth in clause (iii)(b) of the definition of the term “S&P Rating”;

(xi) not more than the percentage listed below of the Collateral Principal Amount may be issued by Obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
10.0%	all countries (in the aggregate) other than the United States;
10.0%	Canada;
5.0%	any individual Group I Country;
2.5%	all Group II Countries in the aggregate;
2.5%	any individual Group II Country;
2.0%	all Group III Countries in the aggregate; and
2.5%	all Tax Jurisdictions in the aggregate;

(xii) not more than 12.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by Obligors that belong to any single S&P Industry Classification, except that (x) the largest S&P Industry Classification may represent up to 20.0% of the Collateral Principal Amount, (y) the second-largest S&P Industry Classification may represent up to 17.0% of the Collateral Principal Amount and (z) the third-largest S&P Industry Classification may represent up to 15.0% of the Collateral Principal Amount;

(xiii) not more than (x) 20.0% of the Collateral Principal Amount may consist of Cov-Lite Loans and (y) 7.5% of the Collateral Principal Amount may consist of Cov-Lite Loans originated from Obligors with less than $40,000,000 EBITDA at the time of acquisition;

(xiv) not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that pay interest less frequently than quarterly;

(xv) not more than 2.5% of the Collateral Principal Amount may consist of Deferring Obligations and not more than 5.0% of the Collateral Principal Amount may consist of Deferrable Obligations;

(xvi)  not more than 10.0% of the Collateral Principal Amount may consist of Discount Obligations;

(xvii) not more than 5.0% of the Collateral Principal Amount may consist of Obligors whose EBITDA is less than $10,000,000 at the time of acquisition; and

(xviii) not more than 5.0% of the Collateral Principal Amount may consist of Related Portfolio Company Obligations.

“Confirmation of Registration”: The meaning specified in Section 2.2(b)(iv) (Forms of Notes).

“Contribution”: The meaning specified in Section 10.3(g) (Transaction Accounts).

“Contribution Account”: The meaning specified in Section 10.3(g) (Transaction Accounts).

“Contributor”: The meaning specified in Section 10.3(g) (Transaction Accounts).

“Controlled Portfolio Company”: Any company that (x) is controlled (through an ownership of 50% or more of the equity interests or stock) by the Collateral Manager, an Affiliate thereof, or an account, fund, client or portfolio established and controlled (through an ownership of 50% or more of the equity interests or stock) by the Collateral Manager or an Affiliate thereof and (y) with respect to which the Collateral Manager has actual knowledge of such control.

“Controlling Class”: The Class A-1 Notes so long as any Class of A-1 Notes are Outstanding, then the Class A-2 Debt so long as any Class A-2 Debt is Outstanding, then the Class B Debt so long as any Class B Debt is Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; and then the Subordinated Notes.

“Corporate Trust Office”: The principal corporate trust office of the Collateral Trustee and the Loan Agent at which this Indenture and the Credit Agreements is administered, initially located at (i) for Note transfer purposes and for presentment and surrender of the Notes for final payment thereon, State Street Bank and Trust Company, 1776 Heritage Drive, Mail Stop: JAB0321, North Quincy, Massachusetts 02171, Attention: Transfer Agency, Email: TACompliance@StateStreet.com, or (ii) for all other purposes, State Street Bank and Trust Company , 1776 Heritage Drive, Mail Stop: JAB0527, North Quincy, Massachusetts 02171, Attention: Structured Trust and Analytics, Email: StructuredTrustandAnalytics@StateStreet.com or such other address as the Collateral Trustee and the Loan Agent may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Collateral Trustee and/or Loan Agent.

“Cov-Lite Loan”: A Collateral Obligation that is an interest in any Loan, the Underlying Instruments for which (i) do not contain any financial covenants or (ii) require the borrower to comply with an Incurrence Covenant, but do not require the borrower to comply with a Maintenance Covenant.

“Coverage Ratio Event of Default”: The meaning specified in Section 5.1(g) (Events of Default).

“Coverage Tests”: Collectively, the Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Secured Debt.

“Covered Audit Adjustment”: The meaning specified in Section 7.17(j) (Certain Tax Matters).

“Credit Improved Criteria”: The following criteria that will be met with respect to any Collateral Obligation:

(i) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by any of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(ii) the expected Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such Collateral Obligation will be at least 102% of the purchase price thereof;

(iii) the price of such Collateral Obligation has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable index from the Approved Index List plus 0.25% over the same period; or

(iv) it has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation that is expected to be more than 1.15 times the current year’s projected cash flow interest coverage ratio.

“Credit Improved Obligation”: Any Collateral Obligation which, in the Collateral Manager’s judgment, has significantly improved in credit quality after it was acquired by the Issuer; provided that during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Improved Obligation only if (i) one or more of the Credit Improved Criteria are satisfied with respect to such Collateral Obligation or (ii) at the request of the Collateral Manager, a Majority of the Controlling Class agrees to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Agreements”: The Class A-2 Credit Agreement and the Class B Credit Agreement, collectively.

“Credit Risk Criteria”: The following criteria that will be met with respect to any Collateral Obligation:

(i) such Collateral Obligation has been downgraded or put on a watch list for possible downgrade by any of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(ii) the market value of such Collateral Obligation has changed during the period from the date on which it was purchased by the Issuer to the date of determination by a percentage more negative than 2.00%;

(iii) the terms of such Collateral Obligation have been modified such that the Aggregate Funded Spread is increased by at least 0.50%; or

(iv)  such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation of less than 1.00 or that is expected to be less than 0.85 times the current year’s projected cash flow interest coverage ratio.

“Credit Risk Obligation”: Any Collateral Obligation that, in the Collateral Manager’s judgment, has a significant risk of declining in credit quality or price; provided that during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Risk Obligation for purposes of sales of Collateral Obligations only if, (i) one or more of the Credit Risk Criteria are satisfied with respect to such Collateral Obligation or (ii) at the request of the Collateral Manager, a Majority of the Controlling Class agrees to treat such Collateral Obligation as a Credit Risk Obligation.

“Cumulative Deferred Senior Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Cumulative Deferred Subordinated Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Cure Contribution”: A Contribution (or portion thereof), that shall be used as Principal Proceeds or Interest Proceeds (in each case, as directed by the applicable Contributor) that is necessary to cause a failing Coverage Test to be satisfied.

“Current Deferred Collateral Management Fees”: The Current Deferred Senior Collateral Management Fee and the Current Deferred Subordinated Collateral Management Fee.

“Current Deferred Senior Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Current Deferred Subordinated Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that but for the proviso to the definition of Defaulted Obligation would be a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has identified to the Collateral Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that (a) the issuer or Obligor of such Collateral Obligation will continue to make scheduled payments of interest thereon and will pay the principal and all other amounts due and payable thereof by maturity or as otherwise contractually due, (b) if the issuer or Obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all interest, principal and all other payments due thereunder have been paid in cash when due, (c) if any of the Secured Debt is then rated by Fitch and no S&P Rating is at such time available for such Collateral Obligation, has a Fitch Rating of at least “CCC”, (d) such Collateral Obligation has a Market Value of at least 80% of its par value and (e) the S&P Additional Current Pay Criteria are satisfied; provided that Market Value shall be determined, solely for the purposes of clauses (d) and (e), without taking into consideration clause (iii) of the definition of the term “Market Value”.

“Current Portfolio”: At any time, the portfolio of Collateral Obligations, Cash and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.3 (Assumptions as to Assets) to the extent applicable), then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b) (Transaction Accounts).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) (Custodianship; Delivery of Collateral Obligations and Eligible Investments) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Cut-Off Date”: Each date on or after the Closing Date on which either (a) a Collateral Obligation is transferred to the Issuer or (b) a Collateral Obligation is transferred by the Issuer.

“Daily Simple SOFR”: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Designated Transaction Representative in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for leveraged loans; provided, that if the Designated Transaction Representative decides (in its sole discretion) that any such convention is not administratively feasible, then the Designated Transaction Representative may establish another convention in its reasonable discretion.

“Daisy Chain Letter”: A duly executed tax-related certificate substantially in the form of Exhibit C.

“Debt”: The Notes, the Class A-2 Loans and the Class B Loans, collectively.

“Debt Interest Amount”: With respect to any Class of Secured Debt and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Debt.

“Debt Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment of principal of the Class A-1 Notes until the Class A-1 Notes have been paid in full;

(ii) to the payment, pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class A-2 Notes and the Class A-2 Loans, until the Class A-2 Notes and the Class A-2 Loans have been paid in full;

(iii) to the payment, pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class B Notes and the Class B Loans, until the Class B Notes and the Class B Loans have been paid in full;

(iv)  to the payment of any accrued and unpaid interest and then to any Deferred Interest on the Class C Notes until such amounts have been paid in full; and

(v) to the payment of principal of the Class C Notes until the Class C Notes have been paid in full.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”: Any Collateral Obligation included in the Assets as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Collateral Trustee in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b) a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Collateral Trustee in writing, is not due to credit-related causes) of three Business Days or five calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral);

(c) the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed within the timeframe specified in the Underlying Instrument or such issuer has filed for protection under the Bankruptcy Code;

(d) the Obligor on such Collateral Obligation has an S&P Rating of “SD”, “D” or “CC” or lower or had such rating before such rating was withdrawn or has a Fitch Rating of “D”, “RD”, “CC” or “C” or lower or had such rating before such rating was withdrawn;

(e) a default with respect to which the Collateral Manager has received notice or an Officer has actual knowledge that a default has occurred and is continuing under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instrument;

(f) the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation”;

(g) the Obligor thereof offers the holder of such Collateral Obligation a new security, obligation or package of securities or obligations that amount to a diminished financial obligation (such as preferred or common stock, or debt with a lower coupon or par amount) of such Obligor and, in the commercially reasonable judgment of the Collateral Manager, such offer is intended to avoid the occurrence or continuance of a default on such Collateral Obligation;

(h) such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest;

(i) such Collateral Obligation is a Participation Interest in a Loan that would, if such Loan were a Collateral Obligation, constitute a “Defaulted Obligation” or (other than in the case of a Closing Date Participation Interest) with respect to which the Selling Institution has an S&P Rating of “SD”, “D” or “CC” or lower or had such rating before such rating was withdrawn or has a Fitch Rating of “D”, “RD”, “CC” or “C” or lower or had such rating before such rating was withdrawn;

(j) such Collateral Obligation has, since the date it was acquired by the Issuer, become subject to an amendment, waiver or modification that had the effect of reducing the principal amount of such Collateral Obligation; or

(k) such Collateral Obligation is junior or pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn or another debt obligation of an Obligor which has a Fitch Rating of “D”, “RD”, “CC” or “C” or lower or had such rating immediately before such rating was withdrawn; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor or secured by the same collateral;

provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (y) a Collateral Obligation shall not constitute a Defaulted Obligation if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation that has an S&P Rating of “SD” or “CC” or lower or a Fitch Rating of “D”, “RD”, “CC” or “C” or lower).

Notwithstanding anything in this Indenture to the contrary, the Collateral Manager shall give the Collateral Trustee and the Collateral Administrator prompt written notice should any Collateral Obligation become a Defaulted Obligation. Neither the Collateral Trustee nor the Collateral Administrator shall be deemed to have any notice or knowledge that a Collateral Obligation has become a Defaulted Obligation.

“Deferrable Class”: With respect to any specified Class of Debt, each Class of Debt for which interest is deferrable, as indicated in Section 2.3 (Authorized Amount; Stated Maturity; Denominations).

“Deferrable Obligation”: A Collateral Obligation (including any Permitted Deferrable Obligation) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferred Interest”: With respect to each Deferrable Class, the meaning specified in Section 2.7(a) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

“Deferring Obligation”: A Deferrable Obligation (excluding any Permitted Deferrable Obligation) that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have an S&P Rating of at least “BBB-”, for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have an S&P Rating of “BB+” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Drawdown Collateral Obligation”: Any Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying Loan is represented by an Instrument,

(i) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(iii) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(c) in the case of each Clearing Corporation Security,

(i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(d) in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”),

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(ii) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above,

(i) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(ii) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(f) in the case of Cash or Money,

(i) causing the delivery of such Cash or Money to the Collateral Trustee for credit to the applicable Account or to the Custodian,

(ii) if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(iii) causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(g) in the case of each general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying Loan is represented by an Instrument), causing the filing of a Financing Statement in the office of the Recorder of Deeds of the District of Columbia, Washington, D.C.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Deposit Order”: The Issuer Order referenced in Section 3.1(a)(x) (Conditions to Issuance of Notes on Closing Date).

“Depositor”: VCC CLO 1 Depositor, LLC.

“Designated Maturity”: Three months; provided that with respect to the first Interest Accrual Period, the Designated Maturity shall be determined by interpolating linearly between the Term SOFR Rate for the next shorter period of time for which rates are available (which shall be, for any period less than one month, overnight SOFR) and the Term SOFR Rate for the next longer period of time for which rates are available, in accordance with the definition of Term SOFR Rate and rounded to the nearest 0.00001%.

“Designated Transaction Representative”: The Collateral Manager.

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation (that is not a Workout Loan) forming part of the Assets, which was purchased (as determined without averaging prices of purchases), for less than (i) 85.0% of its principal balance, if such Collateral Obligation has an S&P Rating lower than “B-” or (ii) 80.0% of its principal balance, if such Collateral Obligation has an S&P Rating of “B-” or higher; provided that in each case:

(w) such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (expressed as a percentage of the par amount of such Collateral Obligation) determined by the Collateral Manager, for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% on each such day;

(x) any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased with the proceeds of the sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, will not be considered a Discount Obligation so long as such purchased Collateral Obligation (A) is purchased at a price (expressed as a percentage of the par amount of such Collateral Obligation) equal to or greater than the sale price of the sold Collateral Obligation, (B) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) not less than 65% of the principal balance thereof; provided that, as determined at the time of such acquisition, no more than 2.5% of the Target Initial Par Amount may consist of Collateral Obligations described in this clause (x) that are purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) of between 65% and 75% of the principal balance thereof, (C) is purchased (or committed to be purchased) within five Business Days of such sale, and (D) has an S&P Rating that is equal to or higher than the S&P Rating of the sold Collateral Obligation;

(y) clause (x) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in more than 5.0% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (x) applies; provided that if such obligation would no longer be considered a Discount Obligation as a result of clause (w) above, such obligation shall no longer be included in the calculation of this clause (y); and

(z) clause (x) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in the Principal Balance of all Discount Obligations to which such clause (x) has applied since the Closing Date to exceed 10.0% of the Target Initial Par Amount; provided that if an obligation would no longer be considered a Discount Obligation as a result of clause (w) above, such obligation shall no longer be included in the calculation of this clause (z);

provided that if such interest is a Revolving Collateral Obligation, and there exists an outstanding non-revolving loan to its Obligor ranking pari passu with such Revolving Collateral Obligation and secured by substantially the same collateral as such Revolving Collateral Obligation (a “Related Term Loan”) in determining whether such Revolving Collateral Obligation is and continues to be a Discount Obligation, the price of the Related Term Loan, and not of the Revolving Collateral Obligation, shall be referenced.

“Distressed Exchange”: The exchange (by means of a disposition of an Exchanged Obligation and the acquisition of a Received Obligation) of a Defaulted Obligation for a debt obligation of the related Obligor that is a Defaulted Obligation or a Credit Risk Obligation which, but for the fact that such debt obligation is a Defaulted Obligation or a Credit Risk Obligation or has a Fitch or S&P Rating below “CCC-”, would otherwise qualify as a Collateral Obligation and (i) in the Collateral Manager’s reasonable business judgment, at the time of the exchange, such debt obligation received on exchange has a better likelihood of recovery than the obligation to be exchanged, (ii) as determined by the Collateral Manager, at the time of the exchange, the Received Obligation is no less senior in right of payment vis-à-vis its Obligor’s other outstanding indebtedness than the Exchanged Obligation vis-à-vis its Obligor’s other outstanding indebtedness, (iii) as determined by the Collateral Manager, both prior to and after giving effect to such exchange, each of the Overcollateralization Ratio Tests is satisfied, (iv) in the case of the exchange for a Defaulted Obligation, the period for which the Issuer held the Exchanged Obligation shall be included for all purposes in this Indenture when determining the period for which the Issuer holds the Received Obligation, (v) as determined by the Collateral Manager, such Exchanged Obligation was not acquired in a Distressed Exchange, (vi) the exchange does not take place during the Restricted Trading Period, (vii) the Aggregate Principal Balance of the Received Obligation will at least equal the Aggregate Principal Balance of the Exchanged Obligation, (viii) the Aggregate Principal Balance of all Defaulted Obligations or Credit Risk Obligations that are the subject of a Distressed Exchange, measured cumulatively from the Closing Date onward, may not exceed 5.0% of the Target Initial Par Amount, (ix) the S&P Rating of the Received Obligation is equal to or higher than the S&P Rating of the Exchanged Obligation and (x) the stated maturity date of the Received Obligation is the same or earlier than the stated maturity date of the Exchanged Obligation.

“Distribution Report”: The meaning specified in Section 10.7(b) (Accountings).

“Dollar”, “U.S. Dollar” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“Distribution Compliance Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Notes are first offered to Persons other than the initial Holders and any other distributor (as such term is defined in Regulation S) of the Notes and (b) the Closing Date.

“Domicile” or “Domiciled”: With respect to an issuer of, or Obligor with respect to, a Collateral Obligation:

(a) except as provided in clause (b) below, its country of organization; or

(b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or Obligor).

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on an Asset in accordance with its terms.

“EBA”: The European Banking Authority (including any successor or replacement organization thereto).

“EBITDA”: With respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable term as then most recently reported pursuant to the Underlying Instruments for each such Collateral Obligation or alternatively, if not reported, “EBITDA”, “Adjusted EBITDA” or such comparable term, shall mean an amount, for the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Obligation (in any event determined by the Issuer in good faith in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization.

“Effective Date”: The earlier to occur of (i) March 20, 2025 and (ii) the first date on which the Collateral Manager certifies to the Collateral Trustee and the Collateral Administrator that the Target Initial Par Condition has been satisfied.

“Effective Date Ratings Confirmation”: Satisfaction of the S&P Effective Date Condition.

“Effective Date Report”: Delivery to S&P and Fitch by the Issuer of a certification indicating that (x) each of the Coverage Tests, the Collateral Quality Tests (excluding the S&P CDO Monitor Test and the S&P Weighted Average Recovery Rate Test) and the Concentration Limitations has been satisfied as of the date thereof and (y) the Target Initial Par Condition has been satisfied as of the date thereof.

“Effective Date Requirements”: Requirements that are satisfied if, (i) within 30 Business Days after the Effective Date, the Issuer has provided, or (at the Issuer’s expense) caused the Collateral Manager or the Collateral Administrator to provide, to S&P, the Excel Default Model Input File of the portfolio used to determine that the S&P CDO Monitor Test is satisfied; and (ii) within 30 Business Days after the Effective Date, (a) the Issuer has caused the Collateral Administrator to compile and make available to each Rating Agency the Effective Date Report; and (b) the Issuer has provided to the Collateral Trustee the Accountants’ Reports.

“Effective Date Specified Tested Items”: Collectively, (1) the Target Initial Par Condition, (2) each Overcollateralization Ratio Test, (3) the Concentration Limitations and (4) the Collateral Quality Test (excluding the S&P CDO Monitor Test and the S&P Weighted Average Recovery Rate Test).

“Elevation Date”: For each Collateral Obligation in which a Closing Date Participation Interest is granted pursuant to a Master Participation Agreement, the date on which the assignment of such Collateral Obligation to the Issuer has become effective and such Collateral Obligation becomes legally owned by the Issuer.

“Eligible Institution”: The meaning specified in Section 10.1 (Collection of Money).

“Eligible Investment Required Ratings”: Requirements that are met at the time of such investment or commitment to invest (a) for securities or obligations (i) with maturities up to 30 days, a short-term credit rating of at least “F1” from Fitch and a long-term credit rating of at least “A” from Fitch (if such long-term rating exists) or (ii) with maturities of more than 30 days but not in excess of 365 days, a short-term credit rating of “F1+” from Fitch and a long-term credit rating of at least “AA-” from Fitch (if such long-term issuer credit rating exists) and (b) if such obligation or security has a short-term credit rating of “A-1” or higher (or, in the absence of a short-term credit rating, “A+” or higher) from S&P.

“Eligible Investments”: Either Cash or any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), matures not later than the earlier of (A) the date that is 60 days after the date of Delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof (or, if such investment is offered by the Bank or its Affiliates, the Payment Date following the date of Delivery thereof) and one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States, so long as such obligations meet the requirements set forth in clause (b) of the definition of “Eligible Investment Required Ratings”;

(ii) demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Bank or its Affiliates) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 60 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) commercial paper or other short-term obligations (other than Asset-backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 60 days from their date of issuance; and

(iv) registered money market funds that have, at all times, credit ratings of (x) so long as Fitch is then rating a Class of Secured Notes, “AAAmmf” by Fitch if rated by Fitch or, if not rated by Fitch, “Aaa-mf” by Moody’s, and (y) “AAAm” by S&P;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date (or, if such Eligible Investments are offered by the Bank or its Affiliates, on such Payment Date); and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (b) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless (i) the payor is required to make “gross-up payments” that cover the full amount of any such withholding tax on an after-tax basis or (ii) such withholding is imposed under or in respect of FATCA, (c) such obligation or security is secured by real property, (d) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (e) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (f) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks, (g) such obligation is a Structured Finance Obligation, (h) such obligation or security is represented by a certificate of interest in a grantor trust or (i) such obligation or security has an “f,” “L,” “p,” “pi,” “prelim,” “sf” or “t” subscript assigned by S&P or an “sf” subscript assigned by Moody’s. Eligible Investments may include, without limitation, those investments issued by or made with the Collateral Trustee or for which the Collateral Trustee or an Affiliate of the Collateral Trustee acts as an offeror or provides services and receives compensation. The Collateral Trustee has no duty or obligation to determine if any investment is an “Eligible Investment”.

“Enforcement Event”: The meaning specified in Section 11.1(a)(iv) (Disbursements of Monies from Payment Account).

“Equity Security”: Any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity and any other security or debt obligation that at the time of acquisition, conversion or exchange is not eligible for purchase by the Issuer as a Collateral Obligation and is not an Eligible Investment; it being understood that Equity Securities may be purchased or otherwise received by the Issuer (which may include warrants or options to acquire securities of the related obligor and the equity securities received by the Issuer upon exercising such warrants or options) in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Prohibited Notes”: The Subordinated Notes, and each other Class of Notes identified as “ERISA Prohibited” in Section 2.3(b) (Authorized Amounts; Stated Maturity; Denominations).

“Euroclear”: Euroclear Bank S.A./N.V.

“Event of Default”: The meaning specified in Section 5.1 (Events of Default).

“Excepted Property”: The meaning assigned in the Granting Clauses hereof.

“Excess CCC Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all Collateral Obligations included in the CCC Excess; over

(b) the sum of the Market Values of all Collateral Obligations included in the CCC Excess.

“Excess Closing Date Participation Interests”: As of any date of determination the excess of (x) the Aggregate Principal Balance of the Adjusted Closing Date Participations (or portion thereof) over (y) 10.0% of the Collateral Principal Amount; provided that, in determining which of the Adjusted Closing Date Participations (or portion thereof) shall be included as the Excess Closing Date Participation Interests, the Adjusted Closing Date Participations with the highest S&P Collateral Value (assuming that such S&P Collateral Value is expressed as a percentage of the Principal Balance of such Adjusted Closing Date Participation as of such date of determination) shall be deemed to constitute Excess Closing Date Participation Interests.

“Excess Par Amount”: As of any Measurement Date, an amount equal to the greater of (a) zero and (b)(i) the Collateral Principal Amount minus (ii) the Reinvestment Target Par Balance.

“Excess Weighted Average Coupon”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.

“Excess Weighted Average Floating Spread”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Exchanged Obligation”: A Defaulted Obligation exchanged in connection with a Distressed Exchange.

“Exercise Notice”: The meaning specified in Section 9.8(c) (Optional Re-Pricing) hereof.

“Expense Reserve Account”: The account established pursuant to Section 10.3(d) (Transaction Accounts).

“Facility Size”: With respect to any credit facility on any date of determination, the maximum aggregate principal amount of indebtedness for borrowed money that is or, in accordance with commitments to extend additional credit, may become outstanding under the term Loan agreement, revolving Loan agreement or other similar credit agreement that governs such credit facility; provided that, for this purpose, such aggregate principal amount shall include deposits and reimbursement obligations arising from drawings pursuant to letters of credit and other similar instruments.

“Fallback Rate”: Solely if a Benchmark Replacement cannot be determined in accordance with its definition, the rate determined by the Designated Transaction Representative (with notice to the Issuer, the Collateral Trustee and the Calculation Agent) as follows: the sum of (i) the quarterly-pay rate associated with the reference rate applicable to the largest percentage of the Floating Rate Obligations (as determined by the Designated Transaction Representative as of the applicable Interest Determination Date) plus (ii) the average of the daily difference between the last available three-month Benchmark rate and the rate determined pursuant to clause (i) above during the 60 Business Day period immediately preceding the applicable Interest Determination Date, as determined by the Designated Transaction Representative, which may consist of an addition to or subtraction from such unadjusted rate; provided, that with respect to the Floating Rate Debt, the Fallback Rate will be no less than zero.

“FATCA”: Sections 1471 through 1474 of the Code and any current or future Treasury Regulations (and any notices, published guidance or other official pronouncements thereof) promulgated thereunder, any applicable intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes, court decisions, practices or other administrative guidance.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) all Principal Financed Accrued Interest.

“FFI”: A “foreign financial institution” within the meaning of Section 1471(d)(4) of the Code and any Treasury Regulations promulgated thereunder.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Expense Account”: The account established by the Collateral Trustee pursuant to Section 10.3(f) (Transaction Accounts).

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“Financing Subsidiary” means each credit facility under which certain lenders provide financing to wholly-owned subsidiaries of the Transferor.

“First Lien Last Out Loan”: Any assignment or Participation Interest in a Loan that either (1) prior to a default or an event of default with respect to such Loan, is entitled to receive payments pari passu with all Senior Secured Loans of the same Obligor, but following a default or event of default becomes fully subordinated to a Non-Super-Priority Senior Secured Loan of the same Obligor and is not entitled to any payments until such Senior Secured Loans are paid in full or (2) with respect to which the Issuer has entered into an intercreditor or similar agreement among lenders to subordinate the Issuer’s portion of such Loan to another lender of such Loan; provided that a Loan will not be treated as a First Lien Last Out Loan solely as a result of customary exceptions for Loans secured by a first-priority perfected security interest, including a Super-Priority Revolving Facility.

“Fitch”: Fitch Ratings, Inc. or any successor thereto.

“Fitch Rating Condition”: For so long as Fitch is a Rating Agency with respect to any Outstanding Class of Secured Notes, with respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if Fitch has confirmed in writing, including electronic messages, press release, posting to its internet website, or other means then considered industry standard (or has declined to undertaken the review of such action by such means) to the Issuer, the Collateral Trustee, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then-current rating of any Class of Secured Notes will occur as a result of such action; provided, that if (a) Fitch makes a public announcement or informs the Issuer, the Collateral Manager, the Collateral Trustee or the Collateral Administrator that (i) it believes that such confirmation is not required with respect to such action or such procedures or (ii) its practice or policy is to not give such confirmations or (b) Fitch no longer constitutes a Rating Agency under this Indenture, the requirement for satisfaction of the Fitch Rating Condition shall not apply to such action or such procedures; provided, further, that any provision or requirement for satisfaction of the Fitch Rating Condition in this Indenture shall not be required if the Issuer (or the Collateral Manager on its behalf) has certified to the Collateral Trustee and the Collateral Administrator that satisfaction of the Fitch Rating Condition has been requested from Fitch (via email to cdo.surveillance@fitchratings.com) at least three (3) separate times during a fifteen (15) Business Day period and Fitch has either not made any response to such requests or has not indicated in response to any such request that it will consider the application for satisfaction of the Fitch Rating Condition.

“Fitch Rating Schedule”: The Fitch Rating Definitions and Fitch Test Matrix set forth in Schedule 3.

“Fixed Rate Debt”: Any Debt bearing interest at a fixed rate.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Debt”: Any Debt bearing interest at a floating rate.

“Floating Rate Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on a floating rate index and (b) that provides that such floating rate index is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the floating rate index for the applicable interest period for such Collateral Obligation.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“FRB”: The meaning specified in the definition of the term “Deliver”.

“GAAP”: The generally accepted accounting principles (as in effect in the United States).

“Global Note”: Any Global Secured Note or Global Subordinated Note.

“Global Rating Agency Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, the satisfaction of the S&P Rating Condition, together with a notice to Fitch of the proposed action or designation at least five Business Days prior to such action or designation taking effect; provided, that the Global Rating Agency Condition will be satisfied for any Rating Agency waiving such requirement.

“Global Secured Note”: Any Regulation S Global Secured Note, Temporary Regulation S Global Secured Note or Rule 144A Global Secured Note.

“Global Subordinated Note”: A Rule 144A Global Subordinated Note.

“Government Security”: The meaning specified in the definition of the term “Deliver”.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: The Netherlands, Australia, New Zealand and the United Kingdom (and, with notice to each Rating Agency, any other additional countries as may be determined by the Collateral Manager in its sole discretion from time to time).

“Group II Country”: Germany, Sweden and Switzerland (and, with notice to each Rating Agency, any other additional countries as may be determined by the Collateral Manager in its sole discretion from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway (and, with notice to each Rating Agency, any other additional countries as may be determined by the Collateral Manager in its sole discretion from time to time).

“Hedge Agreement”: Any interest rate swap, floor and/or cap agreements, including without limitation one or more interest rate basis swap agreements, between the Issuer and any Hedge Counterparty, as amended from time to time, and any replacement agreement entered into in accordance with this Indenture.

“Hedge Counterparty”: Any one or more institutions entering into or guaranteeing a Hedge Agreement with the Issuer that satisfies the Required Hedge Counterparty Rating that has entered into a Hedge Agreement with the Issuer, including any permitted assignee or successor under the Hedge Agreements.

“Hedge Counterparty Collateral Account”: The account established pursuant to Section 10.3(e) (Transaction Accounts).

“Holder” or “holder”: (i) With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note, (ii) with respect to any Class A-2 Loans, the Person in whose name a Class A-2 Loan is registered in the applicable Loan Register and (iii) with respect to any Class B Loans, the Person in whose name a Class B Loan is registered in the applicable Loan Register ..

“Incentive Collateral Management Fee”: The meaning set forth in the Collateral Management Agreement.

“Incentive Management Fee Threshold”: The threshold that will be satisfied on any Payment Date if the payments on the Subordinated Notes amount to an annualized internal rate of return (computed using the “XIRR” function in Microsoft® Excel or an equivalent function in another software package and based on the respective dates of issuance and purchase price (assuming, for this purpose only, that all Subordinated Notes issued on the Closing Date were purchased at a price of 100% of the initial principal amount of the Subordinated Notes)) of at least 12.0% on the outstanding investment in the Subordinated Notes as of the such Payment Date, after giving effect to all payments made or to be made on such Payment Date.

“Incurrence Covenant”: A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of a Specified Action (i.e., the requirement to comply with the covenant is dependent upon the borrower taking a Specified Action).

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any such Person’s Affiliates or for another fund or CLO issuer manager by the Collateral Manager or its Affiliates. With respect to the Issuer, the Collateral Manager or Affiliates of the Collateral Manager, funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be Independent of the Issuer, the Collateral Manager or Affiliates of the Collateral Manager.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Collateral Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Index Maturity”: With respect to any Class of Secured Debt, the period indicated with respect to such Class in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Individual Accredited Investor”: Any Accredited Investor identified in Rule 501(a)(4), (5) or (6) under the Securities Act.

“Information Agent”: The meaning specified in Section 14.17(a) (17g-5 Information).

“Initial Majority Class A-1 Holder”: The beneficial owner of a Majority of the Class A-1 Notes on the Closing Date.

“Initial Majority Class A-1 Holder Condition”: A condition that will be satisfied in connection with a Refinancing in whole of each Class of Secured Notes if either (i) the Initial Majority Class A-1 Holder will not acquire any of the highest rated securities issued in connection with such Refinancing or (ii) the Initial Majority Class A-1 Holder has consented to such action or request.

“Initial Purchaser”: Wells Fargo Securities, LLC, in its capacity as Initial Purchaser under the Purchase Agreement.

“Initial Rating”: With respect to the Secured Debt, the rating or ratings, if any, indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Initial Target Rating”: With respect to any Class or Classes of Outstanding Secured Debt, the applicable rating specified in the table below:

Class	Initial Target Fitch Rating	Initial Target S&P Rating
A-1	“AAA sf”	“AAA (sf)”
A-2	N/A	“AAA (sf)”
B	N/A	“AA (sf)”
C	N/A	“A (sf)”

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the initial Payment Date (or, in the case of a Class that is subject to a Refinancing or Re-Pricing on a Business Day other than a Payment Date, the first Payment Date following the Refinancing or the Re-Pricing, respectively), the period from and including the Closing Date to but excluding such Payment Date (or in the case of (x) a Refinancing on a Business Day other than a Payment Date, the Redemption Date related to such Refinancing and (y) a Re-Pricing on a Business Day other than a Payment Date, the Re-Pricing Date of such Re-Pricing, to but excluding such Payment Date); and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date (or, in the case of a Class that is being redeemed (or, in the case of the Class A-2 Loans or Class B Loans, as applicable, prepaid) or re-priced on a Business Day other than a Payment Date, to but excluding such Redemption Date or Re-Pricing Date, as applicable) until the principal of the Secured Debt is paid or made available for payment; provided that, solely with respect to the Fixed Rate Debt, the Payment Dates referenced for purposes of determining any Interest Accrual Period shall be deemed to be the dates set forth in the definition of “Payment Date” (irrespective of whether such day is a Business Day).

“Interest Collection Subaccount”: The meaning specified in Section 10.2(a) (Collection Account).

“Interest Coverage Ratio”: For any designated Class or Classes of Secured Debt, as of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A), (B) and (C) in Section 11.1(a)(i) (Disbursements of Monies from Payment Account); and

C = Interest due and payable on the Secured Debt of such Class or Classes and each Class of Secured Debt that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Class C Notes) on such Payment Date.

“Interest Coverage Test”: A test that is satisfied with respect to any Class or Classes of Secured Debt as of any date of determination on, or subsequent to, the Determination Date occurring immediately prior to the second Payment Date, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Debt is no longer Outstanding.

“Interest Determination Date”: The second U.S. Government Securities Business Day preceding the first day of each Interest Accrual Period.

“Interest Only Obligation”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii) all amendment and waiver fees, maturity extension fees, late payment fees, ticking fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the reduction of the par of the related Collateral Obligation or (b) any Maturity Amendment, in each case as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator;

(iv)  commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v) any amounts deposited in the Collection Account from the Expense Reserve Account or the Financing Expense Account that are designated as Interest Proceeds in the sole discretion of the Collateral Manager pursuant to this Indenture in respect of the related Determination Date;

(vi)  any funds transferred from the Contribution Account, the Interest Ramp-Up Subaccount, the Principal Ramp-Up Subaccount or the Principal Collection Subaccount to the Interest Collection Subaccount of the Collection Account pursuant to this Indenture;

(vii)  [reserved];

(viii) any Current Deferred Collateral Management Fees that are designated as Interest Proceeds in the sole discretion of the Collateral Manager;

(ix)  any payment received with respect to any Hedge Agreement other than (a) an upfront payment received upon entering into such Hedge Agreement or (b) a payment received as a result of the termination of any Hedge Agreement (net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with such termination) to the extent not used by the Issuer to enter into a new or replacement Hedge Agreement; and

(x) any Principal Proceeds designated by the Collateral Manager upon satisfaction of the Initial Majority Class A-1 Holder Condition in connection with such Refinancing (as evidenced by an Officer’s certificate of the Collateral Manager to the Collateral Trustee) as Interest Proceeds in connection with a Refinancing pursuant to which all Classes of Secured Debt are being refinanced, up to the Excess Par Amount for payment on the Redemption Date of a Refinancing;

provided that (i) any amounts received in respect of (A) any Defaulted Obligation (other than a Purchased Workout Loan as determined in accordance with Section 1.3(t) (Assumptions as to Assets)) will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the Principal Balance of such Collateral Obligation at the time it became a Defaulted Obligation, (B) any Equity Security (other than an Equity Security as determined in accordance with Section 1.3(t) (Assumptions as to Assets)) that was received in exchange for a Defaulted Obligation shall constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the Principal Balance of the Collateral Obligation (or such portion of such Collateral Obligation represented by such Equity Security), at the time it became a Defaulted Obligation, for which such Equity Security was received in exchange and (C) any Purchased Workout Loan or Equity Security will constitute Interest Proceeds to the extent such amounts are determined to be Interest Proceeds in accordance with Section 1.3(t) (Assumptions as to Assets) and (ii) the Collateral Manager may pursuant to Section 10.2(f) (Collection Account), designate, by written notice to the Collateral Trustee, any amounts that would otherwise constitute Interest Proceeds as Principal Proceeds (so long as such transfer is not reasonably expected to cause any Debt to defer interest payments thereon).

“Interest Rate”: With respect to (i) any specified Class of Floating Rate Debt, the per annum interest rate payable on such Class with respect to each Interest Accrual Period equal to the Benchmark for such Interest Accrual Period plus the spread specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) in the row identified as “Spread” with respect to such Floating Rate Debt; and (ii) the Fixed Rate Debt, the fixed rate specified in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) with respect to Fixed Rate Debt. The Calculation Agent will calculate the Interest Rate (rounded to the nearest 0.00001%) for each Interest Accrual Period.

“Investment Company Act”: The Investment Company Act of 1940, as amended from time to time.

“Investment Criteria”: The meaning specified in Section 12.2(a) (Purchase of Additional Collateral Obligations).

“Investment Criteria Adjusted Balance”: With respect to each Collateral Obligation, the Principal Balance of such Collateral Obligation; provided that the Investment Criteria Adjusted Balance of any:

(i) Deferring Obligation will be the S&P Collateral Value of such Deferring Obligation;

(ii) Discount Obligation will be the product of the (x) purchase price (expressed as a percentage of par and, for the avoidance of doubt, without averaging) and (y) Principal Balance of such Discount Obligation; and

(iii) Collateral Obligation included in the CCC Excess will be the Market Value of such Collateral Obligation;

provided further that the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Deferring Obligation or Discount Obligation or is included in the CCC Excess will be the lowest amount determined pursuant to clauses (i), (ii) and (iii) above.

“IRS”: The Internal Revenue Service of the United States.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer LLCA”: The Issuer’s amended and restated limited liability company agreement, as it may be amended, revised or restated from time to time.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed (or, if applicable, sent) in the name of the Issuer or by an Authorized Officer of the Issuer, or by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer. For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Officer of the Issuer or by an Authorized Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, unless the Collateral Trustee otherwise requests that such Issuer Order be in writing.

“Junior Class”: With respect to a particular Class of Debt, each Class of Debt that is subordinated to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Junior Debt”: The meaning specified in Section 2.13(a) (Additional Issuance).

“Knowledgeable Employee”: The meaning set forth in Rule 3c-5(a)(4) promulgated under the Investment Company Act; provided a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “knowledgeable employee” as defined in such Rule 3c-5(a)(4) with respect to the Issuer or the Collateral Manager shall also be considered a Knowledgeable Employee.

“LC Commitment Amount”: With respect to any Letter of Credit, the amount which the Issuer could be required to pay to the LOC Agent Bank in respect thereof (including, for the avoidance of doubt, any portion thereof which the Issuer has collateralized or deposited into a trust or with the LOC Agent Bank for the purpose of making such payments).

“Letter of Credit”: A facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility, (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant and (iv)(a) the related Underlying Instruments require the Issuer to fully collateralize the Issuer’s obligations to the related LOC Agent Bank or obligate the Issuer to make a deposit into a trust in an aggregate amount equal to the related LC Commitment Amount, (b) the collateral posted by the Issuer is held by, or the Issuer’s deposit is made in, a depository institution meeting the requirement set forth in this Indenture and (c) the collateral posted by the Issuer is invested in Eligible Investments; provided that an LC will be deemed not to include any obligation to fund under a Collateral Obligation to reimburse any fronting bank for a draw under an LC.

“Listed Notes”: The Notes, if any, specified as such in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Loan Agent”: State Street Bank and Trust Company, in its capacity as loan agent under each Credit Agreement, and any successor thereto.

“Loan Register”: The loan register maintained by the Loan Agent pursuant to each Credit Agreement.

“Long-Dated Obligation”: Any Collateral Obligation that matures after the earliest Stated Maturity of the Debt.

“LOC Agent Bank”: The meaning specified in the definition of the term “Letter of Credit”.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any Specified Action (i.e., the requirement to comply with the covenant is not dependent upon the borrower taking a Specified Action).

“Majority”: With respect to any Class or Classes of Debt, the Holders of more than 50% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.

“Mandatory Redemption”: The meaning specified in Section 9.1 (Mandatory Redemption).

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock”.

“Market Value”: With respect to any Loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the Principal Balance thereof and the price (expressed as a percentage of par) determined in the following manner:

(i) the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited or any other nationally recognized Loan pricing service, as applicable, selected by the Collateral Manager with notice to (1) S&P, for so long as any Class A-1 Notes, Class A-2 Debt, Class B Debt or Class C Notes remain Outstanding and (2) Fitch, for so long as any Class A-1 Notes remain Outstanding; or

(ii) if a price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent (without giving effect to the last sentence in the definition thereof) from each other and the Issuer and the Collateral Manager;

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer that is Independent from the Issuer and the Collateral Manager, such bid; or

(iii) if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i) or (ii), the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Collateral Manager Standard and certified by the Collateral Manager to the Collateral Trustee; or

(iv) if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above;

provided that the value determined pursuant to clause (iii) of this definition for any CCC Collateral Obligation included in the CCC Excess may not exceed 70%.

“Master Participation Agreement”: The master participation agreement dated as of the Closing Date, among the Participation Seller, as seller, and the Transferor, as purchaser, with respect to which the Participation Interests created thereunder are transferred by the Transferor to the Depositor and by the Depositor to the Issuer pursuant to the Master Transfer Agreement.

“Master Transfer Agreement”: The loan sale and contribution agreement, dated as of the date hereof, by and among, the Transferor, as seller, the Depositor, as intermediate seller, and the Issuer, as purchaser.

“Material Covenant Default”: A default by an Obligor with respect to any Collateral Obligation, and subject to any grace periods contained in the related Underlying Instruments, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligations.

“Maturity”: With respect to any Debt, the date on which the unpaid principal of such Debt becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: The meaning specified in Section 12.3(e) (Conditions Applicable to All Sale and Purchase Transactions).

“Measurement Date”: (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) any Monthly Report Determination Date, (iv) with five Business Days’ prior written notice, any Business Day requested by a Rating Agency and (v) the Effective Date.

“Merging Entity”: The meaning specified in Section 7.10 (Issuer May Consolidate, etc., Only on Certain Terms).

“Middle Market Loan”: Any Loan other than a Broadly Syndicated Loan.

“Minimum Floating Spread”: The “Minimum Floating Spread” that has been selected by the Collateral Manager for purposes of the Fitch Test Matrix as of such date of determination.

“Minimum Floating Spread Test”: The test that is satisfied on any Measurement Date if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Minimum Floating Spread.

“Minimum Weighted Average Coupon”: (i) If any of the Collateral Obligations are Fixed Rate Obligations, 7.50% and (ii) otherwise, 0.0%.

“Minimum Weighted Average Coupon Test”: A test that is satisfied on any Measurement Date if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.

“Money” or “Monies”: The meaning of “money” specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.7(a) (Accountings).

“Monthly Report Determination Date”: The meaning specified in Section 10.7(a) (Accountings).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Definition Schedule”: Schedule 1(A) hereto setting forth certain terms relating to Moody’s rating methodology (or such other schedule provided by Moody’s to the Issuer, the Collateral Trustee, the Loan Agent, the Collateral Administrator and the Collateral Manager).

“Net Exposure Amount”: As of the applicable Cut-Off Date, with respect to any Collateral Obligation which is a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the lesser of (i) the aggregate amount of the then unfunded funding obligations thereunder and (ii) the amount necessary to cause, on the applicable Cut-Off Date with respect to such Collateral Obligation, the amount of funds on deposit in the Revolver Funding Account to be at least equal to the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the aggregate principal balance of all Affiliate Collateral Obligations conveyed by the Transferor (via the Depositor) to the Issuer prior to such date, calculated as of the respective Cut-Off Dates of such Affiliate Collateral Obligations minus (b) the aggregate principal balance of all Affiliate Collateral Obligations purchased or substituted by the Transferor, the Depositor or their respective Affiliates prior to such date of determination.

“Non-Call Period”: The period from (x) with respect to all Secured Debt, the Closing Date to but excluding November 26, 2026, (y) with respect to a Re-Priced Class only, if applicable, the Re-Pricing Date to but excluding such later date as determined in connection with such Re-Pricing pursuant to Section 9.8(f) (Optional Re-Pricing) and (z) with respect to a Class of Debt subject to a Refinancing in part by Class, if applicable, the date of the Refinancing to but excluding such later date as determined in connection with such Refinancing pursuant to Section 9.2(d)(iii) (Optional Redemption).

“Non-Clearing Agency Note”: Any Note that is not a Global Note, which may be either a Certificated Note or an Uncertificated Note.

“Non-Consent Notice”: The meaning specified in Section 9.8(c) (Optional Re-Pricing).

“Non-Emerging Market Obligor”: An Obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least “AA” by S&P or (y) without duplication, the United States.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.11(f) (Non-Permitted Holders).

“Non-Permitted Holder”: The meaning specified in Section 2.11(b) (Non-Permitted Holders).

“Non-Qualified Workout Loan”: Any Workout Loan that is not a Qualified Workout Loan.

“Non-Recourse Obligation”: An asset that falls into any one of the following types of specialized lending, except any obligation that is assigned a rating by S&P pursuant to clause (i)(a) of the definition of S&P Rating:

(a) Project Finance: a method of funding in which the lender looks primarily to the revenues generated by a single project, both as the source of repayment and as security for the exposure. Repayment depends primarily on the project’s cash flow and on the collateral value of the project’s assets, such as power plants, chemical processing plants, mines, transportation infrastructure, environment, and telecommunications infrastructure.

(b) Object Finance: a method of funding the acquisition of physical assets (e.g., ships, aircraft, satellites, railcars, and fleets) where the repayment of the exposure is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. A primary source of these cash flows might be rental or lease contracts with one or several third parties.

(c) Commodities Finance: a structured short-term lending to finance reserves, inventories, or receivable of exchange-traded commodities (e.g., crude oil, metals, or crops), where the exposure will be repaid from the proceeds of the sale of the commodity and the borrower has no independent capacity to repay the exposure. This is the case when the borrower has no other activities and no other material assets on its balance sheet.

(d) Income-producing real estate: a method of providing funding to real estate (such as, office buildings to let, retail space, multifamily residential buildings, industrial or warehouse space, and hotels) where the prospects for repayment and recovery on the exposure depend primarily on the cash flows generated by the asset. The primary source of these cash flows would generally be lease or rental payments or the sale of the asset.

(e) High-volatility commercial real estate: a financing any of the land acquisition, development and construction phases for properties of those types in such jurisdictions, where the source of repayment at origination of the exposure is either the future uncertain sale of the property or cash flows whose source of repayment is substantially uncertain (e.g. the property has not yet been leased to the occupancy rate prevailing in that geographic market for that type of commercial real estate).

“Non-Super-Priority Senior Secured Loan”: A Senior Secured Loan other than a revolving credit facility that is customarily referred to as super-priority revolver.

“Notes”: Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified on the Closing Date in Section 2.3 (Authorized Amount; Stated Maturity; Denominations)).

“NRSRO”: Any nationally recognized statistical rating organization, other than any Rating Agency.

“Obligor”: The obligor or guarantor under a Collateral Obligation, Equity Security, Asset, loan or any other debt instrument, as the case may be.

“Offer”: The meaning specified in Section 10.8(c) (Release of Securities).

“Offering”: The offering of any Notes, the Class A-2 Loans and the Class B Loans pursuant to the Offering Circular.

“Offering Circular”: The offering circular relating to the offer and sale of the Notes and the Class A-2 Loans dated November 19, 2024, including any supplements thereto.

“Officer”: (a) With respect to the Issuer and any corporation, the Chairman of the Board of Directors (or, with respect to the Issuer, any director), the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney-in-fact of the Issuer, and (b) with respect to the general partner of the sole member of the Transferor, the Issuer and any limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“offshore transaction”: The meaning specified in Regulation S.

“Opinion of Counsel”: A written opinion addressing matters of common and statutory law addressed to the Collateral Trustee and in customary form and of an attorney admitted to practice, or a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any state of the United States or the District of Columbia, which attorney or law firm, as the case may be, may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Collateral Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on Officer certificates and other customary documentation in ascertaining whether obligations have been performed and other facts as well as opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel.

“Optional Redemption”: A redemption (or, in the case of the Class A-2 Loans and/or the Class B Loans, prepayment) of the Debt in accordance with Section 9.2 (Optional Redemption).

“Other Plan Law”: Any state, local, other federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to the Debt or the Debt of any specified Class, as of any date of determination, all of the Debt or all of the Debt of such Class, as the case may be, theretofore authenticated and delivered under this Indenture or incurred under the Credit Agreements, as applicable, except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9 (Cancellation) or registered in the Register on the date the Collateral Trustee provides notice to the Holders of the Notes in accordance with the terms hereof that this Indenture has been discharged and Class A-2 Loans and/or Class B Loans that are prepaid or repaid in accordance with the Credit Agreements;

(ii) Debt or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Collateral Trustee or any Paying Agent in trust for the Holders of such Debt pursuant to Section 4.1(a)(ii) (Satisfaction and Discharge of Indenture); provided that if such Debt or portions thereof are to be redeemed, or prepaid, as applicable, notice of such redemption or prepayment, as applicable, has been duly given pursuant to this Indenture or provision therefor satisfactory to the Collateral Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Collateral Trustee is presented that any such Notes are held by a “protected purchaser” (within the meaning of Section 8-303 of the UCC); and

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note);

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (a) Debt owned by (x) the Issuer and (y) only in the case of a vote on the removal of the Collateral Manager or termination of the Collateral Management Agreement, the Collateral Manager, an Affiliate thereof or any funds or accounts managed by the Collateral Manager or one of its Affiliates as to which the Collateral Manager or one of its Affiliates has exclusive discretionary voting authority, in each case, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Collateral Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt that a Trust Officer of the Collateral Trustee actually knows to be so owned shall be so disregarded and (b) Debt so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Collateral Trustee the pledgee’s right so to act with respect to such Debt and that the pledgee is not one of the Persons specified above. When used with respect to the principal amount of any Subordinated Note, “Outstanding” shall refer to the initial aggregate principal amount of such Subordinated Note on the date of its issuance.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Secured Debt as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Secured Debt of such Class or Classes, each Priority Class of Secured Debt and each Pari Passu Class of Secured Debt.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any designated Class or Classes of Secured Debt as of any date of determination on which such test is applicable if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) the Aggregate Outstanding Amount of such Class or Classes is zero.

“Pari Passu Class”: With respect to any specified Class of Debt, each Class of Debt that ranks pari passu to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Partial Redemption Date”: The date on which a Partial Refinancing occurs.

“Partial Redemption Interest Proceeds”: In connection with a Partial Refinancing or a Re-Pricing, Interest Proceeds in an amount equal to (1) the lesser of (a) the amount of accrued and unpaid interest on the Secured Debt being redeemed (or, in the case of the Class A-2 Loans and/or the Class B Loans, prepaid), and (b) the amount the Collateral Manager reasonably determines will be available for distribution under the Priority of Payments for the payment of accrued and unpaid interest on the Secured Debt being redeemed or prepaid, as applicable, on the Partial Redemption Date or Re-Pricing Date (or, if such Partial Redemption Date or Re-Pricing Date is not a Payment Date, then the amount the Collateral Manager reasonably determines will be available for distribution under the Priority of Payments for the payment of accrued and unpaid interest on the Secured Debt being redeemed or prepaid, as applicable, on the next succeeding Payment Date, after determination of the amount of interest payable on any Class of Notes payable prior to the Secured Debt being redeemed or prepaid, as applicable, under the Priority of Payments on a pro forma basis) plus (2) any amounts on deposit in the Financing Expense Account the Collateral Manager designated as Partial Redemption Interest Proceeds.

“Partial Refinancing”: Any Optional Redemption by Refinancing of fewer than all Classes of Secured Debt.

“Participation Interest”: An interest in a Loan acquired indirectly from a Selling Institution by way of participation that, at the time of acquisition or the Issuer’s commitment to acquire the same, satisfies each of the following criteria:

(i) the Loan underlying such participation would constitute a Collateral Obligation were it acquired directly;

(ii) the Selling Institution is a lender on the Loan;

(iii) the aggregate participation in the Loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such Loan;

(iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the Loan or commitment that is the subject of the participation;

(v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Issuer’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of each funding of such Loan);

(vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the Loan or commitment that is the subject of the Loan participation; and

(vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants;

provided that (x) for the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any Loan and (y) clauses (iii) and (iv) of this definition shall be deemed satisfied if the related participation agreement contains a representation from the Selling Institution substantially similar to the following: “seller is the sole legal and beneficial owner of and has good title to each of the Loans, the commitments (if any) and the other transferred rights free and clear of any encumbrance”.

“Participation Seller”: VCC Funding, LLC, a Delaware limited liability company.

“Partner”: Any person that is a Holder of a Subordinated Note (or a beneficial owner of any interest therein) or is otherwise a “partner” of the Issuer within the meaning of the Code.

“Partnership Representative”: The meaning specified in Section 7.17(i) (Certain Tax Matters).

“Partnership Tax Audit Rules”: The tax audit rules that apply to partnerships that are contemplated by the Bipartisan Budget Act of 2015 or similar rules under the laws of a state or local or foreign jurisdiction.

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2 (Maintenance of Office or Agency).

“Payment Account”: The payment account of the Collateral Trustee established pursuant to Section 10.3(a) (Transaction Accounts).

“Payment Date”: Each of the 20th day of January, April, July and October of each year (or, if such day is not a Business Day, then the next succeeding Business Day), commencing in April 2025, except that (x) “Payment Date” shall include each date fixed by the Collateral Trustee on which payments are made in connection with an Enforcement Event and in accordance with Section 5.7 (Application of Money Collected) and (y) the final Payment Date (subject to any earlier redemption or payment of the Debt) shall be the Stated Maturity of the Secured Debt (or, if such day is not a Business Day, the next succeeding Business Day) and, after the Secured Debt has been redeemed or prepaid, as applicable, in full, any Business Day designated by the Collateral Manager with five (5) Business Days advance notice to the Collateral Trustee.

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Deferrable Obligation”: Any Deferrable Obligation the Underlying Instrument of which requires by its terms a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, the Benchmark, plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years at the time of acquisition.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) security interests, liens and other encumbrances in favor of the Collateral Trustee for the benefit of the Secured Parties created pursuant to this Indenture and (iii) security interests, liens and other encumbrances, if any, which have priority over security interests in the Collateral Obligations or any portion thereof that have been perfected by the filing of a Financing Statement or by control under the UCC or any other applicable law, in each case, pursuant to the Transaction Documents.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Obligations plus any accrued and unpaid interest in Cash and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”: With respect to any Contribution received into the Contribution Account, any of the following uses: (i) the transfer of the applicable portion of such amount to the Interest Collection Subaccount for application as Interest Proceeds; (ii) the transfer of the applicable portion of such amount to the Principal Collection Subaccount for application as Principal Proceeds; (iii) the repurchase of Secured Debt of any Class through a tender offer, in the open market, or in privately negotiated transaction(s) (in each case, subject to applicable law); (iv) the payment of any extraordinary Administrative Expense of the Issuer; (v) the transfer of the applicable portion of such amount to the Financing Expense Account for application in connection with a Refinancing or a Re-Pricing and (vi) to pay for the acquisition of an Equity Security, a Workout Loan or any other security as set forth in Section 12.2(e) (Purchase of Additional Collateral Obligations).

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“PFIC Annual Information Statement”: A “PFIC Annual Information Statement” as that term is described in Treasury Regulation Section 1.1295-1(g)(1) (or any successor Treasury Regulation).

“Posting”: The forwarding by the Collateral Administrator of emails received at the Rule 17g-5 Address to the Posting Email Account (as defined in the Collateral Administration Agreement) for posting to the 17g-5 Website.

“Principal Balance”: Subject to Section 1.3 (Assumptions as to Assets), with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced, withdrawn or expired with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of any Excess Closing Date Participation Interest, Equity Security or interest only strip shall be deemed to be zero.

“Principal Collection Subaccount”: The meaning specified in Section 10.2(a) (Collection Account).

“Principal Financed Accrued Interest”: With respect to (i) any Collateral Obligation owned or purchased by the Issuer on the Closing Date, an amount equal to the unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that is owing to the Issuer and remains unpaid as of the Closing Date and (ii) any Collateral Obligation purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds (other than (i) Refinancing Proceeds and (ii) the Re-Pricing Proceeds in connection with a Re-Pricing) and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture. For the avoidance of doubt, Principal Proceeds shall not include any Excepted Property.

“Principal Proceeds Workout Loan”: Any Workout Loan acquired using Principal Proceeds (as whole or part of the payment made by the Issuer to acquire such Workout Loan).

“Priority Category”: With respect to any Collateral Obligation, the applicable category listed in the table under the heading “Priority Category” in Section 1(b) of Schedule 2.

“Priority Class”: With respect to any specified Class of Debt, each Class of Debt that ranks senior to such Class, as indicated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Priority of Payments”: The meaning specified in Section 11.1(a) (Disbursements of Monies from Payment Account).

“Priority Termination Event”: The meaning specified in the relevant Hedge Agreement, which may include, without limitation, the occurrence of (i) the Issuer’s failure to make required payments or deliveries pursuant to a Hedge Agreement with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (ii) the occurrence of certain events of bankruptcy, dissolution or insolvency with respect to the Issuer with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (iii) the liquidation of the Assets due to an Event of Default under this Indenture or (iv) a change in law after the Closing Date which makes it unlawful for either the Issuer or a Hedge Counterparty to perform its obligations under a Hedge Agreement.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Process Agent”: The meaning specified in Section 7.2 (Maintenance of Office or Agency).

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“Purchase Agreement”: The Purchase Agreement, dated as of October 31, 2024, between the Issuer and the Initial Purchaser.

“Purchased Workout Loan”: A Workout Loan for which the Issuer has made a commitment to purchase and paid Cash for such Workout Loan in accordance with this Indenture.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“Qualified Broker/Dealer”: Any of Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon, N.A.; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Citadel Securities LLC; Credit Agricole CIB; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Commerzbank; Deutsche Bank AG; Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; HSBC Bank; Imperial Capital LLC; ING Financial Partners, Inc.; Jefferies & Co.; J.P. Morgan Securities LLC; KeyBank; KKR Capital Markets LLC; Lazard; Lloyds TSB Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; Northern Trust Company; Oppenheimer & Co. Inc.; Royal Bank of Canada; The Royal Bank of Scotland plc; Scotia Capital (USA) Inc.; Societe Generale; Truist Financial Corporation; The Toronto-Dominion Bank; UBS AG; U.S. Bank National Association; and Wells Fargo Bank, National Association.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 or 2a51-3 under the Investment Company Act.

“Qualified Workout Loan”: A Workout Loan (or portion thereof) that (a) is designated as a “Qualified Workout Loan” by the Collateral Manager at the time of acquisition and (b) satisfies each clause in the definition of “Collateral Obligation” except for clauses (ii), (iv), (viii), (xix), (xxv)(a), (xxv)(c) and (xxix); provided, that such Qualified Workout Loan may not be (and cannot by its terms become) subordinate in right of payment to the related Collateral Obligation.

“Ramp-Up Account”: The account established pursuant to Section 10.3(c) (Transaction Accounts).

“Rating Agency”: Each of (x) an Active Rater with respect to the Debt and (y) Moody’s, Fitch, S&P or any other nationally recognized statistical rating organization with respect to the Assets selected by the Issuer (or the Collateral Manager on behalf of the Issuer). If at any time S&P ceases to provide rating services with respect to debt obligations, references to rating categories of S&P in this Indenture shall be deemed instead to be references to the equivalent categories (as determined by the Collateral Manager) of such other rating agency as of the most recent date on which such other rating agency and S&P published ratings for the type of obligation in respect of which such alternative rating agency is used.

“Real Estate Loan”: Any Loan or other obligation of a special-purpose entity substantially all of the property of which is a parcel or related parcels of real estate.

“Received Obligation”: A debt obligation that is a Defaulted Obligation or Credit Risk Obligation received in connection with a Distressed Exchange.

“Record Date”: With respect to the (i) any Global Notes for any Payment Date, the date one day prior to the applicable Payment Date, (ii) any Non-Clearing Agency Note for any Payment Date, the date 15 calendar days prior to the applicable Payment Date and (iii) with respect to any vote, consent, direction or other matter, the date determined by the Collateral Trustee (in consultation with the Collateral Manager) in accordance with its ordinary practices for setting record dates.

“Redemption Date”: Any Business Day specified for a redemption (or in the case of the Class A-2 Loans and/or the Class B Loans, prepayment) of Debt pursuant to Article IX, including a Clean-up Call Redemption Date.

“Redemption Price”: (a) For Secured Debt to be redeemed (or, in the case of the Class A-2 Loans and/or the Class B Loans, prepaid) (or re-priced), (x) 100% of the Aggregate Outstanding Amount of such Secured Debt plus (y) accrued and unpaid interest thereon (including interest on any accrued and unpaid Deferred Interest, in the case of any Deferrable Class) to the Redemption Date and (b) for each Subordinated Note, its proportional share (based on the outstanding principal amount of such Subordinated Notes) of the amount of the proceeds of the Assets remaining after giving effect to the Optional Redemption or Tax Redemption of the Secured Debt in whole or after all of the Secured Debt has been repaid in full and payment in full of (and/or creation of a reserve for) all expenses (including all Collateral Management Fees and Administrative Expenses) of the Issuer; provided that (1) Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Debt by notifying the Collateral Trustee in writing prior to the Redemption Date may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Debt and (2) any redemption of Subordinated Notes may occur in part as the Issuer’s Assets are liquidated and, on any date of redemption, the Redemption Price payable shall mean only the amount of the aggregate Redemption Price available in cash to make payments on the Subordinated Notes.

“Reduced Interest Class”: The meaning specified in Section 8.2(b) (Supplemental Indentures With Consent of Holders of Debt).

“Reference Time”: With respect to any determination of the Benchmark means (i) if the Benchmark is the Term SOFR Rate, 5:00 pm New York Time on the day that is two U.S. Government Securities Business Days preceding the date of such determination, and (ii) if the Benchmark is not the Term SOFR Rate, the time determined by the Designated Transaction Representative in accordance with the Benchmark Replacement Conforming Changes.

“Refinancing”: A Loan or an issuance of replacement securities or other indebtedness, whose terms in each case will be negotiated by the Collateral Manager on behalf of the Issuer, from one or more financial institutions, lenders or securities purchasers to refinance the Debt in connection with an Optional Redemption.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a) (Registration, Registration of Transfer and Exchange).

“Registered”: In registered form for U.S. federal income tax purposes and issued after July 18, 1984.

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i) (Forms of Notes).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and any successor to all or a portion thereof.

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date in October 2028, (ii) the date of the acceleration of the Maturity of any Class of Secured Debt pursuant to Section 5.2 (Acceleration of Maturity; Rescission and Annulment) and (iii) the date on which the Collateral Manager notifies the Issuer, the Collateral Trustee (who shall notify the Holders of Notes), the Loan Agent (who shall notify the holders of the Class A-2 Loans and the Class B Loans), the Collateral Administrator and each Rating Agency that the Reinvestment Period has ended because it has reasonably determined that it can no longer reinvest in additional Collateral Obligations in accordance with this Indenture and the Collateral Management Agreement; provided, that in the case of clauses (ii) or (iii), if such notice is later withdrawn in accordance with Section 5.2 (Acceleration of Maturity; Rescission and Annulment) or otherwise in accordance with the terms of this Indenture and the Reinvestment Period would not otherwise have ended as a result of clause (i), then the Reinvestment Period shall include the period from such date to and including the earliest of clauses (i) through (iii) above to occur after such date.

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus (i) the amount of any reduction in the Aggregate Outstanding Amount of the Debt plus (ii) the aggregate amount of Principal Proceeds from the issuance or incurrence, as applicable, of any additional debt pursuant to Section 2.13 (Additional Issuance) and Section 3.2 (Conditions to Additional Issuance) utilized to purchase additional Collateral Obligations (after giving effect to such issuance or incurrence, as applicable, of any additional debt); provided that the amount of such increase shall not be less than the Aggregate Outstanding Amount of additional Secured Debt plus (iii) the Aggregate Outstanding Amount of Deferred Interest accrued through such date with respect to each Deferrable Class.

“Related Portfolio Company Obligation”: Any Collateral Obligation issued by a company that (x) is controlled (through an ownership of 50% or more of the equity interests or stock) by Man Group plc, an Affiliate thereof, or an account, fund, client or portfolio established and controlled (through an ownership of 50% or more of the equity interests or stock) by Man Group plc or an Affiliate thereof and (y) with respect to which the Collateral Manager has actual knowledge of such control.

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Re-Priced Class”: The meaning specified in Section 9.8(a) (Optional Re-Pricing) hereof.

“Re-Pricing”: The meaning specified in Section 9.8(a) (Optional Re-Pricing) hereof.

“Re-Pricing Date”: The meaning specified in Section 9.8(b) (Optional Re-Pricing) hereof.

“Re-Pricing Eligible Debt”: Each Class of Debt designated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) listing “Yes” in the row identified as “Re-Pricing Eligible Debt.”

“Re-Pricing Intermediary”: The meaning specified in Section 9.8(a) (Optional Re-Pricing) hereof.

“Re-Pricing Notice”: The meaning specified in Section 9.8(b) (Optional Re-Pricing) hereof.

“Re-Pricing Proceeds”: The proceeds of Re-Pricing Replacement Notes.

“Re-Pricing Rate”: The meaning specified in Section 9.8(b)(i) (Optional Re-Pricing) hereof.

“Re-Pricing Replacement Notes”: Notes issued in connection with a Re-Pricing that have terms identical to the Re-Priced Class (after giving effect to the Re-Pricing) and are issued in an Aggregate Outstanding Amount such that the Re-Priced Class will have the same Aggregate Outstanding Amount after giving effect to the Re-Pricing as it did before the Re-Pricing.

“Re-Pricing Transfer”: The meaning specified in Section 9.8(c) (Optional Re-Pricing).

“Repurchase and Substitution Limit”: The meaning specified in Section 12.4(b) (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

“Repurchased Debt”: The meaning specified in Section 2.9(b) (Cancellation).

“Required Hedge Counterparty Rating”: With respect to any Hedge Counterparty, the ratings required by the criteria of each Rating Agency as in effect at the time of execution of the related Hedge Agreement.

“Required Interest Coverage Ratio”: (a) for the Class A-1 Notes, the Class A-2 Debt and the Class B Debt, 120.00% and (b) for the Class C Notes, 115.00%.

“Required Overcollateralization Ratio”: (a) for the Class A-1 Notes, the Class A-2 Debt and the Class B Debt, 137.10% and (b) for the Class C Notes, 124.50%.

“Required Redemption Amount”: With respect to any redemption (or in the case of the Class A-2 Loans and/or Class B Loans, prepayment) of Debt, an amount equal to the sum of (1) the Redemption Prices of the Secured Debt to be redeemed or prepaid, as applicable, (subject, in the case of a Tax Redemption, to any reduction of such Redemption Prices under Section 9.3(b) (Tax Redemption)) and the estimated portion of the Redemption Price that will be paid for Subordinated Notes to be redeemed, (2) in the case of a redemption or prepayment, as applicable, of all Debt, any and all Administrative Expenses, (3) any and all Administrative Expenses due and payable in connection with such redemption (and not waived or voluntarily deferred by the party due such Administrative Expense), (4) any amounts due and payable to any Hedge Counterparty (and not waived or voluntarily deferred by such Hedge Counterparty) and (5) any Collateral Management Fees due and payable (and not waived or voluntarily deferred).

“Responsible Officers”: The meaning set forth in Section 14.3(a)(iii) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency).

“Restricted Trading Period”: Each day during which (A) (x) either (1) the S&P rating of the Class A-1 Notes or the Class A-2 Debt is one or more subcategories below its Initial Target Rating or the S&P rating of the Class A-1 Notes or the Class A-2 Debt has been withdrawn or (2) the Fitch rating of the Class A-1 Notes is one or more subcategories below its Initial Target Rating or the Fitch rating of the Class A-1 Notes has been withdrawn and not reinstated or (y) the S&P rating of the Class B Debt or the Class C Notes is two or more subcategories below their applicable Initial Target Rating or the S&P rating of the Class B Debt or the Class C Notes has been withdrawn, and (B) after giving effect to any sale of the relevant Collateral Obligations (x) the Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) plus the aggregate Market Value of all Defaulted Obligations on such date will be less than the Reinvestment Target Par Balance, (y) any Collateral Quality Test is not satisfied or (z) any Coverage Test is not satisfied; provided, that such period will not be a Restricted Trading Period (x) so long as the S&P or Fitch rating of any of the Class of Debt has not been further downgraded, withdrawn or put on watch upon the direction of the Holders of a Majority of the Controlling Class or (y) if the ratings on any of the Class of Debt are withdrawn because such Class of Debt has been paid in full. For the purpose of making any determination pursuant to clause (B) of the foregoing definition, any Defaulted Obligation that has been held by the Issuer for longer than three years after its default date shall be deemed to have a Principal Balance of zero.

“Revolver Funding Account”: The account established pursuant to Section 10.4 (The Revolver Funding Account).

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a Loan (including, without limitation, revolving Loans, including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar Loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Revolving/Delayed Draw Purchased Workout Loan”: Any Purchased Workout Loan that would otherwise be considered a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation if it met the definition of Collateral Obligation.

“Risk Retention Issuance”: An additional issuance of Notes directed by the Collateral Manager in connection with a Refinancing or a Re-Pricing and for purpose of compliance with the Risk Retention Requirements or any other Applicable Risk Retention Requirements.

“Risk Retention Requirements”: The U.S. Risk Retention Rules.

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Note”: Collectively, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes.

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(ii) (Forms of Notes).

“Rule 144A Global Subordinated Note”: The meaning specified in Section 2.2(b)(ii) (Forms of Notes).

“Rule 144A Information”: The meaning specified in Section 7.15 (Reporting).

“Rule 17g-5”: The meaning specified in Section 14.17(a) (17g-5 Information).

“Rule 17g-5 Address”: The meaning specified in Section 14.3(e)(ii) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency).

“S&P”: S&P Global Ratings or any successor thereto.

“S&P Global Ratings Implied Rating”: A credit estimate provided by S&P with respect to a Collateral Obligation in accordance with the definition of “S&P Rating”.

“S&P Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P has, upon request of the Collateral Manager or the Issuer, confirmed in writing (including by means of electronic message, press release, posting to its internet website or any other means implemented by S&P), or has waived the review of such action by such means, to the Issuer, the Collateral Trustee, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then-current rating by S&P of any Class of Secured Debt will occur as a result of such action; provided that (i) the S&P Rating Condition will be deemed to be satisfied if no Class of Secured Debt then Outstanding is rated by S&P or (ii) if S&P makes a public announcement or informs the Issuer, the Collateral Manager or the Collateral Trustee in writing that (a) it believes that satisfaction of the S&P Rating Condition is not required with respect to an action or (b) its practice is not to give such confirmations, satisfaction of the S&P Rating Condition will not be required with respect to such action.

“S&P Rating Schedule”: The S&P Rating Definitions and Recovery Rate Tables set forth in Schedule 2.

“Sale”: The meaning specified in Section 5.17(a) (Sale of Assets).

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with Article XII and the termination of any Hedge Agreement, in each case less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Collateral Trustee (other than amounts payable as Administrative Expenses) in connection with such sales and net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with any such termination. Sale Proceeds will include Principal Financed Accrued Interest received in respect of such sale.

“Scheduled Distribution”: With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.3 (Assumptions as to Assets) hereof.

“Second Lien Loan”: Any Loan or assignment of or Participation Interest in or other interest in a Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the Loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such Loan (subject to customary exceptions for permitted liens) and (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens), the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other debt of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral.

“Secured Debt”: The Secured Notes and the Class A-2 Loans and the Class B Loans, collectively.

“Secured Debtholders”: The Holders of the Secured Debt.

“Secured Notes”: Each Class of Notes designated in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations) listing “Yes” in the row identified as “Secured Debt”.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The Securities Account Control Agreement dated as of the Closing Date among the Issuer, the Collateral Trustee and State Street Bank and Trust Company, as securities intermediary.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Collateral Management Fee”: The meaning set forth in the Collateral Management Agreement.

“Senior Secured Bond”: Any Bond that (a) if it is subordinated by its terms, is subordinated only to indebtedness for borrowed money, trade claims, capitalized leases or other similar obligations and (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such obligation.

“Senior Secured Loan”: Any Loan or assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (subject to customary exceptions for Loans secured by a first-priority perfected security interest, including for Super-Priority Revolving Facilities); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens) and (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other debt of equal or greater seniority secured by a first lien or security interest in the same collateral. For the avoidance of doubt, Senior Secured Loans will not include First Lien Last Out Loans.

“Signature Law”: The meaning specified in Section 14.13 (Counterparts).

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Debt (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Special Redemption”: The meaning specified in Section 9.6 (Special Redemption).

“Special Redemption Amount”: The meaning specified in Section 9.6 (Special Redemption).

“Special Redemption Date”: The meaning specified in Section 9.6 (Special Redemption).

“Specified Action”: Actions of the borrower, including a debt issuance, letter of credit issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Specified Amendment”: With respect to any Affiliate Collateral Obligation, any amendment, waiver or modification which would:

(a) modify the amortization schedule with respect to such Affiliate Collateral Obligation in a manner that (i) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000 (ii) postpones any Scheduled Distribution by more than two payment periods or (iii) causes the Weighted Average Life of the applicable Affiliate Collateral Obligation to increase by more than 25%;

(b) reduce or increase the cash interest rate payable by the Obligor thereunder by more than 100 basis points (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under an Affiliate Collateral Obligation or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification);

(c) extend the stated maturity date of such Affiliate Collateral Obligation by more than 24 months or beyond the Stated Maturity;

(d) contractually or structurally subordinate such Affiliate Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of liens (other than permitted liens) on any of the underlying collateral securing such Affiliate Collateral Obligation;

(e) release any party from its obligations under such Affiliate Collateral Obligation, if such release would have a material adverse effect on the Affiliate Collateral Obligation; or

(f) reduce the principal amount of the applicable Affiliate Collateral Obligation.

“STAMP”: The meaning specified in Section 2.5(a)(vi) (Registration, Registration of Transfer and Exchange).

“Standby Directed Investment”: Initially, Institutional Treasury Money Market Fund (which investment is, for the avoidance of doubt, an Eligible Investment); provided that the Issuer, or the Collateral Manager on behalf of the Issuer, may by written notice to the Collateral Trustee change the Standby Directed Investment to any other Eligible Investment of the type described in clause (ii) of the definition of “Eligible Investments” maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such other maturities expressly provided herein).

“Stated Maturity”: With respect to the Debt of any Class, the date specified as such in Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations).

“Step-Down Obligation”: An obligation which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

“Structured Finance Obligation”: Any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations, mortgage-backed securities and any security collateralized or backed by one or more other Structured Finance Obligations or the payments on which depend on the cash flows from one or more credit default swaps or other derivative financial contracts that reference other Structured Finance Obligations; provided that asset based loan facilities and loans directly to financial service companies, factoring businesses and other genuine operating businesses do not constitute structured finance obligations.

“Subordinated Bond”: Any Bond that is subordinated to any senior unsecured debt obligations of the related issuer.

“Subordinated Collateral Management Fee”: The meaning set forth in the Collateral Management Agreement.

“Subordinated Notes”: The notes designated as “Subordinated” in, and having the characteristics specified in, Section 2.3(b) (Authorized Amount; Stated Maturity; Denominations), and issued pursuant to this Indenture.

“Substitute Collateral Obligation”: The meaning specified in Section 12.4(b) (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

“Substitute Collateral Obligations Qualification Conditions”: The meaning specified in Section 12.4(c) (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

“Substitution Event”: The meaning specified in Section 12.4(a) (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

“Successor Entity”: The meaning specified in Section 7.10(a) (Issuer May Consolidate, etc., Only on Certain Terms).

“Supermajority”: With respect to any Class or Classes of Debt the Holders of at least 66-2/3% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.

“Super-Priority Revolving Facility”: With respect to a Loan, a senior secured revolving facility incurred by the Obligor of such Loan that is prior in right of payment to such Loan; provided that the outstanding principal balance and unfunded commitments of such senior secured revolving facility does not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such revolving facility, plus (y) the outstanding Principal Balance of the Loan, plus (z) the outstanding Principal Balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Loan.

“Synthetic Security”: A security or swap transaction, other than a Participation Interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S. $500,000,000.

“Target Initial Par Condition”: A condition satisfied as of any date of determination if (x) the Aggregate Principal Balance of Collateral Obligations and all Principal Financed Accrued Interest (i) that are held by the Issuer and (ii) of which the Issuer has committed to purchase on such date plus (y) without duplication, the Balance in the Accounts consisting of any Sale Proceeds and proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (excluding any such proceeds with respect to which the Issuer has committed to purchase additional Collateral Obligations on or prior to such date), will equal or exceed the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation prior to such date of determination shall be treated as having a Principal Balance equal to its S&P Collateral Value.

“Tax”: Any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Event”: An event that occurs if a change in or the adoption of any U.S. or foreign tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), rule, ruling, practice, procedure or judicial decision or interpretation of the foregoing after the Closing Date results in (i)(x) any Obligor under any Collateral Obligation being required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason (other than U.S. withholding tax imposed on amendment fees, waiver fees, consent fees, extension fees, commitment fees or similar fees, to the extent that such withholding tax does not exceed 30% of the amount of such fees) and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of any Tax, whether assessed against such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred and (y) the total amount of such deductions or withholdings on the Assets results in a payment by, or charge or tax burden to, the Issuer that results or will result in the withholding of 5% or more of Scheduled Distributions for any Collection Period, (ii) any jurisdiction imposing net income, profits or similar Tax on the Issuer in an aggregate amount in any Collection Period in excess of U.S.$1,000,000 or (iii) a Hedge Counterparty is or will be required to deduct or withhold from any payment under a Hedge Agreement for or on account of any Tax for whatever reason and such Hedge Counterparty is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (after payment of all Taxes, whether assessed against such Hedge Counterparty or the Issuer) will equal the full amount that the Issuer would have received had no such Taxes been imposed, and, in each case or collectively, the aggregate amount of such a Tax or Taxes imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred, or “gross up payments” required to be made by the Issuer (x) is in excess of U.S.$1,000,000 during the Collection Period in which such event occurs or (y) the aggregate of all such amounts imposed, or “gross up payment” requirements required to be made by the Issuer, during any 12-month period is, in excess of U.S.$1,000,000.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands or the Netherlands Antilles.

“Tax Redemption”: The meaning specified in Section 9.3(a) (Tax Redemption).

“Temporary Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Term SOFR Administrator”: CME Group Benchmark Administration Limited, or a successor administrator of the Term SOFR Reference Rate selected by the Designated Transaction Representative with notice to the Collateral Trustee and the Collateral Administrator.

“Term SOFR Rate”: For any Interest Accrual Period, the Term SOFR Reference Rate for the Designated Maturity, as such rate is published by the Term SOFR Administrator on the related Interest Determination Date; provided, that if as of 5:00 p.m., (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the Index Maturity has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be (x) the Term SOFR Reference Rate for the Index Maturity as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Index Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such Interest Determination Date or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined in the previous Interest Determination Date.

“Term SOFR Reference Rate”: The forward-looking term rate for the applicable Designated Maturity based on SOFR that has been selected or recommended by the Relevant Governmental Body; provided, that the Term SOFR Reference Rate shall not be a rate less than zero.

“Third Party Credit Exposure”: As of any date of determination, the outstanding principal balance of each Collateral Obligation that consists of a Participation Interest (other than a Closing Date Participation Interest).

“Trading Plan”: The meaning specified in Section 12.2(b) (Purchase of Additional Collateral Obligations).

“Trading Plan Period”: The meaning specified in Section 12.2(b) (Purchase of Additional Collateral Obligations).

“Transaction Documents”: This Indenture, the Credit Agreements, the Securities Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Purchase Agreement, the Master Participation Agreement and Master Transfer Agreement.

“Transaction Parties”: The Issuer, the Initial Purchaser, the BDC Advisor, the Collateral Trustee, the Collateral Manager, the Loan Agent, the Collateral Administrator, any seller of Collateral Obligations to the Issuer or any of their respective Affiliates.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transfer Deposit Amount”: On any date of determination with respect to any Affiliate Collateral Obligation, an amount equal to the sum of the outstanding principal balance of such Affiliate Collateral Obligation, together with accrued interest thereon through such date of determination, and in connection with any Affiliate Collateral Obligation which is a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, an amount equal to the Net Exposure Amount thereof as of the applicable Cut-Off Date.

“Transferor”: Varagon.

“Treasury Regulations”: The meaning specified in the definition of the term “Code”.

“Trust Officer”: When used with respect to the Collateral Trustee, any officer within the Corporate Trust Group (or any successor group of such entity) including any vice president, assistant vice president or officer of the Collateral Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction. When used with respect to the Collateral Administrator, any officer within the Corporate Trust Group (or any successor group of such entity) including any vice president, assistant vice president or officer of the Collateral Administrator customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of the Collateral Administration Agreement.

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

“UK”: The United Kingdom.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Uncertificated Note”: The meaning specified in Section 2.2(b)(iv) (Forms of Notes).

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instrument”: The indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“United States” and “U.S.”: The United States of America, its territories and its possessions.

“United States Tax Person”: The meaning specified in Section 7701(a)(30) of the Code.

“Unregistered Securities”: The meaning specified in Section 5.17(c) (Sale of Assets).

“Unsalable Asset”: (a) A Defaulted Obligation, Equity Security, obligation received in connection with an Offer, in a restructuring or plan of reorganization with respect to the Obligor, or other exchange or any other security or debt obligation that is part of the Assets, in respect of which the Issuer has not received a payment in Cash during the preceding 12 months or (b) any Collateral Obligation identified in a certificate of the Collateral Manager as having a Market Value of less than U.S.$1,000, in each case, with respect to which the Collateral Manager certifies in writing to the Collateral Trustee that (x) it has attempted to dispose of such Collateral Obligation for at least 90 days, (y) in its judgment such Collateral Obligation is not expected to be saleable for the foreseeable future and (z) such Collateral Obligation satisfies clause (a) or (b) of this definition of “Unsalable Asset”.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the Securities Industry and Financial Markets Association website.

“Unsecured Loan”: An unsecured Loan obligation of any corporation, partnership or trust.

“U.S. person”: The meaning specified in Regulation S.

“U.S. Retention Holder”: The Depositor.

“U.S. Risk Retention Rules”: The federal interagency credit risk retention rules, codified at 17 C.F.R. Part 246.

“Varagon”: Varagon Capital Corporation, a Maryland corporation.

“Volcker Rule”: Section 13 of the Bank Holding Company Act of 1956, as amended from time to time, and the rules and regulations implemented thereunder.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a) the amount equal to the Aggregate Coupon; by

(b) an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such Measurement Date, in each case, excluding, for any Deferring Obligation, any interest that has been deferred and capitalized thereon.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing:

(a) the amount equal to (A) the Aggregate Funded Spread plus (B) the Aggregate Unfunded Spread plus (C) except for purposes of the S&P CDO Monitor Test, the Aggregate Excess Funded Spread; by

(b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such Measurement Date, in each case, excluding, for any Deferring Obligation, any interest that has been deferred and capitalized thereon.

“Weighted Average Life”: As of any Measurement Date with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a) (i) the Average Life at such time of each such Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation.

and dividing such sum by:

(b) the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

“Weighted Average Life Test”: A test satisfied as of any date of determination if the Weighted Average Life of all Collateral Obligations, other than Defaulted Obligations, as of such date is less than or equal to the number of years (rounded to the nearest one hundredth thereof) during the period from such date of determination to November 26, 2032.

“Workout Loan”: Any Loan, debt security or other loan asset received in connection with the workout or restructuring of a Collateral Obligation.

“Workout Payment Condition”: A condition that will be satisfied with respect to the acquisition of a Workout Loan that is a Second Lien Loan or an Equity Security using Principal Proceeds if the Collateral Manager certifies to the Collateral Trustee (which certification will be deemed to have been provided upon delivery of the related acquisition instruction) that the Collateral Manager believes that on or prior to the next Payment Date (1) the Collateral Manager will designate, by written notice to the Collateral Trustee, any amounts that would otherwise constitute Interest Proceeds as Principal Proceeds and such designation will not render insufficient the available Interest Proceeds remaining on the next Payment Date to pay in full all amounts due and payable through and including clause (I) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account); and/or (2) a Contribution will be made with a Permitted Use set forth in clause (ii) of the definition thereof, in each case, in an aggregate amount equal to or greater than the Principal Proceeds used to acquire such Workout Loan or Equity Security.

“Zero Coupon Bond”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Usage of Terms. With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation”.

References to (i) the “redemption” of Debt shall be understood to refer, in the case of the Class A-2 Loans, to the repayment of the Class A-2 Loans by the Issuer, and in the case of the Class B Loans, to the repayment of the Class B Loans by the Issuer, and (ii) the “issuance” of Debt or to the “execution,” “authentication” and/or “delivery” of Debt shall be understood to refer, in the case of Class A-2 Loans, to the incurrence of Class A-2 Loans by the Issuer and in the case of the Class B Loans, to the incurrence of Class B Loans by the Issuer, in each case pursuant to the applicable Credit Agreement.

Section 1.3 Assumptions as to Assets. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 (Assumptions as to Assets) shall be applied. The provisions of this Section 1.3 (Assumptions as to Assets) shall be applicable to any determination or calculation that is covered by this Section 1.3 (Assumptions as to Assets), whether or not reference is specifically made to this Section 1.3 (Assumptions as to Assets), unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Assets shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (including Current Pay Obligations and DIP Collateral Obligations but excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, anticipated to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2 (Purchase of Additional Collateral Obligations)) that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Secured Debt or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.7(b)(iii) (Accountings), Article XII and the definition of “Interest Coverage Ratio”, the expected interest on the Secured Debt and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e) References in Section 11.1(a) (Disbursements of Monies from Payment Account) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)   If a Collateral Obligation (or portion thereof) included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to clause (x) of the proviso to the definition of “Defaulted Obligation”, then one or more Current Pay Obligations, or a portion thereof, shall be deemed Defaulted Obligations, determined in increasing order from the Current Pay Obligation with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the outstanding Principal Balance of such Current Pay Obligation as of the date of determination) until the remaining Current Pay Obligations (and any remaining portions thereof) shall satisfy the percentage limitation in such proviso. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.

(g) Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations will not be included in the calculation of the Collateral Quality Test. For the purposes of calculating compliance with clause (iv) of the Concentration Limitations, Defaulted Obligations shall not be considered to have either an S&P Rating of “CCC+” or below or a Fitch Rating of “CCC+” or below (only, in the case of Fitch, for so long as any Class A-1 Notes remain Outstanding). For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a Principal Balance of zero.

(h) For purposes of calculating compliance with the Investment Criteria, upon the direction of the Collateral Manager by notice to the Collateral Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of a Collateral Obligation shall be deemed to have the characteristics of such Collateral Obligation until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the disposition or sale of such Defaulted Obligation or Credit Risk Obligation.

(i)    For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(j)    Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(k) Any reference in this Indenture to an amount of the Bank’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of a 360 day year and the actual number of days elapsed for the related Interest Accrual Period and shall be based on the aggregate principal amount of the Assets outstanding (including Eligible Investments and Defaulted Obligations) at the beginning of each Interest Accrual Period.

(l) To the extent of any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, each of the Collateral Trustee and the Collateral Administrator shall be entitled to request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and each of the Collateral Trustee and the Collateral Administrator shall follow such direction and shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(m) For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(n) [Reserved].

(o) If the Issuer (or the Collateral Manager on behalf of the Issuer) is notified by the administrative agent or other withholding agent or otherwise for the syndicate of lenders in respect of (x) any amendment, waiver, consent or extension fees or (y) commitment fees or other similar fees in respect of Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation that any amounts associated therewith are subject to withholding tax imposed by any jurisdiction, the applicable Collateral Quality Test and the Coverage Tests shall be calculated thereafter net of the full amount of such withholding tax unless the related Obligor is required to make “gross-up” payments to the Issuer that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instruments with respect thereto.

(p) For all purposes (including calculation of the Coverage Tests but excluding the calculation of the Aggregate Funded Spread), the Principal Balance of a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation will include all unfunded commitments that have not been irrevocably reduced, withdrawn or expired.

(q) For purposes of calculating the sale proceeds of a Collateral Obligation in sale transactions, sale proceeds will include any Principal Financed Accrued Interest received in respect of such sale.

(r)   For purposes of calculating the Collateral Quality Test, DIP Collateral Obligations will be treated as having an S&P Recovery Rate equal to the S&P Recovery Rate for Senior Secured Loans.

(s)   Any direction or Issuer Order required under this Indenture relating to the purchase, acquisition, sale, disposition or other transfer of Assets may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to trade or similar instrument or document or other written instruction (including by e-mail or other electronic communication or file transfer protocol) from the Collateral Manager on which the Collateral Trustee may rely.

(t)    Any proceeds received in connection with any Purchased Workout Loan or Equity Security shall be allocated as follows, upon the direction of the Collateral Manager by notice to the Collateral Trustee and the Collateral Administrator:

(1) if any Principal Proceeds were used to acquire such Purchased Workout Loan or Equity Security, then (I) first, as Principal Proceeds to the Collection Account until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate amount of all collections in respect of such Purchased Workout Loan or Equity Security and the related Collateral Obligation (measured from the time immediately prior to the workout or restructuring of such Collateral Obligation) equals the sum of (x) the greater of (i) the Principal Proceeds used to acquire such Purchased Workout Loan or Equity Security and (ii) the Adjusted Collateral Principal Amount associated with the related Purchased Workout Loan or Equity Security (measured at the time immediately prior to the receipt of such proceeds) plus (y) the Principal Balance of the related Collateral Obligation (measured at the time immediately prior to the workout or restructuring of such Collateral Obligation), and (II) second, as Interest Proceeds to the Collection Account; or

(2) if only Interest Proceeds or Contributions were used to acquire such Purchased Workout Loan or Equity Security then (I) first, as Principal Proceeds to the Collection Account until (as determined by the Collateral Manager with notice to the Collateral Trustee and the Collateral Administrator) the aggregate amount of all collections in respect of such Purchased Workout Loan or Equity Security is equal to the greater of (i) 60% of the Principal Balance of the related Collateral Obligation (measured at the time immediately prior to the workout or restructuring of such Collateral Obligation) and (ii) the Adjusted Collateral Principal Amount associated with the related Purchased Workout Loan or Equity Security (measured at the time immediately prior to the receipt of such proceeds), and (II) second, as Interest Proceeds to the Collection Account or to the Contribution Account for application to a Permitted Use as directed by the Collateral Manager in its sole discretion, respectively based on the proceeds used as the source of such acquisition.

(u) Notwithstanding anything herein to the contrary, (x) a Qualified Workout Loan shall be treated as a Defaulted Obligation (except with respect to the definition of Adjusted Collateral Principal Amount only for any Qualified Workout Loan that is a Principal Proceeds Workout Loan) and (y) a Non-Qualified Workout Loan and an Equity Security shall be treated as an Equity Security, in each case, unless and until such Workout Loan or Equity Security, as applicable, meets the definition of “Collateral Obligation” on the date of acquisition or subsequently meets the definition of “Collateral Obligation” (as tested on such date and without giving effect to any carve-outs for Workout Loans or Equity Securities therein (if any)), in each case as notified by the Collateral Manager to the Collateral Trustee and the Collateral Administrator. After such Workout Loan or Equity Security meets the definition of “Collateral Obligation,” it may be treated, at the election of the Collateral Manager, as a Collateral Obligation and subsequent to such election shall no longer be treated as a Defaulted Obligation or Equity Security, respectively, for all purposes of this Indenture.

(v) With respect to any Revolving/Delayed Draw Purchased Workout Loan, such Revolving/Delayed Draw Purchased Workout Loan shall be treated as a Revolving Collateral Obligation and/or Delayed Drawdown Collateral Obligation for purposes of Section 10.4 (The Revolver Funding Account) only and deposits shall be made in the Revolver Funding Account using proceeds in accordance with Section 10.2(h) (The Collection Account). If funds deposited in the Revolver Funding Account in respect of a Revolving/Delayed Draw Purchased Workout Loan are withdrawn in accordance with Section 10.4 (The Revolver Funding Account) then proceeds received in connection with such amounts shall be applied in accordance with Section 1.3(t) (Assumptions as to Assets).

Article II

The Notes

Section 2.1 Forms Generally. The Notes and the Collateral Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes.  (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Temporary Regulation S Global Secured Notes, Rule 144A Global Secured Notes and Rule 144A Global Subordinated Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(b) Secured Notes and Subordinated Notes.

(i) Regulation S Global Secured Notes. Unless otherwise agreed by the Issuer, the Notes of each Class sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S that are also Qualified Purchasers shall each be issued initially in the form of one temporary Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto, in the case of the Secured Notes (each, a “Temporary Regulation S Global Secured Note”), to be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided. After the end of the Distribution Compliance Period, any Temporary Regulation S Global Secured Note may be exchanged for interests in one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto, in the case of the Secured Notes (each, a “Regulation S Global Secured Note”), with a deemed representation from the beneficial owner(s) of such Temporary Regulation S Global Secured Note that such beneficial owner(s) are not “U.S. persons” (as defined in Regulation S) and are both (a) (1) Qualified Institutional Buyers or (2) Institutional Accredited Investors and (b) Qualified Purchasers; provided that, after the Distribution Compliance Period, the beneficial owners of a Temporary Regulation S Global Secured Note shall be deemed to have directed the Issuer to request that such beneficial interests in such Temporary Regulation S Global Secured Note be exchanged into a beneficial interest in a permanent Regulation S Global Secured Note. Notwithstanding anything to the contrary contained herein, under no circumstances will Non-Clearing Agency Notes be issued to beneficial owners of an interest in a Temporary Regulation S Global Secured Note.

(ii) Rule 144A Global Notes. Unless otherwise agreed to by the Issuer, the Secured Notes of each Class sold to persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto (each, a “Rule 144A Global Secured Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided. Unless otherwise agreed to by the Issuer, the Subordinated Notes sold to persons that are QIB/QPs shall each be issued initially in the form of one permanent Global Subordinated Note in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-2 hereto (each, a “Rule 144A Global Subordinated Note”) and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Collateral Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided.

(iii) Certificated Notes. Unless issued as an Uncertificated Note, with the consent of the Issuer, any Secured Notes may, in each case, be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-1 hereto (a “Certificated Secured Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided. Unless issued as an Uncertificated Note, Subordinated Notes may, with the consent of the Issuer, be issued if requested by such person, in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-2 hereto (each, a “Certificated Subordinated Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Collateral Trustee as hereinafter provided.

(iv) Uncertificated Notes. If requested by a person with the consent of the Issuer, the Notes may be issued in uncertificated, fully registered form evidenced by entry in the Register (an “Uncertificated Note”). If an Uncertificated Note is being issued, the Issuer shall direct the Collateral Trustee to provide on the Closing Date, upon request of a beneficial owner and as otherwise required by Section 2.5(d) (Registration, Registration of Transfer and Exchange) to the beneficial owner promptly after the registration of the Uncertificated Note in the Register by the Registrar a confirmation of registration, substantially in the form of Exhibit E (each, a “Confirmation of Registration”).

(v) Aggregate Principal Amounts of Global Notes. The aggregate principal amount of the Temporary Regulation S Global Secured Notes, the Regulation S Global Secured Notes, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes may from time to time be increased or decreased by adjustments made on the records of the Collateral Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) (Forms of Notes) shall apply only to Global Secured Notes and Global Subordinated Notes deposited with or on behalf of DTC.

(i) The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Secured Notes and the Global Subordinated Notes insofar as interests in such Global Secured Notes and Global Subordinated Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

(ii) Agent Members shall have no rights under this Indenture with respect to any Global Secured Notes or Global Subordinated Notes held on their behalf by the Collateral Trustee, as custodian for DTC and DTC may be treated by the Issuer, the Collateral Trustee, and any agent of the Issuer or the Collateral Trustee as the absolute owner of such Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Collateral Trustee, or any agent of the Issuer or the Collateral Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3 Authorized Amount; Stated Maturity; Denominations.

(a) Aggregate Principal Amount. The aggregate principal amount of Secured Notes and Subordinated Notes that may be authenticated and delivered under this Indenture and Class A-2 Loans and the Class B Loans that may be incurred under the Credit Agreements is limited to U.S.$493,770,000 aggregate principal amount of Debt (except for (i) Deferred Interest with respect to each Deferrable Class, (ii) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5 (Registration, Registration of Transfer and Exchange), Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) or Section 8.5 (Reference in Notes to Supplemental Indentures) of this Indenture, (iii) additional notes issued in accordance with Section 2.13 (Additional Issuance) and Section 3.2 (Conditions to Additional Issuance) or (iv) Re-Pricing Replacement Notes).

(b) Classes, Designations, Characteristics, etc. Such Debt shall be divided into the Classes, having the designations, initial principal amounts and other characteristics as follows:

	A-1	A-2 Loans[3]	A-2	B Loans[4]	B	C	Subordinated
Class Designation	Senior Secured Floating Rate	Senior Secured Floating Rate	Senior Secured Floating Rate	Senior Secured Floating Rate	Senior Secured Floating Rate	Mezzanine Secured Deferrable Floating Rate	Subordinated
Initial Principal Amount[1]	$280,000,000	$30,000,000	$0	$23,000,000	$7,000,000	$37,500,000	$116,270,000
Stated Maturity	Payment Date in October 2036	Payment Date in October 2036	Payment Date in October 2036	Payment Date in October 2036	Payment Date in October 2036	Payment Date in October 2036	Payment Date in October 2036
Fixed Rate Note	No	No	No	No	No	No	N/A
Interest Rate
Fixed Interest Rate	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Floating Rate Note	Yes	Yes	Yes	Yes	Yes	Yes	N/A
Index	Benchmark	Benchmark	Benchmark	Benchmark	Benchmark	Benchmark	N/A
Index Maturity[2]	Three Months	Three Months	Three Months	Three Months	Three Months	Three Months	N/A
Spread	1.71%	1.85%	1.85%	2.15%	2.15%	2.65%	N/A
Initial Rating(s)
S&P	AAA (sf)	AAA (sf)	AAA (sf)	AA (sf)	AA (sf)	A (sf)	NR
Fitch	AAAsf	NR	NR	NR	NR	NR	NR
Priority Classes	None	A-1	A-1	A-1, A-2 Loans, A-2	A-1 A-2 Loans, A-2	A-1, A-2 Loans, A-2, B Loans, B	A-1, A-2 Loans, A-2, B Loans, B, C
Pari Passu Classes	None	A-2	A-2 Loans	B	B Loans	None	None
Junior Classes	A-2 Loans, A-2, B Loans, B, C, Subordinated	B Loans, B, C, Subordinated	B Loans, B, C, Subordinated	C, Subordinated	C, Subordinated	Subordinated	None
Interest deferrable	No	No	No	No	No	Yes	N/A
ERISA Prohibited	No	No	No	No	No	No	Yes
Listed Notes	No	No	No	No	No	No	No
Secured Debt	Yes	Yes	Yes	Yes	Yes	Yes	No
Re-Pricing Eligible Debt	No	No	No	No	No	No	N/A

[1]	As of the Closing Date.

[2]	Except with respect to the first Payment Date following the Closing Date, the Benchmark shall be calculated by reference to three-month Benchmark, in accordance with the definition of the Benchmark set forth in this Indenture. See the definition of the Benchmark and Designated Maturity for the calculation of the Benchmark with respect to the first Payment Date following the Closing Date.

[3]	The Class A-2 Loans will be incurred pursuant to the Class A-2 Credit Agreement. In connection with the exercise of a Class A-2 Conversion Option, the Aggregate Outstanding Amount of the Class A-2 Notes may be increased by up to $30,000,000 and the Aggregate Outstanding Amount of the Class A-2 Loans reduced by the equivalent amount upon a conversion of all or a portion of the Class A-2 Loans in accordance with this Indenture and the Class A-2 Credit Agreement.

[4]	The Class B Loans will be incurred pursuant to the Class B Credit Agreement. In connection with the exercise of a Class B Conversion Option, the Aggregate Outstanding Amount of the Class B Notes may be increased by up to $23,000,000 and the Aggregate Outstanding Amount of the Class B Loans reduced by the equivalent amount upon a conversion of all or a portion of the Class B Loans in accordance with this Indenture and the Class B Credit Agreement.

(c) Authorized Denominations. The Secured Notes shall be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof, and the Subordinated Notes shall be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof (each, an “Authorized Denomination”). Notes shall only be transferred or resold in compliance with the terms of this Indenture.

Section 2.4 Execution, Authentication, Delivery and Dating(a).  (a) The Notes shall be executed on behalf of the Issuer by one of its Authorized Officers. The signature of such Authorized Officer on the Notes may be manual, electronic or scanned.

(b) Notes bearing the manual, electronic or scanned signatures of individuals who were at the time of execution the Authorized Officers of the Issuer, shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Certificated Notes or Global Notes executed by the Issuer to the Collateral Trustee or the Authenticating Agent for authentication, and the Collateral Trustee or the Authenticating Agent, upon Issuer Order (which Issuer Order shall, in respect of a transfer of Certificated Notes or Global Notes hereunder, shall have been deemed to have been provided upon the Issuer’s delivery of an executed Note to the Collateral Trustee), shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

(d) With respect to the transfer or delivery of any Uncertificated Note, upon Issuer Order the Collateral Trustee shall direct the Registrar to record the ownership of such Note in the Register.

(e) Each Note authenticated and delivered by the Collateral Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

(f)   Notes issued upon transfer, exchange or replacement of other Notes shall be issued in Authorized Denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the initial principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

(g) No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless (other than in the case of any Uncertificated Security) there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Collateral Trustee or by the Authenticating Agent by the manual or electronic signature of one of their authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

(h) With respect to the transfer and exchange of any Uncertificated Notes, whenever this Indenture requires or refers to “authentication and delivery” of Notes or requires the Collateral Trustee to “authenticate and deliver Notes”, the Collateral Trustee shall be entitled to request an Issuer Order for direction, to make an interpretation of this Indenture that is consistent with the requirements for other Notes or to take such actions and direct the Register in accordance with its normal practice for the transfer and recordation of Uncertificated Notes.

Section 2.5 Registration, Registration of Transfer and Exchange.

(a) Register, Appointment of Registrar, Registration of Notes.

(i) The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the “Register”) at the office of the Collateral Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Collateral Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any update to the Register, if the Issuer has appointed a Paying Agent other than the Collateral Trustee, the Collateral Trustee shall cause the Registrar to provide a copy of such Register to the Issuer so that the Issuer may comply with Section 7.3 (Money for Note Payments to be Held in Trust). Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar. Ownership of the Class A-2 Loans and the Class B Loans shall be determined by reference to the applicable Loan Register.

(ii) If a Person other than the Collateral Trustee is appointed by the Issuer as Registrar, the Issuer will give the Collateral Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Collateral Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Collateral Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request by the Issuer or the Collateral Manager at any time, the Registrar shall provide to the requesting person (1) a current list of Holders (and their holdings) as reflected in the Register and (2) any information the Registrar actually possesses regarding the nature and identity of any beneficial owner of any Note (and its holdings) who has provided a Note Owner Certificate unless such beneficial owner instructs the Collateral Trustee otherwise, to the extent such disclosure is not prohibited by federal law or any other law applicable to the Collateral Trustee.

(iii) Subject to this Section 2.5 (Registration, Registration of Transfer and Exchange), upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2 (Maintenance of Office or Agency), the Issuer shall execute, and the Collateral Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denomination and of a like aggregate principal or face amount.

(iv)   Subject to this Section 2.5 (Registration, Registration of Transfer and Exchange), at the option of the Holder, Notes may be exchanged for Notes of like terms, in any Authorized Denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Collateral Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive in accordance with this Section 2.5 (Registration, Registration of Transfer and Exchange).

(v) All Notes issued and authenticated and/or recorded in the Register upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(vi)   Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

(vii) No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Issuer, the Registrar or the Collateral Trustee may require payment of a sum sufficient to cover any transfer, tax or other governmental charge payable in connection therewith. The Registrar or the Collateral Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) Exemption from Registration under Securities Act, State Securities Laws, Investment Company Act. No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c) Restrictions on Transfers of ERISA Prohibited Notes. No ERISA Prohibited Notes may be held by or transferred to a Benefit Plan Investor. The Collateral Trustee shall be entitled to rely exclusively upon the information set forth in the face of the transfer certificates received pursuant to the terms of this Section 2.5 (Registration, Registration of Transfer and Exchange) and only Notes that a Trust Officer of the Collateral Trustee actually knows to be so held shall be so disregarded.

(d) Transfers and Exchanges of Notes. Transfers and exchanges of Notes shall only be made in accordance with Section 2.2(b) (Forms of Notes) and this Section 2.5(d) (Registration, Registration of Transfer and Exchange).

(i)    Rule 144A Global Note to Temporary Regulation S Global Secured Note or Regulation S Global Secured Note. If a beneficial owner of a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for, during the Distribution Compliance Period, an interest in a corresponding Temporary Regulation S Global Secured Note, or after the Distribution Compliance Period, to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Secured Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction and is also a Qualified Purchaser) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, in the Authorized Denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, and (C) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, including that the holder or the transferee, as applicable, is not a U.S. person and is a Qualified Purchaser, and in an offshore transaction pursuant to and in accordance with Regulation S, then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, equal to the reduction in the principal amount of the Rule 144A Global Note.

(ii) Temporary Regulation S Global Secured Note or Regulation S Global Secured Note to Rule 144A Global Note. If a beneficial owner of, during the Distribution Compliance Period, a Temporary Regulation S Global Secured Note or, after the Distribution Compliance Period, a Regulation S Global Secured Note deposited with DTC is entitled to exchange its interest in such Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Secured Note, in the Authorized Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, and (B) a certificate in the form of Exhibit B-3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, then the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, by the aggregate principal amount of the beneficial interest in the Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable, to be transferred or exchanged, and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Temporary Regulation S Global Secured Note or Regulation S Global Secured Note, as applicable.

(iii) Global Note to Non-Clearing Agency Note. If either (x) the Issuer agrees and a holder of a beneficial interest in a Global Note (other than a Temporary Regulation S Global Secured Note) desires, or (y) if pursuant to Section 2.10(a) (DTC Ceases to be Depository), a holder of a beneficial interest in a Global Note deposited with DTC is entitled at any time to exchange its interest in such Global Note for a Non-Clearing Agency Note or to transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a corresponding Non-Clearing Agency Note, then such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a corresponding Non-Clearing Agency Note, which may be delivered as either a Certificated Note or as an Uncertificated Note. Upon receipt by the Registrar of (A) a certificate substantially in the form of Exhibit B-2, in the case of Secured Notes, or Exhibit B-4, in the case of Subordinated Notes, and, in the case of ERISA Prohibited Notes only, Exhibit B-5 attached hereto, executed by the holder or transferee, as applicable, including in the case of a transfer that the transferee is either (1) a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (2) the transferee is not a U.S. person and is acquiring such interest in an offshore transaction and is a Qualified Purchaser and (B) appropriate instructions from DTC, if required, the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be exchanged or transferred, record the exchange or transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and upon either (1) in the case of a requested Certificated Note, execution by the Issuer and authentication and delivery by the Collateral Trustee one or more corresponding Certificated Notes registered in the names specified in the instructions described in clause (B) above or (2) in the case of a requested Uncertificated Note, a Confirmation of Registration, in each case in principal amounts designated by the holder or the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note exchanged by such holder or transferred by the transferor), and in Authorized Denominations.

(iv) Non-Clearing Agency Note to Regulation S Global Secured Note. If a Holder of a Non-Clearing Agency Note wishes at any time to exchange its interest in such Non-Clearing Agency Note or to transfer such Non-Clearing Agency Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Regulation S Global Secured Note, such holder may, subject to Section 2.5(e) (Registration, Registration of Transfer and Exchange), the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Non-Clearing Agency Note for a beneficial interest in a Regulation S Global Secured Note. Upon receipt by the Registrar of (A) either (1) in the case of an exchange or transfer of a Certificated Note, a Holder’s Certificated Note properly endorsed for cancelation by such Holder or for assignment to the transferee or (2) in the case of a transfer or exchange of an Uncertificated Note, such documentation as the Registrar may request, (B) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Regulation S Global Secured Notes, including that the Holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, and (C) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC to be credited with such increase, the Registrar shall cancel such Non-Clearing Agency Note in accordance with Section 2.9 (Cancellation), record the transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the Regulation S Global Secured Note equal to the principal amount of the Non-Clearing Agency Note transferred or exchanged.

(v) Non-Clearing Agency Note to Rule 144A Global Note. If a Holder of a Non-Clearing Agency Note wishes at any time to exchange its interest in such Non-Clearing Agency Note or to transfer such Non-Clearing Agency Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Rule 144A Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is a Qualified Institutional Buyer and a Qualified Purchaser), subject to Section 2.5(e) (Registration, Registration of Transfer and Exchange), the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Non-Clearing Agency Note for a beneficial interest in a corresponding Global Note. Upon receipt by the Registrar of (A) either (1) in the case of an exchange or transfer of a Certificated Note, a Holder’s Certificated Note properly endorsed for cancelation by such Holder or for assignment to the transferee or (2) in the case of a transfer or exchange of an Uncertificated Note, such documentation as the Registrar may request, (B) a certificate in the form of Exhibit B-3 attached hereto given by the Holder and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Non-Clearing Agency Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, and (C)  instructions given in accordance with Euroclear’s, Clearstream’s and/or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Note in an amount equal to the Non-Clearing Agency Note to be transferred or exchanged, and (D) a written order given in accordance with Euroclear, Clearstream and/or DTC’s procedures containing information regarding the participant’s account at Euroclear, Clearstream and/or DTC to be credited with such increase, the Registrar shall cancel such Non-Clearing Agency Note in accordance with Section 2.9 (Cancellation), record the transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and approve the instructions at Euroclear, Clearstream and/or DTC, as applicable, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note equal to the principal amount of the Non-Clearing Agency Note transferred or exchanged.

(vi)   Non-Clearing Agency Note to Non-Clearing Agency Note. If a Holder of a Non-Clearing Agency Note wishes at any time to exchange its interest for one or more Non-Clearing Agency Notes or to transfer such Non-Clearing Agency Note to a Person who wishes to take delivery thereof in the form of a Non-Clearing Agency Note, such holder may upon receipt by the Registrar of (A) either (1) in the case of the exchange or transfer of a Certificated Note, a Holder’s Certificated Note properly endorsed for cancelation by such Holder or assignment to the transferee, or (2) in the case of the transfer of an Uncertificated Note such documentation as the Registrar may request and (B) certificates substantially in the form of Exhibit B-2, in the case of Secured Notes, or Exhibit B-4, in the case of Subordinated Notes, and, in the case of ERISA Prohibited Notes only, Exhibit B-5 attached hereto, executed by the Holder or transferee, as applicable, including in the case of a transfer that the transferee is either (1) a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (2) the transferee is not a U.S. person and is acquiring such interest in an offshore transaction and is a Qualified Purchaser, the Registrar shall cancel such Non-Clearing Agency Note in accordance with Section 2.9 (Cancellation), record the exchange and/or transfer in the Register in accordance with Section 2.5(a) (Registration, Registration of Transfer and Exchange) and upon (1) in the case of a requested Certificated Note, execution by the Issuer and authentication and delivery by the Collateral Trustee, one or more corresponding Certificated Notes, registered in the names specified in the instructions described in clause (B) above or (2) in the case of a requested Uncertificated Note, Confirmation of Registration, in each case in principal amounts designated by the holder and/or transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Non-Clearing Agency Note exchanged and/or transferred by the transferor), and in Authorized Denominations.

(vii) Temporary Regulation S Global Secured Note to Regulation S Global Secured Note. Interests in a Temporary Regulation S Global Secured Note may be exchanged after the Distribution Compliance Period for interests in a Regulation S Global Secured Note. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Secured Note, and the Notes evidenced thereby, shall in all respects be entitled to the same benefits under this Indenture as the Regulation S Global Secured Note and Rule 144A Global Secured Note authenticated and delivered hereunder.

(viii) Distribution Compliance Period. Prior to the termination of the Distribution Compliance Period with respect to the issuance of the Notes, transfers of interests in the Temporary Regulation S Global Secured Notes to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (ii) above. The Collateral Trustee shall be entitled to assume that the Distribution Compliance Period ends on the 40th day following the Closing Date, except to the extent notified to the contrary by the Issuer or the Collateral Manager on the Issuer’s behalf.

(e) Transfers and Exchanges of ERISA Prohibited Notes. In addition to the provisions applicable to the transfer of Notes set forth herein, with respect to the ERISA Prohibited Notes, the Issuer’s approval will be required for any exchange or transfer of a Non-Clearing Agency Note that will result in the delivery of a corresponding Global Note, which approval will be the Issuer’s sole and absolute discretion.

(f)   [Reserved]

(g) Removal of Applicable Legends. If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Collateral Trustee, the Collateral Manager and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Collateral Trustee or the Collateral Manager), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Collateral Trustee or its Authenticating Agent, at the written direction of the Issuer with the consent of the Collateral Manager shall, after due execution by the Issuer, authenticate and deliver Notes that do not bear such applicable legend.

Notwithstanding the delivery of any Opinion of Counsel, neither the Issuer nor the Collateral Manager shall be required to consent to the removal of any legends from the Notes, and any such decision shall remain in the sole discretion of the Issuer and the Collateral Manager.

(h) Deemed Representations of Beneficial Owners of Global Notes. Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note will be deemed to have represented and agreed as follows (and in the case of the Notes acquired in the form of Non-Clearing Agency Notes and Subordinated Notes acquired on the Closing Date will represent and agree, in substantially the same form except as may be expressly agreed by the Issuer):

(i) In connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the BDC Advisor, the Collateral Trustee, the Loan Agent, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Initial Purchaser, the BDC Advisor or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Initial Purchaser, the BDC Advisor or any of their respective Affiliates; (D) such beneficial owner is either (1)(in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers or (2) other than Subordinated Notes, both (a) not a “U.S. person” as defined in Regulation S and (b) a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers, and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

(ii) With respect to the Co-Issued Notes, or any beneficial interest therein, (A) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if such Person is a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, such Person’s acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt violation of any such Other Plan Law.

(iii) With respect to the ERISA Prohibited Notes, on each day from the date on which such beneficial owner acquires its interest in such ERISA Prohibited Notes through and including the date on which such beneficial owner disposes of its interest in such ERISA Prohibited Notes, (a) it is not, and is not acting on behalf of, a Benefit Plan Investor, (b) if it is a governmental, church, non-U.S. or other plan, (x) it is not, and for so long as it holds such Notes or interest therein will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt violation of any Other Plan Law, and (c) it agrees to certain transfer restrictions regarding its interest in such Notes.

(iv) With respect to Co-Issued Notes purchased by Benefit Plan Investors, each beneficial owner will be deemed to represent, warrant and agree on each day on which such beneficial owner acquires such Note or interest therein through and including the date on which it disposes of such Note or interest therein that (i) none of the Transaction Parties is a fiduciary of, or has provided or will provide any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any fiduciary or other person investing the assets of the Benefit Plan Investor (“Fiduciary”) in connection with its acquisition of the Notes, (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited), and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment of the Notes.

(v) Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. Such beneficial owner understands that the Issuer has not been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(vi) Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Temporary Regulation S Notes or Regulation S Global Secured Notes, as applicable, and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vii) Such beneficial owner will provide notice to each person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5 (Registration, Registration of Transfer and Exchange), including the Exhibits referenced herein.

(viii) Such beneficial owner agrees to be subject to the Bankruptcy Subordination Agreement.

(ix) Such beneficial owner acknowledge, represents and agrees to the tax-related restrictions set forth in Section 2.12 (Treatment and Tax Certification).

(x) [Reserved.]

(xi) Such beneficial owner has read the information under the heading “Risk Factors” set forth in the Offering Circular and acknowledges and agrees that it has consented to the conflicts of interests set forth therein (including, but not limited to, those described under “Risk Factors—Relating to the Collateral Manager and the Transferor” and “Risk Factors— Certain Conflicts of Interest Relating to the Collateral Manager, the BDC Advisor and the affiliates, clients and service providers—The Issuer will be subject to various conflicts of interest involving the Varagon Entities” and the subheadings thereunder).

(xii) Such beneficial owner will not use funds directly, or indirectly, derived from money laundering, corruption or other activities that may contravene U.S. or other applicable law, including but not limited to U.S. anti-money laundering and anti-corruption laws or regulations, to purchase its Notes.

(xiii) Such beneficial owner represents and warrants that all personal data provided to the Issuer or its delegates by or on behalf of the purchaser has been and will be provided in accordance with applicable laws and regulations, including, without limitation, those relating to privacy or the use of personal data. The beneficial owner shall ensure that any personal data that the purchaser provides to the Issuer or its delegates is accurate and up to date, and such beneficial owner shall promptly notify the Issuer if it becomes aware that any such data is no longer accurate or up to date.

(xiv) If such beneficial owner is acquiring any Secured Debt in a transaction that would comprise a sale of securities in Florida, such beneficial owner is either (A) a “Qualified Institutional Buyer” (within the meaning of Rule 144A under the Securities Act) or (B) both (1) an “Institutional Accredited Investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (2) a bank, trust company, savings institution, insurance company, dealer, investment company (as defined in the Investment Company Act), pension or profit-sharing trust within the meaning of Section 517.061(9) of the Florida Securities and Investor Protection Act.

(i) Representations of Owners of Non-Clearing Agency Notes. Each Person who becomes an owner of an ERISA Prohibited Note in the form of a Non-Clearing Agency Note will be required to make the representations and agreements set forth in Exhibit B-5. Each Person who becomes an owner of a Secured Note in the form of a Non-Clearing Agency Note will be required to make the representations and agreements set forth in Exhibit B-2. Each Person who becomes an owner of a Subordinated Note in the form of a Non-Clearing Agency Note will be required to make the representations and agreements set forth in Exhibit B-4 and Exhibit B-5 (except for the initial purchasers of the Subordinated Notes, who will be required to enter into a subscription agreement).

(j) Additional Transfer Restrictions on Subordinated Notes. To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Subordinated Note, as applicable, to make representations to the Issuer in connection with such compliance.

(k) [Reserved].

(l) Registrar and Collateral Trustee Protections. The Registrar, the Collateral Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any Holder, transferor and transferee certificate delivered pursuant to this Section 2.5 (Registration, Registration of Transfer and Exchange) and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Collateral Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 (Registration, Registration of Transfer and Exchange) if the Collateral Trustee is not notified in writing or a Trust Officer does not have actual knowledge of any transfer requiring such certificate to be presented by the proposed transferor or transferee. Notwithstanding anything contained herein to the contrary, the Collateral Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the Investment Company Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 (Registration, Registration of Transfer and Exchange) to be provided to the Collateral Trustee by a prospective transferor or transferee, the Collateral Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(m) Non-Compliant Transfer. Any purported transfer of a Note not in accordance with this Section 2.5 (Registration, Registration of Transfer and Exchange) shall in any material respect be null and void and shall not be given effect for any purpose whatsoever.

(n) Conversion of the Class A-2 Loans.

(i) Notwithstanding anything herein to the contrary, upon written notice from a Class A-2 Converting Lender to the Collateral Trustee, the Loan Agent and the Issuer, a Converting Lender may elect a Business Day (such Business Day, the “Class A-2 Conversion Date”) upon which all or a portion of the Aggregate Outstanding Amount of the Class A-2 Loans held by such Class A-2 Converting Lender shall be converted into Class A-2 Notes in the manner provided for in a written instruction by such Class A-2 Converting Lender; provided (x) that the Class A-2 Conversion Date shall be no earlier than the fifth Business Day following the date such notice is delivered (or such later date as may be reasonably agreed to by the Class A-2 Converting Lender, the Collateral Trustee and the Loan Agent) and may not be between a Record Date or a Determination Date (whichever is earlier) and a Payment Date and (y) such conversion shall be in an Authorized Denomination. If such Class A-2 Converting Lender is converting its Class A-2 Loans into Class A-2 Notes in the form of interests in a Global Note, the Collateral Trustee must receive (A) instructions given in accordance with DTC's procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the applicable Global Note in an amount equal to the Class A-2 Loans being converted and (B) a written order given in accordance with DTC's procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase. On the Class A-2 Class A-2 Conversion Date, the Aggregate Outstanding Amount of the Class A-2 Notes shall be increased by the Aggregate Outstanding Amount of the Class A-2 Loans so converted and an equivalent amount of the Class A-2 Loans shall cease to be Outstanding and shall be deemed to have been repaid in full for all purposes hereunder and under the Class A-2 Credit Agreement. The Collateral Trustee shall either (A) if such Holder is converting its Class A-2 Loans into Class A-2 Notes in the form of interests in Global Notes, approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the applicable Global Note equal to the principal amount of the Class A-2 Loans converted or (B) if such Holder is converting its Class A-2 Loans into Class A-2 Notes in the form of Certificated Notes, upon execution by the Issuer, authenticate and deliver one or more Certificated Notes representing Class A-2 Notes endorsed for transfer, registered in the name of the applicable Holder, in an Aggregate Outstanding Amount equal to the principal amount of the Class A-2 Loans being converted by such Holder, in each case, subject to the Authorized Denominations set forth in Section 2.3 hereof or in an amount equal to the entire remaining principal amount of the Class A-2 Loans of the applicable Class A-2 Converting Lender. Interest accrued on the portion of the Class A-2 Loans so converted since the prior Payment Date (or the Closing Date, if no Payment Date has occurred) shall, as of the Class A-2 Conversion Date, be deemed to have been accrued and unpaid on the Class A-2 Notes since such prior Payment Date (or the Closing Date, if no Payment Date has occurred) and interest on the converted Class A-2 Loans shall thereafter accrue at the Interest Rate applicable to the Class A-2 Notes. No Class A-2 Notes may be converted into Class A-2 Loans. The Issuer will notify the Rating Agencies promptly after the occurrence of the conversion of any Class A-2 Loans into Class A-2 Notes.

(ii) The Issuer, the Collateral Manager and the Class A-2 Converting Lenders agree to provide reasonable assistance to the Collateral Trustee and the Loan Agent in connection with such conversion, including, but not limited to, providing instructions to DTC, the Collateral Trustee and the Registrar.

(iii) Notwithstanding anything herein to the contrary, if the Class A-2 Conversion Option is exercised during an Interest Accrual Period during which the applicable portion of the Class A-2 Loans has been assigned, the Record Date for the related Payment Date shall determine which Holder or Holders receive any payment made on the Class A-2 Notes on such Payment Date (regardless of whether the Record Date occurred prior to or after the effectiveness of the conversion).

(iv) Notwithstanding anything herein to the contrary and without the consent of any other party hereto, upon the removal of Section 2.07 of the Class A-2 Credit Agreement, this Section 2.5(n) shall be deemed amended in connection with such amendment of the Class A-2 Credit Agreement and have no further force or effect for the purposes of this Indenture or the Class A-2 Credit Agreement. Any Class A-2 Loans converted to Class A-2 Notes on or after the Closing Date which are outstanding on such Business Day shall remain Class A-2 Notes.

(o) Conversion of the Class B Loans.

(i) Notwithstanding anything herein to the contrary, upon written notice from a Class B Converting Lender to the Collateral Trustee, the Loan Agent and the Issuer, a Class B Converting Lender may elect a Business Day (such Business Day, the “Class B Conversion Date”) upon which all or a portion of the Aggregate Outstanding Amount of the Class B Loans held by such Class B Converting Lender shall be converted into Class B Notes in the manner provided for in a written instruction by such Class B Converting Lender; provided (x) that the Class B Conversion Date shall be no earlier than the fifth Business Day following the date such notice is delivered (or such later date as may be reasonably agreed to by the Class B Converting Lender, the Collateral Trustee and the Loan Agent) and may not be between a Record Date or a Determination Date (whichever is earlier) and a Payment Date and (y) such conversion shall be in an Authorized Denomination. If such Class B Converting Lender is converting its Class B Loans into Class B Notes in the form of interests in a Global Note, the Collateral Trustee must receive (A) instructions given in accordance with DTC's procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the applicable Global Note in an amount equal to the Class B Loans being converted and (B) a written order given in accordance with DTC's procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase. On the Class B Conversion Date, the Aggregate Outstanding Amount of the Class B Notes shall be increased by the Aggregate Outstanding Amount of the Class B Loans so converted and an equivalent amount of the Class B Loans shall cease to be Outstanding and shall be deemed to have been repaid in full for all purposes hereunder and under the Class B Credit Agreement. The Collateral Trustee shall either (A) if such Holder is converting its Class B Loans into Class B Notes in the form of interests in Global Notes, approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the applicable Global Note equal to the principal amount of the Class B Loans converted or (B) if such Holder is converting its Class B Loans into Class B Notes in the form of Certificated Notes, upon execution by the Issuer, authenticate and deliver one or more Certificated Notes representing Class B Notes endorsed for transfer, registered in the name of the applicable Holder, in an Aggregate Outstanding Amount equal to the principal amount of the Class B Loans being converted by such Holder, in each case, subject to the Authorized Denominations set forth in Section 2.3 hereof or in an amount equal to the entire remaining principal amount of the Class B Loans of the applicable Class B Converting Lender. Interest accrued on the portion of the Class B Loans so converted since the prior Payment Date (or the Closing Date, if no Payment Date has occurred) shall, as of the Class B Conversion Date, be deemed to have been accrued and unpaid on the Class B Notes since such prior Payment Date (or the Closing Date, if no Payment Date has occurred) and interest on the converted Class B Loans shall thereafter accrue at the Interest Rate applicable to the Class B Notes. No Class B Notes may be converted into Class A-2 Loans. The Issuer will notify the Rating Agencies promptly after the occurrence of the conversion of any Class B Loans into Class B Notes.

(ii) The Issuer, the Collateral Manager and the Class B Converting Lenders agree to provide reasonable assistance to the Collateral Trustee and the Loan Agent in connection with such conversion, including, but not limited to, providing instructions to DTC, the Collateral Trustee and the Registrar.

(iii) Notwithstanding anything herein to the contrary, if the Class B Conversion Option is exercised during an Interest Accrual Period during which the applicable portion of the Class B Loans has been assigned, the Record Date for the related Payment Date shall determine which Holder or Holders receive any payment made on the Class B Notes on such Payment Date (regardless of whether the Record Date occurred prior to or after the effectiveness of the conversion).

(iv) Notwithstanding anything herein to the contrary and without the consent of any other party hereto, upon the removal of Section 3.7 of the Class B Credit Agreement, this Section 2.5(o) shall be deemed amended in connection with such amendment of the Class B Credit Agreement and have no further force or effect for the purposes of this Indenture or the Class B Credit Agreement. Any Class B Loans converted to Class B Notes on or after the Closing Date which are outstanding on such Business Day shall remain Class B Notes.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note.

(a) If (i) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Collateral Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Issuer, the Collateral Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Collateral Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Issuer may execute and, upon Issuer Order, the Collateral Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

(b) If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Collateral Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Collateral Trustee and the Transfer Agent in connection therewith.

(c) In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

(d) Upon the issuance of any new Note under this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note), the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Collateral Trustee) connected therewith.

(e) Every new Note issued pursuant to this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note), to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

(f) The provisions of this Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Secured Debt of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such Payment Date, and for the avoidance of doubt, without giving effect to the proviso to the definition of “Interest Accrual Period” addressing Fixed Rate Debt), except as otherwise set forth below. Payment of interest on each Class of Secured Debt (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) will be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1 (Disbursements of Monies from Payment Account) and Section 13.1 (Subordination). So long as any Priority Class is Outstanding with respect to a Deferrable Class, any payment of interest due on any such Deferrable Class which is not available to be paid (“Deferred Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of Section 5.1(a) (Events of Default) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Debt and (iii) the Stated Maturity of such Class of Debt. Deferred Interest on any Deferrable Class shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Debt and (ii) which is the Stated Maturity of such Class of Debt. Regardless of whether any Priority Class is Outstanding with respect a Deferrable Class, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Debt) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date, but will be deferred and added to the principal balance of such Class for all purposes (including, for purposes of the Overcollateralization Ratio Test), and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default. Interest will cease to accrue on any Secured Debt, or in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A-1 Notes, Class A-2 Debt or Class B Debt, or, if there is no Class A-1 Notes, Class A-2 Debt or Class B Debt Outstanding, any Class C Notes shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The principal of the Secured Debt of each Class matures at par and is due and payable on the date of the applicable Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Secured Debt becomes due and payable at an earlier date by declaration of acceleration, call for redemption, prepayment or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Debt (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur in accordance with the Priority of Payments. Payments of principal on any Class of Secured Debt, and distributions of Principal Proceeds to Holders of Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Debt or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) (Events of Default) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c) Principal payments on the Debt will be made in accordance with the Priority of Payments and Article IX.

(d) The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a United States Tax Person within the meaning of Section 7701(a)(30) of the Code or the applicable IRS Form W-8 (or applicable successor form) in the case of a Person that is not a United States Tax Person within the meaning of Section 7701(a)(30) of the Code) or other certification (including, with respect to FATCA, waivers of foreign law confidentiality) acceptable to it to enable the Issuer, the Collateral Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Debt or the Holder or beneficial owner of such Debt under any present or future law or regulation of the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation and the delivery of any information required under FATCA to determine if the Issuer is subject to withholding or payments by the Issuer are subject to withholding. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Debt as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Debt. Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e) Payments in respect of interest on and principal of any Secured Note and any payment with respect to any Subordinated Note shall be made by the Collateral Trustee in Dollars to DTC or its designee with respect to a Global Secured Note and to the Holder or its nominee with respect to a Non-Clearing Agency Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Secured Note, and to the Holder or its nominee with respect to a Non-Clearing Agency Note; provided that (1) in the case of a Non-Clearing Agency Note, the Holder thereof shall have provided written wiring instructions to the Collateral Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Except with respect to any Uncertificated Note, upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Collateral Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Collateral Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Issuer or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. None of the Issuer, the Collateral Trustee, the Collateral Manager, or any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Secured Note. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Collateral Trustee, in the name and at the expense of the Issuer shall, prior to the date on which such payment is to be made, provide to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 initial principal amount of Secured Notes and Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Secured Debt of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Debt of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Debt of such Class on such Record Date. Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date. All payments on the Class A-2 Loans and/or the Class B Loans shall be made by the Collateral Trustee or the applicable Paying Agent to the applicable Loan Agent for disbursement in accordance with each Credit Agreement.

(g) Interest accrued with respect to any Floating Rate Debt shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. Interest on the Fixed Rate Debt will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(h) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i) Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Debt and this Indenture and the Credit Agreements are from time to time and at any time limited recourse obligations of the Issuer payable solely from the Assets available at such time and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any remaining claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, manager, employee, member, authorized person or organizer of the Issuer, the Collateral Manager or any Affiliates of the foregoing Person, successors or assigns for any amounts payable under the Debt, this Indenture or the Credit Agreements. It is understood that the foregoing provisions of this clause (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Debt or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this clause (i) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Debt, this Indenture or the Credit Agreements, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. The Subordinated Notes are not secured hereunder.

(j) Subject to the foregoing provisions of this Section 2.7 (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8 Persons Deemed Owners. The Issuer, the Collateral Trustee, and any agent of the Issuer or the Collateral Trustee shall treat as the owner of each Note the Person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Collateral Trustee or any agent of the Issuer or the Collateral Trustee shall be affected by notice to the contrary.

Section 2.9 Cancellation. (a) All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Collateral Trustee and may not be reissued or resold. Except as provided in Section 2.9(b) (Cancellation), no Note may be surrendered (including any surrender in connection with any abandonment, donation, gift, contribution or other event or circumstance) except for payment as provided herein, or for registration of transfer, exchange or redemption in accordance with Article IX hereof (in the case of a Special Redemption or a mandatory redemption, only to the extent that such Special Redemption or mandatory redemption results in payment in full of the applicable Class of Notes), or for replacement in connection with any Note deemed lost or stolen. Any Notes surrendered for cancellation as permitted by this Section 2.9 (Cancellation) shall, if surrendered to any Person other than the Collateral Trustee, be delivered to the Collateral Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9 (Cancellation), except as expressly permitted by this Indenture. All canceled Notes held by the Collateral Trustee shall be destroyed or held by the Collateral Trustee in accordance with its standard retention policy unless the Issuer shall direct by an Issuer Order received prior to destruction that they be returned to it.

(b) In addition to a cancellation pursuant to Section 2.9(a) (Cancellation), the Issuer may (x) apply any amount on deposit in the Financing Expense Account, as set forth in Section 10.3(f) (Transaction Accounts) to acquire Secured Debt (or beneficial interests therein), (y) in accordance with the Debt Payment Sequence, apply any amount on deposit in the Principal Collection Subaccount, as set forth in Section 10.2(a) (Collection Account) to acquire Secured Debt (or beneficial interests therein) in sequential order of priority and/or (z) apply any amount on deposit in the Contribution Account, as set forth in Section 10.3(g) (Transaction Accounts) to acquire Secured Debt (or beneficial interests therein), in each case, in accordance with applicable law (any such Secured Debt, “Repurchased Debt”). In addition, the following additional requirements shall apply to the acquisition of Repurchased Debt from Principal Proceeds on deposit in the Principal Collection Subaccount pursuant to Section 2.9 (b)(y) (Cancellation):

(i) any offer for such purchase must be extended to all Holders of Secured Debt of such Class (provided that no such Holder shall be obligated to accept any such offer);

(ii) no Event of Default has occurred and is continuing on the date of such offer or such acquisition;

(iii) each Coverage Test is satisfied both immediately before and immediately after giving effect to such acquisition,

(iv) to the extent that Sale Proceeds are used to consummate the acquisition by the Issuer of any such Repurchased Debt, each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Tests (except the S&P CDO Monitor Test) will be satisfied, maintained or improved after giving effect to such acquisition of Repurchased Debt;

(v) the purchase price of such Repurchased Debt must be at a discount from par; and

(vi) the Issuer (or the Collateral Manager on its behalf) has certified to the Collateral Trustee that the conditions to such repurchase are satisfied.

Any such Notes that are Repurchased Debt will be delivered (at the direction of the Issuer (or the Collateral Manager on its behalf)) to the Collateral Trustee for cancellation. The Issuer will provide notice following its acquisition of any Repurchased Debt to each Rating Agency for so long as such Rating Agency is then rating a Class of Secured Debt. All Notes that are Repurchased Debt will be promptly canceled by the Collateral Trustee at the direction of the Issuer (or the Collateral Manager on its behalf) and may not be reissued or resold; provided that Repurchased Debt will continue to be treated as Outstanding under this Indenture solely for purposes of calculating any Coverage Test, the Coverage Ratio Event of Default and the Reinvestment Target Par Balance until all Debt of the applicable Class and each Class that is senior in right of payment thereto in the Debt Payment Sequence have been retired or redeemed, having an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of repurchase, reduced proportionately with, and to the extent of, any payments of principal on Debt of the same Class thereafter.

Section 2.10 DTC Ceases to be Depository. (a) A Global Note deposited with DTC pursuant to Section 2.2 (Forms of Notes) shall be transferred in the form of a corresponding Non-Clearing Agency Note to the beneficial owners thereof if (A) such transfer complies with Section 2.5 (Registration, Registration of Transfer and Exchange) of this Indenture and (B) any of (x)(i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Note.

(b) Any Global Note that is transferable in the form of a corresponding Non-Clearing Agency Note to the beneficial owner thereof pursuant to this Section 2.10 (DTC Ceases to be Depository) shall be surrendered by DTC to the Collateral Trustee’s office located in the Borough of Manhattan, The City of New York to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall (1) in the case of a requested Certificated Note, execute and the Collateral Trustee shall authenticate and deliver, one or more corresponding Certificated Notes, registered in accordance with the instructions of DTC or (2) in the case of a requested Uncertificated Note, Confirmation of Registration registered in accordance with the instructions of DTC, in each case in principal amounts designated by DTC (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note exchanged), and in Authorized Denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5 (Registration, Registration of Transfer and Exchange), bear the legends set forth in the applicable Exhibit A and all Non-Clearing Agency Notes shall be subject to the transfer restrictions referred to herein and in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10 (DTC Ceases to be Depository), the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Debt.

(d) In the event of the occurrence of either of the events specified in subsection(a) of this Section 2.10 (DTC Ceases to be Depository), the Issuer will promptly make available to the Collateral Trustee a reasonable supply of Certificated Notes.

(e) If Non-Clearing Agency Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by subsection(a) of this Section 2.10 (DTC Ceases to be Depository), the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Non-Clearing Agency Notes had been issued; provided that the Collateral Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit D) and/or other forms of reasonable evidence of such ownership.

(f) Neither the Collateral Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC or any successor depository and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Non-Clearing Agency Notes shall be registered or as to delivery instructions for any Certificated Notes.

Section 2.11 Non-Permitted Holders. (a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to (x) a U.S. person that is not both (A) either (1) a Qualified Institutional Buyer or (2) with the written consent of the Issuer and solely in the case of Non-Clearing Agency Notes, an Accredited Investor (that, in the case of an Individual Accredited Investor, is also a Knowledgeable Employee) and (B) (1) a Qualified Purchaser or (2) solely in the case of Non-Clearing Agency Notes, a Knowledgeable Employee with respect to the Issuer or the Collateral Manager or (y) a non-U.S. person (as defined in Regulation S) that is not a Qualified Purchaser, shall be null and void ab initio and any such purported transfer of which the Issuer or the Collateral Trustee shall have notice may be disregarded by the Issuer and the Collateral Trustee for all purposes.

(b) If a Person becomes a Holder or a beneficial owner in violation of paragraph (a) of this Section 2.11 (Non-Permitted Holders) (any such person a “Non-Permitted Holder”) of an interest in any Subordinated Note, the acquisition of Notes by such holder shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder by the Issuer or the Collateral Trustee (and notice by the Collateral Trustee (if a Trust Officer of the Collateral Trustee obtains actual knowledge) to the Issuer, if it makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such person to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder and beneficial owner of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder and beneficial owner to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Collateral Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Subordinated Note to a Person who has made an ERISA-related representation required by Section 2.5 (Registration, Registration of Transfer and Exchange) that is subsequently shown to be false or misleading shall be null and void ab initio and any such purported transfer of which the Issuer or the Collateral Trustee shall have notice may be disregarded by the Issuer and the Collateral Trustee for all purposes.

(f) If any Person shall become the Holder or beneficial owner of an interest in any Note who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Similar Law or Other Plan Law representation required by Section 2.5 (Registration, Registration of Transfer and Exchange) that is subsequently shown to be false or misleading or whose ownership or beneficial ownership otherwise causes a violation of the 25% Limitation (any such person a “Non-Permitted ERISA Holder”), the Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted ERISA Holder by the Issuer or upon notice from the Collateral Trustee (if a Trust Officer of the Collateral Trustee obtains actual knowledge) to the Issuer, if it makes the discovery and agrees to notify the Issuer of such discovery, send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Notes held by such Person or its interest in such Notes to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes, as applicable, to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder. However, the Issuer may select the purchaser by any method it determines in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes agrees to cooperate with the Issuer and the Collateral Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Collateral Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12 Treatment and Tax Certification. (a) Each Holder of Debt (or any interest therein) (including, for purposes of this Section 2.12 (Treatment and Tax Certification), any beneficial owner of an interest in the relevant Debt) represents and agrees that it has read the summary of the U.S. federal income tax considerations under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular and shall treat the Debt as debt or equity for U.S. tax purposes in a manner consistent with the treatment of such Debt by the Issuer as described under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular and will take no action inconsistent with such treatment, unless otherwise required by any relevant taxing authority.

(b) Each Holder of Debt (or any interest therein) acknowledges and agrees that the failure to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Debt, including U.S. federal withholding or back-up withholding.

(c) Each Holder of a Subordinated Note (or any interest therein) represents and warrants that, for so long as it owns less than 100% of the Outstanding Subordinated Notes (and any other Class of Note characterized as equity for U.S. federal income tax purposes), it is a United States Tax Person, agrees to provide the Issuer and the Collateral Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and acknowledges that if it fails to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Debt shall be void ab initio.

(d) Each Holder of Debt (or any interest therein) agrees to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Debt or the holder of such Debt or beneficial interest therein. In addition, each purchaser and subsequent transferee of such Debt (or any interest therein) acknowledges and agrees that the Issuer has the right under the Indenture to withhold on any holder or any beneficial owner of an interest in Debt that fails to comply with FATCA.

(e) Each Holder of a Subordinated Note held in the form of a Global Note acknowledges and agrees that (i) such Note may not be transferred unless the transferee shall have furnished the Issuer and the Collateral Trustee a fully executed Daisy Chain Letter, (ii) any transfer made in violation of the foregoing shall be void ab initio and (iii) prior to any transfer of such Global Note to any person (“Subsequent Transferee”), the Holder shall notify the Subsequent Transferee of the Subsequent Transferee’s obligation to furnish a Daisy Chain Letter to the Collateral Trustee and the Issuer.

(f) Each Holder of Secured Debt (or any interest therein), if it is not a United States Tax Person, represents that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Secured Debt are effectively connected with the conduct of a trade or business in the United States.

(g) Each Holder of a Subordinated Note (or any interest therein) represents, acknowledges and agrees, and will be deemed to have represented, acknowledged and agreed, that: (A) such Subordinated Note (or any interest therein) may not be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (a) except in the case of the U.S. Retention Holder for so long as it holds 100% of the Outstanding Subordinated Notes, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes (and any other interest treated as equity in the Issuer for U.S. federal income tax purposes), and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes and any other equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such person obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation; (B) it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations) or the Subordinated Notes; (C) it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of the Subordinated Note (or any interest therein) or cause the Subordinated Note (or any interest therein) to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Subordinated Notes and any other equity interests in the Issuer to be more than 90; and (D) it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of the Subordinated Note (or any interest therein) that would violate any of the foregoing clauses (A) through (C) or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Subordinated Note to any Person that does not agree to be bound by this paragraph.

(h) Each Holder of Secured Debt (or any interest therein) that is not a United States Tax Person represents and acknowledges, and will be deemed to have represented and acknowledged, that it is not and will not become a member of an “expanded group” (within the meaning of the regulations issued under Section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if either (i) the Issuer is an entity disregarded as separate from such domestic corporation for U.S. federal income tax purposes or (ii) the Issuer is a “controlled partnership” (within the meaning of the regulations) with respect to such expanded group or an entity disregarded as separate from such controlled partnership for U.S. federal income tax purposes.

(i)  Each Holder of a Subordinated Note (or any interest therein) acknowledges and agrees, and will be deemed to have acknowledged and agreed, that, for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Notes (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such transfer would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes.

(j) Each Holder of a Subordinated Note (or any interest therein) acknowledges and agrees, and will be deemed to have acknowledged and agreed, that, for so long as the Issuer is disregarded as separate from it for U.S. federal income tax purposes, Debt may not be transferred by it (except to a person that is disregarded as separate from such holder or beneficial owner for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

(k) Each Holder of a Subordinated Note (or any interest therein) acknowledges and agrees, and will be deemed to have acknowledged and agreed, that, it shall not transfer any Secured Debt (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Debt and other outstanding Debt of the same Class (other than any Debt that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

(l)  Each Holder of a Subordinated Note (or any interest therein) agrees, and will be deemed to have agreed, to deliver to the transferee, with a copy to the Collateral Trustee, prior to the transfer of such Debt (or any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Collateral Trustee, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). Each holder or beneficial owner of a Subordinated Note (or any interest therein) acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Debt.

(m)  Each Holder of Debt (or any interest therein) agrees to indemnify the Issuer, the Collateral Trustee, the Loan Agent and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such Holder to comply with FATCA or its obligations under the Debt. The indemnification will continue with respect to any period during which the Holder held Debt (or any interest therein), notwithstanding the Holder ceasing to be a Holder of the Debt (or any interest therein).

Section 2.13 Additional Issuance. (a) At any time during the Reinvestment Period (or, in the case of an issuance of Subordinated Notes or a Risk Retention Issuance only, during and after the Reinvestment Period), the Issuer may issue or incur, as applicable, additional debt of any one or more Classes and/or issue or incur, as applicable, additional debt of one or more new classes that are subordinated to the existing Secured Debt (or to the most junior Class of securities of the Issuer (other than the Subordinated Notes) (such Notes, “Junior Debt”)) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Debt and the Subordinated Notes is then Outstanding (subject, in the case of additional notes of an existing Class of Secured Debt, to Section 2.13(a)(v) (Additional Issuance)) and use the proceeds (net of expenses for the additional issuance) to purchase additional Collateral Obligations (during the Reinvestment Period only) or as otherwise permitted under this Indenture (except that proceeds of an additional issuance of Subordinated Notes (x) at any time, may be used to facilitate a Refinancing or Re-Pricing (to the extent such expenses remain outstanding after application of (i) the Priority of Payments on the Payment Date following such Refinancing or Re- Pricing and (ii) all amounts in the Financing Expense Account) and (y) after the Reinvestment Period may not be used to purchase additional Collateral Obligations), provided that the following conditions are met:

(i)  such issuance or incurrence, as applicable, is consented to by (w) the Collateral Manager, (x) a Majority of the Subordinated Notes, (y) in the case of the issuance of additional Secured Debt that is not a Risk Retention Issuance, a Majority of the Class A-1 Notes and (z) in the case of the incurrence of additional Class B Loans, with the consent of a Majority of the Class B Loans;

(ii)  no Event of Default has occurred and is continuing;

(iii)  in the case of additional debt of any one or more existing Classes, the aggregate principal amount of Debt of such Class issued in all additional issuances shall not exceed 100% of the respective original outstanding principal amount of the Debt of such Class on the Closing Date;

(iv)  in the case of additional debt of any one or more existing Classes, the terms of the debt issued must be identical to the respective terms of previously issued Debt of the applicable Class (except that the interest due on additional Secured Debt will accrue from the issue date of such additional Secured Debt and the interest rate and price of such Debt do not have to be identical to those of the initial Debt of that Class; provided that the spread over the Benchmark and/or fixed interest rate of any such additional Secured Debt will not be greater than the spread over the Benchmark and/or fixed interest rate on the applicable Class of Secured Debt (in each case, taking into account any original issue discount)) and such additional issuance shall not be considered a Refinancing hereunder;

(v) in the case of additional debt of any one or more existing Classes, unless only additional Subordinated Notes are being issued or in the case of a Risk Retention Issuance, additional debt of all Classes must be issued or incurred, as applicable, and such issuance or incurrence, as applicable, of additional debt must be proportional across all Classes, provided that the principal amount of Subordinated Notes issued in any such issuance may exceed the proportion otherwise applicable to the Subordinated Notes;

(vi) the Global Rating Agency Condition shall have been satisfied with respect to all Secured Debt; provided, that if only additional Subordinated Notes are being issued, satisfaction of the Global Rating Agency Condition will not be required if the Issuer notifies each Rating Agency of such issuance;

(vii) the proceeds of any additional Secured Debt (net of fees and expenses incurred in connection with such issuance, which fees and expenses shall be paid solely from the proceeds of such additional issuance) shall not be treated as Refinancing Proceeds and shall be treated as Principal Proceeds and used to purchase additional Collateral Obligations, to invest in Eligible Investments or to apply pursuant to the Priority of Payments; provided, that if only Subordinated Notes are issued then such proceeds may be treated as Interest Proceeds or Principal Proceeds or used for any Permitted Use (in each case, as directed by the Collateral Manager);

(viii) written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel shall be delivered to the Issuer (with a copy to the Collateral Trustee) to the effect that (A) such issuance or incurrence, as applicable, would not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis and (B) any additional Class A Debt, additional Class B Debt and additional Class C Notes will be characterized as indebtedness for U.S. federal income tax purposes; provided that such opinions described in clause (B) shall not be required with respect to any Class if 100% of the Holders thereof have consented to a waiver of such requirements;

(ix)  such additional debt, if such additional debt is not Subordinated Notes, will be issued in a manner that will allow the Issuer to accurately provide the information described in Treasury Regulation Section 1.1275-3(b)(1)(i), if such information is required;

(x) unless such issuance is a Risk Retention Issuance, after giving effect to such additional issuance, each Overcollateralization Ratio will be maintained or improved;

(xi)  the U.S. Risk Retention Rules are satisfied with respect to such additional issuance;

(xii)  [reserved]; and

(xiii) the Issuer (or the Collateral Manager on its behalf) has certified to the Collateral Trustee that the conditions to such additional issuance or incurrence, as applicable, have been satisfied.

(b) Any additional debt of an existing Class may be offered at prices that differs from the applicable initial offering price.

(c) The requirements of this Section 2.13 (Additional Issuance) shall not apply to Debt issued or incurred, as applicable, in connection with a Refinancing or a Re-Pricing (including Re-Pricing Replacement Notes).

Article III

Conditions Precedent

Section 3.1 Conditions to Issuance of Notes on Closing Date.

(a) The Notes to be issued on the Closing Date may be recorded by the Registrar and/or executed by the Issuer and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee upon Issuer Order and upon receipt by the Collateral Trustee of the following:

(i)  Officers’ Certificate of the Issuer Regarding Corporate Matters. An Officer’s certificate of the Issuer (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Credit Agreements, the Collateral Administration Agreement, the Securities Account Control Agreement, the Collateral Management Agreement, the Purchase Agreement and any subscription agreements and the execution, authentication and delivery of the Notes applied for by it and the incurrence of the Class A-2 Loans and/or the Class B Loans and specifying the Stated Maturity, principal amount and Interest Rate of each Class of Secured Debt to be authenticated and delivered and the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)  Governmental Approvals. A certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies at the time having jurisdiction in the premises that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes and the incurrence of the Class A-2 Loans and/or the Class B Loans.

(iii)  Counsel Opinions. Opinions of Dechert LLP, counsel to the Collateral Manager and the Issuer, Nixon Peabody LLP, counsel to the Collateral Trustee and Collateral Administrator and Richards, Layton & Finger, PA, Delaware counsel to the Issuer, each dated the Closing Date, in each case in form and substance reasonably acceptable to the Issuer and the Collateral Trustee.

(iv)  Officers’ Certificate of the Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that, to the best of the signing Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it and the incurrence of the Class A-2 Loans and/or the Class B Loans will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it and the incurrence of the Class A-2 Loans and/or the Class B Loans have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(v) Certificate of the Collateral Manager. An Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Closing Date, to the knowledge of the Collateral Manager:

(A)  each Collateral Obligation owned or committed to be acquired by the Issuer on the Closing Date satisfies the definition of “Collateral Obligation”; and

(B)  the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date is at least U.S.$450,000,000.

(vi)  Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Collateral Trustee on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 (Custodianship; Delivery of Collateral Obligations and Eligible Investments) shall have been effected.

(vii)  Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that:

(A)  in the case of each Collateral Obligation pledged to the Collateral Trustee on the Closing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (V)(ii) below) on the Closing Date;

(I)  the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date, (ii) those Granted pursuant to this Indenture and (iii) any other Permitted Liens;

(II)  the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (I) above;

(III)  the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or will be released on the Closing Date) other than interests Granted pursuant to this Indenture;

(IV)  the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Collateral Trustee;

(V)  (i) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(v) (Conditions to Issuance of Notes on Closing Date), each Collateral Obligation included in the Assets satisfies the requirements of the definition of “Collateral Obligation” and (ii) the requirements of Section 3.1(a)(vi) (Conditions to Issuance of Notes on Closing Date) have been satisfied; and

(VI)  upon Grant by the Issuer, the Collateral Trustee has a perfected security interest in the Collateral Obligations and other Assets prior to any other security interest granted by the Issuer, except as permitted by this Indenture.

(B) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(v), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date is at least equal to $450,000,000.

(viii) Rating Letters. An Officer’s certificate of the Issuer certifying that it has received a letter delivered by each Rating Agency, as applicable, and confirming that each Class of Secured Debt has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(ix)  Accounts. A certificate of the Collateral Trustee evidencing the establishment of each of the Accounts required to be established as of the Closing Date.

(x) Issuer Order for Deposit of Funds Into Accounts. The Issuer has delivered to the Collateral Trustee an Issuer Order specifying the amount of proceeds of the issuance of the Notes and the incurrence of the Class A-2 Loans and/or the Class B Loans to be deposited in the Accounts specified therein.

(xi)  Other Documents. Such other documents as the Collateral Trustee may reasonably require; provided that nothing in this clause (xi) shall imply or impose a duty on the part of the Collateral Trustee to require any other documents.

(b) The Issuer shall cause copies of the documents specified in Section 3.1(a) (Conditions to Issuance of Notes on Closing Date) (other than the rating letters specified in clause (viii) thereof) to be posted on the 17g-5 Website as soon as practicable after the Closing Date.

(c) The Collateral Trustee shall be entitled to assume the genuineness of each certificate, instrument, report, opinion and other document described in or delivered pursuant to this Section 3.1, and to assume the genuineness and due authorization of each signature, other than any signature of the Collateral Trustee, appearing thereon.

Section 3.2 Conditions to Additional Issuance. (a) Any additional debt to be issued or incurred, as applicable, in accordance with Section 2.13 (Additional Issuance) may be recorded in the Register or the applicable Loan Register, as applicable, and/or executed by the Issuer and delivered to the Collateral Trustee for authentication and thereupon the same shall be authenticated and delivered by the Collateral Trustee upon Issuer Order (setting forth registration, delivery and authentication instructions) and upon receipt by the Collateral Trustee of the following:

(i)  Officers’ Certificate of the Issuer Regarding Corporate Matters. An Officer’s certificate of the Issuer (A) evidencing the authorization by Board Resolution of the execution, authentication and delivery of the notes applied for by it or incurrence of loans and specifying the Stated Maturity, principal amount and Interest Rate (if applicable) of the notes to be authenticated and delivered or loans to be incurred and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the date of issuance and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)  Governmental Approvals. A certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance or incurrence, as applicable, of the additional debt.

(iii)  Officers’ Certificate of Issuer Regarding Indenture. An Officer’s certificate of the Issuer stating that, to the best of the signing Officer’s knowledge, the Issuer is not in default under this Indenture and that the issuance of the additional notes applied for by it or incurrence of additional loans will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 (Additional Issuance) and all conditions precedent provided in this Indenture relating to the authentication and delivery of the additional notes applied for by it or loans to be incurred have been complied with; and that all expenses due or accrued with respect to the offering of such debt or relating to actions taken on or in connection with the additional issuance or incurrence, as applicable, have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the date of additional issuance or incurrence, as applicable in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(iv)  Supplemental Indenture. A fully executed counterpart of the supplemental indenture making such changes to this Indenture and/or the Credit Agreements as shall be necessary to permit such additional issuance.

(v) Rating Letters. Unless only additional Subordinated Notes are being issued, an Officer’s certificate of the Issuer certifying that it has received a letter delivered by each Rating Agency, as applicable, and in substance confirming that the Global Rating Agency Condition has been satisfied with respect to the additional issuance or incurrence, as applicable.

(vi)  Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance or incurrence, as applicable, authorizing the deposit of the net proceeds of the issuance or incurrence, as applicable, into the Principal Collection Subaccount for use pursuant to Section 10.2 (Collection Account).

(vii)  Evidence of Required Consents. A certificate of the Collateral Manager consenting to such issuance or incurrence, as applicable, and satisfactory evidence of the consent of a Majority of the Subordinated Notes to such issuance or incurrence, as applicable (which may be in the form of an Officer’s certificate of the Issuer).

(viii) [Reserved].

(ix)  Other Documents. Such other documents as the Collateral Trustee may reasonably require; provided that nothing in this clause (ix) shall imply or impose a duty on the part of the Collateral Trustee to require any other documents.

(b) The Collateral Trustee shall be entitled to assume the genuineness of each certificate, instrument, report, opinion and other document described in or delivered pursuant to this Section 3.2, and to assume the genuineness and due authorization of each signature, other than any signature of the Collateral Trustee, appearing thereon.

Section 3.3 Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Collateral Trustee, as applicable, all Assets in accordance with the definition of “Deliver”. Initially, the Custodian shall be State Street Bank and Trust Company. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least U.S.$200,000,000 and is a Securities Intermediary. Subject to the limited right to relocate Assets as provided in Section 7.5(b) (Protection of Assets), the Collateral Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Collateral Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Collateral Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Collateral Trustee. The parties hereto agree that the Custodian’s “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) is the State of New York. The Custodian represents that on the Closing Date it has an office in the United States which is not intended to be merely temporary and meets the description set forth in the second sentence of Article 4(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded 5 July 2006. The law in force in the State of New York is applicable to all issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded 5 July 2006.

(b) Each time that the Issuer acquires any Collateral Obligation, Eligible Investment or other investment, the Issuer shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Collateral Trustee in accordance with this Indenture. The security interest of the Collateral Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Trustee, be released. The security interest of the Collateral Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer into any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

Article IV

Satisfaction and Discharge

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, obligations, protections, indemnities and immunities of the Collateral Trustee and the Loan Agent hereunder and under the applicable Credit Agreement, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the rights, obligations, protections, indemnities and immunities of the Bank in its other capacities hereunder and under the other Transaction Documents, including as Collateral Administrator under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Collateral Trustee and payable to all or any of them (and the Collateral Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) either:

(i)  all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 (Mutilated, Defaced, Destroyed, Lost or Stolen Note) and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3 (Money for Note Payments to be Held in Trust)) have been delivered to the Collateral Trustee for cancellation and the Class A-2 Loans and/or the Class B Loans have been repaid in full; or

(ii)  all Notes not theretofore delivered to the Collateral Trustee for cancellation and the Class A-2 Loans and/or the Class B Loans (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption or prepayment, as applicable, pursuant to Article IX under an arrangement for the giving of notice of redemption by the Issuer pursuant to Section 9.4 (Redemption Procedures) or Section 9.8 (Optional Re-Pricing) and either (1) the Issuer has irrevocably deposited or caused to be deposited with the Collateral Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States; provided that the obligations are entitled to the full faith and credit of the United States or are debt obligations which are rated “AAA” by S&P, in an amount sufficient, as recalculated by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Debt not theretofore delivered to the Collateral Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt which has become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Collateral Trustee a valid perfected security interest in such Eligible Investment that is prior to all other security interests and free of any adverse claim, as applicable, and shall have furnished to the Collateral Trustee an Opinion of Counsel with respect to such security interest or (2) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a) (Optional Preservation of Assets), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments (less any reserves required to wind up the Issuer); or

(iii)  the Issuer has delivered to the Collateral Trustee an Officer’s certificate stating that (A) there are no Collateral Obligations or Eligible Investments that remain subject to the lien of this Indenture and (B) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including, without limitation, the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose (less any reserves required to wind up the Issuer);

(b) the Issuer has paid or caused to be paid (or adequately reserved for payment) all other sums then due and payable hereunder (including, without limitation, any amounts then due and payable pursuant to the Collateral Administration Agreement, the Credit Agreements and the Collateral Management Agreement, in each case, without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7 (Application of Money Collected); and

(c) the Issuer has delivered to the Collateral Trustee and the Loan Agent one or more Officer’s certificates from the Issuer (or the Collateral Manager on its behalf) and an opinion of counsel stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided that, upon the final distribution of all proceeds of the liquidation of the Collateral Obligations, the Equity Securities and the Eligible Investments effected hereunder, the foregoing requirements in clauses (a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture following delivery of an Officer’s certificate of the Collateral Manager that it has determined in its discretion that the Issuer’s affairs have been wound up.

In connection with delivery by the Issuer of the Officer’s certificate referred to above, the Collateral Trustee will confirm to the Issuer that (i) to its knowledge, there are no Collateral Obligations that remain subject to the lien of this Indenture and (ii) to its knowledge, all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Collateral Trustee for such purpose.

In connection with such discharge, the Collateral Trustee shall notify all Holders of Outstanding Debt that (i) there are no pledged Collateral Obligations that remain subject to the lien of this Indenture, (ii) all proceeds thereof have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or are otherwise held in trust by the Collateral Trustee for such purpose or as reserves and (iii) this Indenture has been discharged. Upon the discharge of this Indenture, the Collateral Trustee shall provide such information to the Issuer as may be reasonably required by the Issuer for the liquidation of the Issuer to be completed.

Section 4.2 Application of Trust Money. All Cash and obligations deposited with the Collateral Trustee pursuant to Section 4.1 (Satisfaction and Discharge of Indenture) shall be held in trust for the benefit of the Secured Parties and applied by it in accordance with the provisions of the Notes and this Indenture and the Credit Agreements or to the winding up of the Issuer, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Collateral Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties. The Collateral Trustee may release amounts held by the Issuer as reserves to pay expenses of winding up of the Issuer at any time.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Debt, all Monies then held by any Paying Agent other than the Collateral Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Collateral Trustee to be held and applied pursuant to Section 7.3 (Money for Note Payments to be Held in Trust) hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

Article V

Remedies

Section 5.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) a default in the payment, when due and payable, of (i) any interest on any Class A Debt or Class B Debt or, if there is no Class A Debt or Class B Debt Outstanding, any Class C Note, and, in each case, the continuation of any such default for five Business Days, or (ii) any principal of, or interest (or Deferred Interest) on, or any Redemption Price in respect of, any Secured Debt at its Stated Maturity or any Redemption Date; provided that, in each case, in the case of a default due to an administrative error or omission by the Collateral Trustee, the Loan Agent, Collateral Administrator or any Paying Agent, such default continues for seven Business Days after a Trust Officer of the Collateral Trustee receives written notice or has actual knowledge of such administrative error or omission; provided, further, that the failure to effectuate any Optional Redemption or Tax Redemption for which notice is withdrawn or with respect to which a Refinancing fails shall not be an Event of Default;

(b) the failure on any Payment Date to disburse amounts available in the Payment Account in excess of U.S.$250,000 in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Collateral Trustee, the Loan Agent, the Collateral Administrator or any Paying Agent, such failure continues for seven Business Days after a Trust Officer of the Collateral Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) the Issuer or the pool of Assets becomes an investment company required to be registered under the Investment Company Act and such status continues for 45 days;

(d) except as otherwise provided in this Section 5.1 (Events of Default), (i) a default in a material respect in the performance by, or breach in a material respect of any material covenant of, the Issuer under this Indenture or the Credit Agreements (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, any Collateral Quality Test or any Coverage Test and any failure to satisfy the requirements of Section 7.18 (Effective Date) is not an Event of Default, except, in either case, if such failure results in a Coverage Ratio Event of Default), or (ii) the failure of any representation or warranty of the Issuer made in this Indenture or the Credit Agreements or in any material certificate or other writing delivered pursuant hereto or in connection herewith to be correct in any material respect when the same shall have been made, in either case, that has a material adverse effect on the Holders of one or more Classes of Debt, and the continuation of such default, breach or failure for a period of 45 days after notice to the Issuer and the Collateral Manager, by the Collateral Trustee, or notice to the Issuer, the Collateral Manager and the Collateral Trustee by the Holders of a Supermajority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding-up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f)  the institution by the Issuer of a Proceeding to have the Issuer adjudicated as bankrupt or insolvent, or the consent of the Issuer to the institution of a bankruptcy or insolvency Proceeding against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action, or the passing of a resolution by the shareholders of the Issuer to have the Issuer wound up on a voluntary basis; or

(g) on any Measurement Date while the Class A-1 Notes is Outstanding, the failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Collateral Principal Amount plus (2) the aggregate Market Value of all Defaulted Obligations on such Measurement Date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A-1 Notes as of such Measurement Date, to equal or exceed 102.5% (such Event of Default, a “Coverage Ratio Event of Default”).

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the Collateral Trustee and (iii) a Responsible Officer of the Collateral Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Collateral Trustee, the Collateral Trustee shall, not later than three Business Days thereafter, notify the Holders (as their names appear on the Register or the Loan Register, as applicable), the Loan Agent, each Paying Agent, the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall notify each Rating Agency and any Active Exchange) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14 (Waiver of Past Defaults)).

Section 5.2 Acceleration of Maturity; Rescission and Annulment. (a) Subject to Section 5.3(a), if an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(e) or (f)) (Events of Default), the Collateral Trustee may, and shall, upon the written direction of a Majority of the Controlling Class, by notice to the Issuer (subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), which notice the Issuer shall provide to each Rating Agency) and a Responsible Officer of the Collateral Manager, declare the principal of all the Secured Debt to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(e) or (f) (Events of Default) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Debt, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Collateral Trustee or any Holder.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer and the Collateral Trustee, may rescind and annul such declaration and its consequences if:

(i)  The Issuer has paid or deposited with the Collateral Trustee a sum sufficient to pay:

(A)  all unpaid installments of interest and principal then due on the Secured Debt (other than any principal amounts due to the occurrence of an acceleration); and

(B)  to the extent then due (other than as a result of the occurrence of an acceleration), all unpaid taxes and Administrative Expenses that have been invoiced as due and payable of the Issuer and other sums paid or advanced by the Collateral Trustee hereunder or under the Credit Agreements or by the Collateral Administrator under the Collateral Administration Agreement or hereunder, accrued and unpaid Collateral Management Fees and any other amounts then payable by the Issuer hereunder prior to such Administrative Expenses and such Collateral Management Fees; and

(ii)  It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Debt that has become due solely by such acceleration, have either (A) been cured or (B) been waived as provided in Section 5.14 (Waiver of Past Defaults).

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereon. Notice of any such rescission pursuant to this Section 5.2(b) (Acceleration of Maturity; Recission and Annulment) shall be provided by the Collateral Trustee to each Rating Agency so long such Rating Agency is then rating a Class of Secured Debt.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Collateral Trustee. The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Debt, the Issuer will, upon demand of the Collateral Trustee, pay to the Collateral Trustee, for the benefit of the Holder of such Secured Debt, the whole amount, if any, then due and payable on such Secured Debt for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Collateral Trustee and its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Collateral Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)) upon direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other Obligor upon the Secured Debt and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Collateral Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)) upon written direction of a Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Collateral Trustee shall deem most effectual (if no such direction is received by the Collateral Trustee) or as the Collateral Trustee may be directed by a Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or any other Obligor upon the Secured Debt under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or their respective property or such other Obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other Obligor upon the Secured Debt, or the creditors or property of the Issuer or such other Obligor, the Collateral Trustee, regardless of whether the principal of any Secured Debt shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Collateral Trustee shall have made any demand pursuant to the provisions of this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee), shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Debt upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Trustee (including any claim for reasonable compensation to the Collateral Trustee and each predecessor Collateral Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee, except as a result of negligence or bad faith) and of the Secured Debtholders allowed in any Proceedings relative to the Issuer or other Obligor upon the Secured Debt or to the creditors or property of the Issuer or such other Obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Secured Debtholders upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Collateral Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Secured Debtholders to make payments to the Collateral Trustee, and, if the Collateral Trustee shall consent to the making of payments directly to the Secured Debtholders to pay to the Collateral Trustee such amounts as shall be sufficient to cover reasonable compensation to the Collateral Trustee, each predecessor Collateral Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Collateral Trustee and each predecessor Collateral Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Collateral Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Secured Debtholders, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Debt or any Holder thereof, or to authorize the Collateral Trustee to vote in respect of the claim of any Secured Debtholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Collateral Trustee on behalf of the Holders of the Secured Debt (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Collateral Trustee shall be a party), the Collateral Trustee shall be held to represent all the Holders of the Secured Debt.

Notwithstanding anything in this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee) to the contrary, the Collateral Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee) except according to the provisions specified in Section 5.5(a) (Optional Preservation of Assets).

Section 5.4 Remedies.  (a) If an Event of Default has occurred and is continuing, and the Secured Debt have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Collateral Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)), upon written direction of a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i)  institute Proceedings for the collection of all amounts then payable on the Secured Debt or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii)  sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 (Sale of Assets) hereof;

(iii)  institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv)  exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Collateral Trustee and the Holders of the Secured Debt hereunder (including exercising all rights of the Collateral Trustee under the Securities Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity; provided that the Collateral Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 (Remedies) except according to the provisions of Section 5.5(a) (Optional Preservation of Assets).

The Collateral Trustee may obtain and rely upon an opinion or advice of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Secured Debt, which may be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 (Remedies) and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Debt which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(d) (Events of Default) hereof shall have occurred and be continuing the Collateral Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, subject to the terms of this Indenture (including Section 6.3(e) (Certain Rights of Collateral Trustee)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability. Any Holder at such sale may, in payment of the purchase price, deliver to the Collateral Trustee for cancellation any of the Notes in lieu of cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so delivered by such Holder (taking into account the Class of such Notes, the Priority of Payments and Article XIII).

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Collateral Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Collateral Trustee and the Holders of the Secured Debt, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) (i) Notwithstanding any other provision of this Indenture, none of the Collateral Trustee, the Secured Parties or the Holders (including beneficial owners thereof) may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws. Notwithstanding anything to the contrary in this Article V, in the event that any Proceeding described in the immediately preceding sentence is commenced against the Issuer, the Issuer, subject to the availability of funds as described in the immediately following sentence and the requirements of any applicable laws, shall promptly object to the institution of any such proceeding against it and take all necessary or advisable steps to cause the dismissal of any such proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (i) the institution of any involuntary proceeding to have the Issuer adjudicated as bankrupt or insolvent or (ii) the filing of any involuntary petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer under applicable bankruptcy law or any other applicable law). The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorney’s fees and expenses) in connection with taking any such action will be paid as Administrative Expenses. Each Holder and any person who acquired a beneficial interest in any Debt shall be deemed to have accepted and agreed to the restrictions set forth in this subsection (d).

(ii)  In the event one or more Holders or beneficial owners of Debt cause the filing of a petition in an involuntary bankruptcy against the Issuer in violation of the prohibition described above, such Holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that any claim that such Holder(s) or beneficial owner(s) have against the Issuer or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments, be fully subordinate in right of payment to the claims of each Holder and beneficial owner of any Secured Debt that does not seek to cause any such filing, with such subordination being effective until all Secured Debt held by each Holder or beneficial owners of any Secured Debt that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). In connection therewith, the Issuer shall be entitled to direct the Collateral Trustee (and the Collateral Trustee shall be entitled to conclusively rely upon such direction) to segregate payments and take other reasonable steps to effect the foregoing. In order to give effect to the foregoing, the Issuer shall, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by such Holder(s). The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement”. The Bankruptcy Subordination Agreement will constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code. The Collateral Trustee shall be entitled to rely upon an Issuer Order with respect to the payment of any amounts payable to Holders, which amounts are subordinated pursuant to this Section 5.4(d)(ii) (Remedies).

(iii)  Nothing in this Section 5.4 (Remedies) shall preclude, or be deemed to stop, the Collateral Trustee (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Trustee, or (ii) from commencing against the Issuer or any of their respective properties any legal action which is not a bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(iv)  The parties hereto agree that the restrictions and the Bankruptcy Subordination Agreement provisions described in clause (ii) of this Section 5.4(d) (Remedies) are a material inducement for each Holder and beneficial owner of the Debt to acquire such Debt and for the Issuer and the Collateral Manager to enter into this Indenture (in the case of the Issuer) and the other applicable Transaction Documents and are an essential term of this Indenture. Any Holder or beneficial owner of Debt or the Issuer may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy law or similar laws.

Section 5.5 Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Collateral Trustee shall retain the Assets intact (subject to clause (d) below), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Debt in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i)  the Collateral Trustee, pursuant to Section 5.5(c) (Optional Preservation of Assets), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Debt for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Secured Debt (including any amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap), any amounts payable to any Hedge Counterparty pursuant to an early termination (or partial early termination) of the related Hedge Agreement as a result of a Priority Termination Event and any due and unpaid Collateral Management Fees) and a Majority of the Controlling Class agrees with such determination;

(ii)  if the Class A-1 Notes are Outstanding and an Event of Default specified in clauses (a), (e), (f) or (g) of Section 5.1 (Events of Default) has occurred and is continuing (without regard to whether another Event of Default has occurred prior, contemporaneously or subsequent to such Event of Default), the Holders of a Majority of the Class A-1 Notes direct the sale and liquidation of the Assets; provided that this clause (ii) shall not apply in the case of an Event of Default pursuant to clause (a)(i) of the definition of “Event of Default” relating to the failure to pay interest on any Secured Debt (other than the Class A-1 Notes) while the Class A-1 Notes is the Controlling Class that arises solely from the application of monies in accordance with the order of priorities set forth in Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) due to the acceleration of the Secured Debt resulting from an Event of Default arising pursuant to clauses (b), (c) or (d) of the definition of “Event of Default”; or

(iii)  in the case of an Event of Default other than an Event of Default specified in Section 5.5(a)(ii) (Optional Preservation of Assets), the Holders of a Majority of the Aggregate Outstanding Amount of each Class of Secured Debt (each voting separately by Class) direct the sale and liquidation of the Assets.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) (Optional Preservation of Assets) may be rescinded at any time when the conditions specified in clause (i), (ii) or (iii) exist. Notice of any such sale and liquidation pursuant to this Section 5.5(a) (Optional Preservation of Assets) shall be provided by the Collateral Trustee to each Rating Agency so long such Rating Agency is then rating a Class of Secured Debt.

(b) Nothing contained in Section 5.5(a) (Optional Preservation of Assets) shall be construed to require the Collateral Trustee to sell the Assets securing the Secured Debt if the conditions set forth in clause (i), (ii) or (iii) of Section 5.5(a) (Optional Preservation of Assets) are not satisfied. Nothing contained in Section 5.5(a) (Optional Preservation of Assets) shall be construed to require the Collateral Trustee to preserve the Assets securing the Debt if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) (Optional Preservation of Assets) exists, the Collateral Trustee shall use reasonable efforts to obtain, with the cooperation of the Collateral Manager, bid prices with respect to each security contained in the Assets from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such securities and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. In the event that the Collateral Trustee, with the cooperation of the Collateral Manager, is only able to obtain bid prices with respect to a security contained in the Assets from one nationally recognized dealer (as specified by the Collateral Manager in writing) at the time making a market in such securities, the Collateral Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such security. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) (Optional Preservation of Assets) exists, the Collateral Trustee may retain and rely on an opinion of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense).

The Collateral Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) (Optional Preservation of Assets) no later than 10 days after such determination is made. The Collateral Trustee shall make the determinations required by Section 5.5(a)(i) (Optional Preservation of Assets) within 30 days after the request of a Majority of the Controlling Class at any time during which the Collateral Trustee retains the Assets pursuant to Section 5.5(a)(i) (Optional Preservation of Assets).

(d) Unsalable Assets may continue to be sold by the Issuer pursuant to and in accordance with Section 12.1(k) (Sales of Collateral Obligations) while an Event of Default has occurred and is continuing and the Collateral Trustee shall have no additional obligations with respect to such Unsalable Assets as a result of an Event of Default.

Section 5.6 Collateral Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Secured Notes (including a Secured Note that is a Non-Clearing Agency Note) may be prosecuted and enforced by the Collateral Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Collateral Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 (Application of Money Collected) hereof.

Section 5.7 Application of Money Collected. Any Money collected by the Collateral Trustee with respect to the Debt pursuant to this Article V and any Money that may then be held or thereafter received by the Collateral Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 (Subordination) and upon an Enforcement Event in accordance with the provisions of Section 11.1(a)(iv) (Disbursements of Monies from Payment Account), on each Payment Date or on such date or dates fixed by the Collateral Trustee. Upon the final distribution of all proceeds of any liquidation of the Collateral Obligations, Equity Securities and the Eligible Investments effected hereunder, the provisions of Section 4.1(a) and (b) (Satisfaction and Discharge of Indenture) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8 Limitation on Suits. No Holder of any Debt shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or the Credit Agreements, or for the appointment of a receiver or trustee, or for any other remedy hereunder or under the Credit Agreements, unless:

(a) such Holder has previously given to the Collateral Trustee, the Issuer and the Collateral Manager written notice of an Event of Default;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Collateral Trustee to institute Proceedings in respect of such Event of Default in its own name as Collateral Trustee hereunder and such Holder or Holders have provided the Collateral Trustee indemnity reasonably satisfactory to the Collateral Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Collateral Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Collateral Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Debt shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture or the Credit Agreements to affect, disturb or prejudice the rights of any other Holders of Debt of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Debt of the same Class or to enforce any right under this Indenture or the Credit Agreements, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Debt of the same Class subject to and in accordance with Section 13.1 (Subordination) and the Priority of Payments.

In the event the Collateral Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 (Limitation on Suits) from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Collateral Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Collateral Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Secured Debtholders to Receive Principal and Interest. Subject to Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved) but notwithstanding any other provision of this Indenture, the Holder of any Secured Debt shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Debt, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1 (Subordination), as the case may be, and, subject to the provisions of Section 5.4(d) (Remedies) and Section 5.8 (Limitation on Suits), to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Debt ranking junior to Debt still Outstanding shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Secured Debt ranking senior to such Secured Debt remains Outstanding, which right shall be subject to the provisions of Section 5.4(d) (Remedies) and Section 5.8 (Limitation on Suits), and shall not be impaired without the consent of any such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Collateral Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Trustee or to such Holder, then and in every such case the Issuer, the Collateral Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Collateral Trustee and the Holder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Collateral Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Collateral Trustee or any Holder of Secured Debt to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Collateral Trustee or to the Holders of the Secured Debt may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Trustee or by the Holders of the Secured Debt.

Section 5.13 Control by Majority of Controlling Class. A Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee or exercising any trust or power conferred upon the Collateral Trustee under this Indenture; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Collateral Trustee may take any other action deemed proper by the Collateral Trustee that is not inconsistent with such direction; provided that subject to Section 6.1 (Certain Duties and Responsibilities), the Collateral Trustee need not take any action that it determines might involve it in liability or expense (unless the Collateral Trustee has received the indemnity as set forth in clause (c) below);

(c) the Collateral Trustee shall have been provided with indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Collateral Trustee to undertake a Sale of the Assets shall be by the Holders of Debt representing the requisite percentage of the Aggregate Outstanding Amount of Debt specified in Section 5.4 (Remedies) and/or Section 5.5 (Optional Preservation of Assets).

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Collateral Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Debt waive any past Default or Event of Default and its consequences, except any Event of Default or occurrence described below that will require the additional consent of:

(a) in the case of failure to pay principal of any Secured Debt, the consent of the Holder of such Secured Debt;

(b) in the case of a failure to pay interest to the Controlling Class, the consent of 100% of the Holders of the Controlling Class; or

(c) in respect of a covenant or provision hereof that under Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) cannot be modified or amended without the waiver or consent of the Holder of all such Outstanding Debt materially and adversely affected thereby (which may be waived only with the consent of the Holder of all such Outstanding Debt).

In the case of any such waiver, the Issuer, the Collateral Trustee and the Holders of the Debt shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. The Collateral Trustee shall promptly give written notice of any such waiver to a Responsible Officer of the Collateral Manager, the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall provide such notice to each Rating Agency) and each Holder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Debt by such Holder’s acceptance thereof or its entry into the Credit Agreements, as applicable, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Collateral Trustee for any action taken, or omitted by it as Collateral Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 (Undertaking for Costs) shall not apply to any suit instituted by the Collateral Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 15% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Debt on or after the applicable Stated Maturity (or, in the case of redemption or prepayment, as applicable, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets.  (a) The Collateral Trustee’s power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Section 5.4 (Remedies) and Section 5.5 (Optional Preservation of Assets) shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Collateral Trustee may upon notice to the Holders and a Responsible Officer of the Collateral Manager, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Collateral Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Collateral Trustee shall be authorized to deduct the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel and agents) incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 (Compensation and Reimbursement) or other applicable terms hereof.

(b) The Collateral Trustee, the Collateral Manager, any Affiliate of the Collateral Manager and one or more funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and the Collateral Trustee may pay all or part of the purchase price by crediting against amounts owing on the Debt in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel and agents) incurred by the Collateral Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 (Compensation and Reimbursement) hereof or other applicable terms hereof. The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Collateral Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Collateral Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the United States Securities and Exchange Commission or any other relevant U.S. federal or state regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Collateral Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Collateral Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Collateral Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) The Collateral Trustee shall provide notice of any public Sale to the Holders of the Subordinated Notes and the Collateral Manager at least 10 days prior to such public Sale, and the Collateral Manager, its Affiliates and the Holders of the Subordinated Notes shall be permitted to participate in any such public Sale to the extent permitted by applicable law and such Holders, the Collateral Manager or its Affiliates, as the case may be, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18 Action on the Debt. The Collateral Trustee’s right to seek and recover judgment on the Debt or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Collateral Trustee or the Holders shall be impaired by the recovery of any judgment by the Collateral Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.

Article VI

The Collateral Trustee

Section 6.1 Certain Duties and Responsibilities.  (a) Except during the continuance of an Event of Default known to the Collateral Trustee:

(i) the Collateral Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Collateral Trustee; and

(ii)  in the absence of bad faith on its part, the Collateral Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, advice or opinions furnished to the Collateral Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates, advice or opinions which by any provision hereof are specifically required to be furnished to the Collateral Trustee, the Collateral Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Collateral Trustee within 15 days after such notice from the Collateral Trustee, the Collateral Trustee shall so notify the Holders.

(b) In case an Event of Default known to the Collateral Trustee has occurred and is continuing, the Collateral Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage or Class as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Collateral Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)  this subsection shall not be construed to limit the effect of subsection(a) of this Section 6.1 (Certain Duties and Responsibilities);

(ii)  the Collateral Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Collateral Trustee was negligent in ascertaining the pertinent facts;

(iii)  the Collateral Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Collateral Trustee, or exercising any trust or power conferred upon the Collateral Trustee, under this Indenture;

(iv)  no provision of this Indenture shall require the Collateral Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it; and

(v) in no event shall the Collateral Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Collateral Trustee has been advised of the likelihood of such losses or damages and regardless of such action.

(d) For all purposes under this Indenture, the Collateral Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Section 5.1(c), (d), (e), (f) or (g) (Events of Default) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by a Trust Officer of the Collateral Trustee at the Corporate Trust Office, and such notice references the Debt generally, the Issuer, the Assets or this Indenture. For purposes of determining the Collateral Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Collateral Trustee is deemed to have notice as described in this Section 6.1 (Certain Duties and Responsibilities).

(e) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Collateral Trustee shall be subject to the provisions of this Section 6.1 (Certain Duties and Responsibilities).

(f)  [Reserved].

(g) The Collateral Trustee is authorized, at the request of the Collateral Manager, to accept directions or otherwise enter into agreements regarding the remittance of fees owing to the Collateral Manager.

(h) The Collateral Trustee shall have no obligation to determine or verify whether (i) whether any requirement for a Contribution is satisfied, (ii) the Initial Majority Class A-1 Holder Condition is satisfied, (iii) any Collateral Obligation is an Affiliate Collateral Obligation, or whether any Repurchase and Substitution Limit or Substitute Collateral Obligations Qualification Conditions are satisfied in respect of any purchase or substitution thereof, (iv) the Workout Payment Condition is satisfied or whether a Workout Loan is a Qualified Workout Loan or (v) whether a Tax Event has occurred.

(i)  The Collateral Trustee is hereby authorized and directed to enter into the Credit Agreements. In connection with its execution and delivery of the Credit Agreements, and the performance of its duties thereunder, the Collateral Trustee shall be entitled to all rights, benefits, protections, immunities and indemnities provided to it under this Indenture, mutatis mutandis. The Collateral Trustee shall forward any written correspondence and notice received by it on behalf of the Holders under this Indenture to the applicable Loan Agent.

Section 6.2 Notice of Event of Default. Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Collateral Trustee or after any declaration of acceleration has been made or delivered to the Collateral Trustee pursuant to Section 5.2 (Acceleration of Maturity; Rescission and Annulment), the Collateral Trustee shall transmit by mail or e-mail to a Responsible Officer of the Collateral Manager, the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall provide such notice to each Rating Agency), and all Holders, as their names and addresses appear on the Register or the Loan Register, as applicable., and any Active Exchange, notice of all Event of Defaults hereunder known to the Collateral Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Collateral Trustee. Except as otherwise provided in Section 6.1 (Certain Duties and Responsibilities):

(a) the Collateral Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, electronic communication, note or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties; it being understood that an electronically signed document delivered via email by an individual purporting to be an Authorized Officer will be considered signed or executed by such Authorized Officer on behalf of the applicable Person. The Collateral Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto;

(b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Collateral Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Collateral Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Collateral Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon and the Collateral Trustee may employ or retain such accountants, appraisers or other experts or advisors as it may reasonably require for the purposes of determining and discharging its rights and duties hereunder;

(e) the Collateral Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Collateral Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in complying with such request or direction (or action in respect thereof);

(f)  the Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, electronic communication, note or other paper or document, but the Collateral Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of a Rating Agency shall (subject to the rights of the Collateral Trustee hereunder to be reasonably satisfactorily indemnified for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Collateral Trustee shall be entitled, on reasonable prior written notice to the Issuer and a Responsible Officer of the Collateral Manager, to examine the books and records relating to the Debt and the Assets, personally or by agent or attorney, during the Issuer’s or the Collateral Manager’s normal business hours; provided that the Collateral Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority, (ii) as otherwise required pursuant to this Indenture and (iii) to the extent that the Collateral Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided further that the Collateral Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through Affiliates, agents or attorneys; provided that the Collateral Trustee shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent appointed or attorney appointed, with due care by it hereunder;

(h) the Collateral Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i)  nothing herein shall be construed to impose an obligation on the part of the Collateral Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager;

(j)  to the extent any defined term hereunder, or any calculation required to be made or determined by the Collateral Trustee hereunder, is dependent upon or defined by reference to GAAP, the Collateral Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants identified in the Accountants’ Reports (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Collateral Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Designated Transaction Representative, the Issuer, any Paying Agent (other than the Collateral Trustee), DTC, Euroclear, Clearstream, or any other clearing agency or depository and without limiting the foregoing, the Collateral Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine (i) whether the Collateral Manager is authorized to provide an instruction under this Indenture or other Transaction Document or (ii) the accuracy of information received by the Collateral Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l)  notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Collateral Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m)  in the event the Bank, or its Affiliates, is also acting in the capacity of Loan Agent, Paying Agent, Information Agent, Registrar, Transfer Agent, Custodian, Calculation Agent, Securities Intermediary or as a financial reporting agent, the rights, protections, benefits, immunities and indemnities afforded to the Collateral Trustee pursuant to this Article VI shall also be afforded to the Bank and such Affiliates acting in such capacities; provided that the foregoing shall not be construed to impose upon such Person the duties or standard of care (including any prudent person standard) of the Collateral Trustee; provided further that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement or any other documents to which the Bank and any such Affiliate in such capacity is a party; provided, further, however, that the foregoing shall not be construed to impose upon the Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent or Securities Intermediary any of the duties or standards of care (including, without limitation, any duties of a prudent person) of the Collateral Trustee;

(n) any permissive right of the Collateral Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(o) the Collateral Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p) the Collateral Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice thereof is received by the Collateral Trustee at the Corporate Trust Office and such notice references the Debt generally, the Issuer or this Indenture. Whenever reference is made herein to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Collateral Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Collateral Trustee is deemed to have knowledge in accordance with this paragraph (p). Delivery of reports, documents and other information to the Collateral Trustee is for informational purposes only and the Collateral Trustee’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document other than to the extent that the express duties of the Collateral Trustee hereunder require the Collateral Trustee to review such reports or information;

(q) the Collateral Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, disease, epidemic, pandemic, quarantine, national emergency, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communication services);

(r)  to help fight the funding of terrorism and money laundering activities, the Collateral Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Trustee. The Collateral Trustee will ask for the name, address, tax identification number and other information that will allow the Collateral Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Collateral Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(s)  to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Collateral Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(t)  in making or disposing of any investment permitted by this Indenture, the Collateral Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Collateral Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder; provided, further, however, that the foregoing shall not be construed to impose upon the Collateral Administrator any of the duties or standards of care (including, without limitation, any duties of a prudent person) of the Collateral Trustee;

(u) the Collateral Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 (Compensation and Reimbursement) of this Indenture;

(v) the Collateral Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or to see to the monitoring, perfection, continuation or perfection or the sufficiency or validity of any security interest in or related to the Assets or (ii) to maintain any insurance;

(w)  unless the Collateral Trustee receives written notice of an error or omission related to financial information or disbursements provided to the Holders within 90 days following the Holders’ receipt of the same, the Collateral Trustee shall have no liability in connection with such and, absent direction by the requisite percentage of Holders entitled to direct the Collateral Trustee, no further obligation in connection thereof;

(x) the Collateral Trustee shall not be responsible for (a) monitoring or verifying whether any Applicable Risk Retention Requirement or other requirements of the U.S. Risk Retention Rules or the retention rules or regulations of other jurisdiction have been met or (b) determining (i) if a Collateral Obligation, Equity Security, Eligible Investment or Workout Loan meets the criteria or eligibility restrictions specified in the definition thereof or otherwise imposed by this Indenture or (ii) whether the conditions specified in the definition of “Deliver,” “Delivered” or “Delivery” have been complied with;

(y) the Collateral Trustee will be under no obligation to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with the Grant by the Issuer to the Collateral Trustee of any item constituting the Assets or otherwise, or in that regard to examine any Underlying Instruments, in order to determine compliance with applicable requirements of and restrictions on transfer of a Collateral Obligation;

(z) the Collateral Trustee will not be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(aa)  the Collateral Trustee shall have no duty (i) to cause any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording, filing or depositing or to any rerecording, refilling or redepositing of any thereof or (ii) to maintain any insurance; and

(bb)  if, within 90 days after delivery of financial information (including by posting to the Collateral Trustee’s Website) or the making of disbursements, the Collateral Trustee receives written notice of an error or omission related thereto (a copy of which written notice the Collateral Trustee shall promptly provide to the Collateral Manager and the Issuer), and within five Business Days after its receipt of a copy of such written notice the Collateral Manager, on behalf of the Issuer, confirms such error or omission, then the Collateral Trustee agrees to use reasonable efforts to correct such error or omission. If the Collateral Trustee is not so notified within such 90-day period and no Trust Officer of the Collateral Trustee has actual knowledge within such 90-day period of such error or omission, the Collateral Trustee shall have no liability for such error or omission and, absent direction by the requisite percentage of Holders entitled to direct the Collateral Trustee in the exercise of remedies hereunder, shall not be required to take any action in connection therewith.

Section 6.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Collateral Trustee assumes no responsibility for their correctness. The Collateral Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Collateral Trustee’s obligations hereunder), the Credit Agreements, the master Transfer Agreement, the Master Participation Agreement, the Assets or the Debt. The Collateral Trustee shall not be accountable for the use or application by the Issuer of the Debt or the proceeds thereof or any Money paid to the Issuer pursuant to the provisions hereof.

Section 6.5 May Hold Debt. The Bank, the Collateral Trustee, the Loan Agent, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Debt and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Collateral Trustee, Loan Agent, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held in Trust. Money held by the Collateral Trustee hereunder shall be held in trust to the extent required herein. The Collateral Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Collateral Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement.  (a) The Issuer agrees:

(i)  to pay the Collateral Trustee (and the Bank in each of its other capacities under the Transaction Documents) on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii)  to reimburse the Collateral Trustee (and the Bank in each of its other capacities under the Transaction Documents) in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Trustee (and the Bank in each of its other capacities under the Transaction Documents) in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Collateral Trustee pursuant to Section 5.4 (Remedies), Section 5.5 (Optional Preservation of Assets), Section 6.3(c) (Certain Rights of Collateral Trustee) or Section 10.9 (Reports by Independent Accountants), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Collateral Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii)  to indemnify the Collateral Trustee (and the Bank in each of its other capacities under the Transaction Documents) and its officers, directors, employees and agents for, and to hold them harmless against, any damage, fee, cost, claim, loss, liability or expense (including reasonable attorney’s fees and expenses) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust or performance of its duties hereunder or under the other Transaction Documents, including the costs and expenses of defending themselves (including reasonable attorney’s fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto or the enforcement of any provision under any other Transaction Document; and

(iv)  to pay the Collateral Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13(Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds) or Article V, respectively.

(b) The Bank shall receive amounts pursuant to this Section 6.7 (Compensation and Reimbursement) and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Bank is a party only as provided in Section 11.1(a)(i), (ii) and (iii) (Disbursements of Monies from Payment Account) but only to the extent that funds are available for the payment thereof. Subject to Section 6.9 (Resignation and Removal; Appointment of Successor), the Bank shall continue to serve as Collateral Trustee under this Indenture notwithstanding the fact that the Collateral Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Collateral Trustee’s rights under Section 6.9 (Resignation and Removal; Appointment of Successor). No direction by the Holders shall affect the right of the Bank to collect amounts owed to it under this Indenture. If on any date when a fee or an expense shall be payable to the Bank pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c) The Collateral Trustee hereby agrees not to cause the filing of an involuntary petition in bankruptcy against the Issuer for the non-payment to the Collateral Trustee of any amounts provided by this Section 6.7 (Compensation and Reimbursement) until at least one year, or if longer the applicable preference period then in effect, and one day after the payment in full of all Debt issued under this Indenture or incurred under the Credit Agreements.

(d) The Issuer’s payment obligations to the Collateral Trustee under this Section 6.7 (Compensation and Reimbursement) shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Collateral Trustee.

Section 6.8  Corporate Collateral Trustee Required; Eligibility. There shall at all times be a Collateral Trustee hereunder which shall be an organization or entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a long-term issuer rating of at least “BBB+” by S&P, a short-term issuer rating of at least “F1” by Fitch and having an office within the United States; provided, that if the Collateral Trustee, or its successor’s ratings at any time are below the minimum rating or capital requirement as set forth above, the Collateral Trustee (x) shall promptly notify the Issuer and the Collateral Manager and may retain its eligibility if the Issuer obtains or has obtained (i) a confirmation from the applicable Rating Agency that such Rating Agency’s then-current rating of the Secured Debt will not be downgraded or withdrawn by reason of the Collateral Trustee’s rating or (ii) a written waiver or other written acknowledgement (which may be evidenced by an exchange of electronic messages) from such Rating Agency that it will not review such Rating Agency’s then current rating of the Secured Debt in such circumstances. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8 (Corporate Collateral Trustee Required; Eligibility), the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Collateral Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8 (Corporate Collateral Trustee Required; Eligibility), it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor.  (a) No resignation or removal of the Collateral Trustee and no appointment of a successor Collateral Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Collateral Trustee under Section 6.10 (Acceptance of Appointment by Successor). If at any time the Bank shall resign or be removed as Loan Agent under the Credit Agreements, such resignation or removal shall not be deemed to be a resignation or removal of the Bank as Collateral Trustee hereunder.

(b) The Collateral Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall provide notice to each Rating Agency), the Collateral Manager and the Holders of the Debt. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor collateral trustee or collateral trustees satisfying the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility) by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Collateral Trustee so resigning and one copy to the successor Collateral Trustee or Collateral Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Collateral Trustee shall be appointed only upon an Act of a Majority of the Controlling Class. If no successor Collateral Trustee shall have been appointed and an instrument of acceptance by a successor Collateral Trustee shall not have been delivered to the Collateral Trustee within 30 days after the giving of such notice of resignation, the resigning Collateral Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee satisfying the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility).

(c) The Collateral Trustee may be removed at any time upon 30 days written notice to the Collateral Trustee by Act of a Majority of each Class of Secured Debt (voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Collateral Trustee and to the Issuer.

(d) If at any time:

(i)  the Collateral Trustee shall cease to be eligible under Section 6.8(Corporate Collateral Trustee Required; Eligibility) and shall fail to resign after written request therefor by the Issuer or by any Holder; or

(ii)  the Collateral Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Collateral Trustee or of its property shall be appointed or any public officer shall take charge or control of the Collateral Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a) (Resignation and Removal; Appointment of Successor)), (A) the Issuer, by Issuer Order, may remove the Collateral Trustee, or (B) subject to Section 5.15 (Undertaking for Costs), the Collateral Trustee, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Collateral Trustee and the appointment of a successor Collateral Trustee.

(e) If the Collateral Trustee resign or shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Trustee for any reason (other than resignation), the Issuer, by Issuer Order, may appoint a successor Collateral Trustee. If the Issuer shall fail to appoint a successor Collateral Trustee within 60 days after such removal, resignation or incapability or the occurrence of such vacancy, a successor Collateral Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Collateral Trustee. The successor Collateral Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Collateral Trustee and supersede any successor Collateral Trustee proposed by the Issuer. If no successor Collateral Trustee shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15 (Undertaking for Costs), the Collateral Trustee or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Collateral Trustee.

(f)  The Issuer shall give prompt notice of each resignation and each removal of the Collateral Trustee and each appointment of a successor Collateral Trustee by written notice of such event to the Collateral Manager, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), each Rating Agency and to the Holders of the Debt as their names and addresses appear in the Register or the Loan Register, as applicable. Each notice shall include the name of the successor Collateral Trustee and the address of its Corporate Trust Office. If the Issuer fails to so notify within ten days after acceptance of appointment by the successor Collateral Trustee, the successor Collateral Trustee shall cause, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), such notice to be given at the expense of the Issuer.

(g) Any resignation or removal of the Collateral Trustee under this Section 6.9 shall be an effective resignation or removal of the Bank in all capacities under this Indenture and as Collateral Administrator under the Collateral Administration Agreement and in any other applicable capacity under the Transaction Documents.

Section 6.10 Acceptance of Appointment by Successor. Every successor Collateral Trustee appointed hereunder shall meet the requirements of Section 6.8 (Corporate Collateral Trustee Required; Eligibility) and shall execute, acknowledge and deliver to the Issuer and the retiring Collateral Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Trustee shall become effective and such successor Collateral Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Trustee; but, on request of the Issuer or a Majority of any Class of Secured Debt or the successor Collateral Trustee, such retiring Collateral Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Collateral Trustee all the rights, powers and trusts of the retiring Collateral Trustee, and shall duly assign, transfer and deliver to such successor Collateral Trustee all property and Money held by such retiring Collateral Trustee hereunder. Upon request of any such successor Collateral Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Collateral Trustee. Any organization or entity into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Trustee, shall be the successor of the Collateral Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Collateral Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Collateral Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Collateral Trustee had itself authenticated such Notes.

Section 6.12 Co-Collateral Trustees. At any time or times, the Issuer and the Collateral Trustee shall have power to appoint one or more Persons to act as co-collateral trustee (only if the requirements set forth in Section 6.8 (Corporate Collateral Trustee Required; Eligibility) relating to collateral trustee eligibility are not satisfied, subject to satisfaction of the Global Rating Agency Condition), jointly with the Collateral Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 (Collateral Trustee May Enforce Claims Without Possession of Notes) herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12 (Co-Collateral Trustees).

The Issuer shall join with the Collateral Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-collateral trustee. If the Issuer does not join in such appointment within 15 days after the receipt by it of a request to do so, the Collateral Trustee shall have the power to make such appointment.

Should any written instrument from the Issuer be required by any co-collateral trustee so appointed, more fully confirming to such co-collateral trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account), for any reasonable fees and expenses in connection with such appointment.

Every co-collateral trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Collateral Trustee hereunder, shall be exercised solely by the Collateral Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Collateral Trustee in respect of any property covered by the appointment of a co-collateral trustee shall be conferred or imposed upon and exercised or performed by the Collateral Trustee or by the Collateral Trustee and such co-collateral trustee jointly as shall be provided in the instrument appointing such co-collateral trustee;

(c) the Collateral Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-collateral trustee appointed under this Section 6.12 (Co-Collateral Trustees), and in case an Event of Default has occurred and is continuing, the Collateral Trustee shall have the power to accept the resignation of, or remove, any such co-collateral trustee without the concurrence of the Issuer. A successor to any co-collateral trustee so resigned or removed may be appointed in the manner provided in this Section 6.12 (Co-Collateral Trustees);

(d) no co-collateral trustee hereunder shall be personally liable by reason of any act or omission of the Collateral Trustee hereunder;

(e) the Collateral Trustee shall not be liable by reason of any act or omission of a co-collateral trustee; and

(f)  any Act of the Holders delivered to the Collateral Trustee shall be deemed to have been delivered to each co-collateral trustee.

Subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall notify each Rating Agency of the appointment of a co-collateral trustee hereunder.

Section 6.13  Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds. If the Collateral Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Collateral Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Collateral Trustee or (y) the Issuer, in its discretion, shall have made provision for such payment satisfactory to the Collateral Trustee, the Collateral Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the Obligor on such Asset, the agent under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. If such payment is not made within such time period, the Collateral Trustee, subject to the provisions of clause (iv) of Section 6.1(c) (Certain Duties and Responsibilities), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.8(Release of Securities) and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Collateral Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Collateral Trustee in accordance with this Section 6.13 (Certain Duties of Collateral Trustee Related to Delayed Payment of Proceeds) and such payment shall not be deemed part of the Assets.

Section 6.14  Authenticating Agents. Upon the request of the Issuer, the Collateral Trustee shall, and if the Collateral Trustee so chooses the Collateral Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Section 2.4 (Execution, Authentication, Delivery and Dating), Section 2.5 (Registration, Registration of Transfer and Exchange), Section 2.6(Mutilated, Defaced, Destroyed, Lost or Stolen Note) and Section 8.5 (Reference in Notes to Supplemental Indentures), as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 (Authenticating Agents) shall be deemed to be the authentication of Notes by the Collateral Trustee.

Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor Person.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Collateral Trustee and the Issuer. The Collateral Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Collateral Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

Unless the Authenticating Agent is also the same entity as the Collateral Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Section 2.8 (Persons Deemed Owners), Section 6.4(Not Responsible for Recitals or Issuance of Notes) and Section 6.5(May Hold Notes) shall be applicable to any Authenticating Agent.

Section 6.15  Withholding. If any withholding tax is imposed on the Issuer’s payment (or allocations of income) under the Notes, such tax shall reduce the amount otherwise distributable to the relevant Holder. The Collateral Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer (but such authorization shall not prevent the Collateral Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) and to timely remit such amounts to the appropriate taxing authority. The amount of any withholding tax imposed with respect to any Note shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Collateral Trustee. If there is a possibility that withholding tax is payable with respect to a distribution, the Paying Agent or the Collateral Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15 (Withholding). If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Collateral Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Collateral Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Collateral Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16  Representative for Secured Debtholders Only; Agent for each other Secured Party and the Holders of the Subordinated Notes. With respect to the security interest created hereunder, the delivery of any item of Asset to the Collateral Trustee is to the Collateral Trustee as representative of the Secured Debtholders and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Collateral Trustee of any Asset, the endorsement to or registration in the name of the Collateral Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Collateral Trustee in its capacity as representative of the Secured Debtholders, and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17  Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a)  Organization. The Bank has been duly organized and is validly existing as a trust company with trust powers under the laws of the Commonwealth of Massachusetts and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, securities intermediary and calculation agent.

(b)  Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Collateral Trustee, Loan Agent, Paying Agent, Registrar, Transfer Agent, Custodian, Securities Intermediary and Calculation Agent under this Indenture and/or the Credit Agreements, as applicable. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture and the Credit Agreements, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture and the Credit Agreements have been duly authorized, executed and delivered by the Bank and constitute the legal, valid and binding obligations of the Bank enforceable in accordance with their terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors' rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).

(c)  Eligibility. The Bank is eligible under Section 6.8(Corporate Collateral Trustee Required; Eligibility) to serve as Collateral Trustee hereunder.

(d)  No Conflict. Neither the execution, delivery and performance of this Indenture and the Credit Agreements, nor the consummation of the transactions contemplated by this Indenture and the Credit Agreements will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound that could or could reasonably be expected to have a material adverse effect on the Bank’s ability to perform its obligation under this Indenture.

Section 6.18  Communications with Rating Agencies. Any written communication, including any confirmation, from a Rating Agency provided for or required to be obtained by the Collateral Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Collateral Trustee, including by electronic message, press release, posting to the applicable Rating Agency’s website, or other means then considered industry standard.

Article VII

Covenants

Section 7.1  Payment of Principal and Interest. The Issuer will duly and punctually pay the principal of and interest on the Secured Debt, in accordance with the terms of such Secured Debt, this Indenture and the Credit Agreements pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under any Debt shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture and the Credit Agreements.

Section 7.2  Maintenance of Office or Agency. The Issuer hereby appoints the Collateral Trustee as a Paying Agent for payments on the Notes and the Issuer hereby appoints the Collateral Trustee as Transfer Agent at its applicable Corporate Trust Office, as the Issuer’s agent where Notes may be surrendered for registration of transfer or exchange. The Issuer hereby appoints Corporation Service Company (the “Process Agent”), as its agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented for payment; and (y) no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities. The Issuer shall give prompt written notice to the Collateral Trustee, each Rating Agency and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Collateral Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoints the same as its agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3  Money for Debt Payments to be Held in Trust. All payments of amounts due and payable with respect to any Debt that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Collateral Trustee or a Paying Agent with respect to payments on the Notes (and, in the case of the Class A-2 Loans and the Class B Loans, the Loan Agent).

When the Issuer shall have a Paying Agent that is not also the Registrar, it shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Issuer shall have a Paying Agent other than the Collateral Trustee, it shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Collateral Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Collateral Trustee) the Issuer shall promptly notify the Collateral Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Collateral Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Debt with respect to which such deposit was made shall be paid over by such Paying Agent to the Collateral Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2 (Maintenance of Office or Agency). Any additional or successor Paying Agents (other than a successor Collateral Trustee who shall automatically become the Paying Agent hereunder pursuant to Section 7.2 (Maintenance of Office or Agency)) shall be appointed by Issuer Order with written notice thereof to the Collateral Trustee; provided that so long as the Debt of any Class are rated by a Rating Agency, with respect to any additional or successor Paying Agent, (A) either (i)  such Paying Agent has a short-term issuer rating at least “A-1” and long term issuer rating at least “A” by S&P (or at least “A+” by S&P if such institution has no short-term issuer rating) or (ii) the Global Rating Agency Condition is satisfied and (B) such Paying Agent has a long term issuer rating at least “BBB” or a short-term issuer rating at least “F2” by Fitch so long as any Outstanding Notes are rated by Fitch. If such successor Paying Agent ceases to be rated at least (A) “A-1” and “A” by S&P (or at least “A+” by S&P if such institution has no short-term issuer rating) or (B) “BBB” or “F2” by Fitch (so long as any Outstanding Notes are rated by Fitch), the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent (in any case, within 60 days of falling below such threshold). The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state banking authorities. The Issuer shall cause each Paying Agent other than the Collateral Trustee to execute and deliver to the Collateral Trustee an instrument in which such Paying Agent shall agree with the Collateral Trustee and if the Collateral Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3 (Money for Note Payments to be Held in Trust), that such Paying Agent will:

(a)  allocate all sums received for payment to the Holders of Debt for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b)  hold all sums held by it for the payment of amounts due with respect to the Debt in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c)  if such Paying Agent is not the Collateral Trustee, immediately resign as a Paying Agent and forthwith pay to the Collateral Trustee all sums held by it in trust for the payment of Debt if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d)  if such Paying Agent is not the Collateral Trustee, immediately give the Collateral Trustee notice of any default by the Issuer (or any other Obligor upon the Debt) in the making of any payment required to be made; and

(e)  if such Paying Agent is not the Collateral Trustee, during the continuance of any such default, upon the written request of the Collateral Trustee, forthwith pay to the Collateral Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Collateral Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Collateral Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Collateral Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Collateral Trustee or any Paying Agent in trust for any payment on any Debt and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Debt shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Collateral Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Collateral Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4  Existence of Issuer.  (a) Subject to Section 7.10 (Issuer May Consolidate, etc., Only on Certain Terms), the Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a company organized under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Debt, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of incorporation from the State of Delaware to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Subordinated Notes so long as (i) the Issuer has received an Opinion of Counsel (upon which the Collateral Trustee may conclusively rely) to the effect that such change will not affect the Collateral Trustee’s security interest in the Assets and is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Collateral Trustee and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), each Rating Agency by the Issuer, which notice shall be promptly forwarded by the Collateral Trustee to the Holders and the Collateral Manager and (iii) on or prior to the 15th Business Day following receipt of such notice the Collateral Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.

(b)  The Issuer shall ensure that all limited liability company or other formalities regarding its existence (including, if required, holding regular members’, managers’, or other similar, meetings) are followed. The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding-up or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries; and (ii) (x) the Issuer shall not (A) have any employees (other than its members or managers to the extent they are employees), (B) except as contemplated by the Collateral Management Agreement and the Issuer LLCA, engage in any transaction with any member that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Issuer LLCA and (y) the Issuer shall (A) maintain books and records separate from any other Person and practice and adhere to organizational formalities, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name (including all oral and written communications, letters, invoices, contracts, statements and applications) and through its duly authorized members, managers, officers or agents, (E) maintain separate financial statements (if any) and not suggest in such financial statements that its assets are available to pay the claims of creditors of the Collateral Manager and its Affiliates or any other Person, (F) pay its own liabilities and expenses out of its own funds in accordance with this Indenture and the Priority of Payments, (G) maintain an arm’s length relationship with its Affiliates and the Collateral Manager and its Affiliates, (H) use separate stationery, invoices and checks (if any), (I) hold itself out as a separate Person, (J) correct any known misunderstanding regarding its separate identity, (K) have at least one manager that is Independent of the Collateral Manager, (L) manage its business and affairs by or under the direction of its members, managers and officers, (M) ensure the receipt of proper authorization, when necessary, in accordance with the terms of its formation documents and observe all procedures required by its formation documents and (N) account for and manage all of its liabilities separately from those of any other Person and (iii) the Issuer shall not acquire an ownership interest or a controlling interest in real property and if the Issuer receives an ownership interest or a controlling interest in real property in connection with a workout or restructuring of a Collateral Obligation, the Issuer will promptly dispose of the real property interest.

Section 7.5  Protection of Assets. (a) The Issuer will cause the taking of such action within the Issuer’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Collateral Trustee in the Assets; provided that the Issuer shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 (Opinions as to Assets) and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) (Conditions to Issuance of Notes on Closing Date) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel. The Issuer shall from time to time file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties in the Assets intended to be provided hereby, and to:

(i)  Grant more effectively all or any portion of the Assets;

(ii)  maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(iii)  perfect or protect the validity of any Grant made or to be made under this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)  enforce any of the Assets or other instruments or property included in the Assets;

(v)  preserve and defend title to the Assets and the rights therein of the Collateral Trustee and the Holders of the Secured Debt in the Assets against the claims of all Persons and parties; or

(vi)  pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Collateral Trustee as its agent and attorney in fact to prepare and file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments, prepared and delivered to it, and to take all other actions, required pursuant to this Section 7.5 (Protection of Assets). Such designation shall not impose upon the Collateral Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5 (Protection of Assets). The Issuer further authorizes the Issuer’s United States counsel to make any such filing on its or the Collateral Trustee’s behalf. The Issuer hereby authorizes the filing of Financing Statements describing as the collateral covered thereby “all assets of the debtor now owned or hereafter acquired and wherever located”, or words to that effect, notwithstanding that such wording may be broader in scope than the Assets described in this Indenture.

(b)  The Collateral Trustee shall not permit the removal of any portion of the Assets in violation of this Indenture or the transfer of any such Assets from the Account to which it is credited in violation of this Indenture, or cause or permit any change in the Delivery made pursuant to Section 3.3(Custodianship; Delivery of Collateral Obligations and Eligible Investments) with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Collateral Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6(Opinions as to Assets) (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6 (Opinions as to Assets), the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii) (Conditions to Issuance of Notes on Closing Date)) unless the Collateral Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.

Section 7.6  Opinions as to Assets. On or before the fifth anniversary of the Closing Date, and each five year anniversary thereafter, the Issuer shall furnish to the Collateral Trustee and each Rating Agency an Opinion of Counsel relating to the security interest granted by the Issuer to the Collateral Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next five years.

Section 7.7  Performance of Obligations. The Issuer shall not take any action, and will use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except (i) in connection with any enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof, (ii) actions by the Collateral Manager permitted under the Collateral Management Agreement and in conformity with the other terms of this Indenture or (iii) as otherwise contemplated hereby.

Section 7.8  Negative Covenants.  (a) The Issuer will not, from and after the Closing Date:

(i)  sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as contemplated by this Indenture and the Collateral Management Agreement;

(ii)  claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Debt (other than amounts withheld or deducted in accordance with the Code or any applicable laws of any other applicable jurisdiction);

(iii)  (A) incur or assume or guarantee any indebtedness, other than the Debt, this Indenture, the Credit Agreements, and the transactions contemplated hereby (including in connection with any Refinancing) or (B) issue (1) any additional class of securities except in accordance with Section 2.13 (Additional Issuance), Section 3.2 (Conditions to Additional Issuance) and Section 9.2 (Optional Redemption) or (2) any additional membership interests;

(iv)  (A) have obligations guaranteed by the Collateral Manager or its Affiliates; (B) hold itself out as responsible for debts of the Collateral Manager or its Affiliates or for decisions or actions with respect to the affairs of the Collateral Manager or its Affiliates; (C) operate or purport to operate as an integrated, single economic unit with the Collateral Manager or its Affiliates or any unaffiliated entity; (D) seek to obtain credit or incur any obligation to any third party based upon the assets of the Collateral Manager or its Affiliates or any unaffiliated entity; and (E) induce any such third party to reasonably rely on the creditworthiness of the Collateral Manager or its Affiliates or any unaffiliated entity;

(v)  subject to the incurrence of Permitted Liens, (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Debt, in each case except as may be contemplated by the Transaction Documents, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, in each case as permitted by the Transaction Documents or (C) take any action that would permit the lien in each case as permitted by the Transaction Documents of this Indenture not to constitute a valid security interest in the Assets prior to all other security interests granted by the Issuer, in each case except as permitted by the Transaction Documents;

(vi)  amend the Collateral Management Agreement except pursuant to the terms thereof;

(vii)  dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(viii)  pay any distributions other than in accordance with the Priority of Payments;

(ix)  permit the formation of any subsidiaries;

(x)  conduct business under any name other than its own;

(xi)  have any employees (other than members or managers to the extent they are employees);

(xii)  sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as contemplated by the Transaction Documents;

(xiii)  fail to maintain an independent manager under the Issuer LLCA; or

(xiv)  amend or modify any material provision in its organizational documents without written notice to the Rating Agencies.

(b)  [Reserved].

(c)  The Issuer shall not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for (i) Loan or credit agreements or other agreements evidencing Collateral Obligations, (ii) any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) Loan trading documentation, and (iii) other immaterial agreements and instruments.

(d)  The Issuer may not acquire any of the Secured Debt other than in accordance with Section 2.9(b) (Cancellation); provided that this Section 7.8(d) (Negative Covenants) shall not be deemed to limit an optional or mandatory redemption contemplated by this Indenture.

Section 7.9  Statement as to Compliance. On or before December 31 in each calendar year commencing in 2025, and prior to the issuance of any additional notes pursuant to Section 2.13 (Additional Issuance), the Issuer, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), shall deliver to each Rating Agency, the Collateral Trustee and the Collateral Manager (to be forwarded by the Collateral Trustee to each Holder making a written request therefor) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10  Issuer May Consolidate, etc., Only on Certain Terms. The Issuer (the “Merging Entity”) shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by United States and Delaware law and unless:

(a)  the Merging Entity shall be the surviving entity, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company organized and existing under the laws of the United States, Canada or such other jurisdiction not objected to by a Majority of the Controlling Class following 15 Business Days’ prior notice provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4 (Existence of Issuer), and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Collateral Trustee, the due and punctual payment of the principal of and interest on all Secured Debt and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b)  the Global Rating Agency Condition shall have been satisfied with respect to such consolidation, merger, transfer or conveyance;

(c)  if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Collateral Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10 (Issuer May Consolidate, etc., Only on Certain Terms);

(d)  if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Collateral Trustee, the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall have delivered to each Rating Agency) an Officer’s certificate and an Opinion of Counsel (subject to customary qualifications) each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized (or similar customary opinions for such jurisdiction); that such Person has sufficient power and authority to assume the obligations set forth in subsection(a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations (or similar customary opinions for such jurisdiction); that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, winding-up, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (or similar customary opinions for such jurisdiction); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) the Collateral Trustee continues to have a valid and perfected security interest in the Assets securing all of the Secured Debt and (ii) such Successor Entity will not be subject to U.S. net income tax within the United States for U.S. federal income tax purposes; and in each case as to such other matters as the Collateral Trustee may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Collateral Trustee to require such other documents;

(e)  immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(f)  the Merging Entity shall have notified the Collateral Manager and the Issuer (and, subject to Section 14.3(c) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), the Issuer shall have notified each Rating Agency) of such consolidation, merger, transfer or conveyance and shall have delivered to the Collateral Trustee an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with;

(g)  the Merging Entity shall have delivered to the Collateral Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (or, if applicable, the Successor Entity) will not be required to register as an investment company under the Investment Company Act; and

(h)  after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. person.

Section 7.11  Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer in accordance with Section 7.10 (Issuer May Consolidate, etc., Only on Certain Terms) in which the Merging Entity is not the surviving entity, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as Obligor and maker on all the Debt and from its obligations under this Indenture.

Section 7.12  No Other Business. The Issuer shall not have any employees (other than members or managers to the extent they are employees) and shall not engage in any business or activity other than entering into the Transaction Documents and performing the activities contemplated by the Transaction Documents.

Section 7.13  Maintenance of Listing. So long as any Listed Notes remain Outstanding, the Issuer shall use reasonable efforts to maintain the listing of such Notes on the Active Exchange.

Section 7.14  Annual Rating Review.  (a) So long as any of the Secured Debt of any Class remains Outstanding, on or before November 15th in each year commencing in 2025, the Issuer shall obtain and pay for an annual review of the rating of each such Class of Secured Debt from any Rating Agency, as applicable. The Issuer shall promptly notify the Collateral Trustee and the Collateral Manager in writing (and the Collateral Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then-current rating of any such Class of Secured Debt has been, or is known will be, changed or withdrawn.

(b)  The Issuer shall obtain and pay for an annual review of any Collateral Obligation which has (i) an S&P Rating derived as set forth in clause (iii)(a) of the part of the definition of the term “S&P Rating” or (ii) a Fitch Rating derived pursuant to clause (e) of the definition thereof.

Section 7.15  Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Collateral Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16  Calculation Agent. (a) The Issuer hereby agrees that for so long as any Floating Rate Debt remains Outstanding there will at all times be an agent appointed (which shall not control, be controlled or under common control with the Issuer, the Collateral Manager or their respective Affiliates, and is not a fund or account managed by the Collateral Manager or Affiliates of the Collateral Manager) to calculate the Benchmark in respect of each Interest Accrual Period in accordance with the terms of the definition of Benchmark (the “Calculation Agent”). Pursuant to the Collateral Administration Agreement, the Issuer has appointed the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, or if the Calculation Agent fails to determine any of the information required to be published on the Active Exchange via the office specified from time to time by such Active Exchange for announcements (the “Companies Announcement Office”), as described in subsection(b), in respect of any Interest Accrual Period, the Issuer or the Collateral Manager, on behalf of the Issuer, may appoint promptly a replacement Calculation Agent which shall not control, be controlled by or under common control with (x) the Issuer or its Affiliates, (y) the Collateral Manager or its Affiliates or (z) funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(b)  The Calculation Agent shall be required to agree that, as soon as practicable after 5:00 a.m. Chicago time on each Interest Determination Date, but in no event later than 5:00 p.m. New York time on such Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate Debt during the related Interest Accrual Period and the Debt Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Floating Rate Debt and the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Issuer, the Collateral Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent shall notify the Issuer before 5:00 p.m. New York time on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Debt Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties.

(c)  Neither the Collateral Trustee, the Paying Agent nor Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Rate (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement or Fallback Rate, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Neither the Collateral Trustee, Paying Agent, nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture or other Transaction Document as a result of the unavailability of the Term SOFR Rate (or other applicable Benchmark) and absence of a designated Benchmark Replacement or Fallback Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Designated Transaction Representative, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture or other Transaction Document and reasonably required for the performance of such duties. The Calculation Agent shall, in respect of any Interest Determination Date, have no liability for the application of Term SOFR Rate as determined on the previous Interest Determination Date or on a previous U.S. Government Securities Business Day if so required hereunder. If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, or if it is required to decide between alternative courses of action, the Calculation Agent may (but is not obligated to) reasonably request guidance in the form of written instructions (or, in its sole discretion, oral instruction followed by written confirmation) from the Designated Transaction Representative, including without limitation in respect of facilitating or specifying administrative procedures with respect to the calculation of any Benchmark Replacement or Fallback Rate, on which the Calculation Agent shall be entitled to rely without liability. The Calculation Agent shall be entitled to refrain from action pending receipt of such instruction. For the avoidance of doubt, all references in this Indenture and the Collateral Administration Agreement to (i) the right of the Collateral Trustee and the Collateral Administrator to rely upon notices, instructions and other information provided by the Collateral Manager and (ii) protections afforded to the Collateral Trustee and the Collateral Administrator in respect of any acts or omissions of the Collateral Manager, shall in each case also apply to the same extent in respect of the Designated Transaction Representative.

(d)  The Collateral Trustee and the Calculation Agent shall not have any liability for any publications received from the Term SOFR Administrator.

Section 7.17  Certain Tax Matters. (a) The Issuer shall treat the Issuer and the Debt as described in the "Certain U.S. Federal Income Tax Considerations" section of the Offering Circular for U.S. federal income tax purposes, except as otherwise required by applicable law.

(b)  The Issuer shall prepare and file, or shall hire accountants and the accountants shall cause to be prepared and filed, for each taxable year of the Issuer, the U.S. federal, state and local income tax returns and reports as required under the Code, or any tax returns or information tax returns required by any governmental authority which the Issuer is required to file, and shall provide to each Holder any information that such Holder reasonably requests in order for such Holder to comply with its U.S. federal, state or local tax and information return and reporting obligations.

(c)  Upon the Issuer's receipt of a request of a Holder of Secured Debt or written request of a person certifying that it is an owner of a beneficial interest in such Debt for the information described in Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to such Debt, the Issuer will cause its Independent certified public accountants to provide promptly to the Collateral Trustee and such requesting Holder or owner of a beneficial interest in such Debt all of such information.

(d)  If the Issuer has purchased an interest and the Issuer is aware that such interest is a “reportable transaction” within the meaning of Section 6011 of the Code, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by a Holder of a Subordinated Note under the Code as soon as practicable after such request.

(e)  Upon a Re-Pricing or the adoption of a Fallback Rate, the Issuer will cause its Independent accountants to comply with any requirements under Treasury Regulation Section 1.1273-2(f)(9) (or any successor provision) including (as applicable), to (i) determine whether Secured Debt of the Re-Priced Class, Secured Debt that is subject to the adoption of a Fallback Rate, or Secured Debt replacing the Re-Priced Class are traded on an established market, and (ii) if so traded, to determine the fair market value of such Secured Debt and to make available such fair market value determination to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the new Secured Debt is issued.

(f)  [Reserved].

(g)  [Reserved].

(h)  [Reserved].

(i)  The Collateral Manager will be the initial “partnership representative” (the “Partnership Representative”) (or, if not eligible under the Code to be the Partnership Representative, the agent and attorney-in-fact of the Partnership Representative) and may designate the Partnership Representative from time to time with respect to any taxable year of the Issuer during which the Collateral Manager holds or has held any Subordinated Notes (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative); provided, that during any other period or if the Collateral Manager declines to so designate a Partnership Representative, the Issuer (after consultation with the Collateral Manager) shall designate the Partnership Representative from among any beneficial owners of Subordinated Notes (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative). The Partnership Representative (or, if applicable, its agent and attorney in fact), shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Indenture in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense, including representing the Issuer before taxing authorities and courts in tax matters affecting the Issuer and the Partners. Any action taken by the Partnership Representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the Partners. Each Partner agrees that it will treat any Issuer item on such Partner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such beneficial owner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the Partnership Representative (or, if applicable, its agent and attorney-in-fact), which authorization may be withheld in the complete discretion of the Partnership Representative (or, if applicable, its agent and attorney in fact). The Issuer will, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative and any agent and attorney-in-fact of such Partnership Representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the Partnership Representative. For the avoidance of doubt, any indemnity or reimbursement provided pursuant to the immediately foregoing sentence shall be treated as an Administrative Expense pursuant to the definition thereof.

(j)  If the IRS, in connection with an audit governed by the Partnership Tax Audit Rules, proposes an adjustment greater than $25,000 in the amount of any item of income, gain, loss, deduction or credit of the Issuer, or any Partner’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code together with any guidance issued thereunder or successor provisions (a “Covered Audit Adjustment”), the Partnership Representative will use commercially reasonable efforts (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners), to apply the alternative method provided by Section 6226 of the Code, together with any guidance issued thereunder or successor provisions (the “Alternative Method”). In the event the proposed adjustment is equal to or less than $25,000, the Partnership Representative may in its sole discretion elect to have the Issuer pay such adjustment. To the extent that the Partnership Representative does not (or is unable to) elect the Alternative Method with respect to a Covered Audit Adjustment and such Covered Audit Adjustment is material as to the Issuer (determined in the Partnership Representative’s sole discretion), the Partnership Representative shall use commercially reasonable efforts to (i) to the extent not economically or administratively burdensome, make reasonable modifications available under Sections 6225(c)(3), (4) and (5) of the Code, together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners) and would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment, and (ii) if reasonably requested by a Partner, provide to such Partner available information allowing such Partner to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by rules similar to the Partnership Tax Audit Rules. Any U.S. federal income taxes (and any related interest and penalties) paid by the Issuer (or any diminution in distributable proceeds resulting from an adjustment) may be allocated in the reasonable discretion of the Issuer to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined in the reasonable discretion of the Issuer.

(k)

(i)  The Partnership Representative shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Partner, in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

(ii)  For capital account purposes, all items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, if the Issuer were dissolved, its affairs wound up, its assets sold for their respective “book values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)) and its liabilities satisfied in full (except that nonrecourse liabilities with respect to an asset shall be satisfied only to the extent that such nonrecourse liabilities do not exceed the book value of such asset) and its assets distributed to the Partners in accordance with their respective capital account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to the provisions of this Indenture. Any special allocations provided for in Section 7.17(k)(iv)-(vii) (Certain Tax Matters) shall be taken into account for capital account purposes. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(k) (Certain Tax Matters), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i).

(iii)  The provisions of this Section 7.17(k) (Certain Tax Matters) relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The Partnership Representative shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.17(k) (Certain Tax Matters) if necessary in order to comply with Section 704 of the Code or the appropriate provisions of Treasury Regulations.

(iv)  Notwithstanding any other provision set forth in this Section 7.17(k), no item of deduction or loss shall be allocated to a Partner to the extent the allocation would cause a negative balance in the Partner’s capital account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to reimburse the Issuer pursuant to this Indenture or under applicable law. In the event some but not all of the Partners would have such excess capital account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 7.17(k)(iv) (Certain Tax Matters) shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible deduction or loss to each such Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction is specially allocated to a Partner pursuant to either of the two preceding sentences, an equal amount of income of the Issuer shall be specially allocated to such Partner prior to any allocation pursuant to Section 7.17(k)(ii) (Certain Tax Matters).

(v)  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Issuer income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of that permitted under Section 7.17(k)(iv) (Certain Tax Matters) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 7.17(k)(v) (Certain Tax Matters) shall be taken into account in computing subsequent allocations pursuant to this Section 7.17(k)(v) (Certain Tax Matters) so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 7.17(k)(v) (Certain Tax Matters) shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 7.17(k) (Certain Tax Matters) if such unexpected adjustments, allocations or distributions had not occurred.

(vi)  In the event the Issuer incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Treasury Regulations Sections 1.704-1(b)(4)(iv) and 1.704-2.

(vii)  The capital accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Issuer property whenever a “partnership interest” is relinquished to the Issuer, whenever an additional Person becomes a Partner as permitted under this Indenture, upon any termination of the Issuer within the meaning of Section 708 of the Code, and when the Issuer is liquidated as permitted under this Indenture, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

(viii)  For U.S. federal, state and local income tax purposes, items of Issuer income, gain, loss, and deduction will be allocated among the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(k) (Certain Tax Matters), except that items with respect to which there is a difference between adjusted tax basis and “book value” will be allocated in accordance with Section 704(c) of the Code using a method chosen by the Partnership Representative as described in Treasury Regulations Section 1.704-3.

(ix)  The Partnership Representative is authorized to amend the allocations described in this Section 7.17 as necessary to ensure that all allocations made pursuant to this Section 7.17 (Certain Tax Matters) are treated as having “substantial economic effect” within the meaning of Section 704 of the Code.

The Partnership Representative may, in its sole discretion, cause the Issuer to make an election under Section 754 of the Code.

Section 7.18  Effective Date; Purchase of Additional Collateral Obligations.  (a) The Issuer will use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations in order to satisfy the Target Initial Par Condition.

(b)  In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Test and each Overcollateralization Ratio Test. During the period from the Closing Date to and including the Effective Date, the Issuer shall use the following funds to purchase additional Collateral Obligations (i) to pay for the principal portion of any Collateral Obligation, any amounts on deposit in the Interest Ramp-Up Subaccount or the Principal Ramp-Up Subaccount (at the discretion of the Collateral Manager), and/or any Principal Proceeds on deposit in the Collection Account, as the Collateral Manager may determine, and (ii) to pay for accrued interest on any such Collateral Obligation, any amounts on deposit in the Interest Ramp-Up Subaccount or the Principal Ramp-Up Subaccount (at the discretion of the Collateral Manager) or, if the Ramp-Up Account does not have sufficient available funds, Interest Proceeds on deposit in the Collection Account.

(c)  The Issuer shall cause to be provided the certificates, notices and reports required to obtain Effective Date Ratings Confirmation. In connection therewith and without duplication, the Issuer shall cause: (i) the delivery of the Effective Date Report to the Collateral Trustee, the Collateral Manager and each Rating Agency and (ii) the delivery of the Accountants’ Reports to the Collateral Trustee and the Collateral Manager. The Effective Date Report shall not include or refer to the Accountants’ Reports. The Collateral Trustee shall not disclose any Accountants’ Reports provided to it by such firm of Independent accountants unless otherwise required to do so by applicable law or as otherwise provided in an access letter between such accountants and the Collateral Trustee. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison Report as an attachment, shall be provided by the Independent accountants to the Issuer who will post such Form 15-E on the 17g-5 Website. Copies of the Accountants’ Effective Date Recalculation Report or any other agreed upon procedures report provided by the Independent accountants to the Issuer shall not be provided to any other party including the Rating Agencies or posted on the 17g-5 Website.

(d)  If Effective Date Ratings Confirmation is not obtained at least one Business Day prior to the first Determination Date, then the Issuer (or the Collateral Manager on the Issuer’s behalf) shall instruct the Collateral Trustee to transfer in accordance with the Priority of Payments amounts from the Interest Collection Subaccount to the Principal Collection Subaccount and may, prior to the first Payment Date, purchase additional Collateral Obligations in an amount sufficient to enable the Issuer (or the Collateral Manager on the Issuer’s behalf) to obtain Effective Date Ratings Confirmation; provided, that amounts may not be transferred from the Interest Collection Subaccount to the Principal Collection Subaccount if, after giving effect to such transfer, (i) the amounts available pursuant to the Priority of Payments on the next succeeding Payment Date would be insufficient to pay the full amount of the accrued and unpaid interest on any Class of Secured Debt that is not a Deferrable Class on such next succeeding Payment Date or (ii) such transfer would result in a deferral of interest with respect to any Deferrable Class on the next succeeding Payment Date; provided further that, alternatively, the Issuer (or the Collateral Manager on the Issuer’s behalf) may take such action, including but not limited to, a Special Redemption and/or transferring amounts from the Interest Collection Subaccount to the Principal Collection Subaccount as Principal Proceeds (for use in a Special Redemption), sufficient to obtain Effective Date Ratings Confirmation.

(e)  The failure of the Issuer to satisfy the requirements of this Section 7.18 (Effective Date; Purchase of Additional Collateral Obligations) will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) (Events of Default) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith. Of the proceeds of the issuance or incurrence, as applicable, of the Debt which are not applied to pay for the purchase of Collateral Obligations purchased by the Issuer on or before the Closing Date (including, without limitation, repayment of any amounts borrowed by the Issuer in connection with the purchase of Collateral Obligations prior to the Closing Date) or to pay other applicable fees and expenses, an amount set forth in the Deposit Order will be deposited in the Principal Ramp-Up Subaccount on the Closing Date and an amount set forth in the Deposit Order will be deposited in the Interest Ramp-Up Subaccount on the Closing Date. At the direction of the Issuer (or the Collateral Manager on behalf of the Issuer), the Collateral Trustee shall apply amounts held in the Ramp-Up Account to purchase additional Collateral Obligations from the Closing Date to and including the Effective Date as described in clause (b) above. If on the Effective Date, any amounts on deposit in the Ramp-Up Account have not been applied to purchase Collateral Obligations, such amounts shall be applied as described in Section 10.3(c) (Transaction Accounts).

Section 7.19  Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder):

(i)  The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture and other Permitted Liens.

(ii)  Other than the security interest Granted to the Collateral Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Collateral Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii)  All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv)  All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC.

(v)  This Indenture creates a valid and continuing security interest (as defined in Section 1 - 201(37) of the UCC) in such Assets in favor of the Collateral Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(b)  The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to Assets that constitute Instruments:

(i)  Either (x) the Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Collateral Trustee, for the benefit and security of the Secured Parties or (y)(A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Collateral Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Collateral Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Trustee, for the benefit of the Secured Parties.

(ii)  The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

(c)  The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to the Assets that constitute Cash or Security Entitlements:

(i)  All of such Assets have been and will have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account that is a securities account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8-102(a)(9) the UCC.

(ii)  The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

(iii)  (x) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder and (y)(A) the Issuer has delivered to the Collateral Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Collateral Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Collateral Trustee as the person having a security entitlement against the Custodian in each of the Accounts.

(iv)  The Accounts are not in the name of any person other than the Issuer or the Collateral Trustee. The Issuer has not consented to the Custodian to comply with the entitlement order of any Person other than the Collateral Trustee (and the Issuer and its agents prior to a notice of exclusive control being provided by the Collateral Trustee).

(d)  The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Collateral Trustee hereunder), with respect to Assets that constitute general intangibles:

(i)  The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Collateral Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii)  The Issuer has received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Collateral Trustee of its interest and rights in the Assets.

The Issuer agrees to notify the Collateral Manager and each Rating Agency promptly if they become aware of the breach of any of the representations and warranties contained in this Section 7.19 (Representations Relating to Security Interests in the Assets).

Article VIII

Supplemental Indentures

Section 8.1  Supplemental Indentures Without Consent of Holders of Debt. Without the consent of the Holders of any Debt but with only the written consent of the Collateral Manager, the Issuer, when authorized by Board Resolutions, and the Collateral Trustee, at any time and from time to time, subject to Section 8.3 (Execution of Supplemental Indentures; Waivers), may enter into one or more indentures supplemental hereto, in form satisfactory to the Collateral Trustee, for any of the following purposes:

(i)  to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein, in the Credit Agreements, and in the Notes;

(ii)  to add to the covenants of either or both of the Issuer or the Collateral Trustee for the benefit of the Secured Parties;

(iii)  to convey, transfer, assign, mortgage or pledge any property to or with the Collateral Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv)  to evidence and provide for the acceptance of appointment hereunder by a successor Collateral Trustee and/or to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Collateral Trustee;

(v)  to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Collateral Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations or to subject to the lien of this Indenture any additional property);

(vi)  to (A) modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in laws or regulations (or the interpretation thereof), including ERISA, or (B) enable the Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or (C) remove any restrictions on resale and transfer to the extent not required thereunder;

(vii)  to make such changes (including the removal and appointment of any listing agent, transfer agent, paying agent or additional registrar) as shall be necessary or advisable in order for the Listed Notes to be or remain listed on an Active Exchange and otherwise to amend this Indenture to incorporate any changes required or requested by governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for the Notes in connection therewith;

(viii)  to correct or supplement any inconsistent or defective provisions in this Indenture or to cure any ambiguity, omission or errors in this Indenture; provided that, in the case of any supplemental indenture to cure an ambiguity, a Majority of the Controlling Class has not objected within five Business Days following the delivery of notice of such supplemental indenture;

(ix)  to conform the provisions of this Indenture to the Offering Circular;

(x)  to take any action necessary or helpful to prevent the Issuer, the Holders of any Debt or the Collateral Trustee from becoming subject to (or to otherwise reduce) any withholding or other taxes, fees or assessments;

(xi)  to make such changes as shall be necessary to facilitate the Issuer (A) to issue or incur, as applicable additional debt of any one or more new classes that are subordinated to the existing Secured Debt (or to the most junior Class of securities of the Issuer (other than the Subordinated Notes) issued pursuant to this Indenture or incurred pursuant to the Credit Agreements, as applicable, if any class of securities issued pursuant to this Indenture or incurred pursuant to the Credit Agreements, as applicable, other than the Secured Debt and the Subordinated Notes is then Outstanding); (B) to issue or incur, as applicable, additional debt of any one or more existing Classes; or (C) to issue replacement securities or other indebtedness in connection with a Refinancing, and to make such other changes as shall be necessary to facilitate a Refinancing;

(xii)  to amend the name of the Issuer;

(xiii)  with the consent of a Majority of the Controlling Class, to modify or amend the Investment Criteria, the restrictions on the sales of Collateral Obligations or the Collateral Quality Tests and the definitions related thereto which affect the calculation thereof in a manner that would not materially adversely affect the rights of Holders hereunder, as evidenced by a certificate of an officer of the Collateral Manager delivered to the Collateral Trustee and with respect to which the Global Rating Agency Condition is satisfied; provided that, in the case of an amendment adopted pursuant to this clause (xiii) in connection with a Partial Refinancing, the written consent of a Majority of the most senior Class of Secured Debt not being redeemed in connection with such Partial Refinancing shall be required;

(xiv)  with the consent of a Majority of the Controlling Class, to modify or amend any component of the Concentration Limitations and the definitions related thereto which affect the calculation thereof in a manner that would not materially adversely affect the rights of Holders hereunder, as evidenced by a certificate of an officer of the Collateral Manager delivered to the Collateral Trustee and with respect to which the Global Rating Agency Condition is satisfied; provided that, in the case of an amendment adopted pursuant to this clause (xiv) in connection with a Partial Refinancing, the written consent of a Majority of the most senior Class of Secured Debt not being redeemed in connection with such Partial Refinancing shall be required;

(xv)  to facilitate the issuance of participation notes, combination notes, composite securities, and other similar securities by the Issuer; provided that such participation notes, combination notes, composite securities or similar securities shall be comprised of Classes of Debt issued or incurred, as applicable, on the Closing Date;

(xvi)  to modify any provision to facilitate an exchange of one obligation for another obligation of the same Obligor (or of an Obligor whose credit risk is based upon the assets of a current Obligor) that has substantially similar credit profile terms; provided that a Majority of the Controlling Class has not objected within five Business Days following the delivery of notice of such supplemental indenture; provided that, in the case of an amendment adopted pursuant to this clause (xvi) in connection with a Partial Refinancing, the written consent of a Majority of the most senior Class of Secured Debt not being redeemed in connection with such Partial Refinancing shall be required;

(xvii)  to evidence any waiver or modification by any Rating Agency with respect to the Debt as to any requirement or condition, as applicable, of such Rating Agency set forth herein;

(xviii)  with the consent of a Majority of the Controlling Class, to modify the terms hereof in order that it may be consistent with the requirements of the Rating Agencies, including to address any change in the rating methodology employed by any such Rating Agency, subject to satisfaction of the Global Rating Agency Condition;

(xix)  to take any action necessary or advisable for any Bankruptcy Subordination Agreement; and to (A) issue a new Note or Notes in respect of, or issue one or more new sub-classes of, any Class of Notes, in each case with new identifiers (including CUSIP numbers, ISIN numbers and Common Codes, as applicable) in connection with any Bankruptcy Subordination Agreement; provided that any sub-class of a Class of Debt issued pursuant to this clause shall be issued on identical terms as, and rank pari passu in all respects with, the existing Debt of such Class and (B) provide for procedures under which Holders or beneficial owners of such Class that are subject to a Bankruptcy Subordination Agreement may take an interest in such new Debt or sub-class(es);

(xx)  with the consent of a Majority of the Controlling Class, to make such other changes as the Issuer deems appropriate and that do not materially and adversely affect the rights of holders as evidenced by a certificate of an officer of the Collateral Manager;

(xxi)  to modify the procedures herein relating to compliance with any role, regulation or interpretation thereof promulgated under the Exchange Act or to permit compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rule, regulation or interpretation thereof promulgated thereunder or the Volcker Rule (including to (x) cause the Issuer not to be a “covered fund” or any Class of Debt not to be an “ownership interest” under the Volcker Rule or (y) to allow for the Issuer to comply with the “loan securitization” exclusion), each as amended from time to time, as applicable to the Issuer, the Collateral Manager or the Debt, or any rules or regulations thereunder or to reduce costs to the Issuer as a result thereof, based on advice of counsel of national reputation experienced in such matters with respect to such compliance or reduction in costs;

(xxii)  with the consent of a Majority of the Controlling Class, to amend, modify, enter into or accommodate the execution of any Hedge Agreement upon terms satisfactory to the Collateral Manager;

(xxiii)  to make any modification to comply or improve compliance with the U.S. Risk Retention Rules or the Applicable Risk Retention Requirements, based on advice of counsel of national reputation experienced in such matters with respect to such compliance or improved compliance;

(xxiv)  to facilitate any necessary or desirable filings, exemptions or registrations with the CFTC; and

(xxv)  to make any Benchmark Replacement Conforming Changes.

A supplemental indenture entered into for any purpose other than the purposes provided for in this Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) shall require any consent of the Holders of Debt that is required by Section 8.2 (Supplemental Indentures With Consent of Holders of Debt).

Section 8.2  Supplemental Indentures With Consent of Holders of Debt. (a) With the written consent of the Collateral Manager, a Majority of each Class of Debt whose rights hereunder are materially and adversely affected thereby, and any Hedge Counterparty whose rights hereunder are materially and adversely affected thereby, the Collateral Trustee and the Issuer may, subject to Section 8.3 (Execution of Supplemental Indentures; Waivers), execute one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate or waive any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Debt of any Class under this Article VIII; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall, without the consent of each Holder of all Outstanding Debt of each Class whose rights hereunder are materially and adversely affected thereby:

(i)  Subject to Sections 8.2(c) and (d) (Supplemental Indentures With Consent of Holders of Debt) and the definition of “Benchmark Replacement”, change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Debt, reduce the principal amount thereof or the rate of interest thereon or the Redemption Price with respect to any Debt, or allow for the Debt of any Class to be redeemed (or, in the case of the Class A-2 Loans or the Class B Loans, prepaid) on an earlier date than as set forth herein, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Secured Debt or distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Debt or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or prepayment, as applicable, on or after the applicable Redemption Date);

(ii)  reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture under Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) and Section 8.3 (Execution of Supplemental Indentures; Waivers), for any waiver of compliance with Section 2.13 (Additional Issuance), Section 5.14 (Waiver of Past Defaults), Section 6.9 (Resignation and Removal; Appointment of Successor), Section 9.2 (Optional Redemption), Section 9.3(Tax Redemption), Section 9.8 (Optional Re-Pricing), Section 12.1 (Sales of Collateral Obligations) and Section 13.1 (Subordination) or for defaults, their consequences provided for in Section 5.2 (Acceleration of Maturity; Rescission and Annulment), Section 5.3 (Collection of Indebtedness and Suits for Enforcement by Collateral Trustee), Section 5.4 (Remedies), Section 5.5 (Optional Preservation of Assets), Section 5.8 (Limitation on Suits), Section 5.13 (Control by Supermajority of Controlling Class) and Section 5.17 (Sale of Assets);

(iii)  materially impair or materially adversely affect the Collateral Trustee’s security interest in the Assets except as otherwise permitted in this Indenture;

(iv)  except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Debt of the security afforded by the lien of this Indenture;

(v)  reduce the percentage of the Aggregate Outstanding Amount of Holders of any Class of Secured Debt whose consent is required to request the Collateral Trustee to preserve the Assets or rescind the Collateral Trustee’s election to preserve the Assets pursuant to Section 5.5 (Optional Preservation of Assets) or to sell or liquidate the Assets pursuant to Section 5.4 (Remedies) or Section 5.5 (Optional Preservation of Assets);

(vi)  modify the consents required from the Holders of the Debt in order to enter into supplemental indentures with the consent of the Holders of the Debt, except to increase the percentage of Outstanding Debt the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of all Debt Outstanding and affected thereby; or

(vii)  modify the definition of the term “Outstanding” or the Priority of Payments set forth in Section 11.1(a) (Disbursements of Monies from Payment Account), except to the extent permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt);

provided, further, that Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) shall not apply to a supplemental indenture to reflect the terms of and/or facilitate a Refinancing of the Secured Debt in whole but not in part, including to make any supplements or amendments to this Indenture that would otherwise be subject to Section 8.2 (Supplemental Indentures With Consent of Holders of Debt), with the consent of the Collateral Manager and a Majority of the Subordinated Notes.

(b)  The entry into any supplemental indenture for the purpose of reducing the interest rate on any Class of Secured Debt (any such Class, the “Reduced Interest Class”) will be deemed not to have a material and adverse effect on any Holder or beneficial owner of Debt except the Holders and beneficial owners of the Reduced Interest Class. Any such supplemental indenture shall not require the consent of any Holder or beneficial owner of any Class of Debt except the Reduced Interest Class.

(c)  In connection with a Re-Pricing effected in accordance with Section 9.8 (Optional Re-Pricing), the Collateral Trustee and the Issuer may enter into one or more supplemental indentures to reflect the Re-Pricing Rate applicable to each Re-Priced Class and/or, in the case of an issuance of Re-Pricing Replacement Notes, solely to issue such Re-Pricing Replacement Notes, and to reflect any necessary changes to the definitions of “Non-Call Period” or “Redemption Price” of the Re-Priced Class to be made pursuant to Section 9.8(f) (Optional Re-Pricing), in each case, without further notice to or consent of any Holder and without further notice to any Rating Agency.

(d)  In connection with a Refinancing in part by Class effected in accordance with Section 9.2 (Optional Redemption), the Collateral Trustee and the Issuer may enter into one or more supplemental indentures to reflect any necessary changes to the definitions of “Non-Call Period” or “Redemption Price” for such new Class or Classes of replacement loans or securities to Section 9.2(d)(iii) (Optional Redemption), in each case, with notice to S&P, and without further notice to or consent of any Holder and without further notice to any Rating Agency (other than S&P).

Section 8.3  Execution of Supplemental Indentures; Waivers.  (a) The Collateral Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Collateral Trustee shall not be obligated to enter into any such supplemental indenture which affects the Collateral Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise.

(b)  With respect to any supplemental indenture permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) the consent to which is expressly required pursuant to such Section from all or a Majority of Holders of each Class materially and adversely affected thereby, or that requires a determination as to whether such supplemental indenture would materially and adversely affect any Class of Debt the Collateral Trustee shall be entitled to receive and conclusively rely upon an Officer’s certificate of the Collateral Manager (as applicable) as to whether or not the rights of the Holders of any Class of Debt would be materially and adversely affected by any supplemental indenture described above and any such determination shall be conclusive and binding upon all present and future Holders of all Debt of such Class; provided, that if a Majority of the Holders of the Class A-1 Notes have provided written notice to the Collateral Trustee at least one Business Day prior to the proposed date of execution of such supplemental indenture that the Class A-1 Notes would be materially and adversely affected thereby, the Collateral Trustee will not be entitled to rely on an Officer’s certificate of the Collateral Manager as to whether or not the Holders of the Class A-1 Notes would be materially and adversely affected by such supplemental indenture and shall not enter into such supplemental indenture without the consent of a Majority of the Class A-1 Notes. Such Officer’s certificate of the Collateral Manager may certify that a Class is deemed not materially and adversely affected as permitted in Section 8.3(c) (Execution of Supplemental Indentures; Waivers). In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Collateral Trustee shall be entitled to receive, and (subject to Section 6.1 (Certain Duties and Responsibilities) and Section 6.3 (Certain Rights of Collateral Trustee)) shall be fully protected in relying upon, an Opinion of Counsel or Officer’s certificate of the Collateral Manager stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Collateral Trustee shall not be liable for any reliance made in good faith upon such an Opinion of Counsel or Officer’s certificate of the Collateral Manager. Such determination, in each such case, shall be conclusive and binding on all present and future Holders.

(c)  At the cost of the Issuer, for so long as any Debt shall remain Outstanding, not later than five Business Days (or 30 days in the case of any amendment where the Issuer is relying on the lack of notification from Holders set forth below) prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt), the Collateral Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Loan Agent, each Hedge Counterparty and the Holders a copy of such proposed supplemental indenture; provided, that for any party entitled to receive notice hereunder, this provision shall be deemed satisfied (1) upon the written waiver of such party to receipt of such notice and (2) in the case of the Holders, the simultaneous payment in full of the Debt held by such Holders pursuant to the proposed supplemental indenture. Following such delivery by the Collateral Trustee, if any changes are made to such supplemental indenture other than changes of a technical nature or to correct typographical errors or to adjust formatting, then at the cost of the Issuer, for so long as any Debt remains outstanding, not later than the Business Day prior to the execution of such proposed supplemental indenture (provided that the execution of such supplemental indenture shall not in any case occur earlier than the date set forth in the initial distribution of such proposed supplemental indenture pursuant to the first sentence of this paragraph and the five Business Day time period shall be calculated from the date of such initial distribution), the Collateral Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Loan Agent, each Hedge Counterparty and the holders a copy of such proposed supplemental indenture; provided, that for any party entitled to receive notice hereunder, this provision shall be deemed satisfied (1) upon the written waiver of such party to receipt of such notice and (2) in the case of the holders, the simultaneous payment in full of the Debt held by such holders pursuant to the proposed supplemental indenture. If, prior to the delivery by the Collateral Trustee of such supplemental indenture as revised, any holder has provided its written consent to the supplemental indenture as initially distributed, such holder will be deemed to have consented in writing to the supplemental indenture as revised unless such holder has provided written notice of its withdrawal of such consent to the Collateral Trustee and the Issuer not later than one Business Day prior to the execution of such supplemental indenture. Unless the Collateral Trustee and the Issuer are notified (within 30 days after notice by the Issuer to the Holders of a proposed supplemental indenture) by a Majority of any Class from whom consent is not being requested that the Holders of such Class giving such notice believe that they will be materially and adversely affected by the proposed supplemental indenture, the interests of such Class will be deemed for all purposes hereunder to not be materially and adversely affected by such proposed supplemental indenture. Such determination shall be conclusive and binding on all present and future Holders of Debt. The Issuer may conclude and certify to the effect that any Class of Debt will not be materially and adversely affected by any supplemental indenture on the basis of information it deems relevant, including any such notification. At the cost of the Issuer, for so long as any Class of Secured Debt shall remain Outstanding and such Class is rated by a Rating Agency, the Issuer shall provide to such Rating Agency a copy of any proposed supplemental indenture at least five Business Days prior to the execution thereof by the Collateral Trustee; provided that this provision shall be deemed satisfied upon the simultaneous rating by a Rating Agency of any new debt issued or incurred, as applicable, by the Issuer pursuant to the proposed supplemental indenture or upon the payment in full of the Debt rated by such Rating Agency. At the cost of the Issuer, the Collateral Trustee shall provide to the Holders of the affected Classes (in the manner described in Section 14.4 (Notices to Holders; Waiver)) and each Rating Agency affected a copy of the executed supplemental indenture after its execution. Any failure of the Collateral Trustee to publish or deliver such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.

(d)  For any required notification of any Person (including the Holders) of a proposed supplemental indenture, including pursuant to Section 8.3(c) (Execution of Supplemental Indentures; Waivers), it shall not be necessary to deliver the particular form of the supplemental indenture, so long as the proposed supplemental indenture sufficiently identifies in all material respects the substance of the final executed supplemental indenture. It shall not be necessary for any Act of the Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(e)  The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has consented thereto in accordance with this Article VIII. The Collateral Trustee shall not be obligated to enter into any supplemental indenture which affects the Collateral Trustee’s (or, for so long as the Collateral Trustee is also the Collateral Administrator, the Collateral Administrator’s) own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law. The Issuer agrees that it shall not permit any amendment, modification, supplement or waiver to this Indenture or other Transaction Document that adversely affects the obligations of the Collateral Administrator or adversely affects or otherwise modifies the compensation of the Collateral Administrator to become effective unless the Collateral Administrator has been given prior written notice of such amendment, modification, supplement or waiver and has consented thereto. The Issuer agrees that it shall not permit any amendment, modification, supplement or waiver to this Indenture or other Transaction Document that adversely affects the obligations of the Loan Agent or adversely affects or otherwise modifies the compensation of the Loan Agent to become effective unless the Loan Agent has been given prior written notice of such amendment, modification, supplement or waiver and has consented thereto.

(f)  With respect to any supplemental indenture that is permitted by Section 8.1 (Supplemental Indentures Without Consent of Holders of Debt) or Section 8.2 (Supplemental Indentures With Consent of Holders of Debt) and, if applicable, the consent of the required Holders of any Class have been obtained, the Issuer and the Collateral Trustee may execute a waiver or similar agreement instead of execution of a supplemental indenture, in each case so long as the substance of such waiver or agreement would otherwise meet the requirements for execution of supplemental indenture.

(g)  Any consent given by Holders of a Class of Debt pursuant to this Section 8.3 (Execution of Supplemental Indentures; Waivers) shall be binding upon all future Holders of Debt.

Section 8.4  Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Debt theretofore and thereafter authenticated and delivered hereunder or incurred under the Credit Agreements, as applicable, shall be bound thereby.

Section 8.5  Reference in Notes to Supplemental Indentures. Notes authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II of Notes originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Collateral Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Collateral Trustee in exchange for Outstanding Notes.

Article IX

Redemption of DEBT

Section 9.1  Mandatory Redemption. Except as noted below, if a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account to make payments on the Secured Debt pursuant to the Priority of Payments (a “Mandatory Redemption”).

Section 9.2  Optional Redemption.  (a) The Secured Debt shall be redeemed (or, in the case of the Class A-2 Loans and the Class B Loans, prepaid) by the Issuer at the written direction of a Majority of the Subordinated Notes and with the consent of the Collateral Manager, as follows: based upon such written direction, (i) the Secured Debt shall be redeemed or prepaid, as applicable, in whole (with respect to all Classes of Secured Debt) but not in part on any Business Day after the end of the Non-Call Period for all Classes from Sale Proceeds and/or Refinancing Proceeds or (ii) the Secured Debt shall be redeemed or prepaid, as applicable, in part by Class on any Business Day after the end of the Non-Call Period for such Class from Refinancing Proceeds (so long as the Debt of any Class of Secured Debt to be redeemed or prepaid represent not less than the entire Class of such Secured Debt). In connection with any such redemption and/or prepayment (each such redemption and/or prepayment, as applicable, an “Optional Redemption”), the Secured Debt shall be redeemed or prepaid, as applicable, at the applicable Redemption Prices and a Majority of the Subordinated Notes must provide the above described written direction to the Issuer and the Collateral Trustee not later than 14 Business Days (or such shorter period of time as the Collateral Trustee or the Collateral Manager finds reasonably acceptable, but not later than six Business Days prior to the proposed Redemption Date) prior to the Redemption Date on which such redemption and/or prepayment is to be made; provided that all Secured Debt to be redeemed or prepaid, as applicable, must be redeemed or prepaid, as applicable, simultaneously.

(b)  The Subordinated Notes may be redeemed by the Issuer, in whole but not in part, on any Business Day on or after the date on which all of the Secured Debt have been redeemed or repaid, from the proceeds of the Assets remaining after giving effect to redemption or repayment of the Secured Debt and payment in full of all expenses of the Issuer, at the direction of a Majority of the Subordinated Notes with the consent of the Collateral Manager (which direction may be given in connection with a direction to redeem (or, in the case of the Class A-2 Loans and the Class B Loans, prepay) the Secured Debt or at any time after the Secured Debt has been redeemed or repaid in full) or at the direction of the Collateral Manager. The Redemption Price payable to each Holder of the Subordinated Notes will be its proportionate share of the proceeds of the Assets remaining after the payments described in Section 9.2(a) (Optional Redemption).

(c)  In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments to provide for an Optional Redemption pursuant to Section 9.2(a)(i) (Optional Redemption), the Secured Debt may be redeemed (or, in the case of the Class A-2 Loans and the Class B Loans, prepaid) in whole from Refinancing Proceeds and Sale Proceeds or in part by Class from Refinancing Proceeds and other amounts available as provided in Section 9.2(a)(ii) (Optional Redemption); provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to a Majority of the Subordinated Notes and such Refinancing otherwise satisfies the conditions described below.

(d)  (i) In the case of a Refinancing upon a redemption and/or prepayment of the Secured Debt in whole but not in part, any such Refinancing will be effective only if (1) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least sufficient to redeem and/or prepay simultaneously the Secured Debt, in whole but not in part, and at least equal to the Required Redemption Amount, (2) the Sale Proceeds, Refinancing Proceeds and other available funds are used (to the extent necessary) to make such redemption and/or prepayment and (3) the agreements relating to the Refinancing contain limited recourse and non-petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

(ii)  In the case of a Refinancing upon a redemption and/or prepayment of the Secured Debt in part by Class, such Refinancing will be effective only if: (1) the Refinancing Proceeds, the Partial Redemption Interest Proceeds and all other available funds will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Secured Debt subject to Refinancing, (2) the Refinancing Proceeds, the Partial Redemption Interest Proceeds, and any such other available funds are used (to the extent necessary) to make such redemption and/or prepayment, (3) the agreements relating to the Refinancing contain limited recourse and non-petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), (4) the aggregate principal amount of any secured obligations providing the Refinancing for a Class is equal to the Aggregate Outstanding Amount of the Secured Debt of such Class being redeemed or prepaid, as applicable, with the proceeds of such secured obligations (except to the extent of any other available funds received by the Issuer for the purposes of effecting a Refinancing), (5) the stated maturity of each class of obligations providing the Refinancing is the same (or later so long as no Debt junior to the class of obligation providing the Refinancing have an earlier stated maturity) as the corresponding Stated Maturity of each Class of Secured Debt being refinanced, (6) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (or from amounts available by the application of Section 11.1(a)(i)(P) (Disbursements of Monies from Payment Account), Section 11.1.(a)(iii)(B) (Disbursements of Monies from Payment Account), amounts available in the Financing Expense Account or from the proceeds of the additional issuance of Subordinated Notes), (7) either (x) the spread over the Benchmark and/or fixed interest rate, as applicable, of any obligations providing the Refinancing will not be greater than the spread over the Benchmark and/or fixed interest rate, as applicable, of the Secured Debt subject to such Refinancing (allowing Fixed Rate Debt to be refinanced as Floating Rate Debt and/or Floating Rate Debt to be refinanced as Fixed Rate Debt so long as the Global Rating Agency Condition has been satisfied with respect to any Secured Debt that was not the subject of such Refinancing) or (y) the Global Rating Agency Condition is satisfied with respect to any Classes of Secured Debt that were not the subject of such Refinancing and the weighted average spread over the Benchmark of any Floating Rate Debt and weighted average fixed interest rate of any Fixed Rate Debt (if any) issued in connection with such Refinancing does not exceed the weighted average spread over the Benchmark of the Class (or Classes, as applicable) of Secured Debt being refinanced and the weighted average fixed interest rate of Secured Debt being refinanced, (8) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Secured Debt being refinanced, (9) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Secured Debt being refinanced (except that, at the Issuer’s election, the Non-Call Period with respect to the obligations providing the refinancing may be extended as it applies to a subsequent Refinancing in part by Class or Re-Pricing), (10) an Officer’s certificate of the Issuer (or the Collateral Manager on its behalf) has been delivered to the Collateral Trustee certifying that all conditions precedent to such Refinancing have been satisfied and (11) the Issuer shall have obtained written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such Refinancing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation or otherwise to be subject to U.S. federal income tax on a net basis. In determining whether the fixed interest rate on any Fixed Rate Debt is less than the Benchmark plus the spread of any Floating Rate Debt and/or whether the Benchmark plus the spread of any Floating Rate Debt is less than the fixed interest rate of any Fixed Rate Debt, the Issuer (or the Collateral Manager on its behalf) will make such determination by reference to the Benchmark plus the applicable spread as of the Redemption Date.

(iii)  In connection with a Refinancing in part by Class and in accordance with and subject to the provisions of Article VIII (other than with respect to any notice provision included therein), the Collateral Trustee and the Issuer may enter into one or more supplemental indentures to reflect any necessary changes to this Indenture (including to modify this Indenture to set forth the new Class or Classes of replacement loans or securities in this Indenture and to reflect applicable changes to the definition of “Non-Call Period” or “Redemption Price” for such new Class or Classes of replacement loans or securities, pursuant to a supplemental indenture entered into under Section 8.2(d) (Supplemental Indentures With Consent of Holders of Debt)), at the direction of the Collateral Manager with the prior approval of a Majority of the Subordinated Notes, with notice to S&P, and without further notice to or consent of the Holder of any Debt and without further notice to any Rating Agency (other than S&P). In no case will a supplemental indenture that becomes effective on or after the Redemption Date of any Class of Debt be considered to have a material adverse effect on any Holder of such Class (provided that, the redemption of such Class is effected on such Redemption Date), and no Holder of such Class shall have an objection right or consent right to such supplemental indenture on the basis of a material and adverse effect.

(iv)  In connection with a Refinancing in whole of each Class of Secured Debt and so long as the Initial Majority Class A-1 Holder Condition is satisfied in connection with such Refinancing (as evidenced by an Officer’s certificate of the Collateral Manager to the Collateral Trustee), the Issuer and the Collateral Trustee may, enter into a supplemental indenture to reflect the terms of and/or facilitate the Refinancing and to make other supplements or amendments to this Indenture, with the consent of the Collateral Manager and a Majority of the Subordinated Notes.

(v)  In connection with a Refinancing in whole of each Class of Secured Debt, the Collateral Manager, on behalf of the Issuer, may designate Principal Proceeds up to the Excess Par Amount as of the related Determination Date as Interest Proceeds for distribution on the Redemption Date. Notice of any such designation shall be provided to the Collateral Trustee (with copies to the Rating Agencies) on or before the Business Day prior to the applicable Redemption Date.

(e)  None of the Holders or beneficial owners of the Subordinated Notes will have any cause of action against any of the Issuer, the Collateral Manager, the Collateral Administrator, the Collateral Trustee or any of their respective Affiliates for any failure to obtain a Refinancing. If a Refinancing is obtained meeting the requirements specified above as certified by the Issuer (or the Collateral Manager on its behalf), the Issuer and the Collateral Trustee (at the direction of the Issuer) shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing, and no further consent for such amendments shall be required from the Holders of Debt other than Holders or beneficial owners of the Subordinated Notes directing the redemption.

(f)  In the event of any redemption (or, in the case of the Class A-2 Loans and the Class B Loans, prepayment) pursuant to this Section 9.2 (Optional Redemption), the Issuer shall, at least six Business Days prior to the Redemption Date, notify the Collateral Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Debt to be redeemed and/or prepaid, as applicable, on such Redemption Date and the applicable Redemption Prices.

Section 9.3  Tax Redemption.

(a)  The Debt shall be redeemed (or, in the case of the Class A-2 Loans and the Class B Loans, prepaid) in whole but not in part (any such redemption and prepayment, a “Tax Redemption”) at their applicable Redemption Prices (except as provided in subsection (b) below) at the written direction (delivered to the Issuer and the Collateral Trustee) of (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes following the occurrence and continuation of a Tax Event.

(b)  In connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Debt by notifying the Collateral Trustee in writing prior to the Redemption Date may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Debt.

(c)  Upon its receipt of such written direction directing a Tax Redemption, the Collateral Trustee shall promptly notify the Collateral Manager, the Holders and the Issuer (which shall notify each Rating Agency) thereof.

Section 9.4  Redemption Procedures. (a) In the event of any redemption (or, in the case of the Class A-2 Loans and the Class B Loans, prepayment) pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption), the written direction required thereby shall be provided to the Issuer (or its authorized agent), the Collateral Trustee and the Collateral Manager not later than 14 Business Days (or such shorter period of time as the Collateral Manager find reasonably acceptable) prior to the Redemption Date on which such redemption and/or prepayment, as applicable, is to be made (which date shall be designated in such notice). In the event of any redemption and/or prepayment, as applicable, pursuant to Section 9.2 (Optional Redemption) or Section 9.3(Tax Redemption), a notice of redemption and/or prepayment, as applicable, shall be given (1) not later than five Business Days prior to the applicable Redemption Date, to each Holder of Debt, at such Holder’s address in the Register or the Loan Register, as applicable (or, in the case of any Holder of Debt, in accordance with any other procedures for notice specified in writing by such Holder of Debt and agreed to by the Issuer) and (2) in accordance with Section 14.3 (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency) to each Rating Agency prior to the applicable Redemption Date. In addition, notice of redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) shall also be given to the Holders thereof by publication on any Active Exchange via the Companies Announcement Office.

(b)  All notices of redemption delivered pursuant to Section 9.4(a) (Redemption Procedures) shall state:

(i)  the applicable Redemption Date;

(ii)  the Redemption Prices of the Secured Debt to be redeemed (or, in the case of the Class A-2 Loans and the Class B Loans, prepaid) and a reasonable estimate of the Redemption Prices of all or any portion of the Subordinated Notes to be redeemed;

(iii)  that all of the Secured Debt that is to be redeemed or prepaid, as applicable, are to be redeemed or prepaid, as applicable, in full and that interest on such Secured Debt shall cease to accrue on the Redemption Date specified in the notice;

(iv)  the place or places where Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2 (Maintenance of Office or Agency); and

(v)  whether the Subordinated Notes are to be redeemed in full or in part on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2 (Maintenance of Office or Agency).

(c)  The Issuer or the Collateral Manager may, by written notice to the Collateral Trustee, the Collateral Manager (if applicable) and each Rating Agency, withdraw any such notice of redemption delivered pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) on any day up to 10:00 a.m. (EST) on the Business Day prior to such Redemption Date. In the case of a Refinancing, such withdrawal may be limited to less than all Classes for which the required written directions were provided to the Issuer (and no new written directions shall be required following such partial withdrawal). Any failure to effect any redemption and/or prepayment, as applicable, pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) which is withdrawn by the Issuer in accordance with the foregoing or with respect to which a Refinancing fails to occur shall not constitute an Event of Default. At least three Business Days (or such shorter period of time as the Collateral Trustee and the Collateral Manager find reasonably acceptable) before any scheduled Redemption Date, the Issuer (or the Collateral Manager on behalf of the Issuer) may, by written notice to the Collateral Trustee (who shall forward such notice to the holders of Debt and each Rating Agency), elect to postpone such scheduled Redemption Date by up to 15 Business Days.

(d)  Notice of redemption pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption) shall be given by the Issuer or, upon an Issuer Order, by the Collateral Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Debt selected for redemption shall not impair or affect the validity of the redemption of any other Debt.

(e)  Upon receipt of a notice of redemption of the Secured Debt pursuant to Section 9.2(a) (Optional Redemption) (unless such Optional Redemption is being effected solely through a Refinancing) or Section 9.3 (Tax Redemption), the Collateral Manager in its sole discretion shall direct the sale (and the manner thereof) of all or part of the Collateral Obligations and other Assets in an amount sufficient that the proceeds from such sale and all other funds available for such purpose will be at least equal to the Required Redemption Amount. If such proceeds of such sale and all other funds available for such purpose are not at least equal to the Required Redemption Amount, then the Secured Debt may not be redeemed or prepaid, as applicable. The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(f)  Other than with respect to a Refinancing of Secured Debt made solely with Refinancing Proceeds, in the event of any redemption (or, in the case of the Class A-2 Loans and the Class B Loans, prepayment) pursuant to Section 9.2 (Optional Redemption) or Section 9.3 (Tax Redemption), no Secured Debt may be optionally redeemed or prepaid, as applicable, unless (i) at least three Business Days before the scheduled Redemption Date (or such shorter period of time as the Collateral Manager find reasonably acceptable) the Collateral Manager has certified to the Collateral Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) were rated, or guaranteed by a Person whose short-term unsecured debt obligations were rated, at least “A-1” by S&P on the applicable trade date or trade dates to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets and/or the Hedge Agreements at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, together with any Refinancing Proceeds, to have available cash at least equal to the Required Redemption Amount, (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Collateral Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, (B) all Refinancing Proceeds and (C) for each Collateral Obligation, its Market Value, shall equal or exceed the Required Redemption Amount or (iii) at least one Business Day before the scheduled Redemption Date, the Collateral Manager has certified to the Collateral Trustee that the Collateral Manager (or an Affiliate or agent thereof) has priced but not yet closed another collateralized loan obligation transaction or similar transaction, the net proceeds of which will at least equal, in each case, an amount sufficient, together with the proceeds from the Eligible Investments (maturing on or prior to the scheduled Redemption Date) and without duplication any cash to be applied to such redemption or prepayment, as applicable, and (without duplication) the aggregate amount of the expected proceeds from the sale of the Assets and Eligible Investments not later than the Business Day immediately preceding the scheduled Redemption Date to pay the Required Redemption Amount. Any certification delivered by the Collateral Manager pursuant to this Section 9.4(f) (Redemption Procedures) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Hedge Agreements and (2) all calculations required by this Section 9.4(f) (Redemption Procedures). Any holder of Debt, the Collateral Manager or any of the Collateral Manager’s Affiliates or accounts managed by it shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or Tax Redemption.

(g)  In connection with a Refinancing in whole of each Class of Secured Debt, any Refinancing Proceeds shall not constitute Interest Proceeds or Principal Proceeds but will be applied directly on the related date of such Refinancing pursuant to this Indenture to redeem (or, in the case of the Class A-2 Loans and the Class B Loans, prepay) the Secured Debt being refinanced without regard to the Priority of Payments; provided that, to the extent that the Secured Debt to be refinanced is redeemed in full and any Refinancing Proceeds are not applied to so redeem or prepay, as applicable, the Secured Debt being refinanced, such Refinancing Proceeds shall be treated as either Interest Proceeds or Principal Proceeds as determined by the Collateral Manager, subject to the written consent of a Majority of the Subordinated Notes. In connection with a Partial Refinancing, unless an Enforcement Event has occurred and is continuing, Refinancing Proceeds and Partial Redemption Interest Proceeds shall be applied in accordance with Section 11.1(a)(iii) (Disbursements of Monies from Payment Account).

Section 9.5  Debt Payable on Redemption Date.  (a) Notice of redemption pursuant to Section 9.4 (Redemption Procedures) having been given as aforesaid, the Secured Debt shall, on the Redemption Date, subject to Section 9.4(f) (Redemption Procedures) and the Issuer’s right to withdraw any notice of redemption pursuant to Section 9.4(c) (Redemption Procedures), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Secured Debt shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Issuer and the Collateral Trustee such security or indemnity as may be required by them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Secured Debt so to be redeemed or prepaid, as applicable, which are payable on or prior to the Redemption Date shall be payable to the Holders of such Secured Debt, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved).

(b)  If any Secured Debt called for redemption or prepayment, as applicable, shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Secured Debt remains Outstanding; provided that the reason for such non-payment is not the fault of such Holder.

Section 9.6  Special Redemption. Principal payments on the Secured Debt shall be made in part in accordance with the Priority of Payments on any Payment Date during the Reinvestment Period, if the Collateral Manager at its sole discretion notifies the Collateral Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (a “Special Redemption”). The Collateral Manager has no obligation to cause a Special Redemption to occur, however, regardless of any inability or failure to reinvest in additional Collateral Obligations for any period of time.

On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a “Special Redemption Date”), the amount in the Collection Account representing Principal Proceeds (such amount, the “Special Redemption Amount”), will be applied as described in the Priority of Payments in accordance with the Debt Payment Sequence.

Notice of payments pursuant to this Section 9.6 (Special Redemption) shall be given by the Collateral Trustee not less than three Business Days prior to the applicable Special Redemption Date in accordance with Section 14.4 (Notice to Holders; Waivers) to each Holder of Secured Debt affected thereby at such Holder’s address in the Register and, as specified in Section 14.3 (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), to each Rating Agency. In addition, notice of Special Redemption to the Holders of any Listed Notes shall also be given by publication on any Active Exchange via the Companies Announcement Office.

Section 9.7  Clean-up Call Redemption.

(a)  The Debt is redeemable (or, in the case of the Class A-2 Loans and the Class B Loans, prepayable) at the option of the Issuer acting at the direction of the Collateral Manager (which direction shall (x) be given so as to be received by the Issuer and the Collateral Trustee not later than 10 days prior to the proposed Clean-up Call Redemption Date and (y) include the Clean-up Call Redemption Date and the Redemption Prices of the Secured Debt to be redeemed or prepaid, as applicable, and, in the case of the Subordinated Notes, an estimate of the Redemption Price), in whole but not in part (a “Clean-up Call Redemption”), at the applicable Redemption Price, on any Business Day selected by the Collateral Manager (such Business Day, the “Clean-up Call Redemption Date”) which occurs on or after the Payment Date on which the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments is less than or equal to 15% of the Target Initial Par Amount. In such event a notice of redemption shall be given not later than five Business Days prior to the applicable Clean-up Call Redemption Date, to each Holder of Debt, at such Holder’s address in the Register or the Loan Register, as applicable, and, as specified in Section 14.3 (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), and to each Rating Agency. A Clean-up Call Redemption may not occur unless, on or prior to the fourth Business Day immediately preceding the Clean-up Call Redemption Date, the Issuer has proceeds from the sale of Assets and amounts in the Accounts available for such purposes at least equal to the Required Redemption Amount.

(b)  All notices of redemption delivered pursuant to Section 9.7(a) (Clean-up Call Redemption) shall state:

(i)  the Clean-up Call Redemption Date;

(ii)  the Redemption Prices of the Debt and, in the case of the Subordinated Notes, an estimate of the Redemption Price to be redeemed; and

(iii)  that all of the Secured Debt is to be redeemed or prepaid, as applicable, in full and that interest on the Secured Debt shall cease to accrue on the Business Day specified in the notice.

Notice of redemption shall be given by the Issuer or, upon an Issuer Order, by the Collateral Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder shall not impair or affect the validity of the redemption of any Debt. In addition, notice of Clean-up Call Redemption shall also be given by any Active Exchange in the name and at the expense of the Issuer, to Holders of Debt by publication by an announcement to the Companies Announcement Office of such Active Exchange.

(c)  Any Clean-up Call Redemption is subject to (i) the purchase of the Assets by any Person(s) from the Issuer for a purchase price in Cash, deposited with the Issuer on or prior to the Business Day immediately preceding the Clean-up Call Redemption Date, at least equal to the Required Redemption Amount (less the amount of other funds that are available to pay the Redemption Prices of the Debt) and (ii) in connection with the purchase of Asset(s) described in clause (i), the receipt by the Collateral Trustee from the Collateral Manager, prior to such purchase, of a certification from the Collateral Manager that it expects to receive a sum sufficient to satisfy the requirements of clause (i). Upon receipt by the Collateral Trustee of the certification referred to in the preceding sentence, the Collateral Trustee (pursuant to written direction from the Collateral Manager on behalf of the Issuer) and the Collateral Manager, acting on behalf of the Issuer, shall take all commercially reasonable actions necessary to sell, assign and transfer the Assets to such Person(s) (which may be the Collateral Manager or any of its affiliates) upon payment in immediately available funds of the purchase price for such Assets. The Issuer shall deposit, or cause to be deposited, the funds required for a Clean-up Call Redemption in the Payment Account on or prior to the Clean-up Call Redemption Date. The Collateral Trustee shall deposit such payment into the Collection Account.

(d)  Any notice of a Clean-up Call Redemption may be withdrawn by the Issuer (or the Collateral Manager on its behalf) up to the Business Day prior to the scheduled Clean-up Call Redemption Date by written notice to the Collateral Trustee, the Rating Agencies and (if applicable) the Collateral Manager only if amounts at least equal to the Required Redemption Amount (including any other funds available to pay the Redemption Prices of the Debt) are not received in full in immediately available funds by the Business Day immediately preceding the Clean-up Call Redemption Date. Notice of any such withdrawal of a notice of Clean-up Call Redemption shall be given by the Collateral Trustee at the expense of the Issuer to each Holder of Debt at such Holder’s address in the Register or the Loan Register, as applicable, by overnight courier guaranteeing next day delivery not later than the scheduled Clean-up Call Redemption Date. The Collateral Trustee shall also arrange for notice of such withdrawal to be delivered to any Active Exchange.

(e)  On the Clean-up Call Redemption Date, the Redemption Prices for the Debt shall be distributed pursuant to the Priority of Payments.

(f)  Notice of redemption pursuant to this Section 9.7 (Clean-up Call Redemption) having been given as aforesaid, the Debt to be redeemed (or, in the case of the Class A-2 Loans, prepaid) shall, on the Clean-up Call Redemption Date, subject to Section 9.7(c) (Clean-up Call Redemption) and the Issuer’s right to withdraw any notice of redemption pursuant to Section 9.7(d) (Clean-up Call Redemption), become due and payable at the Redemption Prices therein specified, and from and after the Clean-up Call Redemption Date (unless the Issuer shall default in the payment of the Redemption Price) all the Secured Debt shall cease to bear interest on the Clean-up Call Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Clean-up Call Redemption Date; provided, however, that if there is delivered to the Issuer and the Collateral Trustee such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer or the Collateral Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender.

If any Secured Debt called for redemption or prepayment, as applicable, pursuant to Section 9.7 (Clean-up Call Redemption) shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Clean-up Call Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period the Secured Debt remains Outstanding; provided that the reason for such non-payment is not the fault of the Holder of such Secured Debt.

Section 9.8  Optional Re-Pricing.  (a) On any Business Day after the Non-Call Period for any Class of Re-Pricing Eligible Debt, at the direction of a Majority of the Subordinated Notes with the consent of the Collateral Manager, the Issuer shall reduce the spread over the Benchmark and/or fixed interest rate applicable with respect to such Class of Re-Pricing Eligible Debt (such reduction with respect to any Class of Notes, a “Re-Pricing” and any such Class of Secured Debt to be subject to a Re-Pricing, a “Re-Priced Class”). In connection with any Re-Pricing, the Collateral Manager on behalf of the Issuer may engage a broker-dealer (the “Re-Pricing Intermediary”) upon the recommendation and subject to the approval of a Majority of the Subordinated Notes and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing. Each Holder of Re-Pricing Eligible Debt, by its acceptance of an interest in such Debt, agrees to cooperate with the Issuer, the Collateral Manager, the Re-Pricing Intermediary (if any) and the Collateral Trustee in connection with any Re-Pricing and acknowledges that its Re-Pricing Eligible Debt may be sold or redeemed with or without such Holder’s consent and that the sole alternative to any such Re-Pricing or redemption is to commit to sell its interest in the Debt of the Re-Priced Class. In connection with a Re-Pricing, the Issuer may issue Re-Pricing Replacement Notes, the proceeds of which shall be used to redeem non-consenting Holders in accordance with Section 9.8(c) (Optional Re-Pricing).

(b)  At least 15 Business Days prior to the Business Day fixed by a Majority of the Subordinated Notes for any proposed Re-Pricing (the “Re-Pricing Date”), the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver a notice (the “Re-Pricing Notice”) in writing (with a copy to the Collateral Manager, the Collateral Trustee and each Rating Agency) to each Holder of the proposed Re-Priced Class, which notice shall:

(i)  specify the proposed Re-Pricing Date and the revised spread over the Benchmark and/or fixed interest rate (or range of spreads and/or fixed interest rates) to be applied with respect to such Class (the “Re-Pricing Rate”),

(ii)  request each Holder of the Re-Priced Class approve the proposed Re-Pricing and indicate which Re-Pricing Rate (or range thereof) they have approved, and

(iii)  specify the price (which, for purposes of such Re-Pricing, shall be the Redemption Price of such Debt) at which Secured Debt of any Holder of the Re-Priced Class who does not approve the Re-Pricing may be (x) sold and transferred pursuant to Section 9.8(c) (Optional Re-Pricing) or (y) redeemed with Re-Pricing Proceeds and all funds available for such purpose.

(c)  In the event any Holders of the Re-Priced Class do not deliver written consent to the proposed Re-Pricing on or before the date that is 20 Business Days prior to the proposed Re-Pricing Date, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice thereof to the consenting Holders of the Re-Priced Class, specifying the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re-Priced Class held by such non-consenting Holders (such notice, the “Non-Consent Notice”), and shall request each such consenting Holder provide written notice to the Issuer, the Collateral Trustee, the Collateral Manager and the Re-Pricing Intermediary if such Holder would like to (A) purchase all or any portion of the Debt of the Re-Priced Class held by the non-consenting Holders (such purchase and sale, a “Re-Pricing Transfer”) and/or (B) purchase Re-Pricing Replacement Notes with respect thereto at the price specified in the Re-Pricing Notice or Non-Consent Notice, as applicable, and (C) in each case, the Aggregate Outstanding Amount of such Debt and/or Re-Pricing Replacement Notes that it would agree to acquire (each such notice, an “Exercise Notice”) within five Business Days after receipt of the Non-Consent Notice. In the event the Issuer shall receive Exercise Notices with respect to Debt of the Re-Priced Class in an amount greater than or equal to the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re-Priced Class held by non-consenting Holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, may effect Re-Pricing Transfers of such Re-Pricing Eligible Debt or issue Re-Pricing Replacement Notes, as applicable, without further notice to the non-consenting Holders thereof, on the Re-Pricing Date to the Holders delivering Exercise Notices with respect thereto, pro rata (subject to the applicable Authorized Denomination requirements) based on the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt such Holders indicated an interest in purchasing pursuant to their Exercise Notices. In the event the Issuer shall receive Exercise Notices with respect to less than the Aggregate Outstanding Amount of the Re-Pricing Eligible Debt of the Re-Priced Class held by non-consenting Holders, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall conduct a Re-Pricing Transfer of such Re-Pricing Eligible Debt or issue Re-Pricing Replacement Notes, as applicable, without further notice to the non-consenting Holders thereof, on the Re-Pricing Date. Any excess Re-Pricing Eligible Debt of the Re-Priced Class held by a non-consenting Holder after giving effect to the Exercise Notices, Re-Pricing Replacement Notes and issuance of Re-Pricing Replacement Notes shall be sold to a transferee designated by the Re-Pricing Intermediary or by the Collateral Manager on behalf of the Issuer. All Re-Pricing Transfers and sales of Re-Pricing Replacement Notes to be effected pursuant to this clause (c) shall be made at the Redemption Price with respect to such Re-Pricing Eligible Debt, and shall be effected only if the related Re-Pricing is effected in accordance with the provisions hereof.

(d)  The Issuer shall not effect any proposed Re-Pricing unless: (i) the Issuer and the Collateral Trustee shall have entered into a supplemental indenture pursuant to Section 8.2(c) (Supplemental Indentures With Consent of Holders of Debt) dated as of the Re-Pricing Date to modify the spread over the Benchmark and/or fixed interest rate applicable to the Re-Priced Class and/or, in the case of the issuance of Re-Pricing Replacement Notes, to issue such Re-Pricing Replacement Notes and to reflect any necessary changes to the definitions of “Non-Call Period” or “Redemption Price” of the Re-Priced Class to be made pursuant to Section 9.8(f) (Optional Re-Pricing); (ii) the Re-Pricing Intermediary or the Collateral Manager (on behalf of the Issuer) confirms in writing that all Re-Pricing Eligible Debt of the Re-Priced Class held by non-consenting Holders have been sold and transferred or redeemed on the same day; (iii) each Rating Agency shall have been notified of such Re-Pricing in accordance with Section 14.3 (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Brokers Dealer(s), the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency); (iv) all due and payable expenses of the Issuer and the Collateral Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing have been paid or shall be adequately provided for (including by application of Section 11.1(a)(i)(P) (Disbursements of Monies from Payment Account), Section 11.1(a)(iii)(B) (Disbursements of Monies from Payment Account) from amounts available in the Financing Expense Account or from the proceeds of the additional issuance of Subordinated Notes) or shall be adequately provided for by an entity other than the Issuer; (v) the Issuer (or the Collateral Manager on its behalf) has certified to the Collateral Trustee that the conditions to such Re-Pricing have been satisfied; and (vi) the Issuer shall have obtained written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that the Re-Pricing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation or otherwise to be subject to U.S. federal income tax on a net basis.

(e)  If notice has been received by the Collateral Trustee pursuant to this Indenture, notice of a Re-Pricing shall be provided by the Collateral Trustee (at the direction of the Issuer) not less than three Business Days prior to the proposed Re-Pricing Date, to each Holder of Re-Pricing Eligible Debt of the Re-Priced Class at the address in the Register (with a copy to the Collateral Manager, the Collateral Trustee and each Rating Agency), specifying the applicable Re-Pricing Date and Re-Pricing Rate. Notice of Re-Pricing shall be given by the Collateral Trustee at the expense and direction of the Issuer. Failure to give a notice of Re-Pricing, or any defect therein, to any Holder of any Re-Priced Class shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of a Re-Pricing may be withdrawn by a Majority of the Subordinated Notes or the Collateral Manager on or prior to the Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Collateral Trustee, the Collateral Manager (if applicable) and the Re-Pricing Intermediary for any reason. Upon receipt of such notice of withdrawal, the Collateral Trustee (at the direction of the Issuer) shall send such notice to the Holders of Re-Pricing Eligible Debt and each Rating Agency.

(f)  In connection with a Re-Pricing (x) the Non-Call Period for the Re-Priced Class may be extended or imposed from such Re-Pricing Date at the direction of the Collateral Manager with the approval of a Majority of the Subordinated Notes prior to such Re-Pricing and/or (y) the definition of “Redemption Price” may be revised, pursuant to a supplemental indenture entered into under Section 8.2(c) (Supplemental Indentures With Consent of Holders of Debt), to reflect any agreed upon make-whole payments for the applicable Re-Priced Class at the direction of the Collateral Manager with the approval of a Majority of the Subordinated Notes.

(g)  The Issuer will direct the Collateral Trustee to segregate payments and take other reasonable steps to effect the Re-Pricing, and the Collateral Trustee will have the authority to take such actions as may be directed by the Issuer or the Collateral Manager to effect a Re-Pricing. In order to give effect to the Re-Pricing, the Issuer may, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by non-consenting Holders and Holders consenting to the Re-Pricing and otherwise take the actions contemplated by this Section 9.8 (Optional Re-Pricing).

Article X

Accounts, Accountings and Releases

Section 10.1  Collection of Money. Except as otherwise expressly provided herein, the Collateral Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Collateral Trustee shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Indenture. Each Account shall be established and maintained with an institution that is authorized under the laws of the United States or of any state thereof to exercise corporate trust powers, has a combined capital and surplus of at least U.S.$200,000,000, is subject to supervision or examination by federal or state banking authority, (a) has a short-term issuer rating of at least “A-1” and a long-term issuer rating of at least “A” by S&P (or a long-term issuer rating of at least “A+” by S&P if such institution has no short-term issuer rating) and (b) has a long-term issuer rating of at least “A” or a short-term issuer rating of at least “F1” by Fitch (an institution meeting the criteria in clauses (a) and (b), an “Eligible Institution”), provided that if any such institution is downgraded such that it no longer constitutes an Eligible Institution hereunder, the Issuer shall use commercially reasonable efforts to replace such institution with a replacement Eligible Institution within 30 calendar days of the ratings downgrade.

Section 10.2  Collection Account. (a) In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian two non-interest bearing segregated accounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount” (and which together will comprise the Collection Account), each held in the name of the Collateral Trustee, in trust for the benefit of the Secured Parties, and each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Collateral Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.6(a) (Reinvestment of Funds in Accounts; Reports by Collateral Trustee), immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Payment Account, all Interest Proceeds. The Collateral Trustee shall deposit immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Revolver Funding Account all other amounts remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.6(a) (Reinvestment of Funds in Accounts; Reports by Collateral Trustee), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture and (ii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII).

(b)  The Collateral Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Collateral Manager, and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Collateral Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Eligible Investments, Defaulted Obligations or Equity Securities or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Collateral Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c)  At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation) and reinvest (or invest, in the case of funds referred to in Section 7.18 (Effective Date; Purchase of Additional Collateral Obligations)) such funds in additional Collateral Obligations in accordance with the requirements of Article XII and such direction. At any time, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations. At any time, the Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds to repurchase Secured Debt in accordance with the requirements of Section 2.9(b) (Cancellation) and such direction.

(d)  The Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period from Interest Proceeds only, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and will be paid in the same order of priority set forth in Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account)); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) (Collection Account) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided further that the Collateral Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 (Collection Account) on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account) as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap. In addition, the Issuer may use Interest Proceeds or Contributions on deposit in the Collection Account to acquire an Equity Security or a Workout Loan, in each case, in accordance with Section 12.2(e) (Equity Securities) or Section 12.2(f) (Acquisitions of Workout Loans).

(e)  The Collateral Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.1(a) (Disbursements of Monies from Payment Account), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

(f)  The Collateral Manager on behalf of the Issuer may direct the Collateral Trustee to, and upon receipt of such direction the Collateral Trustee shall, transfer from amounts on deposit in the Interest Collection Subaccount to the Principal Collection Subaccount, (i) amounts necessary for application pursuant to Section 7.18(d) (Effective Date; Purchase of Additional Collateral Obligations) or the proviso to Section 7.18(d) (Effective Date; Purchase of Additional Collateral Obligations) or (ii) any amount as directed by the Collateral Manager, provided that such transfer is not reasonably expected to cause any Debt to defer interest payments thereon.

(g)  In connection with a Refinancing in whole of each Class of Secured Debt and so long as the Initial Majority Class A-1 Holder Condition is satisfied in connection with such Refinancing (as evidenced by an officer’s certificate of the Collateral Manager to the Collateral Trustee), the Collateral Manager, on behalf of the Issuer, may designate Principal Proceeds up to the Excess Par Amount as of the related Determination Date as Interest Proceeds for distribution on the Redemption Date. Notice of any such designation will be provided to the Collateral Trustee (with copies to the Rating Agencies) on or before the Business Day prior to the applicable Redemption Date. Upon receipt of such notice, the Collateral Trustee shall transfer the amount set forth in such notice from the Principal Collection Subaccount to the Interest Collection Subaccount, for distribution on the Redemption Date.

(h)  The Collateral Manager on behalf of the Issuer may apply Interest Proceeds on deposit in the Collection Account to acquire a Workout Loan or Equity Security in accordance with Sections 12.2(e) (Equity Securities) and 12.2(f) (Acquisition of Workout Loans). Any such application of Interest Proceeds may include a deposit into the Revolver Funding Account in accordance with Sections 1.3(t) (Assumptions as to Assets) and 10.4 (The Revolver Funding Account).

Section 10.3  Transaction Accounts.  (a) Payment Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a) (Disbursements of Monies from Payment Account), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Debt in accordance with its terms and the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, Collateral Management Fees and other amounts specified herein, each in accordance with the Priority of Payments. Amounts in the Collection Account will be invested in Eligible Investments that will mature on or before the Business Day prior to the next Payment Date (or, if such Eligible Investments are offered by the Collateral Trustee or its Affiliates in their capacity as a banking institution, on such Payment Date). Amounts in the Payment Account shall remain uninvested. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture and the Securities Account Control Agreement.

(b)  Custodial Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which shall be designated as the Custodial Account, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. All Collateral Obligations shall be credited to the Custodial Account. All Cash in the Custodial Account shall remain uninvested and the only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Securities Account Control Agreement. Cash amounts credited to the Custodial Account shall be transferred to the Collection Account upon receipt thereof.

(c)  Ramp-Up Account. The Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian two non-interest bearing segregated trust accounts, one of which will be designated the “Interest Ramp-Up Subaccount” and one of which will be designated the “Principal Ramp-Up Subaccount”, each held in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties and together comprising the “Ramp-Up Account”, each of which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Collateral Trustee to deposit the amounts specified in the Deposit Order in the Interest Ramp-Up Subaccount and the Principal Ramp-Up Subaccount, as applicable, on the Closing Date. On behalf of the Issuer, the Collateral Manager may direct the Collateral Trustee to, at any time and from time to time, purchase additional Collateral Obligations (using amounts in the Interest Ramp-Up Subaccount or the Principal Ramp-Up Subaccount (at the discretion of the Collateral Manager)) and invest in Eligible Investments pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee) any amounts not used to purchase such additional Collateral Obligations. At the discretion of the Collateral Manager, funds in the Interest Ramp-Up Subaccount may be designated by written notice as either Interest Proceeds or Principal Proceeds by the Collateral Manager to the Collateral Trustee and shall be transferred from the Interest Ramp-Up Subaccount to the Interest Collection Subaccount or Principal Collection Subaccount (as the case may be) of the Collection Account. On any date or dates on or after the Effective Date and prior to the Determination Date preceding the second Payment Date, at the discretion of the Collateral Manager, (i) funds in the Principal Ramp-Up Subaccount may be designated by written notice as either Interest Proceeds or Principal Proceeds by the Collateral Manager to the Collateral Trustee and shall be transferred from the Principal Ramp-Up Subaccount to the Interest Collection Subaccount or Principal Collection Subaccount (as the case may be) of the Collection Account and (ii) funds in the Principal Collection Subaccount may be designated by written notice as Interest Proceeds by the Collateral Manager to the Collateral Trustee and shall be transferred from the Principal Collection Subaccount to the Interest Collection Subaccount of the Collection Account; provided, that, with respect to clauses (i) and (ii), (x) no more than 1.0% of the Target Initial Par Amount may be designated as Interest Proceeds, (y) funds may only be designated if, after giving effect to such designation, the Target Initial Par Condition, each Overcollateralization Ratio Test, each Concentration Limitation and the Collateral Quality Test are satisfied and (z) the designation referred to in clauses (i) and (ii) may only occur once. Unless otherwise transferred pursuant to the foregoing, on the earlier of the Determination Date preceding the second Payment Date or the occurrence of an Event of Default (and excluding any proceeds that will be used to settle binding commitments entered into prior to that date), the Collateral Trustee will deposit any remaining amounts in the Principal Ramp-Up Subaccount into the Principal Collection Subaccount as Principal Proceeds and any remaining amounts in the Interest Ramp-Up Subaccount into the Interest Collection Subaccount as Interest Proceeds or (at the discretion and direction of the Collateral Manager) the Principal Collection Subaccount as Principal Proceeds. Upon the transfer of any remaining amounts as set forth in the previous sentence, the Collateral Trustee shall close the Ramp-Up Account. Any income earned on amounts deposited in the Ramp-Up Account will be deposited in the Interest Collection Subaccount as Interest Proceeds.

(d)  Expense Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account held in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which shall be designated as the “Expense Reserve Account”, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. The Issuer shall direct the Collateral Trustee to deposit the amount specified in the Deposit Order to the Expense Reserve Account. On any Business Day from the Closing Date to and including the Determination Date relating to the second Payment Date, the Collateral Trustee shall apply funds from the Expense Reserve Account, as directed by the Collateral Manager, to pay expenses of the Issuer incurred in connection with the establishment of the Issuer, the structuring and consummation of the offering and the issuance of the Notes and the incurrence of the Class A-2 Loans and/or the Class B Loans or to the Collection Account as Interest Proceeds and/or Principal Proceeds. By the Determination Date relating to the second Payment Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion) and the Expense Reserve Account will be closed. Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is received.

(e)  Hedge Counterparty Collateral Accounts. If and to the extent that any Hedge Agreement requires the Hedge Counterparty to post collateral with respect to such Hedge Agreement, the Issuer shall (at the direction of the Collateral Manager), on or prior to the date such Hedge Agreement is entered into, direct the Collateral Trustee to establish at the Custodian a segregated, non-interest bearing account in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which will be designated as a “Hedge Counterparty Collateral Account”, and shall be maintained with the Custodian in accordance with a securities account control agreement, upon terms determined by the Collateral Manager and acceptable to the Collateral Trustee and Bank as securities intermediary or depository bank (in each case, solely with regard to their respective duties, liabilities and protections thereunder), and in accordance with the related Hedge Agreement, as determined by the Collateral Manager. The Collateral Trustee (as directed by the Collateral Manager on behalf of the Issuer) will deposit into each Hedge Counterparty Collateral Account all collateral received by it from the related Hedge Counterparty for posting to such account and all other funds and property received by it from or on behalf of the related Hedge Counterparty and identified or instructed by the Collateral Manager to be deposited into the Hedge Counterparty Collateral Account in accordance with the terms of the related Hedge Agreement. The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account will be in accordance with the written instructions of the Collateral Manager. As directed by the Issuer (or the Collateral Manager on behalf of the Issuer) in writing, in accordance with the applicable Hedge Agreement, amounts on deposit in a Hedge Counterparty Collateral Account shall be invested in Eligible Investments pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee). Income received on amounts or collateral on deposit in each Hedge Counterparty Collateral Account shall be applied, as directed by the Collateral Manager, to the payment of any periodic amounts owed by the Hedge Counterparty to the Issuer on the date any such amounts are due. After application of any such amounts, any income then contained in such Hedge Counterparty Collateral Account shall be withdrawn from such account and paid to the related Hedge Counterparty in accordance with the applicable Hedge Agreement as directed by the Collateral Manager on behalf of the Issuer.

(f)  Financing Expense Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account held in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which shall be designated as the “Financing Expense Account”, which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Amounts in the Financing Expense Account will be invested in Eligible Investments that will mature on or before the Business Day prior to the next Payment Date (or, if such Eligible Investments are offered by the Collateral Trustee or its Affiliates in their capacity as a banking institution, on such Payment Date) at the direction of the Collateral Manager pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee). Any income earned on amounts deposited in the Financing Expense Account will be deposited in the Financing Expense Account as it is received or, at the discretion of the Collateral Manager, the Interest Collection Subaccount as Interest Proceeds. At the direction of the Collateral Manager, the Issuer will from time to time on any Payment Date deposit in the Financing Expense Account, Interest Proceeds on deposit in the Collection Account available for such purpose in accordance with the Priority of Payments. On the Determination Date with respect to any Payment Date on which an amount is standing to the credit of the Financing Expense Account, the Collateral Manager may direct the Collateral Trustee to withdraw all or any portion of such amount from the Financing Expense Account for application as Interest Proceeds or to be treated as Partial Redemption Interest Proceeds. In addition, on any day on which an amount is standing to the credit of the Financing Expense Account, the Collateral Manager may direct the Collateral Trustee to withdraw all or any portion of such amount from the Financing Expense Account to pay the expenses of a Re-Pricing or a Refinancing, to repurchase Secured Debt as described in Section 2.9(b) (Cancellation), to be treated as Partial Redemption Interest Proceeds or, during the Reinvestment Period only, to purchase additional Collateral Obligations.

Contribution Account. In accordance with this Indenture and the Securities Account Control Agreement, the Collateral Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing account in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties, which shall be designated as the “Contribution Account” and which shall be held by the Custodian in accordance with the Securities Account Control Agreement. At any time during or after the Reinvestment Period, any Holder or beneficial owner of a Note may, upon written notice to the Collateral Trustee and the Collateral Manager, (i) make a contribution of Cash, Eligible Investments or Collateral Obligations to the Issuer or (ii) solely in the case of holders of Subordinated Notes which are Non-Clearing Agency Notes, by notice given in accordance with this Indenture at least 10 Business Days prior to a Payment Date, designate any portion of Interest Proceeds or Principal Proceeds that would otherwise be distributed on its Subordinated Notes in accordance with the Priority of Payments as a contribution to the Issuer (each, a “Contribution” and each such Holder, a “Contributor”); provided that any such Contribution that constitutes a Cure Contribution shall be in an amount equal to or greater than $1,000,000. The Collateral Manager, on behalf of the Issuer, may accept or reject any Contribution in its sole discretion and shall notify the Collateral Trustee in writing of any such acceptance. Each accepted Contribution and Sale Proceeds received in connection with the sale of any Workout Loan or Equity Security will be allocated to the Contribution Account (if Contributions were used to acquire such Workout Loan or Equity Security as specified in Section 1.3(t) (Assumptions as to Assets)). If a Contribution is accepted, the Collateral Manager on behalf of the Issuer will apply such Contribution to a Permitted Use as directed by the Contributor at the time such Contribution is made (or, if no direction is given by the Contributor, at the direction of the Collateral Manager in its sole discretion); provided that any Contribution that has been designated as Principal Proceeds either by the Contributor or the Collateral Manager may not be re-classified for another Permitted Use after such designation. No Contribution or portion thereof shall be returned to the Contributor at any time (other than by operation of the Priority of Payments) and no membership interests in the Issuer shall be issued or other rights against the Issuer shall be credited in favor of the Contributor as a result of such Contribution. For administrative convenience, any Contributions or transfers of cash, Eligible Investments or Collateral Obligations made through one or more affiliates of the Transferor may instead be made directly into the Issuer, bypassing such affiliate. In the case of any such payment made to the Issuer in the form of a combination of cash and Collateral Obligations, the cash portion of such payment shall be an amount equal to the total payment required to be made to the Issuer reduced by an amount equal to the fair market value as determined by the Collateral Manager as of the date of contribution of the Collateral Obligations and Eligible Investments contributed in a Contribution or transferred to the Issuer in respect of such payment. Amounts in the Contribution Account shall be invested at the direction of the Issuer (or the Collateral Manager on behalf of the Issuer) in Eligible Investments with stated maturities no later than the Business Day prior to the next Payment Date (or, if such Eligible Investments are offered by the Collateral Trustee or its Affiliates in their capacity as a banking institution, on such Payment Date) pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee). Any income earned on amounts deposited in the Contribution Account will be deposited in the Interest Collection Subaccount as Interest Proceeds. For the avoidance of doubt, any amounts deposited into the Contribution Account pursuant to clause (ii) of the definition of “Contribution” will be deemed for all purposes as having been paid to the Contributor pursuant to the Priority of Payments and subsequently contributed to the Issuer in Cash.

Section 10.4  The Revolver Funding Account. Upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn at the direction of the Collateral Manager first from the Ramp-Up Account and, if necessary, from the Principal Collection Subaccount and deposited by the Collateral Trustee in a single, segregated account established at the Custodian and held in the name of the Issuer subject to the lien of the Collateral Trustee for the benefit of the Secured Parties (the “Revolver Funding Account”), which shall be maintained with the Custodian in accordance with the Securities Account Control Agreement. Further, the Issuer shall direct the Collateral Trustee to deposit the amounts specified in the Deposit Order in the Revolver Funding Account on the Closing Date Upon initial purchase of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor. Amounts in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.6 (Reinvestment of Funds in Accounts; Reports by Collateral Trustee) and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds.

The Issuer shall at all times maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Collateral Trustee to, and the Collateral Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Subaccount to the Revolver Funding Account.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be available at the direction of the Collateral Manager solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the Balance of the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets may be transferred by the Collateral Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Subaccount.

Section 10.5  [Reserved].

Section 10.6  Reinvestment of Funds in Accounts; Reports by Collateral Trustee.  (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) may direct the Collateral Trustee to, and, upon receipt of such Issuer Order, the Collateral Trustee shall, invest all funds on deposit in the Collection Account, the Ramp-Up Account, the Revolver Funding Account, the Financing Expense Account, the Expense Reserve Account, the Hedge Counterparty Collateral Account, and the Contribution Account, as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Collateral Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Collateral Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in the Standby Directed Investment. If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Collateral Trustee for three consecutive days, the Collateral Trustee shall invest and reinvest such Monies as fully as practicable in the Standby Directed Investment unless and until contrary investment instructions as provided in the preceding sentence are received or the Collateral Trustee receives a written instruction from the Issuer, or the Collateral Manager on behalf of the Issuer, changing the Standby Directed Investment. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Collateral Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof. Except as expressly provided herein, the Collateral Trustee shall not otherwise be under any duty to invest (or pay interest on) amounts held hereunder from time to time.

(b)  The Collateral Trustee agrees to give the Issuer and the Collateral Manager prompt notice if any Trust Officer has actual knowledge that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c)  The Collateral Trustee shall supply, in a timely fashion, to the Issuer (and the Issuer shall supply to each Rating Agency) and the Collateral Manager any information regularly maintained by the Collateral Trustee that the Issuer, each Rating Agency or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Collateral Trustee by reason of its acting as Collateral Trustee hereunder and required to be provided by Section 10.7 (Accountings) or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.

(d)  The Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Issuer, for federal income tax purposes. The Issuer is required to provide to the Collateral Trustee (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Collateral Trustee as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Collateral Trustee to fulfill its tax reporting obligations under applicable law with respect to the Accounts or any amounts paid to the Issuer. If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Issuer shall timely provide to the Collateral Trustee accurately updated and complete versions of such IRS forms or other documentation. The Bank, both in its individual capacity and in its capacity as Collateral Trustee, shall have no liability to the Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph. No funds shall be required to be invested by the Collateral Trustee with respect to such Accounts absent the Collateral Trustee having first received (i) the requisite written investment direction with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

Section 10.7  Accountings.  (a) Monthly. Not later than the 20th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than January, April, July and October in each year) and commencing in the second calendar month following the Effective Date, the Issuer shall compile and make available (or cause to be compiled and made available) to each Rating Agency, the Collateral Trustee, the Collateral Manager, the Initial Purchaser (upon request) and, upon written request therefor, to any Holder shown on the Register or the Loan Register, as applicable, and, upon written notice to the Collateral Trustee in the form of Exhibit D, any beneficial owner of a Note, a monthly report on a trade date basis (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the ninth Business Day prior to the 20th calendar day (or, if such day is not a Business Day, the next succeeding Business Day) of such calendar month. Unless otherwise directed by the Collateral Manager on behalf of the Issuer, the Collateral Trustee shall make available via the Collateral Trustee’s Website copies of the Monthly Report to Intex Solutions, Inc. and Bloomberg Financial Markets. The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i)  Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii)  Adjusted Collateral Principal Amount of Collateral Obligations.

(iii)  Collateral Principal Amount of Collateral Obligations.

(iv)  A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A)  The Obligor thereon (including the issuer ticker, if any);

(B)  The number, identity, CUSIP number, if applicable, ISIN, if applicable, LoanX ID, if applicable, Bloomberg Loan ID, if applicable, FIGI, if applicable (or other applicable identification number) thereof;

(C)  The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest));

(D)  The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E)  (x) The related interest rate or spread (in the case of a Floating Rate Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum) and (y) the identity of any Collateral Obligation that is not a Floating Rate Floor Obligation and for which interest is calculated with respect to an index other than the Benchmark then applicable to the Floating Rate Debt;

(F)  In the case of a Floating Rate Floor Obligation, the applicable specified “floor” rate per annum;

(G)  The stated maturity thereof;

(H)  The S&P Rating (if any), unless such rating is based on a credit estimate or is a private or confidential rating from S&P, in which case such rating shall not be reported as the S&P Rating;

(I)  The S&P Global Ratings Implied Rating (if any), which will be identified in the report under the heading “S&P Global Ratings Implied Rating”;

(J)  The S&P Rating Factor;

(K)  The Fitch Rating;

(L)  The Fitch Recovery Rate, Fitch recovery rating (RR) or Fitch credit opinion recovery rating (RR);

(M)  The Fitch long-term issuer default rating or long-term issuer default credit opinion, watch or outlook status and related effective date, if publicly available;

(N)  The Fitch Industry Classification, if publicly available;

(O)  The country or countries of Domicile;

(P)  An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Defaulted Obligation, (3) a Delayed Drawdown Collateral Obligation, (4) a Revolving Collateral Obligation, (5) a Participation Interest (indicating the related Selling Institution and its ratings by each Rating Agency), (6) a Deferrable Obligation, (7) a Second Lien Loan, (8) an Unsecured Loan, (9) a Fixed Rate Obligation, (10) a Current Pay Obligation, (11) a DIP Collateral Obligation, (12) a Discount Obligation, (13) a Discount Obligation purchased in the manner described in clause (x) of the proviso to the definition “Discount Obligation”, (14) a Cov-Lite Loan, (15) a Permitted Deferrable Obligation (indicating the minimum coupon for such Permitted Deferrable Obligation), (16) a Broadly Syndicated Loan or a Middle Market Loan, (17) a First Lien Last Out Loan, (18) a Qualified Workout Loan, (19) a Non-Qualified Workout Loan, (20) a Principal Proceeds Workout Loan or (21) a Long-Dated Obligation;

(Q)  With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (x) of the proviso to the definition “Discount Obligation”,

(I)  the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II)  the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(III)  the S&P Rating assigned to the purchased Collateral Obligation and the S&P Rating assigned to the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(IV)  the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of “Discount Obligation” and relevant calculations indicating whether such amount is in compliance with the limitations described in clauses (y) and (z) of the proviso to the definition of “Discount Obligation”.

(R)  The Aggregate Principal Balance of all Cov-Lite Loans;

(S)  The S&P Recovery Rate;

(T)  The S&P Equivalent Diversity Score; and

(U)  The current Facility Size with respect to the Underlying Instrument.

(v)  If the Monthly Report Determination Date occurs on or after the Effective Date, each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test.

(vi)  The calculation of each of the following:

(A)  Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B)  Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(vii)  An indication of whether or not a Coverage Ratio Event of Default has occurred.

(viii)  For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(ix)  A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the preceding Monthly Report Determination Date, and the ending balance for the current Measurement Date:

(A)  Interest Proceeds from Collateral Obligations; and

(B)  Interest Proceeds from Eligible Investments.

(x)  With respect to any Monthly Report delivered after the Effective Date and prior to the second Payment Date, the amount of funds in the Principal Ramp-Up Subaccount or the Principal Collection Subaccount that have been designated as Interest Proceeds pursuant to Section 10.3(c) (Transaction Accounts);

(xi)  Purchases, redemptions and sales:

(A)  The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 (Sales of Collateral Obligations) since the last Monthly Report Determination Date and (Y) for each principal payment of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale; and

(B)  The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 (Purchase of Additional Collateral Obligations) since the last Monthly Report Determination Date.

(xii)  The identity of each Defaulted Obligation, the S&P Collateral Value, the Fitch Collateral Value and the Market Value of each such Defaulted Obligation and date of default thereof.

(xiii)  The identity of each Collateral Obligation with (A) an S&P Rating of “CCC+” or below or (B) a Fitch Rating of “CCC+” or below, and, in each case, the Market Value of each such Collateral Obligation.

(xiv)  The identity of each Deferring Obligation, the S&P Collateral Value, the Fitch Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xv)  The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xvi)  The details of any Trading Plan entered into since the last Monthly Report Determination Date, including the identity of all sales and purchases forming part of such Trading Plan, as provided by the Collateral Manager.

(xvii)  The nature, source and amount of any proceeds in the Collection Account, and the identity of all Eligible Investments credited to each Account.

(xviii)  The calculation of each of (A) the Aggregate Funded Spread, (B) the Aggregate Unfunded Spread and (C) the Aggregate Excess Funded Spread.

(xix)  The percentage of the Collateral Principal Amount that consists of (x) Broadly Syndicated Loans, (y) Middle Market Loans and (z) Cov-Lite Loans.

(xx)  The results of the S&P CDO Monitor Test (with a statement as to whether it is passing or failing), including, if during an S&P CDO Monitor Model Election Period, the S&P Class Default Differentials, the S&P Class Break-even Default Rate and the S&P Class Scenario Default Rate for each class of Secured Debt rated by S&P, and the characteristics of the Current Portfolio. In addition, prior to the Effective Date and together with each Monthly Report, the Issuer shall provide to S&P the Excel Default Model Input File, which shall include the Loan-X identifications of any Collateral Obligations, at cdo_surveillance@spglobal.com;

(xxi)  If the Collateral Manager elects to change from the use of the definition of “S&P CDO Monitor Test” to those set forth in Schedule 2(D) hereto in accordance with the definition of “S&P CDO Monitor Test”, the following information (with the terms used in clauses (A) through (H) below having the meanings assigned thereto in Schedule 2(D)):

(A)  S&P CDO Monitor Adjusted BDR;

(B)  S&P CDO Monitor SDR;

(C)  S&P Default Rate Dispersion;

(D)  S&P Industry Diversity Measure;

(E)  S&P Obligor Diversity Measure;

(F)  S&P Regional Diversity Measure;

(G)  S&P Weighted Average Life; and

(H)  S&P Rating Factor.

(I)  [Reserved];

(xxii)  The percentage of the Collateral Principal Amount that consists of (x) Collateral Obligations the S&P Rating or Fitch Rating, as applicable, of which is based on a credit estimate and (y) Collateral Obligations the S&P Rating or Fitch Rating, as applicable, of which is based on a private rating;

(xxiii)  If the Issuer acquires any Repurchased Debt pursuant to Section 2.9(b) (Cancellation), the source of funds used to acquire such Repurchased Debt;

(xxiv)  (i) A schedule identifying (x) the unsettled component of each Trading Plan and (y) the Obligor, rating, maturity and trade date of each Collateral Obligation acquired in connection with a Trading Plan entered into in the previous 60 calendar days and (ii) notice of whether a Trading Plan is not successfully completed as notified by the Collateral Manager;

(xxv)  A schedule identifying any Contributions received since the prior Monthly Report and the amount of such Contributions;

(xxvi)  A schedule identifying the institution at which the Accounts have been established and an indication of their current long-term and short-term ratings by S&P and Fitch;

(xxvii)  With respect to each Collateral Obligation that has settled with the Issuer since the immediately prior Monthly Report, an indication as to whether such Collateral Obligation was acquired from either (i) the Transferor, the Depositor or an Affiliate thereof or (ii) an Affiliate of the Collateral Manager and, if such Collateral Obligation was acquired from the Transferor, the Depositor, or an Affiliate thereof, whether it was acquired pursuant to the Master Transfer Agreement, in each case, as specified by the Collateral Manager;

(xxviii)  With respect to each Collateral Obligation that has been sold since the immediately prior Monthly Report, an indication as to whether such Collateral Obligation was sold for a purchase price greater than the value determined pursuant to Section 3(e) of the Collateral Management Agreement, as specified by the Collateral Manager;

(xxix)  The amount of funds in the Principal Ramp-Up Subaccount or the Principal Collection Subaccount that have been designated as Interest Proceeds;

(xxx)  A calculation of the Asset Replacement Percentage (as provided by the Collateral Manager);

(xxxi)  Whether a Restricted Trading Period is in effect and;

(i)  The S&P rating and Fitch rating of the Class A-1 Notes and the S&P Rating of the Class A-2 Debt and whether such rating (x) is one or more subcategories below its Initial Target Rating or (y) has been withdrawn;

(ii)  The S&P rating of the Class B Debt and Class C Notes and whether such S&P rating (x) is two or more subcategories below their applicable Initial Target Rating or (y) has been withdrawn; and

(iii)  On any date of determination, whether after giving effect to any sale of the relevant Collateral Obligations the Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) plus the aggregate Market Value of all Defaulted Obligations on such date will be less than the Reinvestment Target Par Balance;

(xxxii)  If the Issuer has acquired a Workout Loan using Principal Proceeds or an Equity Security, a schedule identifying (i) Principal Proceeds used to acquire Workout Loans and Equity Securities that are held by the Issuer on such date of determination, (ii) Equity Securities that are held by the Issuer on such date of determination, (iii) Principal Proceeds used to acquire Workout Loans and Equity Securities at any time since the Closing Date, and (iv) usage of Principal Proceeds to acquire Workout Loans and Equity Securities as a percentage of the Collateral Principal Amount (at any point in time) and the Target Initial Par Amount (on a cumulative basis);

(xxxiii)  In the first Monthly Report following the end of the Reinvestment Period only, a schedule identifying each committed purchase for an additional Collateral Obligation entered into during the Reinvestment Period that will settle after the Reinvestment Period; and

(xxxiv) Based solely on the confirmation given by the Issuer, or the Collateral Manager on behalf of the Issuer, to the Collateral Administrator and the Collateral Trustee, on which the Collateral Administrator and the Collateral Trustee may conclusively rely, a statement as to whether the U.S. Retention Holder has confirmed it is in compliance with the U.S. Risk Retention Rules.

Upon receipt of each Monthly Report, the Collateral Trustee, if not the same Person as the Collateral Administrator, shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer (and the Issuer shall notify each Rating Agency), the Collateral Administrator and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Collateral Trustee with respect to the Assets. If any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Collateral Trustee shall within five Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent certified public accountants appointed by the Issuer pursuant to Section 10.9 (Reports by Independent Accountants) recalculate such Monthly Report and the Collateral Trustee’s records to determine the cause of such discrepancy. If such recalculations reveals an error in the Monthly Report or the Collateral Trustee’s records, the Monthly Report or the Collateral Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b)  Payment Date Accounting. The Issuer shall render (or cause to be rendered) an accounting (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date (other than a Payment Date designated in accordance with the definition thereof or resulting solely from an Optional Redemption, a Tax Redemption or Refinancing, in each case, to redeem (or, in the case of the Class A-2 Loans, prepay) all of the Secured Debt in full), and shall make (or cause to be made) available such Distribution Report to the Collateral Trustee, the Collateral Manager, the Initial Purchaser (upon request), each Rating Agency and, upon written request therefor, any Holder shown on the Register or the Loan Register, as applicable, and, upon written notice to the Collateral Trustee in the form of Exhibit D, any beneficial owner of a Note not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information:

(i)  the information required to be in the Monthly Report pursuant to Section 10.7(a) (Accountings);

(ii)  (a) the Aggregate Outstanding Amount of the Secured Debt of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Debt of such Class, (b) the amount of principal payments to be made on the Secured Debt of each Class on the next Payment Date, the amount of any Deferred Interest on each Deferrable Class, and the Aggregate Outstanding Amount of the Secured Debt of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Debt of such Class and (c) the Aggregate Outstanding Amount of the Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes, the amount of payments to be made on the Subordinated Notes in respect of Subordinated Note Redemption Prices on the next Payment Date, and the Aggregate Outstanding Amount of the Subordinated Notes after giving effect to such payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes;

(iii)  the Interest Rate and accrued interest for each applicable Class of Secured Debt for such Payment Date;

(iv)  the amounts payable pursuant to each clause of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) and each clause of Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) or each clause of Section 11.1(a)(iv) (Disbursements of Monies from Payment Account), as applicable, on the related Payment Date;

(v)  for the Collection Account:

(A)  the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Subaccount, the next Business Day);

(B)  the amounts to be transferred from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) on the next Payment Date; provided, that the amount to be transferred to the Payment Account shall not include any amount that would be transferred back to the Principal Collection Subaccount on the related Payment Date for the purchase of additional Collateral Obligations; and

(C)  the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date;

(vi)  after the Reinvestment Period only, the aggregate amount received with respect to the prepayment of Collateral Obligations since the previous Distribution Report; and

(vii)  such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Collateral Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 (Disbursements of Monies from Payment Account) and Article XIII.

(c)  Interest Rate Notice. The Issuer (or the Collateral Administrator on its behalf) shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Secured Debt for the Interest Accrual Period preceding the next Payment Date.

(d)  Failure to Provide Accounting. If the Collateral Trustee shall not have received any accounting provided for in this Section 10.7(d) (Accountings) on the first Business Day after the date on which such accounting is due to the Collateral Trustee, the Collateral Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.7(d) (Accountings) as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e)  Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that (a) (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction that are also Qualified Purchasers or (ii) both (A) (x) Qualified Institutional Buyers or (y) with the written consent of the Issuer and solely in the case of Non-Clearing Agency Notes, Accredited Investors (that, in the case of an Individual Accredited Investor, is also a Knowledgeable Employee) and (B) (x) Qualified Purchasers or (y) with respect to Non-Clearing Agency Notes, Knowledgeable Employees and (b) can make the representations set forth in Section 2.5 (Registration, Registration of Transfer and Exchange) of this Indenture. The Issuer has the right to compel any Holder or beneficial owner of an interest in Rule 144A Global Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11 (Non-Permitted Holders).

Each Holder and beneficial owner receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any Holder and beneficial owner may provide such information on a confidential basis to any prospective purchaser of such Holder’s beneficial owner’s Notes that is permitted by the terms of this Indenture to acquire such Holder’s or beneficial owner’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f)  Distribution of Reports. The Collateral Trustee will make the Monthly Report and the Distribution Report available via its internet website. The Collateral Trustee’s internet website shall initially be located at www.mystatestreet.com (the “Collateral Trustee’s Website”). The Collateral Trustee may change the way such statements are distributed. As a condition to access to the Collateral Trustee’s internet website, the Collateral Trustee may require registration and the acceptance of a disclaimer. The Collateral Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Collateral Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(g)  Notifications Following Instructions to Effect a Securities Transaction. In the event the Collateral Trustee receives instructions from the Issuer or Collateral Manager to effect a securities transaction as contemplated in 12 CFR 12.1, the Issuer acknowledges that upon its written request and at no additional cost, it has the right to receive the notification from the Collateral Trustee after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). The Issuer agrees that, absent specific request, such notifications shall not be provided by the Collateral Trustee hereunder, and in lieu of such notifications, the Collateral Trustee shall make available the reports in the manner required by this Indenture.

Section 10.8  Release of Securities.  (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager (or other written direction of an Authorized Officer of the Collateral Manager), delivered to the Collateral Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale of such Asset is being made in accordance with Section 12.1 (Sales of Collateral Obligations) hereof and such sale complies with all applicable requirements of Section 12.1 (Sales of Collateral Obligations) (which certification shall be deemed to have been provided by the Collateral Manager upon delivery by the Collateral Manager of an Issuer Order or other written instruction of an Authorized Officer of the Collateral Manager to the Collateral Trustee to sell any such Asset), direct the Collateral Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order or other written direction, the Collateral Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or other written direction or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order or other written direction; provided that the Collateral Trustee may deliver any such Asset in physical form for examination in accordance with street delivery custom.

(b)  Subject to the terms of this Indenture, the Collateral Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such security from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c)  Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification or action with respect to any Collateral Obligation, the Collateral Trustee on behalf of the Issuer shall notify the Collateral Manager of any Collateral Obligation that is subject to an Offer or such request. Unless the Debt has been accelerated following an Event of Default (or if the Debt has been accelerated, with the consent of a Majority of the Controlling Class), the Collateral Manager may direct (x) the Collateral Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Collateral Trustee to agree to or otherwise act with respect to such consent, waiver, amendment, modification or action; provided that in the absence of any such direction, the Collateral Trustee shall not respond or react to such Offer or request.

(d)  As provided in Section 10.2(a) (Collection Account), the Collateral Trustee shall deposit any proceeds received by it from the disposition of an Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(e)  The Collateral Trustee shall, (i) upon receipt of an Issuer Order, release any Unsalable Assets identified in such Issuer Order as having been sold, distributed or disposed of pursuant to Section 12.1(k) (Sales of Collateral Obligations), and (ii) upon receipt of an Issuer Order at such time as there are no Secured Debt that is Outstanding and all obligations of the Issuer hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f)  Any security, Collateral Obligation or amounts that are released pursuant to Section 10.8(a), (b) or (c) (Release of Securities) shall be released from the lien of this Indenture.

(g)  Any amounts paid from the Payment Account to the Holders of the Subordinated Notes in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.9  Reports by Independent Accountants.  (a) On or prior to the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of recalculation and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Debt. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Collateral Trustee a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Collateral Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Collateral Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer.

(b)  On or before December 31st of each year commencing in 2025, the Collateral Manager on behalf of the Issuer shall cause to be delivered to the Collateral Trustee a statement from a firm of Independent certified public accountants for each Distribution Report received since the last statement (i) indicating that the calculations within those Distribution Reports (excluding the S&P CDO Monitor Test) have been recalculated and confirmed to the information provided by the Issuer in accordance with the applicable provisions of this Indenture and (ii) recalculating the Aggregate Principal Balance of the Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Secured Debt as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer or Collateral Manager with respect to any matter in this Section 10.9 (Reports by Independent Accountants), the determination by such firm of Independent public accountants shall be conclusive. To the extent a beneficial owner or Holder of Debt requests the yield to maturity in respect of the relevant Debt in order to determine any “original issue discount” in respect thereof, the Collateral Trustee may request that the firm of Independent certified public accountants appointed by the Issuer calculate such yield to maturity. The Collateral Trustee shall have no responsibility to calculate the yield to maturity nor to verify the accuracy of such Independent certified public accountants’ calculation. If the firm of Independent certified public accountants fails to calculate such yield to maturity, the Collateral Trustee shall have no responsibility to provide such information to the beneficial owner or Holder of Debt.

(c)  Upon the written request of the Collateral Trustee, or any Holder or beneficial owner of a Subordinated Note, the Collateral Manager on behalf of the Issuer shall cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) (Reports by Independent Accountants) to provide any Holder or beneficial owner of Subordinated Notes with all of the information required to be provided by the Issuer pursuant to Section 7.17(Certain Tax Matters) or assist the Issuer in the preparation thereof.

(d)  Neither the Collateral Trustee nor the Collateral Administrator shall have any responsibility to the Issuer or the Secured Parties hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer); provided, however, that the Collateral Trustee is hereby directed by the Issuer to execute any acknowledgment or other agreement with the Independent accountants required for the Collateral Trustee to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgment of the responsibility for the sufficiency of the procedures to be performed by the Independent accountants for its purposes, (ii) releases by the Collateral Trustee (on behalf of itself and the Holders and beneficial owners) of claims against the Independent accountants and acknowledgment of other limitations of liability in favor of the Independent accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). It is understood and agreed that the Collateral Trustee will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and the Collateral Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures. The Collateral Trustee shall not be required to make any such agreements that adversely affect the Bank in its individual capacity.

Section 10.10  Reports to Rating Agencies and Additional Recipients. In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Collateral Manager (on behalf of the Issuer) shall provide to each Rating Agency notification of any modification of any Loan document relating to a DIP Collateral Obligation or any release of collateral thereunder not permitted by such Loan documentation but excluding any accountants’ reports or any Accountants’ Reports and notification to S&P and Fitch of any S&P Specified Event, which notice to S&P and Fitch shall include a copy of each notice received by the Issuer with respect to such S&P Specified Event and a brief description of such event.

Within 30 Business Days after the Effective Date, the Issuer shall provide to S&P, via e-mail in accordance with Section 14.3(a) (Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency), a Microsoft Excel file of the Excel Default Model Input File and, with respect to each Collateral Obligation, the name of each Obligor thereon, the CUSIP number thereof (if applicable) and the Priority Category.

Section 10.11  Procedures Relating to the Establishment of Accounts Controlled by the Collateral Trustee. Notwithstanding anything else contained herein, the Collateral Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing such accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement. The Collateral Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

Section 10.12  Section 3(c)(7) Procedures. For so long as any Notes are Outstanding, the Issuer shall do the following:

(a)  Notification. Each Monthly Report sent or caused to be sent by the Issuer to the Holders will include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), and the Indenture require that all holders of the outstanding securities of the Issuer be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules or “knowledgeable employees” (as defined in Rule 3c-5(a)(4) promulgated under the 1940 Act) with respect to the Issuer or the Collateral Manager (“Knowledgeable Employees”). Under the rules, the Issuer must have a “reasonable belief” that all holders of its outstanding securities , including transferees, are Qualified Purchasers or Knowledgeable Employees. Consequently, all sales and resales of the Notes must be made solely to purchasers that are Qualified Purchasers or Knowledgeable Employees. Each purchaser of a Note will be deemed (or required, as the case may be) to represent at the time of purchase that: (i) the purchaser is a Qualified Purchaser or a Knowledgeable Employee, in each case that is either (x) an accredited investor (“AI”) within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”) purchasing with the written consent of the Issuer (that, in the case of an AI identified in Rule 501(a)(4), (5) or (6) of the Securities Act, is also a Knowledgeable Employee) or (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”); (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser and QIB/AI; (iii) either the purchaser is not formed for the purpose of investing in the Issuer or the purchaser is an entity owned exclusively by Qualified Purchasers and/or Knowledgeable Employees; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Authorized Denominations of the Notes specified in this Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Notes may only be transferred to eligible purchasers described above and all subsequent transferees are deemed to have made representations (i) through (vi) above.”

“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Issuer determines that any Holder of, or beneficial owner of an interest in a Note is not both (1) a Qualified Purchaser or Knowledgeable Employee and (2) either (x) an AI purchasing with the written consent of the Issuer or (y) a QIB, the Issuer may require, by notice to such Holder or beneficial owner, that such Holder or beneficial owner sell all of its right, title and interest to such Note, as applicable (or any interest therein), to a Person that is either (a) not a “U.S. person” (as defined in Regulation S) and a Qualified Purchaser or (b) a (1) Qualified Purchaser or Knowledgeable Employee who is (2) either (x) an AI purchasing with the written consent of the Issuer or (y) a QIB, with such sale to be effected within 30 days after notice of such sale requirement is given. If such Holder or beneficial owner fails to effect the transfer required within such 30-day period, (i) the Issuer or the Collateral Manager acting for the Issuer, without further notice so such Holder, shall and is hereby irrevocably authorized by such Holder or beneficial owner, to cause its Note, or beneficial interest therein to be transferred in a commercially reasonable sale (conducted by the Collateral Manager in accordance with Article 9 of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Collateral Trustee, the Issuer and the Collateral Manager, in connection with such transfer, that such Person meets the qualifications set forth above and (ii) pending such transfer, no further payments will be made in respect of such Note or beneficial interest therein held by such Holder or beneficial owner.”

(b)  DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes:

(i)  The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes in order to indicate that sales are limited to Qualified Purchasers.

(ii)  The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor.

The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii)  On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) notice to all DTC participants in connection with the offering of the Global Notes.

(iv)  In addition to the obligations of the Registrar set forth in Section 2.5 (Registration, Registration of Transfer and Exchange), the Issuer will from time to time (upon the request of the Collateral Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(v)  The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(c)  Bloomberg Screens, etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) under the Investment Company Act restrictions on the Global Notes. Without limiting the foregoing, the Issuer will request that each third-party vendor include the following legends on each screen containing information about the Notes:

(i)  Bloomberg.

(A)  “Iss’d Under 144A/3c7”, to be stated in the “Note Box” on the bottom of the “Security Display” page describing the Global Notes;

(B)  a flashing red indicator stating “See Other Available Information” located on the “Security Display” page;

(C)  a link to an “Additional Security Information” page on such indicator stating that the Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act to persons that are both (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (ii)“qualified purchasers” as defined under Section 2(a)(51) of the Investment Company Act of 1940, as amended; and

(D)  a statement on the “Disclaimer” page for the Global Notes that the Notes will not be and have not been registered under the Securities Act, as amended, that the Issuer has not been registered under the Investment Company Act of 1940, as amended, and that the Global Notes may only be offered or sold in accordance with Section 3(c)(7) of the Investment Company Act of 1940, as amended.

(ii)  Reuters.

(A)  a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;

(B)  a “144A3c7Disclaimer” indicator appearing on the right side of the Reuters Instrument Code screen; and

(C)  a link from such “144A3c7Disclaimer” indicator to a disclaimer screen containing the following language: “These Notes may be sold or transferred only to Persons who are both (i) “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, and (ii) “qualified purchasers”, as defined under Section 3(c)(7) under the U.S. Investment Company Act of 1940”.

Article XI

Application of Monies

Section 11.1  Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 (Disbursements of Monies from Payment Account) and to Section 13.1 (Subordination), on each Payment Date and each Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), the Collateral Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 (Collection Account) in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from the Interest Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(i) (Disbursements of Monies from Payment Account); and (y) amounts transferred from the Principal Collection Subaccount shall be applied solely in accordance with Section 11.1(a)(ii) (Disbursements of Monies from Payment Account).

(i)  On each Payment Date and Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), unless (x) such Payment Date is the Stated Maturity of the Secured Debt or (y) an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A)  to the payment of (1) first, taxes, governmental fees (including annual fees) and registered office fees owing by the Issuer, if any, (2) second, the accrued and unpaid Administrative Expenses of the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Custodian and the Bank in each of its capacities under the Transaction Documents, and (3) third, the accrued and unpaid Administrative Expenses of any other Person (in the order determined by the Collateral Manager); provided, that the amounts applied pursuant to this clause (A)(2) and (A)(3) will be in an aggregate amount up to the Administrative Expense Cap;

(B)  (1) first, pro rata based upon amounts due, to the payment of (a) any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date minus (b) the amount of any Current Deferred Senior Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Senior Collateral Management Fee and (3) third, to the payment to the Collateral Manager of any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(3), only to the extent that such payment does not cause the non-payment or deferral of interest on any Class of Secured Debt;

(C)  to (1) first, the payment of any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, the payment of any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;

(D)  (1) first, to the payment of accrued and unpaid interest on the Class A-1 Notes (including, without limitation, past due interest, if any) and (2) second, to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-2 Notes and the Class A-2 Loans (in each case, including, without limitation, past due interest, if any);

(E)  to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class B Notes and the Class B Loans (in each case, including, without limitation, past due interest, if any);

(F)  if either of the Class A/B Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is the first Payment Date after the Closing Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);

(G)  to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(H)  if either of the Class C Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is the first Payment Date after the Closing Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (H);

(I)  to the payment of any Deferred Interest on the Class C Notes;

(J)  [reserved];

(K)  [reserved];

(L)  [reserved];

(M)  on any Payment Date (x) prior to the Effective Date, if the Effective Date Ratings Confirmation has not been obtained, amounts available for distribution pursuant to this clause (M) shall be deposited in the Interest Collection Subaccount and (y) after the Effective Date, if Effective Date Ratings Confirmation has not been obtained, amounts available for distribution pursuant to this clause (M) shall be, at the direction of the Collateral Manager, either transferred to the Principal Collection Subaccount as Principal Proceeds for the subsequent purchase of Collateral Obligations in accordance with the Investment Criteria or be used for application in accordance with the Debt Payment Sequence on such Payment Date, in each case, in an amount sufficient to obtain Effective Date Ratings Confirmation;

(N)  [reserved];

(O)  (1) first, pro rata based upon amounts due, to the payment of (a) any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date (including interest thereon) minus (b) the amount of any Current Deferred Subordinated Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Subordinated Collateral Management Fee and (3) third, to the payment to the Collateral Manager of any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;

(P)  to the payment of (1) first, to the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Custodian and Bank in each of its capacities in the Transaction Documents, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein, (2) second, to any other Person (in the order determined by the Collateral Manager), any Administrative Expenses not paid pursuant to clause (A)(3) above due to the limitation contained therein, (3) third, any amounts due to any Hedge Counterparty under any Hedge Agreement not otherwise paid pursuant to clause (C) above and (4) fourth, to the payment of any expenses related to a Refinancing and/or a Re-Pricing;

(Q)  at the direction of the Collateral Manager for deposit in the Financing Expense Account;

(R)  to the Holders of the Subordinated Notes until the Incentive Management Fee Threshold is met; and

(S)  any remaining Interest Proceeds shall be paid as follows: (i) on a pro rata basis based on the respective amounts due on such Payment Date, if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 0% and otherwise, 20% of such remaining Interest Proceeds to the Collateral Manager as the Incentive Collateral Management Fee and (ii) if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 100% and otherwise, 80% of such remaining Interest Proceeds to the Holders of the Subordinated Notes.

(ii)  On each Payment Date and each Redemption Date (excluding a Partial Redemption Date or Re-Pricing Date), unless (a) such Payment Date is the Stated Maturity of the Secured Debt or (b) an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account shall be applied in the following order of priority:

(A)  to pay the amounts referred to in clauses (A) through (E) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(B)  to pay the amounts referred to in clause (F) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class A Debt and/or Class B Debt to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);

(C)  to pay the amounts referred to in clause (H) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class C Notes to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (C);

(D)  [reserved];

(E)  to pay the amounts referred to in clause (G) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent that such payment would not cause a Coverage Test failure on a pro forma basis;

(F)  to pay the amounts referred to in clause (I) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) to the extent not paid in full thereunder, only to the extent that such payment would not cause a Coverage Test failure on a pro forma basis;

(G)  [reserved];

(H)  [reserved];

(I)  on any Payment Date after the Effective Date, if after the application of Interest Proceeds pursuant to clause (M) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account), if Effective Date Ratings Confirmation has not been obtained, amounts available for distribution pursuant to this clause (I) shall be, at the direction of the Collateral Manager, either transferred to the Principal Collection Subaccount as Principal Proceeds for the subsequent purchase of Collateral Obligations in accordance with the Investment Criteria or used for application in accordance with the Debt Payment Sequence on such Payment Date, in each case, in an amount sufficient to obtain Effective Date Ratings Confirmation;

(J)  (1) if such date is a Redemption Date (excluding a Partial Redemption Date or a Re-Pricing Date), to make payments in accordance with the Debt Payment Sequence (without duplication, after giving effect to the application of any Refinancing Proceeds and to payments of interest on the Debt subject to redemption or prepayment, as applicable, pursuant to Section 11.1(a)(i) (Disbursements of Monies from Payment Account)), and (2) on any other date, to make payments in the amount of the Special Redemption Amount, if any, at the election of the Collateral Manager, in accordance with the Debt Payment Sequence;

(K)  during the Reinvestment Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations, in each case, at the direction of the Collateral Manager;

(L)  after the Reinvestment Period, to make payments in accordance with the Debt Payment Sequence;

(M)  after the Reinvestment Period, to pay the amounts referred to in clause (O) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid (and in the same priority stated therein);

(N)  after the Reinvestment Period, to the payment of Administrative Expenses as referred to in clause (P)(1) and (2) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid (in the same order of priority stated therein);

(O)  after the Reinvestment Period, to the payment of any amounts due to any Hedge Counterparty under any Hedge Agreement referred to in clause (P)(3) of Section 11.1(a)(i) (Disbursements of Monies from Payment Account) only to the extent not already paid;

(P)  to the Holders of the Subordinated Notes until the Incentive Management Fee Threshold is met; and

(Q)  any remaining Principal Proceeds shall be paid as follows: (i) on a pro rata basis based on the respective amounts due on such Payment Date, if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 0% and otherwise, 20% of such remaining Principal Proceeds to the Collateral Manager as the Incentive Collateral Management Fee and (ii) if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 100% and otherwise, 80% of such remaining Principal Proceeds to the Holders of the Subordinated Notes.

(iii)  On any Partial Redemption Date or Re-Pricing Date, unless an Enforcement Event has occurred and is continuing, Refinancing Proceeds or Re-Pricing Proceeds, as the case may be, and the Partial Redemption Interest Proceeds will be distributed in the following order of priority:

(A)  to pay the Redemption Price (without duplication of any payments received by any Class of Secured Debt pursuant to Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(iv) (Disbursements of Monies from Payment Account)) of each Class of Debt being redeemed (or, in the case of the Class A-2 Loans and the Class B Loans, prepaid) in accordance with the Debt Payment Sequence;

(B)  to pay expenses related to the Refinancing or Re-Pricing; and

(C)  any remaining proceeds, to the Collection Account as Interest Proceeds.

(iv)  Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and (ii) (Disbursements of Monies from Payment Account), (x) if acceleration of the maturity of the Secured Debt has occurred following an Event of Default and such acceleration has not been rescinded or annulled (an “Enforcement Event”), on each Payment Date and (y) on the Stated Maturity of the Secured Debt, all Interest Proceeds and Principal Proceeds will be applied in the following order of priority:

(A)  to the payment of (1) first, taxes, governmental fees (including annual fees) and registered office fees owing by the Issuer, if any, (2) second, the accrued and unpaid Administrative Expenses of the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Custodian and the Bank in each of its capacities under the Transaction Documents, and (3) third, the accrued and unpaid Administrative Expenses of any other Person (in the order determined by the Collateral Manager); provided, that the amounts applied pursuant to this clause (A)(2) and (A)(3) will be in an aggregate amount, up to the Administrative Expense Cap; provided, further, that following the commencement of a liquidation of Assets pursuant to Section 5.5 (Optional Preservation of Assets), the Administrative Expense Cap shall be disregarded for purposes of this clause (A);

(B)  (1) first, pro rata based upon amounts due, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date and (2) second, to the payment of any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(2), only to the extent that such payment does not cause the non-payment or deferral of interest on the Class A Debt;

(C)  to the payment of (1) first, any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;

(D)  to the payment of accrued and unpaid interest on the Class A-1 Notes (including, without limitation, past due interest, if any);

(E)  to the payment of principal of the Class A-1 Notes, until the Class A-1 Notes have been paid in full;

(F)  to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-2 Notes and the Class A-2 Loans (in each case, including, without limitation, past due interest, if any);

(G)  to the payment, pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class A-2 Notes and the Class A-2 Loans, until the Class A-2 Notes and the Class A-2 Loans have been paid in full;

(H)  to the payment, pro rata based on the amounts due, of accrued and unpaid interest on the Class B Notes and the Class B Loans (in each case, including, without limitation, any past due interest, if any);

(I)  to the payment, pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class B Notes and the Class B Loans, until the Class B Notes and the Class B Loans have been paid in full;

(J)  to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(K)  to the payment of any Deferred Interest on the Class C Notes;

(L)  to the payment of principal of the Class C Notes until the Class C Notes have been paid in full;

(M)  [reserved];

(N)  [reserved];

(O)  [reserved];

(P)  (1) first, pro rata based upon amounts due, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date and (2) second, to the payment of any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;

(Q)  to the payment of (1) first, to the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Custodian and the Bank in each of its capacities under the Transaction Documents, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein and (2) second, to any other Person (in the order determined by the Collateral Manager), any Administrative Expenses not paid pursuant to clause (A)(3) above due to the limitation contained therein and (3) third, any amounts due to any Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial early termination) of such Hedge Agreement not otherwise paid pursuant to clause (C) above;

(R)  to the Holders of the Subordinated Notes until the Incentive Management Fee Threshold is met; and

(S)  any remaining amounts shall be paid as follows: (i) on a pro rata basis based on the respective amounts due on such Payment Date, if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 0% and otherwise, 20% of such remaining amounts to the Collateral Manager as the Incentive Collateral Management Fee and (ii) if the amount of the Outstanding Subordinated Notes held by the Transferor (either directly or indirectly through its ownership of one or more Persons that hold the Subordinated Notes) is 100%, 100% and otherwise, 80% of such remaining amounts to the Holders of the Subordinated Notes.

(b)  If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Collateral Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) (Disbursements of Monies from Payment Account) above, subject to Section 13.1 (Subordination), to the extent funds are available therefor. All payments on the Class A-2 Loans and the Class B Loans shall be made by the Collateral Trustee to the applicable Loan Agent, and the Loan Agent shall disburse such payments to the Class A-2 Lenders and the Class B Lenders in accordance with the applicable Credit Agreement.

(c)  In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with Section 11.1(a)(i) (Disbursements of Monies from Payment Account), Section 11.1(a)(ii) (Disbursements of Monies from Payment Account) and Section 11.1(a)(iv) (Disbursements of Monies from Payment Account) and in connection with the application of funds to pay amounts under Section 11.1(a)(iii) (Disbursements of Monies from Payment Account), the Collateral Trustee shall remit such funds, to the extent available and subject to the order of priority set forth in Section 11.1(a)(i)(A) (Disbursements of Monies from Payment Account), as directed and designated in an Issuer Order (which may be in the form of standing instructions, and standing instructions are hereby provided to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Collateral Trustee no later than the Business Day prior to each Payment Date.

(d)  The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer, the Collateral Administrator and the Collateral Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 6(d) of the Collateral Management Agreement. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

(e)  Until such time that the Collateral Manager delivers written notice to the Collateral Trustee and the Collateral Administrator that the Depositor no longer holds 100% of the Aggregate Outstanding Amount of the Subordinated Notes, the Depositor will be deemed to hold 100% Aggregate Outstanding Amount of the Outstanding Subordinated Notes for the purposes of Section 11.1(a)(i)(S), Section 11.1(a)(ii)(Q) and Section 11.1(a)(iv)(S) above.

Article XII

Sale of Collateral Obligations;

Purchase of Additional Collateral Obligations

Section 12.1  Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.3 (Conditions Applicable to All Sale and Purchase Transactions), the Collateral Manager on behalf of the Issuer may (except as otherwise specified in this Section 12.1 (Sales of Collateral Obligations)), direct the Collateral Trustee to sell and the Collateral Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation or Equity Security if, as certified by the Collateral Manager, such sale meets the requirements of any one of paragraphs (a) through (m) of this Section 12.1 (Sales of Collateral Obligations) (which certification shall be deemed to have been provided by the Collateral Manager upon delivery by the Collateral Manager of an Issuer Order or other written instruction of an Authorized Officer of the Collateral Manager to the Collateral Trustee to sell any such Collateral Obligation or Equity Security) (subject in each case to any applicable requirement of disposition under Section 12.1(d)(ii) (Sales of Collateral Obligations) and provided that if an Event of Default has occurred and is continuing, the Collateral Manager may not direct the Collateral Trustee to sell any Collateral Obligation or Equity Security pursuant to Section 12.1(e) (Sales of Collateral Obligations) or Section 12.1(g) (Sales of Collateral Obligations)).

(a)  Credit Risk Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Credit Risk Obligation at any time without restriction.

(b)  Credit Improved Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Credit Improved Obligation at any time without restriction.

(c)  Defaulted Obligations. The Collateral Manager may direct the Collateral Trustee to sell any Defaulted Obligation at any time without restriction.

(d)  Equity Securities. The Collateral Manager may direct the Collateral Trustee to sell any Equity Security at any time without restriction. The Collateral Manager shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price:

(i)  within three years after receipt, if such Equity Security is (A) received upon the conversion of a Defaulted Obligation, or (B) received in an exchange initiated by the Obligor to avoid bankruptcy; and

(ii)  within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law or would breach any contractual restriction on the sale of such Equity Security, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law or by contract.

(e)  Optional Redemption; Clean-up Call Redemption. After the Issuer has notified the Collateral Trustee of an Optional Redemption of the Debt in accordance with Section 9.2 (Optional Redemption) or a Clean-up Call Redemption in accordance with Section 9.7 (Clean-up Call Redemption), the Collateral Manager shall direct the Collateral Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii) (Redemption Procedures), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f)  Tax Redemption. After a Majority of an Affected Class or a Majority of the Aggregate Outstanding Amount of the Subordinated Notes has directed (by a written direction delivered to the Collateral Trustee) a Tax Redemption, the Collateral Manager shall direct the Collateral Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii) (Redemption Procedures) or Section 9.7(c)(ii) (Clean-up Call Redemption), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(g)  Discretionary Sales. During the Reinvestment Period, the Collateral Manager may direct the Collateral Trustee to sell any Collateral Obligation at any time other than during a Restricted Trading Period if (i) after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations sold as described in this Section 12.1(g) (Sales of Collateral Obligations) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 25% of the Collateral Principal Amount as of the first day of such 12 calendar month period (or, as of the Closing Date, as the case may be); and (ii) either:

(A)  the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an Aggregate Principal Balance at least equal to the Investment Criteria Adjusted Balance of such Collateral Obligation within 30 days after such sale; or

(B)  after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations and Eligible Investments (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) will be equal to or greater than the Reinvestment Target Par Balance.

(h)  Consent of Controlling Class. The Collateral Manager may direct the Collateral Trustee to sell any Collateral Obligation at any time with the consent of a Majority of the Controlling Class.

(i)  Other Assets, Offers and Exchanges. The Collateral Manager may direct the Collateral Trustee to sell any asset which is not a Collateral Obligation, Eligible Investment, Defaulted Obligation or Equity Security at any time without restriction. The Collateral Manager may also direct the Collateral Trustee to transfer or dispose of any asset which is the subject of an offer or an exchange, in each case pursuant to the applicable offer or exchange and in accordance with Section 10.8(c) (Release of Securities) and Section 12.3(e) (Conditions Applicable to All Sale and Purchase Transactions). In addition, the Collateral Manager may direct the Collateral Trustee to acquire, dispose of or exchange and the Collateral Trustee will acquire, dispose of or exchange in the manner directed by the Collateral Manager any Exchanged Obligation or Received Obligation in connection with a Distressed Exchange at any time.

(j)  Maturity. On or prior to the date that is one Business Day prior to the latest Stated Maturity of the Secured Debt, the Collateral Manager shall use commercially reasonable efforts to sell all (x) Collateral Obligations to the extent necessary such that no Collateral Obligations shall be held by the Issuer on or after such date and (y) all Equity Security held by the Issuer to the extent necessary such that no such assets will be held by the Issuer on or after such date. The settlement date for any such sales of Collateral Obligations shall be no later than one Business Day prior to the Stated Maturity of the Secured Debt.

(k)  Unsalable Assets. After the Reinvestment Period (without regard to whether an Event of Default has occurred and is continuing):

(i)  notwithstanding the restrictions of this Section 12.1 (Sales of Collateral Obligations) or Section 12.3 (Conditions Applicable to All Sale and Purchase Transactions), from time to time at the direction and with the assistance of the Collateral Manager, the Collateral Trustee, at the expense of the Issuer and upon receipt of the certificate described in the definition of “Unsalable Asset”, will conduct an auction of one or more Unsalable Assets in accordance with the procedures described in clause (ii).

(ii)  promptly after receipt of such direction, the Collateral Trustee will provide notice (in such form as is prepared by the Collateral Manager) to the Holders of the Debt regarding an auction, setting forth in reasonable detail a description of each such Unsalable Asset and the following auction procedures:

(A)  any Holder of Debt that has provided a certificate in the form of Exhibit D may submit a written bid to purchase one or more such Unsalable Assets no later than the date specified in the auction notice (which shall be at least 15 Business Days after the date of such notice);

(B)  each bid must include an offer to purchase for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice;

(C)  if no Holder submits such a bid, unless delivery in kind is not legally or commercially practicable, the Collateral Trustee at the direction of the Collateral Manager will provide notice thereof to each Holder and offer to deliver (at the cost of the Issuer) a pro rata portion of each unsold Unsalable Asset to the Holders of the most senior ranking Class of Debt that provide delivery instructions to the Collateral Trustee on or before the date specified in such notice, subject to the Authorized Denominations. To the extent that Authorized Denominations do not permit a pro rata distribution, the Collateral Trustee at the direction of the Collateral Manager will distribute the Unsalable Assets on a pro rata basis to the extent possible and the Collateral Trustee at the direction of the Collateral Manager will select by lottery the Holder to whom the remaining amount will be delivered. The Issuer (or the Collateral Manager on its behalf) and the Collateral Trustee (at the direction of the Collateral Manager) shall use commercially reasonable efforts to effect delivery of such interests; and

(D)  if no such Holder provides delivery instructions to the Collateral Trustee, the Collateral Trustee will promptly notify the Collateral Manager and offer to deliver (at the cost of the Issuer) the Unsalable Asset to the Collateral Manager. If the Collateral Manager declines such offer, the Collateral Trustee will take such action as directed by the Collateral Manager (on behalf of the Issuer) to dispose of the Unsalable Asset, which may be by donation to a charity, abandonment or other means; provided that, with respect to disposal of the Unsalable Asset by donation to a charity, such donation may only be made if there is no cost to donate.

(l)  Workout Loans. The Collateral Manager may direct the Collateral Trustee to sell any Workout Loan at any time without restriction.

(m)  Optional Purchase of any Affiliate Collateral Obligation or Substitution. The Collateral Manager may effect the sale of an Affiliate Collateral Obligation to the Transferor (via the Depositor) and the substitution by the Transferor (via the Depositor) of an Affiliate Collateral Obligation for another Affiliate Collateral Obligation, in each case, pursuant to Section 12.4 (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

Section 12.2  Purchase of Additional Collateral Obligations. On any date during the Reinvestment Period, the Collateral Manager on behalf of the Issuer pursuant to an Issuer Order may subject to the other requirements in this Indenture direct the Collateral Trustee to invest Principal Proceeds, proceeds of additional debt issued or incurred, as applicable, pursuant to Section 2.13 (Additional Issuance) and Section 3.2 (Conditions to Additional Issuance), amounts on deposit in the Ramp-Up Account, and the Collateral Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. After the Reinvestment Period, the Collateral Manager shall not direct the Collateral Trustee to invest any amounts on behalf of the Issuer; provided that (x) in accordance with Section 12.2(d) (Purchase of Additional Collateral Obligations), Cash on deposit in any Account (other than the Payment Account) may be invested in Eligible Investments following the Reinvestment Period and (y) the Collateral Manager may commit to purchase a Collateral Obligation during a Collection Period that occurs (in whole or in part) during the Reinvestment Period which settles during a succeeding Collection Period that occurs (in whole or in part) following the Reinvestment Period.

(a)  Investment Criteria. The Issuer may not commit to purchase any obligation during the Reinvestment Period unless each of the following conditions (the “Investment Criteria”) is satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to; provided that the conditions set forth in clauses (ii), (iii) and (iv) below need only be satisfied with respect to purchases of Collateral Obligations occurring on or after the Effective Date:

(i)  such obligation is a Collateral Obligation;

(ii)  if the commitment to make such purchase occurs on or after the Effective Date (or, in the case of the Interest Coverage Tests, on or after the Determination Date occurring immediately prior to the first Payment Date), (A) each Coverage Test will be satisfied, or if not satisfied, such Coverage Test will be maintained or improved and (B) if any Coverage Test is not satisfied, the proceeds of any sale of a Defaulted Obligation will not be reinvested in additional Collateral Obligations;

(iii)  (A) in the case of an additional Collateral Obligation purchased with the Sale Proceeds of a Credit Risk Obligation or a Defaulted Obligation, any of (1) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale, (2) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (3) the Aggregate Principal Balance of all Collateral Obligations (excluding any Defaulted Obligations) plus, without duplication, the S&P Collateral Value of all Defaulted Obligations (in each case, excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) plus, without duplication, the amounts on deposit in the Collection Account, the Contribution Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds will be greater than or equal to the Reinvestment Target Par Balance and (B) in the case of any other purchase of additional Collateral Obligations purchased with the Sale Proceeds of a Collateral Obligation, any of (1) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (2) the Aggregate Principal Balance of all Collateral Obligations (excluding any Defaulted Obligations) plus, without duplication, the S&P Collateral Value of all Defaulted Obligations (in each case, excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) plus, without duplication, the amounts on deposit in the Collection Account, the Contribution Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds will be greater than or equal to the Reinvestment Target Par Balance;

(iv)  either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test (except, in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, the S&P CDO Monitor Test) will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment; and

(v)  the date on which the Issuer (or the Collateral Manager on its behalf) commits to purchase such Collateral Obligation occurs during the Reinvestment Period.

(b)  Trading Plan Period. For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified by the Collateral Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the 10 Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (1) with respect to Discount Obligations, no such calculation or evaluation may be made using the weighted average price of any Collateral Obligation or any group of Collateral Obligations, (2) no day during any Trading Plan Period relating to a Trading Plan may be a Determination Date, (3) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (4) no more than one Trading Plan may be in effect at any time during a Trading Plan Period, (5) no Trading Plan may result in the purchase of Collateral Obligations with a scheduled maturity that would occur within six months of such date of determination, (6) if the Investment Criteria are satisfied prospectively after giving effect to a Trading Plan but are not satisfied upon the expiry of the related Trading Plan Period, the Investment Criteria shall not at any time thereafter be evaluated by giving effect to a Trading Plan, unless the Global Rating Agency Condition is satisfied with respect to a subsequent Trading Plan, (7) no Trading Plan may result in the purchase of a group of Collateral Obligations if the difference between the shortest Average Life of any Collateral Obligation in such group and the longest Average Life of any Collateral Obligation in such group is greater than two years and (8) no Trading Plan may result in the averaging of the purchase price of a Collateral Obligation or Collateral Obligations purchased at separate times for purposes of determining whether any particular Collateral Obligation is a Discount Obligation. The Issuer (or the Collateral Manager on the Issuer’s behalf) shall provide notice to each Rating Agency of any “failed” Trading Plan. The Collateral Manager will provide notice to the Collateral Trustee as soon as reasonably practicable following the execution of a Trading Plan and the Collateral Trustee will post such notice on its website.

(c)  Certification by Collateral Manager. Upon delivery by the Collateral Manager of an Issuer Order under this Section 12.2 (Purchase of Additional Collateral Obligations) (or other written instruction of an Authorized Officer of the Collateral Manager), the Collateral Manager shall be deemed to have confirmed to the Collateral Trustee and the Collateral Administrator that the purchase directed by such Issuer Order or other written instruction complies with this Section 12.2 (Purchase of Additional Collateral Obligations) and Section 12.3 (Conditions Applicable to All Sale and Purchase Transactions).

(d)  Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

(e)  Equity Securities. Equity Securities may be received by the Issuer at any time in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring or workout of the Obligor thereof. In addition, at any time the Collateral Manager may direct the Collateral Trustee in writing to exercise an option, warrant, right of conversion, pre-emptive right, rights offering, credit bid or similar right or pay for the acquisition of an Equity Security (except as set forth in Section 7.4(b) (Existence of Issuer)) which is not eligible for acquisition by the Issuer hereunder in connection with an insolvency, bankruptcy, winding-up, reorganization, debt restructuring or workout of the Obligor of such Collateral Obligation, so long as such Equity Security is issued by the same Obligor as the Collateral Obligation, as applicable (or an affiliate of or successor to such Obligor or an entity that succeeds to substantially all of the assets of such Obligor or a significant portion of such assets); provided, that (v) if using Interest Proceeds, the Issuer shall only effect such payment if, after giving effect to such acquisition, there would be sufficient proceeds pursuant to the Priority of Payments to pay in full all amounts due and payable through and including Section 11.1(a)(i)(O) (Disbursements of Monies from Payment Account), (x) if using Contributions, the Issuer shall only use such proceeds as designated pursuant to clause (vi) of the definition of “Permitted Use” by the Collateral Manager, (y) as determined by the Collateral Manager, both prior to and after giving effect to such acquisition, each of the Overcollateralization Ratio Tests is satisfied and (z) the Collateral Manager believes in its commercially reasonable judgment that the acquisition of such Equity Security or other security or exercise of the related warrant or similar right will result in a better overall recovery to the Issuer compared to not electing to do so. Further, the Issuer will not exercise any warrant or exercise any other similar right received in connection with a workout or a restructuring of a Collateral Obligation that requires a payment that results in receipt of an Equity Security or any other securities unless the Collateral Manager on the Issuer’s behalf certifies to the Collateral Trustee that exercising the warrant or other similar right is necessary for the Issuer to realize the value of the workout or restructuring. Any such exchange shall not constitute a sale hereunder or be subject to the Investment Criteria.

(f)  Acquisitions of Workout Loans. During (and, in the case of Contributions and Interest Proceeds, after) the Reinvestment Period the Issuer may use Contributions or Interest Proceeds on deposit in the Collection Account to acquire a Workout Loan; provided that (1) Interest Proceeds may only be used to acquire a Workout Loan if the Collateral Manager certifies to the Collateral Trustee (which certification shall be deemed to be provided upon delivery of the related acquisition instruction) that the Collateral Manager believes that such acquisition will not render insufficient the available Interest Proceeds remaining on the next Payment Date to pay in full all amounts due and payable through and including Section 11.1(a)(i)(O) (Disbursements of Monies from Payment Account), (2) the Collateral Manager believes in its commercially reasonable judgment that the acquisition of such Workout Loan will result in a better overall recovery to the Issuer compared to not electing to do so; and (3) as determined by the Collateral Manager, both prior to and after giving effect to such acquisition, each of the Overcollateralization Ratio Tests is satisfied. Any such acquisition of a Workout Loan shall not be subject to the Investment Criteria.

Section 12.3  Conditions Applicable to All Sale and Purchase Transactions.

(a)  Arm’s Length Transactions. Any transaction effected under this Article XII or in connection with the acquisition, disposition or substitution of a Collateral Obligation shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 3(e) of the Collateral Management Agreement and, otherwise, on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated; provided that an aggregate amount (measured cumulatively from the Closing Date) of Collateral Obligations not exceeding 20% of the Net Purchased Loan Balance may be sold or otherwise transferred to the Transferor or its Affiliates at a price greater than the value determined pursuant to requirements of Section 3(e) of the Collateral Management Agreement, but no greater than the Transfer Deposit Amount of any such Collateral Obligation (and to the extent such price exceeds the fair market value of any such Collateral Obligation, such excess shall be deemed to be a capital contribution from the Transferor to the Depositor, if applicable, and in any case from the Depositor to the Issuer). The Issuer will not acquire any Collateral Obligation unless (x) in the case of acquisitions from the Transferor or Affiliates thereof, such Collateral Obligation is acquired (i) pursuant to the Master Transfer Agreement or another agreement with substantially similar terms and (ii) at a purchase price equal to fair value and on other terms that would not adversely impact the non-consolidation or true sale treatment referenced in the Opinions of Counsel delivered by Dechert LLP on the Closing Date and (y) in the case of acquisitions from the Collateral Manager or its Affiliates, such Collateral Obligation is acquired at a purchase price equal to fair value of the applicable Collateral Obligation and on terms that are otherwise arm’s length. The Issuer shall use reasonable efforts to give each Rating Agency prior notice of any acquisition of a Collateral Obligation from an Affiliate of the Depositor that is not pursuant to the Master Transfer Agreement; provided that no notice shall be required to a Rating Agency for any acquisition from an Affiliate if (1) such transfer is from an Affiliate of the Collateral Manager that is a bankruptcy-remote special purpose vehicle whose securities are rated by any such Rating Agency; (2) such acquisition is pursuant to a transfer agreement on substantially the same terms as the Master Transfer Agreement, a form of which has been reviewed by any such Rating Agency; or (3) the acquisition is consistent with factual assumptions of a true sale Opinion of Counsel that has been reviewed by any such Rating Agency. The Collateral Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b)  Grant of Security Interest. Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Collateral Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets.

(c)  Consent by Controlling Class. Notwithstanding anything contained in this Article XII or Article V to the contrary, the Issuer shall have the right to effect any purchase of any Collateral Obligation that has been consented to in writing by with respect to purchases during the Reinvestment Period, Holders of Debt evidencing at least 75% of the Aggregate Outstanding Amount of the Controlling Class and of which each Rating Agency and the Collateral Trustee has been notified.

(d)  Outstanding Trades Limitations. Notwithstanding anything else in this Indenture to the contrary, as a condition to any purchase of an additional Collateral Obligation, if the Balance in the Principal Collection Subaccount after giving effect to all expected debits and credits in connection with such purchase, all other sales and purchases (as applicable) previously or simultaneously committed to but which have not settled and all expected payments and repayments with respect to the Assets is a negative amount, the absolute value of such amount may not be greater than 5.0% of the Adjusted Collateral Principal Amount as of the Measurement Date immediately preceding the trade date for such purchase. If the Issuer (or the Collateral Manager on its behalf) enters into a committed purchase for an additional Collateral Obligation during one Interest Accrual Period that will settle after such Interest Accrual Period, the Collateral Manager will use commercially reasonable efforts to settle such additional Collateral Obligation during the immediately succeeding Interest Accrual Period. Following the conclusion of the Reinvestment Period, the Collateral Manager, on behalf of the Issuer, shall provide to the Collateral Trustee an Officer’s certificate identifying each committed purchase for an additional Collateral Obligation entered into during the Reinvestment Period that will settle after the Reinvestment Period and certifying that the Collateral Manager expects that there will be sufficient funds available to the Issuer to settle each such trade from (i) amounts on deposit in the Principal Collection Subaccount as of the close of business on the last day of the Reinvestment Period plus (ii) proceeds to be received after the end of the Reinvestment Period from sales that occurred (on a trade date basis) prior to the end of the Reinvestment Period.

(e)  Maturity Amendments. The Issuer (or the Collateral Manager on the Issuer’s behalf) shall be authorized to consent to any amendment, waiver or other modification to any Collateral Obligation, including any amendment, waiver or modification that would extend the stated maturity date thereof (a “Maturity Amendment”); provided, that neither the Issuer nor the Collateral Manager on the Issuer’s behalf may agree to any Maturity Amendment (other than a Workout Loan) unless, as determined by the Collateral Manager after giving effect to any Trading Plan then in effect, (a) the Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment and (b) the stated maturity of the Collateral Obligation that is the subject of such Maturity Amendment is not later than the earliest Stated Maturity of the Debt; provided further that clause (a) in the preceding proviso shall not apply if the Issuer (or the Collateral Manager on the Issuer’s behalf) did not consent to such Maturity Amendment; provided, further, that the aggregate outstanding principal balance of all Collateral Obligations that have been subject to Maturity Amendments and are not required to comply with clause (a) in the second preceding proviso as a result of the preceding proviso at any time from the Closing Date to such date will not exceed 7.5% of the Target Initial Par Amount.

(f)  Restrictions After Enforcement Event.

(i)  The Collateral Manager, on behalf of the Issuer, may not consent to an amendment or exchange of a Collateral Obligation described in Section 12.3(e) (Conditions Applicable to All Sale and Purchase Transactions) if an Enforcement Event has occurred, unless such amendment or exchange is consented to by a Majority of the Controlling Class.

(ii)  Upon the direction to commence any liquidation of the Assets following an Enforcement Event, liquidation of the Assets will be effected as described under Section 5.5 (Optional Preservation of Assets). In such an event, neither the Collateral Manager nor the Issuer will have the right to direct the sale of any Assets.

Section 12.4  Optional Purchase of any Affiliate Collateral Obligation or Substitution.

(a)  Pursuant to the Master Transfer Agreement and subject to the limitations set forth below, the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer will have the right but not the obligation to purchase any Affiliate Collateral Obligations or substitute (in each case with the consent of the Collateral Manager, so long as Varagon is the Collateral Manager, and the consent of any other party determined to be required in accordance with the Collateral Manager’s policies) another Affiliate Collateral Obligation for, any:

(i)  Affiliate Collateral Obligation that becomes a Defaulted Obligation;

(ii)  Affiliate Collateral Obligation that has a Material Covenant Default;

(iii)  Affiliate Collateral Obligation that becomes subject to a proposed Specified Amendment; or

(iv)  Affiliate Collateral Obligation that becomes a Credit Risk Obligation (each of the above, a “Substitution Event”);

provided that the Collateral Trustee shall have no responsibility to oversee compliance with this paragraph by the other parties.

(b)  At all times, (i) the aggregate principal balance of all substituted Affiliate Collateral Obligations (each such Affiliate Collateral Obligation purchased at the direction of the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer, a “Substitute Collateral Obligation”) owned by the Issuer at any time since the Closing Date plus (ii) the aggregate principal balance related to all Affiliate Collateral Obligations that have been purchased by the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer pursuant to its right of optional purchase or substitution since the Closing Date and not subsequently applied to purchase a Substitute Collateral Obligation may not exceed an amount equal to 20% of the Net Purchased Loan Balance in the aggregate; provided that clause (ii) above shall not include (A) the principal balance related to any Affiliate Collateral Obligation that is purchased by the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer in connection with a proposed Specified Amendment to such Collateral Obligation so long as (x) the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer determines that such purchase is, in its commercially reasonable business judgment, necessary or advisable in connection with the restructuring of such Affiliate Collateral Obligation and such restructuring is expected to result in a Specified Amendment to such Affiliate Collateral Obligation and (y) the Collateral Manager determines that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Amendment pursuant to the Collateral Manager Standard or any provision of this Indenture or the Collateral Management Agreement or (B) the purchase price of any Collateral Obligations or, for the avoidance of doubt, any Equity Securities sold by the Issuer to the Transferor, as described in Section 12.2(e) (Purchase of Additional Collateral Obligations). The foregoing provisions in this paragraph are the “Repurchase and Substitution Limit”.

(c)  The substitution of any Substitute Collateral Obligation will be subject to the satisfaction of the “Substitute Collateral Obligations Qualification Conditions” as of the related Cut-Off Date for each such Collateral Obligation (after giving effect to such substitution), which conditions are:

(i)  each Coverage Test, Collateral Quality Test and Concentration Limitation remains satisfied or, if not in compliance at the time of substitution, any such Coverage Test, Collateral Quality Test or Concentration Limitation is maintained or improved;

(ii)  the principal balance of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Collateral Obligation or Collateral Obligations, the aggregate principal balance of such Substitute Collateral Obligations) equals or exceeds the principal balance of the Collateral Obligation being substituted for and the Net Exposure Amount, if any, with respect thereto shall have been deposited in the Revolver Funding Account;

(iii)  the Market Value of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of an Affiliate Collateral Obligation or Affiliate Collateral Obligations, the aggregate Market Value of such Substitute Collateral Obligations) equals or exceeds the Market Value of the Affiliate Collateral Obligation being substituted;

(iv)  (x) if any of the Affiliate Collateral Obligations being substituted for are Second Lien Loans, the aggregate principal balance of all Substitute Collateral Obligations that are Second Lien Loans equals or is less than the principal balance of the Affiliate Collateral Obligations being substituted that are Second Lien Loans and (y) if none of the Affiliate Collateral Obligations being substituted are Second Lien Loans, no Substitute Collateral Obligation is a Second Lien Loan;

(v)  (x) the Fitch Rating of each Substitute Collateral Obligation is equal to or higher than the Fitch Rating of the Affiliate Collateral Obligation being substituted for and (y) the S&P Rating of each Substitute Collateral Obligation is equal to or higher than the S&P Rating of the Affiliate Collateral Obligation being substituted for; and

(vi)  solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Obligation is the same or earlier than the stated maturity date of the Affiliate Collateral Obligation being substituted for.

(d)  To the extent any cash or other property received by the Issuer from the Transferor or any Affiliate thereof in connection with a Substitution Event as described herein exceeds the fair market value of the replaced Affiliate Collateral Obligation, such excess shall be deemed a capital contribution from the Transferor or any Affiliate that sells Collateral Obligations to the Issuer, to the Issuer.

(e)  Prior to any substitution of an Affiliate Collateral Obligation to the Issuer, the Collateral Manager must provide written notice thereof to each Rating Agency.

(f)  In addition to the right to substitute for any Affiliate Collateral Obligations that become subject to a Substitution Event, the Transferor or any Affiliate thereof that sells Collateral Obligations to the Issuer shall have the right, but not the obligation, to purchase from the Issuer any such Affiliate Collateral Obligation subject to the Repurchase and Substitution Limit. In the event of such a purchase at the option of the Transferor or any Affiliate that does not result in the delivery of a Substitute Collateral Obligation, the Transferor or the applicable Affiliate shall deposit in the Collection Account an amount not less than the Transfer Deposit Amount for such Affiliate Collateral Obligation (or applicable portion thereof) as of the date of such repurchase (with the amount of the Transfer Deposit Amount representing the outstanding principal balance of the repurchased Collateral Obligation being deposited into the Principal Collection Subaccount and the amount of the Transfer Deposit Amount representing accrued interest being deposited into the Interest Collection Subaccount, regardless of whether such amounts are deemed to be purchase price or capital contributions). The Issuer and, at the written direction of the Issuer, the Collateral Trustee, shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Transferor, the applicable Affiliate or the Collateral Manager in order to effect the transfer and release of any of the Issuer’s interests in the Affiliate Collateral Obligations (together with the Assets related thereto) that are being purchased or repurchased and the release thereof from the lien of this Indenture. Upon delivery by the Collateral Manager of an Issuer Order under this Section 12.4 (Optional Purchase of any Affiliate Collateral Obligation or Substitution) (or other written instruction of an Authorized Officer of the Collateral Manager), the Collateral Manager shall be deemed to have confirmed to the Collateral Trustee that such purchase or substitution by the Transferor directed by such Issuer Order or other written instruction complies with this Section 12.4 (Optional Purchase of any Affiliate Collateral Obligation or Substitution).

Article XIII

Holders’ Relations

Section 13.1  Subordination.  (a) Anything in this Indenture, the Notes or the Credit Agreements to the contrary notwithstanding, the Holders and beneficial owners of each Class of Debt that constitutes a Junior Class agree for the benefit of the Holders and beneficial owners of the Debt of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Debt of each such Priority Class to the extent and in the manner set forth in this Indenture.

(b)  If any Holder or beneficial owner of Debt of any Junior Class shall have received any payment or distribution in respect of such Debt contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of such Priority Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Trustee, which shall pay and deliver the same to the Holders and beneficial owners of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1 (Subordination).

(c)  Each Holder and beneficial owner of Debt of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder and beneficial owner of Junior Class of Debt shall not demand, accept, or receive any payment or distribution in respect of such Debt in violation of the provisions of this Indenture including, without limitation, this Section 13.1 (Subordination); provided that after a Priority Class has been paid in full, the Holders and beneficial owner of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders and beneficial owners of such Priority Class. Nothing in this Section 13.1 (Subordination) shall affect the obligation of the Issuer to pay Holders or beneficial owner of any Junior Class of Debt.

(d)  By its acceptance of an interest in the Debt, each Holder and beneficial owner of Debt acknowledges and agrees to the provisions of Section 5.4(d) (Remedies).

Section 13.2  Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder or beneficial owner under this Indenture, no Holder or beneficial owner (a) owes any duty of care to any Person or is obligated to act in a fiduciary or advisory capacity to any Person (including, but not limited to, any other Holder or beneficial owner of Secured Debt or Subordinated Notes, the Issuer, the Collateral Trustee, any holder of membership interests of the Issuer or the Collateral Manager); (b) shall be required to consider the interests of any Person other than itself and/or its Affiliates; and (c) will be prohibited from engaging in activities that compete or conflict with those of any Person (including, but not limited to, any Holder or beneficial owner of Secured Debt or Subordinated Notes, the Issuer, the Collateral Trustee, any holder of membership interests of the Issuer or the Collateral Manager).

Article XIV

Miscellaneous

Section 14.1  Form of Documents Delivered to Collateral Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel experienced with such matters, unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person (on which the Collateral Trustee shall also be entitled to conclusively rely), unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, one or more Persons familiar with the factual matters, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

The Bank, in all of its capacities, shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture or any other Transaction Document and delivered using Electronic Means; provided, however, that the Issuer or the Collateral Manager, as applicable, shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions and containing specimen signatures of such authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended by the Issuer or the Collateral Manager, as applicable, whenever a person is to be added or deleted from the listing. If the Issuer or the Collateral Manager, as applicable, elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such Instructions, the Bank’s understanding of such Instructions shall be deemed controlling. The Issuer and the Collateral Manager each understand and agree that the Bank cannot determine the identity of the actual sender of such Instructions and that the Bank shall conclusively presume that directions that purport to have been sent by an authorized person designated to provide such instructions or directions listed on the incumbency certificate provided to the Bank have been sent by such authorized person designated to provide such instructions or directions. The Issuer and the Collateral Manager shall each be responsible for ensuring that only authorized persons designated to provide such instructions or directions transmit such Instructions to the Bank and that the Issuer or the Collateral Manager, as applicable, and all authorized persons designated to provide such instructions or directions are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer or the Collateral Manager, as applicable. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer and the Collateral Manager each agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Bank, including without limitation the risk of the Bank acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer or the Collateral Manager, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means,” for purposes of this paragraph only, shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank as available for use in connection with its services hereunder.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Collateral Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s right to make such request or direction, the Collateral Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d) (Certain Duties and Responsibilities).

Section 14.2  Acts of Holders.  (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Collateral Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Collateral Trustee and the Issuer, if made in the manner provided in this Section 14.2 (Acts of Holders).(b)The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Collateral Trustee deems sufficient.

(c)  The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Register.

(d)  Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Collateral Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)  Notwithstanding anything herein to the contrary, a holder of a beneficial interest in a Global Note will have the right to receive access to reports on the Collateral Trustee’s Website and will be entitled to exercise rights to vote, give consents and directions which holders of the related Class of Notes are entitled to give under this Indenture upon delivery of a beneficial ownership certificate in a form acceptable to the Collateral Trustee which certifies (i) that such Person is a beneficial owner of an interest in a Global Note, and (ii) the amount and Class of Notes so owned; provided that, nothing shall prevent the Collateral Trustee from requesting additional information and documentation with respect to any such beneficial owner; provided further that the Collateral Trustee shall be entitled to conclusively rely on the accuracy and the currency of each beneficial ownership certificate and shall have no liability for relying thereon.

Section 14.3  Notices, etc., to the Collateral Trustee, the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and each Rating Agency.  (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be made upon, given, e-mailed or furnished to, or filed with:

(i)  the Collateral Trustee, the Loan Agent or the Collateral Administrator shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by electronic mail to the Collateral Trustee, the Loan Agent or the Collateral Administrator addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Collateral Trustee, the Loan Agent or the Collateral Administrator, or by e-mail to StructuredTrustandAnalytics@StateStreet.com and executed by an Authorized Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document, provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to the Bank or its Affiliates (in any capacity hereunder) will be deemed effective only upon receipt thereof by the Bank or its Affiliates;

(ii)  the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service in legible form or by e-mail, to the Issuer addressed to it at c/o Varagon Capital Corporation, 151 W 42nd Street, 53rd Floor, New York, NY 10036, Attn: Robert Bourgeois, Telephone: 212-235-2600, Email: rbourgeois@varagon.com or at any other address previously furnished in writing to the other parties hereto by the Issuer, with a copy to the Collateral Manager at its address below;

(iii)  the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service, to the Collateral Manager addressed to it at Varagon Capital Corporation, 151 W 42nd Street, 53rd Floor, New York, NY 10036 or by email to rbourgeois@varagon.com, Attn: Robert Bourgeois, and/or to the attention of such other officers, authorized persons or employees of the Collateral Manager set forth in a list provided by the Collateral Manager to the Issuer and the Collateral Trustee from time to time (such persons, “Responsible Officers”), or at any other address previously furnished in writing to the parties hereto;

(iv)  the Initial Purchaser shall be sufficient for every purpose hereunder if delivered in accordance with the Purchase Agreement;

(v)  subject to clause (c) below, the Rating Agencies shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service to each such Rating Agency (A) in the case of Fitch, addressed to it at Fitch Ratings, Inc., 300 West 57th Street, New York, New York, 10019 or by email to cdo.surveillance@fitchratings.com; provided that any notification to Fitch of any S&P Specified Event shall be delivered by email to uscor.modelbasedco@fitchratings.com and cdo.surveillance@fitchratings.com and (B) in the case of S&P, by e-mail to CDO_Surveillance@spglobal.com; provided that (x) in respect of any request to S&P for a confirmation of its Initial Ratings of the Secured Debt pursuant to Section 7.18 (Effective Date; Purchase of Additional Collateral Obligations), such request must be submitted by email to CDOEffectiveDatePortfolios@spglobal.com and (y) in respect of any application for a ratings estimate by S&P in respect of a Collateral Obligation, information must be submitted by email to creditestimates@spglobal.com; and

(vi)  if to any Hedge Counterparty, in accordance with the notice provisions of the related Hedge Agreement.

(b)  If any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Collateral Trustee and any other person or entity, the Collateral Trustee’s receipt of such notice or document shall entitle the Collateral Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(c)  Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to be sent to either or both of the Rating Agencies shall be sent by the Collateral Manager on behalf of the Issuer and, if pursuant to the terms of this Indenture, the Collateral Trustee is to send such request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture to the Rating Agencies, it shall instead be sent to the Collateral Manager first for dissemination to such Rating Agencies. Such information shall not include any Accountants’ Reports.

(d)  Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Collateral Trustee (except information required to be provided to an Active Exchange) may be provided by providing access to a website containing such information.

(e)  The parties hereto agree that all 17g-5 Information provided to any of the Rating Agencies, or any of their respective officers, directors or employees, to be given or provided to such Rating Agencies pursuant to, in connection with or related, directly or indirectly, to this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, any transaction document relating hereto, the Assets or the Notes, shall be in each case must be provided in compliance with Section 14.17 (17g-5 Information) and as follows:

(i)  is in writing;

(ii)  sent (by 12:00 p.m. New York time) on or before the date such notice or other document is due to www.17g5.com, or such other email address as is provided by the Collateral Administrator (the “Rule 17g-5 Address”) for Posting to the 17g-5 Website in accordance with the Collateral Administration Agreement; and

(iii)  sent to the applicable Rating Agency at the applicable address below (or such other email address as is provided by the applicable Rating Agency): (A) to Fitch, at cdo.surveillance@fitchratings.com; and (B) to S&P at cdo_surveillance@spglobal.com and with respect to (1)(w) any documents related to satisfaction of the S&P Rating Condition in connection with the confirmation of ratings on the Effective Date, CDOEffectiveDatePortfolios@spglobal.com; (x) S&P CDO Monitor requests, CDOMonitor@spglobal.com; (y) any reports delivered under Section 10.7 (Accountings), Section 10.9 (Reports by Independent Accountants) or Section 10.10 (Reports to Rating Agencies and Additional Recipients), CDO_Surveillance@spglobal.com; and (z) any requests for credit estimates, creditestimates@spglobal.com (or, in each case, such other email address as is provided by S&P).

Section 14.4  Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a)  such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid (or, in the case of Holders of Global Secured Notes, e-mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register, or the Loan Register, as applicable, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(b)  such notice shall be in the English language.

Such notices will be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Collateral Trustee a written notice that it is requesting that notices to it be given by electronic mail and stating the electronic mail address for such transmission. Thereafter, the Collateral Trustee, the Issuer and/or the Collateral Manager may give notices to such Holder by electronic mail, as so requested. Notices for Holders may also be posted to the Collateral Trustee’s internet website.

The Collateral Trustee will deliver to the Holders any information or notice relating to this Indenture and in the possession of the Collateral Trustee requested to be so delivered by at least 25% of the Holders of Debt (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Collateral Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Collateral Trustee may have hereunder or (iii) applicable law. Such information shall not include any Accountants’ Reports. The Collateral Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status. The Collateral Trustee shall have no liability for any such disclosure or subject to its duties herein, the accuracy thereof.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail or e-mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Collateral Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Collateral Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Any notice to be given hereunder to the Holders of the Class A-2 Loans and/or the Class B Loans shall be provided to the applicable Loan Agent, who shall forward such notice to the Class A-2 Lenders and/or the Class B Lenders.

Without limiting any notice requirements set forth in Article VIII, the Issuer shall deliver to all Holders any amendments or modifications to the Transaction Documents following the effectiveness of such amendments or modifications.

Section 14.5  Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6  Successors and Assigns. All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 14.7  Severability. If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.8  Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator, the Holders of the Notes and (to the extent provided herein) and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9  Legal Holidays. If the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes, the Credit Agreements or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be.

Section 14.10  Governing Law. This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

Section 14.11  Submission to Jurisdiction. With respect to any Proceeding relating to this Indenture or between the parties arising under or in connection with this Indenture, each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12  WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE HOLDERS AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.13  Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) and the Notes shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case, to the extent applicable. This Indenture may be executed and delivered in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The parties hereto shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 14.14  Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to a Rating Agency and to comply with the provisions of this Section 14.14 (Acts of Issuer) and Section 14.16 (Communications with Rating Agencies), unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15  Liability of Issuer. Notwithstanding any other terms of this Indenture, the Debt or any other agreement entered into by the Issuer, the Issuer shall not have any liability whatsoever to any other party under this Indenture, the Debt, any such agreement or otherwise and, without prejudice to the generality of the foregoing, none of the parties shall be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Debt, any such agreement or otherwise against any other party. In particular, none of the parties shall be entitled to petition or take any other steps for the winding-up of any other party or the involuntary bankruptcy against any other party or shall have any claim in respect to any assets of any other party.

Section 14.16  Communications with Rating Agencies. If the Issuer shall receive any written or oral communication from any Rating Agency (or any of their respective officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt, the Issuer agrees to refrain from communicating with such Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees that in no event shall it engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt with any Rating Agency (or any of their respective officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager. The Collateral Trustee agrees that in no event shall a Trust Officer engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Debt with any Rating Agency without the prior written consent (which may be in the form of e-mail correspondence) or participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager; provided that nothing in this Section 14.16 (Communications with Rating Agencies) shall prohibit the Collateral Trustee from making available on its internet website the Monthly Reports, Distribution Reports and other notices or documentation relating to the Debt or this Indenture.

Section 14.17  17g-5 Information. (a) The Issuer shall comply with its obligations under Rule 17g-5 promulgated under the Exchange Act (“Rule 17g-5”), by it or its agent’s posting on the 17g-5 Website, promptly following the time such information is provided to the Rating Agencies, all information that the Issuer or other parties on its behalf, including the Collateral Trustee and the Collateral Manager, provide to such Rating Agencies for the purposes of determining the initial credit rating of the Secured Debt or undertaking credit rating surveillance of the Secured Debt (the “17g-5 Information”). At all times while any Secured Debt is rated by any Rating Agency or any other NRSRO, the Issuer shall engage a third-party to forward 17g-5 Information to the 17g-5 Website. On the Closing Date, the Issuer shall engage the Collateral Administrator (in such capacity, the “Information Agent”), to forward 17g-5 Information it receives from the Issuer, the Collateral Trustee or the Collateral Manager to the Posting Email Account (as defined in the Collateral Administration Agreement) for posting to 17g-5 Website in accordance with the Collateral Administration Agreement. Such information shall not include any Accountants’ Reports.

(b)  To the extent any of the Issuer, the Collateral Trustee or the Collateral Manager are engaged in oral communications with any Rating Agency, for the purposes of determining the Initial Ratings of the Secured Debt or undertaking credit rating surveillance of the Secured Debt, the party communicating with such Rating Agency shall cause such oral communication to either be (x) recorded and an audio file containing the recording to be promptly delivered to the Information Agent for forwarding to the Posting Email Account or (y) summarized in writing and the summary to be promptly delivered to the Information Agent for forwarding to the Posting Email Account.

(c)  Notwithstanding the requirements herein, the Collateral Trustee and the Information Agent shall have no obligation to engage in or respond to any oral communications, for the purposes of determining the Initial Rating of the Secured Debt or undertaking credit rating surveillance of the Secured Debt, with any Rating Agency or any of their respective officers, directors, agents, attorneys or employees.

(d)  Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.17 (17g-5 Information) shall not constitute a Default or Event of Default.

(e)  The Collateral Trustee and the Information Agent (except to the extent expressly provided herein and in the Collateral Administration Agreement) will not be responsible for maintaining the 17g-5 Website, posting any 17g-5 Information to the 17g-5 Website or assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. In no event will the Collateral Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.

(f)  The Collateral Trustee and the Information Agent will not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Issuer, each Rating Agency, the NRSROs, any of their agents or any other party. The Collateral Trustee will not be liable for the use of any information posted on the 17g-5 Website, whether by the Issuer, each Rating Agency, the NRSROs or any other third party that may gain access to the 17g-5 Information posted thereon.

(g)  The maintenance by the Collateral Trustee of the Collateral Trustee’s Website will not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.

(h)  None of the Collateral Trustee, the Loan Agent, the Collateral Administrator or the Collateral Manager shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g-5 Website. Access will be provided to any NRSRO upon receipt by the Issuer of an NRSRO certification from such NRSRO (which may be submitted electronically via the 17g-5 Website).

Section 14.18  Survivals. Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Collateral Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7 (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved), 4.2 (Application of Trust Money), 5.4(d) (Remedies), 5.9 (Unconditional Rights of Secured Debtholders to Receive Principal and Interest), 5.18 (Action on the Notes), 6.1 (Certain Duties and Responsibilities), 6.3 (Certain Rights of Collateral Trustee), 6.6 (Money Held in Trust), 6.7 (Compensation and Reimbursement), 7.1 (Payment of Principal and Interest), 7.3 (Money for Note Payments to be Held in Trust), 13.1 (Subordination) and 14.15(Liability of Issuer) shall survive.

Section 14.19  Proceedings. Each purchaser, beneficial owner and subsequent transferee of a Note will be deemed by its purchase to acknowledge and agree as follows: (i)(a) the express terms of this Indenture govern the rights of the Holders to direct the commencement of a Proceeding against any person, (b) this Indenture contains limitations on the rights of the Holders to direct the commencement of any such Proceeding, and (c) each Holder shall comply with such express terms if it seeks to direct the commencement of any such Proceeding; (ii) there are no implied rights under this Indenture to direct the commencement of any such Proceeding; and (iii) notwithstanding any provision of this Indenture or any provision of the Credit Agreements, or any provision of the Notes, or of the Collateral Administration Agreement or of any other agreement, the Issuer shall be under no duty or obligation of any kind to the Holders, or any of them, to institute any legal or other proceedings of any kind, against any person or entity, including, without limitation, the Collateral Trustee, the Collateral Manager, the Loan Agent, the Collateral Administrator or the Calculation Agent.

Article XV

Assignment of Collateral Management Agreement

Section 15.1  Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the Granting Clauses hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Collateral Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Enforcement Event hereunder and such authority shall terminate at such time, if any, as the related Event of Default is cured or waived.

(b)  The assignment made hereby is executed as collateral security and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Collateral Trustee.

(c)  Upon the retirement of the Secured Notes and the repayment of the Class A-2 Loans and the Class B Loans, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Collateral Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)  The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e)  The Issuer agrees that this assignment is irrevocable and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)  The Issuer and the Collateral Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

Article XVI

Hedge Agreements

Section 16.1  Hedge Agreements. (a) With the consent of a Majority of the Controlling Class, the Issuer (or the Collateral Manager on behalf of the Issuer) may enter into Hedge Agreements from time to time on or after the Closing Date solely for the purpose of managing interest rate risks in connection with the Issuer’s issuance and incurrence of, and making payments on, the Debt. The Issuer may not enter into a Hedge Agreement unless (1) either (x) it obtains an Opinion of Counsel that such Hedge Agreement would not cause the Issuer or Collateral Manager to be required to register with the CFTC or that the Issuer and Collateral Manager would be eligible for an exemption to the requirement to register with the CFTC or (y) the Collateral Manager has registered or will register as a commodity pool operator and will comply with the requirements of the CFTC relating thereto and (2) such Hedge Agreement complies with any mandatory clearing or posting and/or collecting of initial or variation margin that, in each case, the Collateral Manager determines applies to such Hedge Agreement. The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly provide written notice of entry into any Hedge Agreement to the Collateral Trustee and the Collateral Administrator. Notwithstanding anything to the contrary contained in this Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) shall not enter into any Hedge Agreement unless the Global Rating Agency Condition has been satisfied with respect thereto. The Issuer shall provide a copy of each Hedge Agreement to each Rating Agency and the Collateral Trustee.

(b)  Each Hedge Agreement shall contain appropriate limited recourse and non-petition provisions substantially equivalent to those contained in Section 5.4(d) (Remedies) and Section 2.7(i) (Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved). Each Hedge Counterparty shall be required to have, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Ratings unless the Global Rating Agency Condition is satisfied or credit support is provided as set forth in the Hedge Agreement. Payments with respect to Hedge Agreements shall be subject to Article XI. Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Issuer to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with Article XI.

(c)  In the event of any early termination of a Hedge Agreement with respect to which the Hedge Counterparty is the sole “defaulting party” or “affected party” (each as defined in the Hedge Agreements), notwithstanding any term hereof to the contrary, (i) any termination payment paid by the Hedge Counterparty to the Issuer may be paid to a replacement Hedge Counterparty at the direction of the Collateral Manager and (ii) any payment received from a replacement Hedge Counterparty may be paid to the replaced Hedge Counterparty at the direction of the Collateral Manager under the terminated Hedge Agreement.

(d)  The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Hedge Agreement, if applicable, make a demand to the relevant Hedge Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.

(e)  The Issuer shall give prompt notice to each Rating Agency of any termination of a Hedge Agreement or agreement to provide Hedge Counterparty credit support. Any collateral received from a Hedge Counterparty under a Hedge Agreement shall be deposited in the Hedge Counterparty Collateral Account.

(f)  If a Hedge Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Hedge Agreement, promptly after becoming aware thereof the Issuer shall make a demand on the Hedge Counterparty (or its guarantor under the Hedge Agreement) with a copy to the Collateral Trustee, demanding payment thereunder.

(g)  Each Hedge Agreement shall provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Assets has commenced.

[Signature Pages Follow]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

VCC CLO 1, LLC,
as Issuer

By: VCC CLO 1 Depositor, LLC, its sole member

By: Varagon Capital Corporation, its sole member

By:	/s/ Robert J. Bourgeois
	Name:	Robert J. Bourgeois
	Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY,
as Collateral Trustee

By:	/s/ Audrey Feeney
	Name:	Audrey Feeney
	Title:	Vice President

Schedule 1

MOODY’S DEFINITION SCHEDULE

A.	MOODY’S RATING DEFINITIONS

“Assigned Moody’s Rating”: The monitored publicly available rating or, only to the extent a monitored publicly available rating is not available, the estimated rating expressly assigned to a debt obligation (or facility) by Moody’s (including, without limitation, any such estimated rating based on Moody’s RiskCalc); provided that so long as the Issuer (or the Collateral Manager or an Affiliate of the Collateral Manager on its behalf) applies for a new estimated rating, or renewal of an estimated rating, in a timely manner and provides the information required to obtain such estimate or renewal, as applicable, then pending receipt of such estimate or renewal, as applicable, (A) in the case of a request for a new estimated rating, (i) for a period of 90 days, such debt obligation will have an Assigned Moody’s Rating of “B3” for purposes of this definition if the Collateral Manager certifies to the Collateral Trustee that the Collateral Manager believes that such estimated rating will be at least “B3” and (ii) thereafter, in the Collateral Manager’s sole discretion either (1) such debt obligation will be deemed not to have an Assigned Moody’s Rating or (2) such debt obligation will have an Assigned Moody’s Rating of “Caa3”, (B) in the case of an annual request for a renewal of an estimated rating, the Issuer, for a period of 30 days after the later of (x) the application for such renewal or (y) 12 months, as long as such rating estimate or a renewal therefor has been issued or provided by Moody’s in each case within the 15 month period preceding the date on which the Assigned Moody’s Rating is being determined, will continue using the previous estimated rating assigned by Moody’s with respect to such debt obligation until such time as Moody’s renews such estimated rating or assigns a new estimated rating for such debt obligation; provided that if such rating estimate has been issued or provided by Moody’s for a period (x) longer than 12 months but not beyond 15 months, the Assigned Moody’s Rating will be one subcategory lower than such rating estimate and (y) beyond 15 months, the Assigned Moody’s Rating will be deemed to be “Caa3”; and (C) in the case of a request for a renewal of an estimated rating following a material deterioration in the creditworthiness of the Obligor or a specified amendment, the Issuer will continue using the previous estimated rating assigned by Moody’s until such time as (x) Moody’s renews such estimated rating or assigns a new estimated rating for such debt obligation or (y) the criteria specified in clause (A) in connection with an annual request for a renewal of an estimated rating becomes applicable in respect of such debt obligation.

“CFR”: With respect to an Obligor of a Collateral Obligation, if such Obligor has a corporate family rating by Moody’s, then such corporate family rating; provided that if such Obligor does not have a corporate family rating by Moody’s but any entity in the Obligor’s corporate family does have a corporate family rating, then the CFR is such corporate family rating.

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(a)  With respect to a Collateral Obligation, if the Obligor of such Collateral Obligation has a CFR, then such CFR;

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(b)  With respect to a Collateral Obligation if not determined pursuant to clause (a) above, if the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating (other than any estimated rating, including any assumed estimated rating, pending receipt from Moody’s of the requested new estimated rating), then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(c)  With respect to a Collateral Obligation if not determined pursuant to clauses (a) or (b) above, if the Obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody’s Rating (other than any estimated rating, including any assumed estimated rating, pending receipt from Moody’s of the requested new estimated rating), then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such senior secured obligation as selected by the Collateral Manager in its sole discretion;

(d)  With respect to a Collateral Obligation if not determined pursuant to clauses (a), (b) or (c) above, if a rating estimate has been requested from, or assigned to such Collateral Obligation by Moody’s upon the request of the Issuer, the Collateral Manager or an Affiliate of the Collateral Manager, then the Moody’s Default Probability Rating is such Assigned Moody’s Rating;

(e)  With respect to any DIP Collateral Obligation, the Moody’s Default Probability Rating of such Collateral Obligation shall be the rating which is one subcategory below the Assigned Moody’s Rating of such DIP Collateral Obligation;

(f)  With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (e) above and at the election of the Collateral Manager, the Moody’s Derived Rating; and

(g)  With respect to a Collateral Obligation if not determined pursuant to any of clauses (a) through (f) above, the Collateral Obligation will be deemed to have a Moody’s Default Probability Rating of “Caa3”.

“Moody’s Derived Rating”: With respect to a Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating shall be determined as set forth below.

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(a)  By using one of the methods provided below:

(i)  if such Collateral Obligation is rated by S&P, then the Moody’s Rating and Moody’s Default Probability Rating (as applicable) of such Collateral Obligation will be determined, at the election of the Collateral Manager, in accordance with the methodology set forth in the following table below:

Type of Collateral Obligation	Rating by S&P (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P rating
Not Structured Finance Obligation	≥ “BBB-”	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	≤ “BB+”	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

(ii)  if such Collateral Obligation is not rated by S&P but another security or obligation of the Obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (a)(i) above, and the Moody’s Derived Rating for purposes of the definitions of Moody’s Rating and Moody’s Default Probability Rating (as applicable) of such Collateral Obligation will be determined in accordance with the methodology set forth in the following table (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (a)(ii)):

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

or

(iii)  if such Collateral Obligation is a DIP Collateral Obligation, no Moody’s Derived Rating may be determined based on a rating by S&P or any other rating agency;

provided that the Aggregate Principal Balance of the Collateral Obligations that may have a Moody’s Rating derived from an S&P Rating as set forth in sub-clauses (i) or (ii) of this clause (a) may not exceed 10 % of the Collateral Principal Amount.

“Moody’s Rating”:

(a)  With respect to a Collateral Obligation that is a Senior Secured Loan:

(i)  if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

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(ii)  if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory higher than such CFR;

(iii)  if neither clause (i) nor (ii) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(iv)   if none of clauses (i) through (iii) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(v)  if none of clauses (i) through (iv) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “Caa3”; and

(b)  With respect to a Collateral Obligation other than a Senior Secured Loan:

(i)  if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(ii)  if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(iii)  if neither clause (i) nor (ii) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory lower than such CFR;

(iv)   if none of clauses (i), (ii) or (iii) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the Obligor of such Collateral Obligation has one or more subordinated debt obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(v)  if none of clauses (i) through (iv) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(vi)   if none of clauses (i) through (v) above apply, the Collateral Obligation will be deemed to have a Moody’s Rating of “Caa3.”

provided that, with respect to Collateral Obligations the Moody’s Rating of which is determined through application of Moody’s RiskCalc, (i) such Collateral Obligations, at all times prior to the end of the Reinvestment Period, shall not represent more than 20% of the Collateral Principal Amount and (ii) such Collateral Obligations shall not represent, after the end of the Reinvestment Period, the greater of (x) 20% of the Collateral Principal Amount and (y) the Aggregate Principal Balance of Collateral Obligations included in the Assets which have a Moody’s Rating previously determined through application of Moody’s RiskCalc; provided further that the Collateral Manager shall redetermine and report to Moody’s the Moody’s Rating for each Collateral Obligation determined through application of Moody’s RiskCalc within 30 days after receipt of the annual audited financial statements from the related Obligor.

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“Moody’s Rating Factor”: For each Collateral Obligation, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s RiskCalc”: Moody’s KMV RiskCalc®, as set forth in Section B hereto.

B.	MOODY’S RISKCALC CALCULATION

1.  Defined Terms. The following terms shall be used in this Section B with the meanings provided below.

“.EDF”: With respect to any Collateral Obligation, the lowest of (A) the lowest of the 5-year expected default frequencies for the current year and previous 4 years for such Collateral Obligation as determined by running the current version of Moody’s RiskCalc in the Credit Cycle Adjusted mode and (B) the 5-year expected default frequency for such Collateral Obligation as determined by running the current version of Moody’s RiskCalc in the Financial Statement Only mode.

“Model Inputs”: The financial inputs used in the most recent Moody’s RiskCalc private-firm model, taken directly from signed, unqualified U.S. GAAP full-year audit data in accordance with “Moody’s Global Approach to Rating Collateralized Loan Obligations” dated May 2013.

“Moody’s Industries”: Any one of the Moody’s industrial classification groups as published by Moody’s from time to time.

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“Pre-Qualifying Conditions”: With respect to any Collateral Obligation, conditions that will be satisfied if the Obligor with respect to the applicable Collateral Obligation satisfies the following criteria:

1.  an unqualified, signed, U.S. GAAP audit opinion for the most recent annual statement is the source for Model Inputs. There should be no explanatory paragraph addressing the Obligor as a going concern or indicating any significant financial concerns. For leveraged buyouts, a full one-year audit of the firm after the acquisition has been completed should be available;

2.  no financial covenants in the Underlying Instruments have been modified, amended, or waived during the immediately preceding three months;

3.  none of the original terms of the Underlying Instruments have been modified, amended or waived during the immediately preceding three months;

4.  the Obligor’s EBITDA is equal to or greater than U.S. $5,000,000;

5.  the Obligor’s annual sales are equal to or greater than U.S. $10,000,000;

6.  the Obligor’s book assets are equal to or greater than U.S. $10,000,000;

7.  for the current and prior fiscal year, such Obligor’s:

(a)  EBIT/interest is greater than 1.0:1.0 and 1.25:1.0 for retail (adjusted for rent expense); and

(b)  debt/EBITDA ratio is less than 6.0:1.0;

8.  no greater than 25% of the Obligor’s revenue is generated from any one customer of the Obligor; and

9.  the Obligor is a for-profit operating company that is not in either of the following Moody’s Industries (i) Banking, Finance, Insurance and Real Estate or (ii) Sovereign and Public Finance.

2.  The Collateral Manager shall calculate the .EDF for each of the Collateral Obligations to be rated pursuant to this Section B and shall also provide Moody’s with the .EDF and the information necessary to calculate such .EDF. Moody’s shall have the right (in its sole discretion) to (i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph 3 below in order to determine the applicable Moody’s Rating, or (ii) have a Moody’s credit analyst provide a rating estimate for any Collateral Obligation rated pursuant to this Section B, in which case such rating estimate provided by such credit analyst shall be the applicable Moody’s Rating.

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3.  The Moody’s Rating for each Collateral Obligation that satisfies the Pre-Qualifying Conditions shall be the lower of (i) the Collateral Manager’s internal rating or (ii) the rating based on the .EDF for such Collateral Obligation, as determined in accordance with the table below:

RiskCalc-Derived .EDF	Moody’s Rating Factor
Baa3.edf and above	1766
Ba1.edf	2720
Ba2.edf	2720
Ba3.edf	2720
B1.edf	2720
B2.edf	3490
B3.edf	3490
Caa.edf	4770

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Schedule 2

S&P RATING SCHEDULE

A.	S&P RATING DEFINITIONS:

“Excel Default Model Input File”: A Microsoft Excel file that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied including, at a minimum, (i) the then-current balance of each Account and (ii) the following data with respect to each Collateral Obligation: CUSIP number (if any), name of Obligor, coupon, spread (if applicable), legal final maturity date, average life, principal balance, identification as a Cov-Lite Loan or otherwise, settlement date (or anticipated settlement date), with respect to any Collateral Obligation the Issuer’s acquisition of which has not yet settled, the purchase price of such Collateral Obligation, S&P Industry Classification, S&P Rating, S&P Recovery Rate, LoanX identification number (if applicable), in the case of a Floating Rate Floor Obligation, the applicable specified “floor” rate per annum and an indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan or (3) an Unsecured Loan.

“S&P Additional Current Pay Criteria”: Criteria satisfied with respect to any Collateral Obligation (other than a DIP Collateral Obligation) if either (i)(A) the issuer of such Collateral Obligation has made an S&P Distressed Exchange Offer and such Collateral Obligation is subject to the S&P Distressed Exchange Offer or ranks equal to or higher in priority than the obligation subject to the S&P Distressed Exchange Offer, (B) in the case of an S&P Distressed Exchange Offer that is a repurchase of debt for Cash, the repurchased debt will be extinguished and (C) the Issuer does not hold any obligation of the issuer making the S&P Distressed Exchange Offer that ranks lower in priority than the obligation subject to the S&P Distressed Exchange Offer, or (ii) such Collateral Obligation has a Market Value of at least 80% of its par value.

“S&P CDO Monitor”: Each dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the initial principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Collateral Administrator and the Collateral Trustee, available at https://platform.ratings360.spglobal.com (or such successor location notified to the Issuer, Collateral Trustee and Collateral Administrator by S&P). Each S&P CDO Monitor shall be chosen by the Collateral Manager and associated with either (x) an S&P Weighted Average Recovery Rate, a Weighted Average Life and an S&P Weighted Average Floating Spread (in each case from the applicable table in Section 2 of Schedule 2(B)) or (y) an S&P Weighted Average Recovery Rate, a Weighted Average Life and an S&P Weighted Average Floating Spread confirmed by S&P; provided that as of any Measurement Date, (i) the S&P Weighted Average Recovery Rate for each Class of Secured Debt rated by S&P equals or exceeds the S&P Weighted Average Recovery Rate chosen by the Collateral Manager, (ii) the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the S&P Weighted Average Floating Spread chosen by the Collateral Manager and (iii) the Weighted Average Life equals or is shorter than the Weighted Average Life chosen by the Collateral Manager.

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“S&P CDO Monitor Formula Election Date”: The date designated by the Collateral Manager upon at least five Business Days’ prior written notice to S&P, the Collateral Trustee and the Collateral Administrator as the date on which the Issuer will begin to utilize the S&P CDO Monitor Adjusted BDR; provided that an S&P CDO Monitor Formula Election Date may only occur once.

“S&P CDO Monitor Formula Election Period”: (a) If an S&P CDO Monitor Formula Election Date does not occur in connection with the Effective Date, the period from and including the S&P CDO Monitor Formula Election Date (if any) and (b) if an S&P CDO Monitor Formula Election Date occurs in connection with the Effective Date, the period from and including the Effective Date to but excluding the S&P CDO Monitor Model Election Date (if any).

“S&P CDO Monitor Model Election Date”: The date designated by the Collateral Manager upon at least five Business Days’ prior written notice to S&P, the Collateral Trustee and the Collateral Administrator as the date on which the Issuer will begin to utilize the S&P CDO Monitor; provided that an S&P CDO Monitor Model Election Date may only occur once.

“S&P CDO Monitor Model Election Period”: (a) If an S&P CDO Monitor Formula Election Date does not occur in connection with the Effective Date, the period from and including the Effective Date to but excluding the S&P CDO Monitor Formula Election Date (if any) and (b) if an S&P CDO Monitor Formula Election Date does occur in connection with the Effective Date, the period from and including the S&P CDO Monitor Model Election Date.

“S&P CDO Monitor Test”: A test that will be satisfied on any Measurement Date on or after the Effective Date and during the Reinvestment Period if, after giving effect to the purchase of a Collateral Obligation, (a) during an S&P CDO Monitor Model Election Period, following receipt by the Issuer and the Collateral Administrator of the applicable input file to the S&P CDO Monitor, the S&P Class Default Differential of the Proposed Portfolio with respect to the most junior Class of Debt with an Initial Rating of AAA(sf) by S&P is positive or (b) during an S&P CDO Monitor Formula Election Period (if any), the S&P CDO Monitor Adjusted BDR is equal to or greater than the S&P CDO Monitor SDR with respect to the most junior Class of Debt with an Initial Rating of AAA(sf) by S&P. During an S&P CDO Monitor Model Election Period, the S&P CDO Monitor Test will be considered to be improved if the S&P Class Default Differential of the Proposed Portfolio is greater than the S&P Class Default Differential of the Current Portfolio. During an S&P CDO Monitor Formula Election Period, (x) the definitions in Schedule 2(D) hereto will apply and (y) in connection with the Effective Date, the S&P Effective Date Adjustments set forth in Schedule 2(D) hereto will apply. The S&P CDO Monitor Test will be considered to be improved if (x) the rate calculated by subtracting the S&P CDO Monitor SDR from the S&P CDO Monitor Adjusted BDR for the Proposed Portfolio is greater than (y) the rate calculated by subtracting the S&P CDO Monitor SDR from the S&P CDO Monitor Adjusted BDR for the Current Portfolio. The S&P CDO Monitor Test shall be applicable solely with respect to the Controlling Class then Outstanding rated by S&P and is only applicable from the Effective Date until the last day of the Reinvestment Period.

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“S&P Class Break-even Default Rate”: With respect to the most junior Class of Debt with an Initial Rating of AAA(sf) by S&P, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the S&P CDO Monitor, chosen by the Collateral Manager in accordance with the definition of “S&P CDO Monitor” that is applicable to the portfolio of Collateral Obligations, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class or Classes of Debt in full. After the Effective Date, S&P will provide the Collateral Manager and the Collateral Administrator with the S&P Class Break-even Default Rates for each S&P CDO Monitor determined by the Collateral Manager (with notice to the Collateral Administrator) pursuant to the definition of “S&P CDO Monitor.”

“S&P Class Default Differential”: With respect to the most junior Class of Debt with an Initial Rating of AAA(sf) by S&P, the rate calculated by subtracting the S&P Class Scenario Default Rate for such Class of Debt at such time from the S&P Class Break-even Default Rate for such Class of Debt at such time.

“S&P Class Scenario Default Rate”: With respect to the most junior Class of Debt with an Initial Rating of AAA(sf) by S&P, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s initial rating of such Class of Debt, determined by the Collateral Manager (which determination shall be made solely by application of the S&P CDO Monitor at such time).

“S&P Collateral Value”: With respect to any Defaulted Obligation or Deferring Obligation, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation or Deferring Obligation, respectively, as of the relevant date of determination and (ii) the Market Value of such Defaulted Obligation or Deferring Obligation, respectively, as of the relevant date of determination.

“S&P Counterparty Criteria”: Criteria that will be satisfied if the Third Party Credit Exposure with counterparties having the long-term ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P’s long-term credit rating of Selling Institution or LOC Agent Bank	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%
A	5%	5%
below A	0%	0%

provided that a Selling Institution or an LOC Agent Bank having an S&P credit rating of “A” must also have a short-term S&P rating of “A-1” otherwise its “Aggregate Percentage Limit” and “Individual Percentage Limit” shall be 0%.

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“S&P Distressed Exchange Offer”: An offer by the issuer of a Collateral Obligation to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one or more of its outstanding debt obligations for Cash, or any combination thereof in a distressed exchange or other debt restructuring, as reasonably determined by the Collateral Manager, pursuant to which the obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the obligor of such Collateral Obligation avoid default; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered an S&P Distressed Exchange Offer.

“S&P Effective Date Condition”: A condition that is satisfied in connection with the Effective Date if either (i) confirmation is received from S&P of its Initial Rating of each Class of the Secured Debt that it rated or (ii) if an S&P CDO Monitor Formula Election Date is designated by the Collateral Manager and the Collateral Manager on behalf of the Issuer certifies to S&P that (a) the Effective Date Requirements have been satisfied, (b) the S&P CDO Monitor Test is satisfied, (c) the S&P Effective Date Adjustments have been made and (d) the Issuer or the Collateral Administrator on behalf of the Issuer has provided to S&P the Effective Date Report and the Excel Default Model Input File used to determine that the S&P CDO Monitor Test is satisfied.

“S&P Equivalent Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated (a) using S&P Industry Classifications instead of Moody’s Industry Classifications and (b) as otherwise set forth in Schedule 2 hereto.

“S&P Industry Classification”: Any of the S&P industrial classification groups set forth in (A) Schedule 2(C) hereto and any such classification groups that may be subsequently established by S&P and provided by the Collateral Manager or the Issuer to the Collateral Administrator or (B) such replacement “S&P Industry Classification” table or definition that has been provided in writing by the Issuer to the Collateral Administrator and any such classification groups that may be subsequently established by S&P and provided by the Collateral Manager or the Issuer to the Collateral Administrator.

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, (A) unless the S&P Rating Change Condition has been satisfied, the rating determined in accordance with the following methodology:

(i)  (a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation (which form of guarantee shall comply with S&P then current criteria on guarantees) for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory above such rating;

Sch-2-4

(ii)  with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P, or if such DIP Collateral Obligation was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used until the earlier of (i) 12 months after the assignment of such rating and (ii) the date on which the Collateral Manager is aware that an S&P Specified Event has occurred with respect to such DIP Collateral Obligation;

(iii)  if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (c) below:

(a)  the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall use commercially reasonable efforts, prior to or within 30 days after the acquisition of such Collateral Obligation, to apply (and concurrently submit all available S&P Required Credit Estimate Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such S&P Required Credit Estimate Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Obligation shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager believes that such S&P Rating determined by the Collateral Manager will be at least equal to such rating; provided, further, that if such S&P Required Credit Estimate Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be “CCC-”; provided, further, that if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided, further, that such credit estimate shall expire 12 months after the acquisition of such Collateral Obligation, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with this Indenture, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided, further, that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Collateral Obligation and (when renewed annually in accordance with this Indenture) on each 12-month anniversary thereafter; provided, further, that the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall use commercially reasonable efforts to (i) notify S&P regarding any item listed in the definition of S&P Specified Event and (ii) provide S&P Required Credit Estimate Information, each with respect to such Collateral Obligation;

Sch-2-5

(b)  if an obligation of the issuer is not a DIP Collateral Obligation and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower; or

(c)  with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be “CCC-”; provided that (i) neither the issuer of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current; provided further that the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall use commercially reasonable efforts to (i) notify S&P regarding any item listed in the definition of S&P Specified Event and (ii) provide S&P Required Credit Estimate Information, each with respect to such Collateral Obligation;

(iv)   with respect to a DIP Collateral Obligation that has no issue rating by S&P and clause (iii)(a) above is not applicable, the S&P Rating of such DIP Collateral Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC-”; provided that the Collateral Manager will provide information with respect to such DIP Collateral Obligation to S&P, if available; or

(v)  with respect to a Current Pay Obligation, if clause (iii)(a) above is not applicable, the S&P Rating of such Current Pay Obligation will be, at the election of the Issuer (at the direction of the Collateral Manager), the higher of (i) the issue rating S&P assigned to such Current Pay Obligation, if applicable, and (ii) “CCC”; provided that the Collateral Manager will provide information with respect to such Current Pay Obligation to S&P, if available;

Sch-2-6

provided that solely for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating and (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating;

or (B) if the S&P Rating Change Condition is satisfied, such replacement “S&P Rating” definition that has been provided in writing by the Issuer to the Collateral Administrator.

“S&P Rating Change Condition”: A condition that will be satisfied with respect to any replacement definition for the definition of “S&P Rating”, “S&P Recovery Rate” and/or “S&P Industry Classification” if the Global Rating Agency Condition has been satisfied with respect to such proposed replacement definition.

“S&P Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P has, upon request of the Collateral Manager or the Issuer, confirmed in writing (including by means of electronic message, press release, posting to its internet website or any other means implemented by S&P), or has waived the review of such action by such means, to the Issuer, the Collateral Trustee, the Loan Agent, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then-current rating by S&P of any Class of Secured Debt will occur as a result of such action; provided that (i) the S&P Rating Condition will be deemed to be satisfied if no Class of Secured Debt then Outstanding is rated by S&P or (ii) if S&P makes a public announcement or informs the Issuer, the Collateral Manager or the Collateral Trustee in writing that (a) it believes that satisfaction of the S&P Rating Condition is not required with respect to an action or (b) its practice is not to give such confirmations, satisfaction of the S&P Rating Condition will not be required with respect to such action.

“S&P Recovery Amount”: With respect to any Collateral Obligation or Adjusted Closing Date Participation Interest, an amount equal to:

(a)  the applicable S&P Recovery Rate; multiplied by

(b)  the Principal Balance of such Collateral Obligation.

“S&P Recovery Rate”: With respect to a Collateral Obligation, (A) unless the S&P Rating Change Condition has been satisfied, the recovery rate set forth in Section 1 of the Schedule 2(B) using the Initial Rating of the most senior Class of Secured Debt that is Outstanding at the time of determination or (B) if the S&P Rating Change Condition is satisfied, such replacement “S&P Recovery Rate” table or definition that has been provided in writing by the Issuer to the Collateral Administrator using the Initial Rating of the most senior Class of Secured Debt that is Outstanding at the time of determination.

Sch-2-7

“S&P Recovery Rating”: With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation.

“S&P Required Credit Estimate Information”: S&P’s “Credit FAQ: Anatomy Of a Credit Estimate: What It Means and How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“S&P Specified Event”: With respect to any Collateral Obligation that is the subject of a rating estimate or is a private or confidential rating by S&P or that has its S&P Rating determined under clause (ii), (iii)(a) or (iii)(c) of the definition thereof, the occurrence of any of the following events:

(a)  any failure of the Obligor thereunder to pay interest on or principal of such Collateral Obligation when due and payable;

(b)  the rescheduling of the payment of principal of or interest on such Collateral Obligation or any other obligations for borrowed money of such Obligor;

(c)  the restructuring of any of the debt thereunder (including proposed debt);

(d)  any significant sales or acquisitions of assets by the Obligor;

(e)  the breach of any covenant of such Collateral Obligation or the reasonable determination by the Collateral Manager that there is a greater than 50% chance that a covenant would be breached in the next six months;

(f)  the operating profit or cash flows of the Obligor being more than 20% lower than the Obligor’s expected results;

(g)  the reduction or increase in the cash interest rate payable by the Obligor thereunder (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation);

(h)  the extension of the stated maturity date of such Collateral Obligation;

(i)  the addition of payment-in-kind terms; or

(j)  any other material amendment, consent, modification or waiver of the terms of the credit agreement with respect to such Collateral Obligation.

Sch-2-8

B.	S&P RECOVERY RATE TABLES

Section 1

(a)  (i) If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows (taking into account, for any Collateral Obligation with an S&P Recovery Rating of “2” through “6”, the recovery range indicated in the S&P published report therefor and, in each case, rounding down to the nearest 5% for each Recovery Indicator set forth below):

S&P Recovery Rating of a Collateral Obligation	Recovery Indicator from S&P published reports	Initial Liability Rating
		“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	100	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1	95	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1	90	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2	85	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2	80	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2	75	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2	70	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3	65	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3	60	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3	55	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3	50	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4	45	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4	40	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4	35	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4	30	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5	25	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5	20	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5	15	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5	10	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6	5	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6	0	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
		Recovery Rate*

*	From S&P published reports. If a recovery indicator is not available for a given loan with a recovery rating, the lowest recovery indicator for the applicable recovery rating should be assumed.

(ii)  If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a “Senior Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows

Sch-2-9

For Collateral Obligations Domiciled in Group A

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(iii)  If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan or subordinated bond and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation that is a Senior Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows

Sch-2-10

For Collateral Obligations Domiciled in Groups A and B

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	-%	-%	-%	-%	-%	-%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(b)  If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for Obligors Domiciled in Group A, B, or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans (other than First Lien Last Out Loans)
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans) or Senior Secured Bonds
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Second Lien Loans, First Lien Last Out Loans, Unsecured Loans or Unsecured Bonds*

Sch-2-11

Priority Category	Initial Liability Rating
Senior Secured Loans (other than First Lien Last Out Loans)
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans or Subordinated Bonds
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K. and United States

Group B: Brazil, Czech Republic, Mexico, Poland and South Africa

Group C: Greece, Kazakhstan, Russia, Turkey, Ukraine, United Arab Emirates and others not included in Group A or Group B

Notwithstanding the foregoing, for purposes of determining the S&P Recovery Rate of a Collateral Obligation that is a Senior Secured Loan or a Senior Secured Bond, the value of which is primarily derived from equity of the issuer thereof, such Collateral Obligation shall be deemed to be an Unsecured Loan or an Unsecured Bond, respectively.

*	Solely for the purpose of determining the S&P Recovery Rate for such loan, the Aggregate Principal Balance of all First Lien Last Out Loans, Unsecured Loans and Second Lien Loans that, in the aggregate, represent up to 15 % of the Collateral Principal Amount shall have the S&P Recovery Rate specified for First Lien Last Out Loans, Unsecured Loans and Second Lien Loans in the table above and the Aggregate Principal Balance of all First Lien Last Out Loans, Unsecured Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for subordinated loans in the table above.

Section 2. S&P CDO Monitor

Table 1

	Class A Debt	Class B Debt	Class C Notes
Case
1	35.000%	43.350%	47.550%
2	35.125%	43.475%	47.675%
3	35.250%	43.600%	47.800%
4	35.375%	43.725%	47.925%
5	35.500%	43.850%	48.050%
6	35.625%	43.975%	48.175%
7	35.750%	44.100%	48.300%
8	35.875%	44.225%	48.425%
9	36.000%	44.350%	48.550%
10	36.125%	44.475%	48.675%
11	36.250%	44.600%	48.800%
12	36.375%	44.725%	48.925%
13	36.500%	44.850%	49.050%
14	36.625%	44.975%	49.175%
15	36.750%	45.100%	49.300%
16	36.875%	45.225%	49.425%
17	37.000%	45.350%	49.550%

Sch-2-12

	Class A Debt	Class B Debt	Class C Notes
Case
18	37.125%	45.475%	49.675%
19	37.250%	45.600%	49.800%
20	37.375%	45.725%	49.925%
21	37.500%	45.850%	50.050%
22	37.625%	45.975%	50.175%
23	37.750%	46.100%	50.300%
24	37.875%	46.225%	50.425%
25	38.000%	46.350%	50.550%
26	38.125%	46.475%	50.675%
27	38.250%	46.600%	50.800%
28	38.375%	46.725%	50.925%
29	38.500%	46.850%	51.050%
30	38.625%	46.975%	51.175%
31	38.750%	47.100%	51.300%
32	38.875%	47.225%	51.425%
33	39.000%	47.350%	51.550%
34	39.125%	47.475%	51.675%
35	39.250%	47.600%	51.800%
36	39.375%	47.725%	51.925%
37	39.500%	47.850%	52.050%
38	39.625%	47.975%	52.175%
39	39.750%	48.100%	52.300%
40	39.875%	48.225%	52.425%
41	40.000%	48.350%	52.550%
42	40.125%	48.475%	52.675%
43	40.250%	48.600%	52.800%
44	40.375%	48.725%	52.925%
45	40.500%	48.850%	53.050%
46	40.625%	48.975%	53.175%
47	40.750%	49.100%	53.300%
48	40.875%	49.225%	53.425%
49	41.000%	49.350%	53.550%
50	41.125%	49.475%	53.675%
51	41.250%	49.600%	53.800%
52	41.375%	49.725%	53.925%
53	41.500%	49.850%	54.050%
54	41.625%	49.975%	54.175%
55	41.750%	50.100%	54.300%
56	41.875%	50.225%	54.425%
57	42.000%	50.350%	54.550%
58	42.125%	50.475%	54.675%
59	42.250%	50.600%	54.800%
60	42.375%	50.725%	54.925%
61	42.500%	50.850%	55.050%
62	42.625%	50.975%	55.175%
63	42.750%	51.100%	55.300%
64	42.875%	51.225%	55.425%
65	43.000%	51.350%	55.550%
66	43.125%	51.475%	55.675%
67	43.250%	51.600%	55.800%
68	43.375%	51.725%	55.925%
69	43.500%	51.850%	56.050%
70	43.625%	51.975%	56.175%
71	43.750%	52.100%	56.300%
72	43.875%	52.225%	56.425%
73	44.000%	52.350%	56.550%

Sch-2-13

	Class A Debt	Class B Debt	Class C Notes
Case
74	44.125%	52.475%	56.675%
75	44.250%	52.600%	56.800%
76	44.375%	52.725%	56.925%
77	44.500%	52.850%	57.050%
78	44.625%	52.975%	57.175%
79	44.750%	53.100%	57.300%
80	44.875%	53.225%	57.425%
81	45.000%	53.350%	57.550%
82	45.125%	53.475%	57.675%
83	45.250%	53.600%	57.800%
84	45.375%	53.725%	57.925%
85	45.500%	53.850%	58.050%
86	45.625%	53.975%	58.175%
87	45.750%	54.100%	58.300%
88	45.875%	54.225%	58.425%
89	46.000%	54.350%	58.550%
90	46.125%	54.475%	58.675%
91	46.250%	54.600%	58.800%
92	46.375%	54.725%	58.925%
93	46.500%	54.850%	59.050%
94	46.625%	54.975%	59.175%
95	46.750%	55.100%	59.300%
96	46.875%	55.225%	59.425%
97	47.000%	55.350%	59.550%
98	47.125%	55.475%	59.675%
99	47.250%	55.600%	59.800%
100	47.375%	55.725%	59.925%
101	47.500%	55.850%	60.050%
102	47.625%	55.975%	60.175%
103	47.750%	56.100%	60.300%
104	47.875%	56.225%	60.425%
105	48.000%	56.350%	60.550%
106	48.125%	56.475%	60.675%
107	48.250%	56.600%	60.800%
108	48.375%	56.725%	60.925%
109	48.500%	56.850%	61.050%
110	48.625%	56.975%	61.175%
111	48.750%	57.100%	61.300%
112	48.875%	57.225%	61.425%
113	49.000%	57.350%	61.550%
114	49.125%	57.475%	61.675%
115	49.250%	57.600%	61.800%
116	49.375%	57.725%	61.925%
117	49.500%	57.850%	62.050%
118	49.625%	57.975%	62.175%
119	49.750%	58.100%	62.300%
120	49.875%	58.225%	62.425%
121	50.000%	58.350%	62.550%
122	50.125%	58.475%	62.675%
123	50.250%	58.600%	62.800%
124	50.375%	58.725%	62.925%
125	50.500%	58.850%	63.050%
126	50.625%	58.975%	63.175%
127	50.750%	59.100%	63.300%
128	50.875%	59.225%	63.425%
129	51.000%	59.350%	63.550%

Sch-2-14

	Class A Debt	Class B Debt	Class C Notes
Case
130	51.125%	59.475%	63.675%
131	51.250%	59.600%	63.800%
132	51.375%	59.725%	63.925%
133	51.500%	59.850%	64.050%
134	51.625%	59.975%	64.175%
135	51.750%	60.100%	64.300%
136	51.875%	60.225%	64.425%
137	52.000%	60.350%	64.550%
138	52.125%	60.475%	64.675%
139	52.250%	60.600%	64.800%
140	52.375%	60.725%	64.925%
141	52.500%	60.850%	65.050%
142	52.625%	60.975%	65.175%
143	52.750%	61.100%	65.300%
144	52.875%	61.225%	65.425%
145	53.000%	61.350%	65.550%
146	53.125%	61.475%	65.675%
147	53.250%	61.600%	65.800%
148	53.375%	61.725%	65.925%
149	53.500%	61.850%	66.050%
150	53.625%	61.975%	66.175%
151	53.750%	62.100%	66.300%
152	53.875%	62.225%	66.425%
153	54.000%	62.350%	66.550%
154	54.125%	62.475%	66.675%
155	54.250%	62.600%	66.800%
156	54.375%	62.725%	66.925%
157	54.500%	62.850%	67.050%
158	54.625%	62.975%	67.175%
159	54.750%	63.100%	67.300%
160	54.875%	63.225%	67.425%
161	55.000%	63.350%	67.550%
162	55.125%	63.475%	67.675%
163	55.250%	63.600%	67.800%
164	55.375%	63.725%	67.925%
165	55.500%	63.850%	68.050%
166	55.625%	63.975%	68.175%
167	55.750%	64.100%	68.300%
168	55.875%	64.225%	68.425%
169	56.000%	64.350%	68.550%
170	56.125%	64.475%	68.675%
171	56.250%	64.600%	68.800%
172	56.375%	64.725%	68.925%
173	56.500%	64.850%	69.050%
174	56.625%	64.975%	69.175%
175	56.750%	65.100%	69.300%
176	56.875%	65.225%	69.425%
177	57.000%	65.350%	69.550%
178	57.125%	65.475%	69.675%
179	57.250%	65.600%	69.800%
180	57.375%	65.725%	69.925%
181	57.500%	65.850%	70.050%
182	57.625%	65.975%	70.175%
183	57.750%	66.100%	70.300%
184	57.875%	66.225%	70.425%
185	58.000%	66.350%	70.550%

Sch-2-15

	Class A Debt	Class B Debt	Class C Notes
Case
186	58.125%	66.475%	70.675%
187	58.250%	66.600%	70.800%
188	58.375%	66.725%	70.925%
189	58.500%	66.850%	71.050%
190	58.625%	66.975%	71.175%
191	58.750%	67.100%	71.300%
192	58.875%	67.225%	71.425%
193	59.000%	67.350%	71.550%
194	59.125%	67.475%	71.675%
195	59.250%	67.600%	71.800%
196	59.375%	67.725%	71.925%
197	59.500%	67.850%	72.050%
198	59.625%	67.975%	72.175%
199	59.750%	68.100%	72.300%
200	59.875%	68.225%	72.425%
201	60.000%	68.350%	72.550%
*	The S&P Weighted Average Recovery Rate case for each Class of Debt may be chosen individually by Class.

Table 2

Case	S&P Minimum Floating Spread
1	2.50%
2	2.60%
3	2.70%
4	2.80%
5	2.90%
6	3.00%
7	3.10%
8	3.20%
9	3.30%
10	3.40%
11	3.50%
12	3.60%
13	3.70%
14	3.80%
15	3.90%
16	4.00%
17	4.10%
18	4.20%
19	4.30%
20	4.40%
21	4.50%
22	4.60%
23	4.70%
24	4.80%
25	4.90%
26	5.00%
27	5.10%
28	5.20%
29	5.30%
30	5.40%

Sch-2-16

31	5.50%
32	5.60%
33	5.70%
34	5.80%
35	5.90%
36	6.00%
37	6.10%
38	6.20%
39	6.30%
40	6.40%
41	6.50%

Table 3

Case	Weighted Average Life
1	8.00
2	7.75
3	7.50
4	7.25
5	7.00
6	6.75
7	6.50
8	6.25
9	6.00
10	5.75
11	5.50
12	5.25
13	5.00
14	4.75
15	4.50
16	4.25
17	4.00
18	3.75
19	3.50
20	3.25
21	3.00
22	2.75
23	2.50
24	2.25
25	2.00
26	1.75
27	1.50
28	1.25
29	1.00
30	0.75
31	0.50
32	0.25
33	0.00

Sch-2-17

C.	S&P INDUSTRY CLASSIFICATIONS

Asset type code*	Description
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction and Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Staples Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Care Products
6020000	Healthcare Equipment and Supplies
6030000	Healthcare Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management and Development

Sch-2-18

7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage and Peripherals
8130000	Electronic Equipment, Instruments and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health Care REITs
9622298	Retail REITs
9622299	Specialized REITs
1000-1099	Reserved

PROJECT FINANCE
Asset Type	Description
PF1	Project finance: Industrial equipment
PF2	Project finance: Leisure and gaming
PF3	Project finance: Natural resources and mining
PF4	Project finance: Oil and gas
PF5	Project finance: Power
PF6	Project finance: Public finance and real estate
PF7	Project finance: Telecommunications
PF8	Project finance: Transport
PF1000-PF1099	Reserved

D.	S&P CDO MONITOR FORMULA DEFINITIONS

As used for purposes of the S&P CDO Monitor Test during an S&P CDO Monitor Formula Election Period, the following terms shall have the meanings set forth below:

“S&P CDO Monitor Adjusted BDR”: The threshold value for the S&P CDO Monitor Test, calculated as a percentage by adjusting the S&P CDO Monitor BDR for changes in the Principal Balance of the Collateral Obligations relative to the Target Initial Par Amount as follows:

S&P CDO Monitor BDR * (OP / NP) + (NP - OP) / (NP * (1 – S&P Weighted Average Recovery Rate)), where OP=Target Initial Par Amount; NP = the sum of the Aggregate Principal Balances of the Collateral Obligations with an S&P Rating of “CCC-” or higher, Principal Proceeds, and the sum of the lower of S&P Recovery Amount or the Market Value of each obligation with an S&P Rating below “CCC-”.

Sch-2-19

“S&P CDO Monitor BDR”: The value calculated using the following formula relating to the Issuer’s portfolio: C0 + (C1 * Weighted Average Floating Spread) + (C2 * S&P Weighted Average Recovery Rate), where: C0= 0.067676, C1= 2.434730 and C2= 1.270629.

“S&P CDO Monitor SDR”: The percentage derived from the following equation: 0.247621 + (S&P WARF / 9162.65) – (DRD / 16757.2) - (ODM / 7677.8) - (IDM / 2177.56) - (RDM / 34.0948) + (WAL / 27.3896), where S&P WARF is the Weighted Average S&P Rating Factor; DRD is the S&P Default Rate Dispersion; ODM is the S&P Obligor Diversity Measure; IDM is the S&P Industry Diversity Measure; RDM is the S&P Regional Diversity Measure; and WAL is the S&P Weighted Average Life.

“S&P Default Rate”: With respect to all Collateral Obligations with an S&P Rating of “CCC-” or higher, the default rate determined in accordance with Table 1 below using such Collateral Obligation’s S&P Rating and the number of years to maturity (determined using linear interpolation if the number of years to maturity is not an integer).

“S&P Default Rate Dispersion”: With respect to all Collateral Obligations with an S&P Rating of “CCC-” or higher, (A) the sum of the product of (i) the Principal Balance of each such Collateral Obligation and (ii) the absolute value of (x) the S&P Rating Factor for such Collateral Obligation minus (y) the Weighted Average S&P Rating Factor divided by (B) the Aggregate Principal Balance for all such Collateral Obligations.

“S&P Effective Date Adjustments”: In connection with determining whether the S&P CDO Monitor Test is satisfied in connection with the Effective Date if an S&P CDO Monitor Formula Election Date has occurred, the following adjustments shall apply: (i) in calculating the Weighted Average Floating Spread, the Aggregate Funded Spread will be calculated without regard to the proviso set forth in the definition thereof and (ii) in calculating the S&P CDO Monitor Adjusted BDR, any reference to Principal Proceeds will exclude Principal Proceeds on deposit in the Ramp-Up Account and Principal Collection Subaccount permitted to be designated as Interest Proceeds prior to the second Payment Date.

“S&P Industry Diversity Measure”: A measure calculated by determining the Aggregate Principal Balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) within each S&P Industry Classification in the portfolio, then dividing each of these amounts by the Aggregate Principal Balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all the S&P Industry Classifications in the portfolio, squaring the result for each industry, then taking the reciprocal of the sum of these squares.

“S&P Obligor Diversity Measure”: A measure calculated by determining the Aggregate Principal Balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from each Obligor and its Affiliates, then dividing each such Aggregate Principal Balance by the Aggregate Principal Balance of Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all the Obligors in the portfolio, then squaring the result for each Obligor, then taking the reciprocal of the sum of these squares.

Sch-2-20

“S&P Regional Diversity Measure”: A measure calculated by determining the Aggregate Principal Balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) within each S&P region set forth in Table 2 below, then dividing each of these amounts by the Aggregate Principal Balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all S&P regions in the portfolio, squaring the result for each region, then taking the reciprocal of the sum of these squares.

“S&P Weighted Average Floating Spread”: The value chosen by the Collateral Manager under the column heading “S&P Minimum Floating Spread” in Table 2 of Section 2 of this Schedule 2.

“S&P Weighted Average Life”: On any date of determination, a number calculated by determining the number of years between the current date and the maturity date of each Collateral Obligation (with an S&P Rating of “CCC-”or higher), multiplying each Collateral Obligation’s Principal Balance by its number of years, summing the results of all Collateral Obligations in the portfolio, and dividing such amount by the Aggregate Principal Balance of all Collateral Obligations (with an S&P Rating of “CCC-” or higher).

Table 1

	Default Rate Assumptions (%)
Tenor	Rating
	AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-
0	0	0	0	0	0	0	0	0	0	0
1	0.003249	0.008324	0.017659	0.049443	0.100435	0.198336	0.305284	0.403669	0.461619	0.524294
2	0.015699	0.036996	0.073622	0.139938	0.2574	0.452472	0.667329	0.892889	1.091719	1.445989
3	0.041484	0.091325	0.172278	0.276841	0.474538	0.770505	1.100045	1.484175	1.895696	2.702054
4	0.084784	0.176281	0.317753	0.464897	0.755269	1.158808	1.613532	2.186032	2.867799	4.229668
5	0.149746	0.296441	0.513749	0.708173	1.102407	1.621846	2.213969	3.000396	3.994693	5.969443
6	0.240402	0.455938	0.763415	1.009969	1.51793	2.162163	2.903924	3.924151	5.258484	7.867654
7	0.360599	0.658408	1.069266	1.372767	2.002861	2.780489	3.682872	4.950544	6.639097	9.877442
8	0.513925	0.906953	1.433135	1.798206	2.557255	3.475934	4.547804	6.07042	8.116014	11.959164
9	0.70366	1.204112	1.856168	2.28709	3.180245	4.246223	5.493831	7.273226	9.669463	14.08016
10	0.932722	1.551859	2.338835	2.83943	3.870134	5.087962	6.514747	8.547804	11.281152	16.214169
11	1.203636	1.951593	2.880967	3.454496	4.624506	5.996889	7.603506	9.882975	12.934676	18.340556
12	1.518511	2.404163	3.481806	4.130896	5.440351	6.968119	8.752625	11.267955	14.615674	20.443492
13	1.879017	2.909885	4.140061	4.86666	6.314188	7.996356	9.954495	12.692626	16.311827	22.511146
14	2.286393	3.468577	4.853976	5.659322	7.242183	9.076083	11.201627	14.147698	18.01275	24.534955
15	2.741441	4.079595	5.621395	6.506018	8.220258	10.20171	12.486816	15.624793	19.709826	26.508977
16	3.244545	4.741882	6.43983	7.403564	9.244188	11.3677	13.803266	17.116461	21.396011	28.429339
17	3.795687	5.45401	7.306523	8.348542	10.309683	12.568668	15.144662	18.616162	23.065636	30.29378
18	4.394473	6.214227	8.218512	9.337373	11.412464	13.799448	16.505206	20.118217	24.714212	32.101269
19	5.040161	7.020506	9.172684	10.366381	12.548315	15.055145	17.879633	21.61774	26.338248	33.851709
20	5.73169	7.870595	10.165829	11.431855	13.713133	16.331168	19.263208	23.110574	27.935091	35.545692
21	6.46772	8.762054	11.194685	12.530097	14.902967	17.62325	20.651699	24.593206	29.502784	37.184306
22	7.246658	9.692304	12.255978	13.657463	16.114039	18.927451	22.041357	26.0627	31.039941	38.76899
23	8.066698	10.658664	13.346459	14.810401	17.342769	20.240163	23.42888	27.516624	32.545643	40.30142
24	8.925853	11.658386	14.46293	15.985473	18.585784	21.558096	24.811375	28.952986	34.019346	41.783417
25	9.821992	12.688687	15.602275	17.179384	19.839925	22.87827	26.186325	30.370173	35.460813	43.216885
26	10.752863	13.746781	16.761474	18.38899	21.102252	24.197998	27.551553	31.7669	36.870044	44.603759
27	11.716131	14.829898	17.937621	19.611314	22.370042	25.514868	28.905184	33.142161	38.247233	45.94597
28	12.709401	15.935312	19.127936	20.843553	23.640779	26.826725	30.245615	34.49519	39.592717	47.245417
29	13.730244	17.060358	20.329775	22.083077	24.912158	28.131652	31.571487	35.825422	40.90695	48.503948
30	14.77622	18.202443	21.540635	23.327436	26.182066	29.427952	32.881653	37.132462	42.19047	49.723352

Sch-2-21

	Default Rate Assumptions (%)
Tenor	Rating
	BB+	BB	BB-	B+	B	B-	CCC+	CCC	CCC-
0	0	0	0	0	0	0	0	0	0
1	1.051627	2.109451	2.600238	3.221175	7.848052	10.882127	15.6886	20.494984	25.301275
2	2.499656	4.644348	5.87207	7.597534	14.781994	20.010198	28.039819	34.622676	40.104827
3	4.296729	7.47588	9.536299	12.37911	20.934989	27.616832	37.429809	44.486183	49.823181
4	6.375706	10.488373	13.369967	17.163869	26.396576	33.956728	44.585491	51.602827	56.644894
5	8.664544	13.586821	17.214556	21.748448	31.246336	39.27213	50.135335	56.922985	61.661407
6	11.095356	16.697807	20.966483	26.041061	35.559617	43.770645	54.540771	61.035699	65.491579
7	13.609032	19.7674	24.563596	30.011114	39.406428	47.62	58.122986	64.312999	68.5123
8	16.15689	22.757944	27.972842	33.660308	42.849805	50.951513	61.102369	66.995611	70.963159
9	18.700581	25.644678	31.180555	37.006268	45.945037	53.866495	63.630626	69.243071	73.001159
10	21.211084	28.412675	34.185384	40.073439	48.739741	56.442784	65.813448	71.163565	74.731801
11	23.667314	31.054264	36.993388	42.888153	51.274446	58.740339	67.7257	72.832114	76.22764
12	26.054666	33.566968	39.614764	45.47609	53.583431	60.805678	69.42144	74.301912	77.539705
13	28.36366	35.951906	42.061729	47.861084	55.695612	62.675243	70.940493	75.611515	78.704697
14	30.588762	38.2126	44.347194	50.064659	57.635391	64.377918	72.312813	76.789485	79.749592
15	32.727407	40.354091	46.483968	52.105958	59.423407	65.936872	73.561381	77.857439	80.694661
16	34.779204	42.382307	48.484306	54.001869	61.077177	67.370926	74.704179	78.832075	81.555449
17	36.745314	44.303617	50.359673	55.767228	62.61164	68.69555	75.755528	79.72654	82.344119
18	38.627975	46.124519	52.120647	57.415059	64.039598	69.923606	76.727026	80.551376	83.070367
19	40.430133	47.85144	53.7769	58.956797	65.372082	71.065901	77.628212	81.315171	83.742047
20	42.155172	49.490597	55.337225	60.4025	66.618643	72.131608	78.467035	82.025027	84.365628
21	43.806716	51.047918	56.809591	61.761037	67.787598	73.128577	79.250199	82.686894	84.946502
22	45.388482	52.528995	58.201208	63.04025	68.886224	74.063579	79.983418	83.305814	85.489225
23	46.90418	53.939064	59.518589	64.247092	69.920916	74.942503	80.671609	83.886103	85.997683
24	48.357444	55.282998	60.767623	65.387746	70.89732	75.770492	81.319036	84.431487	86.475223
25	49.75178	56.56532	61.953636	66.467726	71.820441	76.552075	81.929422	84.945209	86.92475
26	51.090543	57.79021	63.081447	67.491964	72.694731	77.291249	82.506039	85.43011	87.348805
27	52.376916	58.961526	64.155419	68.464885	73.524165	77.991566	83.051779	85.888693	87.749621
28	53.613901	60.082826	65.179512	69.390464	74.312302	78.656191	83.569207	86.323175	88.129173
29	54.804319	61.157385	66.157321	70.272285	75.062339	79.287952	84.060611	86.735528	88.489217
30	55.950815	62.188218	67.092112	71.113583	75.777155	79.889391	84.528038	87.127511	88.831318

Table 2

Region Code	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland

Sch-2-22

13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’Ivoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo
13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico

Sch-2-23

2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname
2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan

Sch-2-24

8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru
9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia
14	Europe: Russia & CIS	8	Kazakhstan

Sch-2-25

14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France
102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic

Sch-2-26

11	Middle East: MENA	216	Tunisia
11	Middle East: MENA	1212	Western Sahara
11	Middle East: MENA	218	Libya

“S&P Weighted Average Recovery Rate”: As of any date of determination, the number, expressed as a percentage and determined for the Controlling Class then Outstanding rated by S&P, obtained by summing the products obtained by multiplying the outstanding Principal Balance of each Collateral Obligation (excluding any Defaulted Obligation) by its corresponding recovery rate as determined in accordance with Section 1 of Schedule 2(B), dividing such sum by the Aggregate Principal Balance of all Collateral Obligations (excluding any Defaulted Obligation), and rounding to the nearest tenth of a percent.

“S&P Weighted Average Recovery Rate Test”: The test that will be satisfied on any date of determination if the S&P Weighted Average Recovery Rate for the Controlling Class then Outstanding rated by S&P equals or exceeds the value chosen by the Collateral Manager under the column heading “S&P Weighted Average Recovery Rate” in Table 1 of Section 2 of Part B of Schedule 2.

“Weighted Average S&P Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a)   summing the products of (i) the principal balance of each Collateral Obligation that has an S&P Rating of at least “CCC-” multiplied by (ii) the S&P Rating Factor of such Collateral Obligation (as described below); and

(b)   dividing such sum by the principal balance of all such Collateral Obligations.

For purposes of the foregoing, the “S&P Rating Factor” relating to any Collateral Obligation is the number set forth in the table below opposite the S&P Rating of such Collateral Obligation.

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00
SD	10,000.00

Sch-2-27

Schedule 3

FITCH RATING SCHEDULE

A.	FITCH RATING DEFINITIONS:

“Fitch Collateral Value”: With respect to any Defaulted Obligation or Deferring Obligation, the lesser of (i) the product of the Fitch Recovery Rate of such Defaulted Obligation or Deferring Obligation multiplied by its principal balance, in each case, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation or Deferring Obligation as of the relevant Measurement Date; provided that if the Market Value cannot be determined for any reason, the Fitch Collateral Value shall be determined in accordance with clause (i) above.

“Fitch Industry Classification”: Any of the Fitch industrial classification groups set forth below and any such classification groups that may be subsequently established by Fitch and provided by the Collateral Manager or the Issuer to the Collateral Administrator or (B) such replacement “Fitch Industry Classification” table or definition that has been provided in writing by the Issuer to the Collateral Administrator and any such classification groups that may be subsequently established by Fitch and provided by the Collateral Manager or the Issuer to the Collateral Administrator.

Technology Hardware
Technology Software
Telecommunications
Broadcasting and Media
Cable
Aerospace and Defense
Automobiles
Building and Materials
Chemicals
Industrial and Manufacturing
Metals and Mining
Packaging and Containers
Real Estate
Transportation and Distribution
Consumer Products

Sch-3-1

Environmental Services
Food, Beverage and Tobacco
Retail Food and Drug
Gaming Leisure and Entertainment
Retail
Healthcare Devices
Healthcare Provider
Lodging and Restaurants
Pharmaceuticals
Energy Oil and Gas
Utilities Power
Banking and Finance
Business Services General
Business Services Data and Analytics

“Fitch Maximum Weighted Average Rating Factor Test”: The test that will be satisfied on any date of determination if the Fitch Weighted Average Rating Factor as of such date is less than or equal to the applicable level in the Fitch Test Matrix.

“Fitch Minimum Weighted Average Recovery Rate Test”: The test that will be satisfied on any date of determination if the Fitch Weighted Average Recovery Rate is greater than or equal to the applicable level in the Fitch Test Matrix.

“Fitch Rating”: With respect to any Collateral Obligation as of any date of determination, (A) unless the Fitch Rating Change Condition has been satisfied, the rating determined as follows:

(a)   if Fitch has issued a long-term issuer default rating or assigned a long-term issuer default credit opinion with respect to the issuer of such Collateral Obligation, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation, then the Fitch Rating will be such long-term issuer default rating (regardless of whether there is a published rating or assigned long-term issuer default credit opinion by Fitch on the Collateral Obligations of such issuer held by the Issuer);

Sch-3-2

(b)   if Fitch has not issued a long-term issuer default rating or long-term issuer default credit opinion with respect to the issuer or guarantor of such Collateral Obligation but Fitch has issued an insurer financial strength rating with respect to such issuer, the Fitch Rating of such Collateral Obligation will be one sub-category below such rating;

(c)   if a Fitch Rating cannot be determined pursuant to clause (a) or (b), but

(i) Fitch has issued a senior unsecured rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will equal such rating; or

(ii) Fitch has not issued a senior unsecured rating on any obligation or security of the issuer of such Collateral Obligation but Fitch has issued a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will (x) equal such rating if such rating is “BBB-” or higher and (y) be one sub-category below such rating if such rating is “BB+” or lower, or

(iii) Fitch has not issued a senior unsecured rating or a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Collateral Obligation but Fitch has issued a subordinated, junior subordinated or senior subordinated rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will be (x) one sub-category above such rating if such rating is “B+” or higher and (y) two sub-categories above such rating if such rating is “B” or lower;

(d) if a Fitch Rating cannot be determined pursuant to clause (a), (b) or (c) and

(i) Moody’s has issued a publicly available corporate family rating for the issuer of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody’s rating;

(ii) Moody’s has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but has issued a publicly available long-term issuer rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody’s rating;

(iii) Moody’s has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but Moody’s has issued a publicly available outstanding insurance financial strength rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one sub-category below the Fitch equivalent of such Moody’s rating;

(iv) Moody’s has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but has issued publicly available outstanding corporate issue ratings for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the Moody’s rating for such issue, if there is no such corporate issue ratings relating to senior unsecured obligations of the issuer then (y) if such corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) one sub-category below the Fitch equivalent of such Moody’s rating if such obligations are rated “Ba1” or above or “Ca” by Moody’s or (2) two sub-categories below the Fitch equivalent of such Moody’s rating if such obligations are rated “Ba2” or below but above “Ca” by Moody’s, or if there is no such corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then (z) if such corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such Moody’s rating if such obligations are rated “B1” or above by Moody’s or (2) two sub-categories above the Fitch equivalent of such Moody’s rating if such obligations are rated “B2” or below by Moody’s;

Sch-3-3

(v) S&P has issued a publicly available issuer credit rating for the issuer of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such S&P rating;

(vi) S&P has not issued a publicly available issuer credit rating for the issuer of such Collateral Obligation but S&P has issued a publicly available outstanding insurance financial strength rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one sub-category below the Fitch equivalent of such S&P rating;

(vii) S&P has not issued a publicly available issuer credit rating for the issuer of such Collateral Obligation but has issued publicly available outstanding corporate issue ratings for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the S&P rating for such issue, if there is no such corporate issue ratings relating to senior unsecured obligations of the issuer then (y) if such corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) the Fitch equivalent of such S&P rating if such obligations are rated “BBB-” or above by S&P or (2) one sub-category below the Fitch equivalent of such S&P rating if such obligations are rated “BB+” or below by S&P, or if there is no such corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then (z) if such corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such S&P rating if such obligations are rated “B+” or above by S&P or (2) two sub-categories above the Fitch equivalent of such S&P rating if such obligations are rated “B” or below by S&P; and

(viii) both Moody’s and S&P provide a public rating of the issuer of such Collateral Obligation or a publicly available corporate issue of such issuer, then the Fitch Rating will be the lowest of the Fitch Ratings determined pursuant to any of the subclauses of this clause (d); and

Sch-3-4

(e) if a rating cannot be determined pursuant to clauses (a) through (d) then, (i) at the discretion of the Collateral Manager, the Fitch Rating may be based on a credit opinion provided by Fitch, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation will, prior to or within thirty (30) days after the acquisition of such Collateral Obligation, apply to Fitch for a credit opinion (which shall be the Fitch Rating of such Collateral Obligation) and a recovery rating with respect to such Collateral Obligation; provided that, until the receipt from Fitch of such opinion, such Collateral Obligation will have a Fitch Rating of (x)“B-” if the Collateral Manager certifies to the Collateral Trustee that it believes that the estimate will be at least equal to such rating or (y) otherwise, the rating specified as applicable thereto by Fitch pending receipt of such credit opinion; provided, further, that such credit opinion shall expire 12 months after the acquisition of such Collateral Obligation, following which such Collateral Obligation shall have a Fitch Rating of “CCC” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with the applicable Indenture requirements and in which case, so long as the Issuer has provided to Fitch each of items 1 through 4 under "Information for Assignment of Issuer Credit Opinions" in Appendix 12 of Fitch's "CLOs and Corporate CDOs Rating Criteria" dated July 24, 2023 (other than any such item that Fitch has expressly indicated is not required to be provided) in connection with such renewal at least 21 days prior to the expiration of such credit opinion and has used commercially reasonable efforts to provide a timely response to any further reasonable information requests by Fitch with respect to such renewal, such credit opinion will continue to be the Fitch Rating of such Collateral Obligation until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation; provided further that if (1) Fitch informs the Collateral Manager that the information provided within such 12-month period is insufficient in accordance with the Fitch US Middle Market CLO Asset Level Information, such Collateral Obligation shall have a Fitch Rating of “CCC” after the 12-month period, unless and until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation, or (2) Fitch informs the Collateral Manager that additional information not included in the Fitch US Middle Market CLO Asset Level Information is required by Fitch, (x) if the Collateral Manager has provided such additional information Fitch requested in this clause (2) within 30 days after receiving such request, such credit opinion will continue to be the Fitch Rating of such Collateral Obligation unless and until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation or (y) if the Collateral Manager does not provide such additional information Fitch requested in this clause (2) within 30 days after receiving such request, such Collateral Obligation shall have a Fitch Rating of “CCC” following such 30-day period, unless and until Fitch has confirmed or revised such credit opinion, upon which such confirmed or revised credit opinion will be the Fitch Rating of such Collateral Obligation; or (ii) the Issuer may assign a Fitch Rating of “CCC” or lower to such Collateral Obligation which is not in default;

provided, that (x) on the Closing Date, if any rating described above is (i) on rating watch negative or negative credit watch, the rating will be the higher of (a) the Fitch Rating as determined above adjusted down by one sub-category and (b) “CCC-”, or (ii) on outlook negative, the rating will be the Fitch Rating as determined above, and (y) after the Closing Date, if any rating described above is (i) on rating watch negative or negative credit watch, the rating will be the higher of (a) the Fitch Rating as determined above adjusted down by one sub-category and (b) “CCC-”, or (ii) on outlook negative, the rating will not be adjusted; provided, further, that the Fitch Rating may be updated by Fitch from time to time as indicated in the “CLOs and Corporate CDOs Rating Criteria” report issued by Fitch and available at www.fitchratings.com; or

(B) if the Fitch Rating Change Condition is satisfied, such replacement “Fitch Rating” definition that has been provided in writing by the Issuer to the Collateral Administrator.

Sch-3-5

“Fitch Rating Change Condition”: A condition that will be satisfied with respect to any replacement definition for the definition of “Fitch Rating” and/or “Fitch Recovery Rate” if Fitch has confirmed in writing (including by means of electronic message, press release, posting to its internet website or any other means implemented by Fitch), or has waived the review of such action by such means, that no immediate withdrawal or reduction with respect to its then-current rating by Fitch of any Class of Secured Debt will occur as a result of such action proposed replacement definition.

Fitch Equivalent Ratings

Fitch Rating	Moody’s Rating	S&P Rating
AAA	Aaa	AAA
AA+	Aa1	AA+
AA	Aa2	AA
AA-	Aa3	AA-
A+	A1	A+
A	A2	A
A-	A3	A-
BBB+	Baa1	BBB+
BBB	Baa2	BBB
BBB-	Baa3	BBB-
BB+	Ba1	BB+
BB	Ba2	BB
BB-	Ba3	BB-
B+	B1	B+
B	B2	B
B-	B3	B-
CCC+	Caa1	CCC+
CCC	Caa2	CCC
CCC-	Caa3	CCC-
CC	Ca	CC
C	C	C

Fitch Issuer Default Rating (“IDR”) Equivalency Map from Corporate Ratings

Rating Type	Rating Agency(s)	Issue Rating	Mapping Rule
Corporate Family Rating LT Issuer Rating	Moody’s	NA	0
Issuer Credit Rating	S&P	NA	0
Senior unsecured	Fitch, Moody’s, S&P	Any	0
Senior Debt: Senior Secured or Subordinated Secured	Fitch, S&P	“BBB-” or above	0
	Fitch, S&P	“BB+” or below	-1
	Moody’s	“Ba1” or above	-1
	Moody’s	“Ba2” or below	-2
	Moody’s	“Ca”	-1
Subordinated Debt: Junior Subordinated or Senior Subordinated	Fitch, Moody’s, S&P	“B+”, “B1” or above	1
	Fitch, Moody’s, S&P	“B”, “B2” or below	2

Sch-3-6

“Fitch Rating Factor”: With respect to any Collateral Obligation, the number set forth in the table below opposite the Fitch Rating in respect of such Collateral Obligation.

Fitch Rating	Fitch Rating Factor
AAA	0.136
AA+	0.349
AA	0.629
AA-	0.858
A+	1.237
A	1.572
A-	2.099
BBB+	2.630
BBB	3.162
BBB-	6.039
BB+	8.903
BB	11.844
BB-	15.733
B+	19.627
B	23.671
B-	32.221
CCC+	41.111
CCC	50.000
CCC-	63.431
CC	100.000
C	100.000

“Fitch Recovery Rate”: With respect to a Collateral Obligation, (A) unless the Fitch Rating Change Condition has been satisfied, the recovery rate determined in accordance with paragraphs (a) to (c) below or (in any case) such other recovery rate as Fitch may notify the Collateral Manager from time to time:

(a) if such Collateral Obligation has a public Fitch recovery rating, a recovery rating associated with a private Fitch rating or a recovery rating is assigned by Fitch in the context of provision by Fitch of a credit opinion to the Collateral Manager, the recovery rate corresponding to such recovery rating in the table below (unless a specific recovery rate (expressed as a percentage) is provided by Fitch in which case such recovery rate shall be used):

Group 1 and 2
Fitch recovery rating	Fitch recovery rate %
RR1	95
RR2	80
RR3	60
RR4	40
RR5	20
RR6	5

Sch-3-7

Group 3
Fitch recovery rating	Fitch recovery rate %
RR1	70
RR2	50
RR3	35
RR4	20
RR5	5
RR6	0

(b)   if such Collateral Obligation is a DIP Collateral Obligation, the asset specific recovery rate assumptions applicable to such DIP Collateral Obligation shall correspond to the Fitch recovery rating of the ‘RR1’ rating in the table above; and

(c)   if such Collateral Obligation has no public Fitch recovery rating, no recovery rating associated with a private Fitch rating and no recovery rating is assigned by Fitch in the context of provision by Fitch of a credit opinion to the Collateral Manager, the recovery rate applicable will be the rate determined in accordance with the table below, for purposes of which the Collateral Obligation will be categorized as (i) “Strong Recovery” if it is a Senior Secured Loan from a non-middle market issuer with a public rating from Fitch, Moody’s or S&P; (ii) “Strong Recovery MML” if it is a Senior Secured Loan from a Group 1 issuer without a public rating from Fitch, Moody’s or S&P; (iii) “Senior Secured Bonds” if it is a senior secured bond; (iv) “Moderate Recovery” if it is a senior unsecured Bond; and (v) otherwise “Weak Recovery”, unless otherwise specified by Fitch, and will fall into the country group corresponding to the country in which the Obligor thereof is Domiciled:

Recovery prospects (%)
Group 1 – United States mainly
Strong Recovery	75
Strong Recovery MML	65
Senior Secured Bonds	60
Moderate Recovery	40
Weak Recovery	15

Group 2
Strong Recovery	65
Strong Recovery MML	N/A
Senior Secured Bonds	60
Moderate Recovery	40
Weak Recovery	15

Group 3
Strong Recovery	30
Strong Recovery MML	N/A
Senior Secured Bonds	N/A
Moderate Recovery	20
Weak Recovery	5

Sch-3-8

Group 1: Australia, Bermuda, Canada, Cayman Islands, New Zealand, Puerto Rico, United States.

Group 2: Austria, Barbados, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Hong Kong, Iceland, Ireland, Israel, Italy, Japan, Jersey, Latvia, Liechtenstein, Lithuania, Luxembourg, Netherlands, Norway, Poland, Portugal, Singapore, Slovakia, Slovenia, South Korea, Spain, Sweden, Switzerland, Taiwan, United Kingdom.

Group 3: Albania, Argentina, Asia Others, Bahamas, Bosnia and Herzegovina, Brazil, Bulgaria, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Dominican Republic, Eastern Europe Others, Ecuador, Egypt, El Salvador, Greece, Guatemala, Hungary, India, Indonesia, Iran, Jamaica, Kazakhstan, Liberia, Macedonia, Malaysia, Malta, Marshall Islands, Mauritius, Mexico, Middle East and North Africa Others, Moldova, Morocco, , Other Central America, Other South America, Other Sub Saharan Africa, Pakistan, Panama, Peru, Philippines, Qatar, Romania, Russia, Saudi Arabia, Serbia and Montenegro, South Africa, Thailand, Tunisia, Turkiye, Ukraine, Uruguay, Venezuela, Vietnam.

(B) if the Fitch Rating Change Condition has been satisfied, such replacement “Fitch Recovery Rate” definition provided by the Issuer to the Collateral Administrator in writing.

“Fitch US Middle Market CLO Asset Level Information”: Any required information of the applicable requirement in the Fitch CLO and Corporate CDOs Rating Criteria at the time.

“Fitch Weighted Average Rating Factor”: The number determined by (a) summing the products of (i) the Principal Balance of each Collateral Obligation multiplied by (ii) its Fitch Rating Factor, (b) dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations and (c) rounding the result down to the nearest two decimal places. For the purposes of determining the Principal Balance and Aggregate Principal Balance of Collateral Obligations in this definition, the Principal Balance of each Defaulted Obligation shall be excluded.

“Fitch Weighted Average Recovery Rate”: As of any date of determination, the rate (expressed as a percentage) determined by summing the products obtained by multiplying the Principal Balance of each Collateral Obligation by the Fitch Recovery Rate in relation thereto and dividing such sum by the Aggregate Principal Balance of all Collateral Obligations and rounding up to the nearest 0.1 percent. For the purposes of determining the Principal Balance and Aggregate Principal Balance of Collateral Obligations in this definition, the Principal Balance of each Defaulted Obligation shall be excluded.

B.	FITCH TEST MATRIX:

Subject to the provisions provided below, on or after the Effective Date, the Collateral Manager will have the option to elect which of the cases set forth in the matrix below (the “Fitch Test Matrix”) shall be applicable for purposes of the Fitch Maximum Weighted Average Rating Factor Test, the Fitch Minimum Weighted Average Recovery Rate Test and the Minimum Floating Spread Test. For any given case:

(a)   the applicable value for determining satisfaction of the Fitch Maximum Weighted Average Rating Factor Test will be the value set forth in the column header (or linear interpolation between two adjacent columns, as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager;

(b)   the applicable value for determining satisfaction of the Minimum Floating Spread Test will be the percentage set forth in the row header (or linear interpolation between two adjacent rows as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager; and

Sch-3-9

(c)   the applicable value for determining satisfaction of the Fitch Minimum Weighted Average Recovery Rate Test will be the value in the intersection cell (or linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) of the row-column combination in the Fitch Test Matrix selected by the Collateral Manager in relation to (a) and (b) above.

On the Effective Date, the Collateral Manager will be required to elect which case shall apply initially by written notice to the Issuer, the Collateral Administrator and Fitch. Thereafter, on two Business Days’ notice to the Issuer, the Collateral Administrator and Fitch, the Collateral Manager may elect to have a different case apply, provided that the Fitch Maximum Weighted Average Rating Factor Test, the Fitch Minimum Weighted Average Recovery Rate Test and the Minimum Floating Spread Test applicable to the case to which the Collateral Manager desires to change are satisfied after giving effect to such change or, in the case of any tests that are not satisfied, the Issuer’s level of compliance with such tests is improved after giving effect to the application of the different case.

		Fitch Maximum Weighted Average Rating Factor
Minimum Floating Spread	20	22	24	26	28	30	32	34	36	38	40
3.00%	52.00%	55.80%	58.60%	61.60%	64.90%	69.10%	72.60%	75.70%	78.30%	80.60%	82.50%
3.20%	50.30%	54.40%	57.50%	60.40%	63.70%	67.50%	71.40%	74.60%	77.30%	79.80%	81.80%
3.40%	48.80%	53.00%	56.50%	59.40%	62.50%	65.90%	70.10%	73.40%	76.40%	78.90%	81.10%
3.60%	47.50%	51.60%	55.60%	58.40%	61.40%	64.60%	68.70%	72.30%	75.40%	78.00%	80.40%
3.80%	46.10%	50.20%	54.40%	57.50%	60.30%	63.60%	67.30%	71.20%	74.40%	77.20%	79.70%
4.00%	44.70%	48.90%	53.10%	56.50%	59.30%	62.50%	65.90%	70.00%	73.30%	76.30%	78.80%
4.20%	43.30%	47.60%	51.70%	55.60%	58.50%	61.40%	64.60%	68.70%	72.30%	75.40%	78.00%
4.40%	41.90%	46.30%	50.40%	54.50%	57.60%	60.30%	63.60%	67.30%	71.20%	74.40%	77.20%
4.60%	40.60%	45.00%	49.10%	53.30%	56.70%	59.40%	62.60%	66.00%	70.10%	73.40%	76.40%
4.80%	37.90%	43.70%	47.90%	52.00%	55.80%	58.60%	61.60%	64.80%	68.80%	72.40%	75.50%
5.00%	34.20%	42.30%	46.60%	50.70%	54.70%	57.70%	60.50%	63.70%	67.50%	71.30%	74.50%
5.20%	30.40%	41.00%	45.30%	49.40%	53.50%	56.80%	59.50%	62.70%	66.10%	70.20%	73.50%
5.40%	26.60%	38.80%	44.00%	48.10%	52.20%	55.90%	58.70%	61.60%	64.80%	68.90%	72.40%
5.60%	22.70%	35.30%	42.70%	46.90%	50.90%	54.90%	57.80%	60.60%	63.80%	67.60%	71.40%
5.80%	18.80%	31.70%	41.40%	45.60%	49.70%	53.70%	56.90%	59.70%	62.80%	66.30%	70.40%
6.00%	15.20%	28.10%	40.10%	44.40%	48.50%	52.50%	56.10%	58.90%	61.90%	65.00%	69.20%
6.20%	0.00%	24.50%	36.70%	43.20%	47.30%	51.30%	55.20%	58.00%	60.90%	64.10%	67.90%
6.40%	0.00%	20.70%	33.30%	41.90%	46.10%	50.10%	54.10%	57.20%	59.90%	63.10%	66.70%
6.60%	0.00%	17.20%	29.90%	40.70%	44.90%	49.00%	53.00%	56.40%	59.20%	62.20%	65.50%
6.80%	0.00%	11.80%	26.60%	38.50%	43.80%	47.90%	51.90%	55.60%	58.40%	61.30%	64.50%
7.00%	0.00%	0.00%	23.10%	35.30%	42.60%	46.70%	50.70%	54.70%	57.60%	60.40%	63.60%
7.20%	0.00%	0.00%	19.50%	32.10%	41.40%	45.60%	49.60%	53.60%	56.80%	59.60%	62.70%
7.40%	0.00%	0.00%	16.30%	28.90%	40.30%	44.50%	48.50%	52.50%	56.10%	58.80%	61.80%
7.60%	0.00%	0.00%	0.00%	25.70%	37.60%	43.40%	47.50%	51.40%	55.30%	58.10%	60.90%
7.80%	0.00%	0.00%	0.00%	22.30%	34.60%	42.30%	46.40%	50.40%	54.30%	57.40%	60.00%
8.00%	0.00%	0.00%	0.00%	19.10%	31.50%	41.20%	45.30%	49.30%	53.30%	56.60%	59.30%

Sch-3-10

SCHEDULE 4

APPROVED INDEX LIST

1.      Merrill Lynch Investment Grade Corporate Master Index

2.      CSFB Leveraged Loan Index

3.      Deutsche Bank Leveraged Loan Index

4.      Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index

5.      Banc of America Securities Leveraged Loan Index

6.      S&P/LSTA Leveraged Loan Index

7.      J.P. Morgan Leveraged Loan Index

8.      J.P. Morgan Second Lien Loan Index

Sch-4-1

EXHIBIT A-1

FORM OF [GLOBAL][CERTIFICATED] SECURED NOTE

[RULE 144A][REGULATION S][TEMPORARY REGULATION S]
[GLOBAL][CERTIFICATED] SECURED NOTE
representing

CLASS [A-1][A-2][B][C][SENIOR] [MEZZANINE] SECURED [DEFERRABLE]
FLOATING RATE NOTES DUE 2036

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO A PERSON THAT IS (1) (i) A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) OR (ii) SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (2) (X) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (A)(1)(D) OR (A)(1)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (A)(1)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (Y) WITH THE WRITTEN CONSENT OF THE ISSUER AND SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) (AN “AI”) OR (B) TO A PERSON THAT IS BOTH (1) NOT A “U.S. PERSON” (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND IS ACQUIRING THIS SECURED NOTE IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH REGULATION AND (2) A QUALIFIED PURCHASER, AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION. In addition, it is a requirement that an AI identified in Rule 501(a)(4), (5) or (6) under the Securities Act also be a Knowledgeable Employee.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A NOTE THAT IS A U.S. PERSON AND IS NOT BOTH (A) A QUALIFIED PURCHASER OR, IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN AI, TO SELL ITS INTEREST IN THE NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

A-1-1

[THIS NOTE IS A TEMPORARY REGULATION S GLOBAL SECURED NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT. NEITHER THIS TEMPORARY REGULATION S GLOBAL SECURED NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

DURING THE DISTRIBUTION COMPLIANCE PERIOD, NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL SECURED NOTE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE. AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, DISTRIBUTIONS DUE IN RESPECT OF ANY BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURED NOTE SHALL NOT BE MADE TO THE BENEFICIAL OWNERS UNLESS EXCHANGE FOR A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL SECURED NOTE IS IMPROPERLY WITHHELD OR REFUSED.]1

EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE REQUIRED OR DEEMED TO REPRESENT AND WARRANT THAT (A) IF IT IS OR IS ACTING ON BEHALF OF A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE DO NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE, AS AMENDED (THE “CODE”), AND (B) IF IT IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE DOES NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“OTHER PLAN LAW”). “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN 29 C.F.R. SECTION 2510.3-101 AND SECTION 3(42) OF ERISA, AND INCLUDES (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE TO COMPEL ANY BENEFICIAL OWNER OF A SECURED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING TO SELL ITS INTEREST IN SUCH NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

[1]	Inserted into a Temporary Regulation S Global Secured Note.

A-1-2

EACH PURCHASER AND HOLDER OF ANY NOTE THAT IS A BENEFIT PLAN INVESTOR WILL BE DEEMED TO REPRESENT, WARRANT AND AGREE ON EACH DAY ON WHICH SUCH BENEFICIAL OWNER ACQUIRES SUCH NOTE OR INTEREST THEREIN THROUGH AND INCLUDING THE DATE ON WHICH IT DISPOSES OF SUCH NOTE OR INTEREST THEREIN THAT (I) NONE OF THE ISSUER, THE INITIAL PURCHASER, THE COLLATERAL TRUSTEE, THE COLLATERAL MANAGERS, THE BDC ADVISOR, ANY SELLER OF COLLATERAL OBLIGATIONS TO THE ISSUER OR ANY OF ITS AFFILIATES IS A FIDUCIARY OF, OR HAS PROVIDED OR WILL PROVIDE ANY INVESTMENT ADVICE WITHIN THE MEANING OF SECTION 3(21) OF ERISA TO THE BENEFIT PLAN INVESTOR, OR TO ANY FIDUCIARY OR OTHER PERSON INVESTING THE ASSETS OF THE BENEFIT PLAN INVESTOR (“FIDUCIARY”), IN CONNECTION WITH ITS ACQUISITION OF THE NOTES (UNLESS A STATUTORY OR ADMINISTRATIVE EXEMPTION APPLIES (ALL OF THE APPLICABLE CONDITIONS OF WHICH ARE SATISFIED) OR THE TRANSACTION IS NOT OTHERWISE PROHIBITED), AND (II) THE FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT OF THE NOTES.

[ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]2

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST IN THIS NOTE WILL BE REQUIRED, OR, BY ACQUIRING THIS NOTE OR AN INTEREST IN THIS NOTE, WILL BE DEEMED, TO REPRESENT AND WARRANT THAT: (A) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF MAKING ITS OWN INDEPENDENT EVALUATION OF THE REASONABLENESS AND ACCURACY OF THE INFORMATION UNDER THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (B) IT UNDERSTANDS THE INHERENT LIMITATIONS OF THE INFORMATION IN THIS SECTION AND HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST AND TO REVIEW, AND HAS RECEIVED, ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY OF, OR TO SUPPLEMENT THE INFORMATION IN, THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (C) IT APPROVES THE USE OF THE METHODOLOGY, INPUTS AND ASSUMPTIONS DESCRIBED IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; (D) IT HAS MADE ITS OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN THE NOTES WITHOUT RELIANCE UPON, OR USE OF, IN ANY MANNER WHATSOEVER THE INFORMATION IN THE SECTION “CREDIT RISK RETENTION” OF THE OFFERING CIRCULAR; AND (E) IT UNDERSTANDS THAT EACH OF THE ISSUER, THE U.S. RETENTION SPONSOR AND THE COLLATERAL MANAGER IS RELYING ON THE FOREGOING AS A MATERIAL INDUCEMENT TO ENTER THIS TRANSACTION AND OTHERWISE WOULD NOT ENGAGE IN THIS TRANSACTION.

[2]	Inserted in the case of Global Secured Notes only.

A-1-3

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE COLLATERAL TRUSTEE.

[THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER.]3

[3]	Insert into a Class C Note.

A-1-4

VCC CLO 1, LLC

[RULE 144A][REGULATION S][TEMPORARY REGULATION S]
[GLOBAL][CERTIFICATED] SECURED NOTE
representing

CLASS [A-1][A-2][B][C] [SENIOR] [MEZZANINE] SECURED [DEFERRABLE]
FLOATING RATE NOTES DUE 2036

[[R] [S]-1][C-[_]]

CUSIP No.: [_]	[Up to U.S.$[_]][4] [U.S.$[_]][5]

ISIN No.: [_]

Common Code: [_]

VCC CLO 1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), for value received, hereby promises to pay to [CEDE & CO.]6[_________]7 or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum [as indicated on Schedule A]8[of [_________] United States Dollars (U.S.$[________])]9 on October 20, 2036 (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture all claims of Holders shall be extinguished and shall not thereafter revive.

The Issuer promises to pay interest, if any, on the 20th day of January, April, July and October in each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing in July 2024, at the rate equal to the Benchmark plus [1.71]10[1.85]11[2.15]12[2.65]% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be [the fifteenth]13 [the date one]14 day (whether or not a Business Day) prior to such Payment Date.

[4]	Applicable only to Global Secured Notes.
[5]	Applicable only to Certificated Secured Notes.
[6]	Applicable only to Global Secured Notes.
[7]	Applicable only to Certificated Secured Notes.
[8]	Applicable only to Global Secured Notes.
[9]	Applicable only to Certificated Secured Notes.
[10]	To be inserted into the Class A-1 Notes.
[11]	To be inserted into the Class A-2 Notes.
[12]	To be inserted into the Class B Notes.
[13]	Applicable to Certificated Secured Notes only.
[14]	Applicable to Global Secured Notes only.

A-1-5

Interest will cease to accrue on each Class [A-1][A-2][B][C] Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class [A-1][A-2][B][C] Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. The principal of each Class [A-1][A-2][B][C] Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

[Any interest on the Class [C] Notes that is not paid when due by operation of the Priority of Payments will be deferred. Any interest so deferred will be added to the principal balance of the Class [C] Notes, and thereafter, interest will accrue on the aggregate outstanding principal amount of the Class [C] Notes, as so increased.]15

Unless the certificate of authentication hereon has been executed by the Collateral Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class [A-1][A-2][B][C] [Senior] [Mezzanine] Secured [Deferrable] Floating Rate Notes due 2036 (the “Class [A-1][A-2][B][C] Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture and security agreement dated as of November 26, 2024 (the “Indenture”) between the Issuer and State Street Bank and Trust Company, as collateral trustee (in such capacity, the “Collateral Trustee”, which term includes any successor collateral trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Collateral Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture. In the case of any conflict between the terms of the Indenture and this Note, the Indenture shall govern.

This Note is subject to optional redemption as specified in the Indenture. In the case of any optional redemption of Class [A-1][A-2][B][C] Notes, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes[, or one or more predecessor Class [A-1][A-2][B][C] Notes,]16 registered as such at the close of business on the relevant Record Date.

[15]	Applicable only to the Class C Notes and the Class D Notes.
[16]	Applicable to Global Secured Notes only.

A-1-6

[Transfers of this [Rule 144A][Regulation S][Temporary Regulation S] Global Secured Note shall be limited to transfers of such Global Secured Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

[Prior to the end of the Distribution Compliance Period, beneficial interests in this Temporary Regulation S Global Secured Note may be held only through Euroclear or Clearstream.]17

Interests in this [Rule 144A][Regulation S]Global Secured Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Secured Notes subject to and in accordance with the restrictions set forth in the Indenture.]18

[This Note may be transferred to a transferee acquiring Certificated Secured Notes or to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]19

If (a) a redemption occurs because any Coverage Test is not satisfied or the Reinvestment Overcollateralization Test is not satisfied on any Determination Date after the Reinvestment Period, in each case, as set forth in Section 9.1 of the Indenture, (b) a redemption occurs because a Majority of the Subordinated Notes provide written direction with the consent of the Collateral Manager to this effect as set forth in Section 9.2 of the Indenture, (c) a Special Redemption occurs, (d) a redemption occurs because a Majority of an Affected Class or the Holders of a Majority of the Subordinated Notes so direct the Collateral Trustee following the occurrence and continuance of a Tax Event as set forth in Section 9.3 of the Indenture or (e) a redemption occurs in connection with a Refinancing, then in each case this Note may be redeemed in the manner, under the conditions and with the effect provided in the Indenture. In connection with any redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to such Holders of such Class of Secured Notes.

The Issuer, the Collateral Trustee, and any agent of the Issuer or the Collateral Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Collateral Trustee nor any agent of the Issuer or the Collateral Trustee shall be affected by notice to the contrary.

[17]	Applicable only for Temporary Regulation S Global Secured Notes.
[18]	Applicable for Rule 144A and Regulation S Global Secured Notes.
[19]	Applicable to Certificated Secured Notes only.

A-1-7

If an Event of Default shall occur and be continuing, the Class [A-1][A-2][B][C] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

[Interests in this [Rule 144A][Regulation S] Global Secured Note may be exchanged for an interest in, or transferred to a transferee taking an interest in, the corresponding [Regulation S or, solely during the Distribution Compliance Period, Temporary Regulation S][Rule 144A] Global Secured Note subject to the restrictions as set forth in the Indenture. This [Rule 144A][Regulation S] Global Secured Note is subject to mandatory exchange for Certificated Notes under the limited circumstances set forth in the Indenture.]20

[After the expiration of the Distribution Compliance Period, beneficial interests in this Temporary Regulation S Global Note shall be exchanged for an interest in a Regulation S Global Note in accordance with the terms of the Indenture. Prior to the termination of the Distribution Compliance Period, transfers of interests in this Temporary Regulation S Global Note to U.S. persons (as defined in Regulation S) shall be subject to and in accordance with the restrictions set forth in the Indenture.]21

Upon redemption, exchange of or increase in any interest represented by this [Rule 144A][Regulation S][Temporary Regulation S] Global Secured Note, this [Rule 144A][Regulation S][Temporary Regulation S] Global Secured Note shall be endorsed on Schedule A hereto to reflect the reduction of or increase in the principal amount evidenced hereby.]22

The Class [A-1][A-2][B][C] Notes will be issued in minimum denominations of $250,000 and integral multiples of $1 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Collateral Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Collateral Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Each Holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that they shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[20]	Applicable only for Rule 144A and Regulation S Global Secured Notes.
[21]	Applicable only for Temporary Regulation S Global Secured Notes.
[22]	Applicable to Global Secured Notes only.

A-1-8

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Date:_______________.
VCC CLO 1, LLC

By:
Name:
Title:

A-1-9

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Date: _________________.

STATE STREET BANK AND TRUST COMPANY,
as Collateral Trustee

By:
Authorized Signatory

A-1-10

SCHEDULE A23

SCHEDULE OF EXCHANGES OR REDEMPTIONS

The following exchanges, redemptions of or increase in the whole or a part of the Notes represented by this [Rule 144A][Regulation S][Temporary Regulation S] Global Secured Note have been made:

Date exchange/ redemption/ increase made	Original principal amount of this [Rule 144A] [Regulation S][Temporary Regulation S] Global Secured Note	Part of principal amount of this [Rule 144A] [Regulation S][Temporary Regulation S] Global Secured Note exchanged/redeemed/ increased	Remaining principal amount of this [Rule 144A] [Regulation S][Temporary Regulation S] Global Secured Note following such exchange/redemption/ increase	Notation made by or on behalf of the Issuer
$

[23]	Applicable to Global Secured Notes only.

A-1-11

Assignment Form 24

For value received ___________________________________________

does hereby sell, assign, and transfer to

___________________________________________

___________________________________________
Please insert social security or
other identifying number of assignee

Please print or type name
and address, including zip code,
of assignee:

___________________________________________________________

___________________________________________________________

___________________________________________________________

___________________________________________________________

the within Note and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer the Note on the books of the Collateral Trustee with full power of substitution in the premises.

Date: _______________	Your Signature*
(Sign exactly as your name
appears in the security)

Signature guaranteed: _____________________

*/ NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[24]	Applicable to Certificated Secured Notes only.

A-1-12

EXHIBIT A-2

FORM OF [GLOBAL][CERTIFICATED] SUBORDINATED NOTE

[RULE 144A GLOBAL][CERTIFICATED] SUBORDINATED NOTE
representing

SUBORDINATED NOTES DUE 2036

[THIS SUBORDINATED NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT” ) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A PERSON THAT IS (1) (i) A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) OR (ii) SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (2) (X) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (a)(1)(i)(D) OR (a)(1)(i)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (a)(1)(i)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (Y) WITH THE WRITTEN CONSENT OF THE ISSUER AND SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) (AN “AI”), AND IN EACH CASE IN COMPLIANCE WITH THE CERTIFICATION AND OTHER REQUIREMENTS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY APPLICABLE JURISDICTION. In addition, it is a requirement that an AI identified in Rule 501(a)(4), (5) or (6) under the Securities Act also be a Knowledgeable Employee.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) FOR SO LONG AS IT HOLDS THIS NOTE OR INTEREST HEREIN IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR AND (B) IF IT IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (I) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY NOTE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER OR THE COLLATERAL MANAGER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE” ) (“SIMILAR LAW”), AND (II) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE DO NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“OTHER PLAN LAW”) AND (C) IT AGREES TO CERTAIN TRANSFER RESTRICTIONS REGARDING ITS INTEREST IN SUCH NOTES. “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN 29 C.F.R. SECTION 2510.3-101 AND SECTION 3(42) OF ERISA, AND INCLUDES (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY.

A-2-1

NO TRANSFER OF A SUBORDINATED NOTE TO ANY BENEFIT PLAN INVESTORS WILL BE PERMITTED.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF A SUBORDINATED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A BENEFIT PLAN INVESTOR, SIMILAR LAW OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING TO SELL ITS INTEREST IN THE SUBORDINATED NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A SUBORDINATED NOTE THAT IS A U.S. PERSON AND IS NOT BOTH (A) A QUALIFIED PURCHASER OR, IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN AI, TO SELL ITS INTEREST IN THE SUBORDINATED NOTES, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

A-2-2

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

DISTRIBUTIONS OF PRINCIPAL PROCEEDS AND INTEREST PROCEEDS TO THE HOLDER OF THE SUBORDINATED NOTES REPRESENTED HEREBY ARE SUBORDINATED TO THE PAYMENT ON EACH PAYMENT DATE OF PRINCIPAL OF AND INTEREST ON THE SECURED NOTES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, TO THE EXTENT AND AS DESCRIBED IN THE INDENTURE.]25

[THIS SUBORDINATED NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A PERSON THAT IS (1) (i) A “QUALIFIED PURCHASER” (AS DEFINED FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) OR (ii) SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (2) (X) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM SECURITIES ACT REGISTRATION PROVIDED BY SUCH RULE THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (a)(1)(i)(D) OR (a)(1)(i)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (a)(1)(i)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN OR (Y) WITH THE WRITTEN CONSENT OF THE ISSUER AND SOLELY IN THE CASE OF NON-CLEARING AGENCY NOTES, AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) (AN “AI”). In addition, it is a requirement that an AI identified in Rule 501(a)(4), (5) or (6) under the Securities Act also be a Knowledgeable Employee.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE WILL BE REQUIRED TO REPRESENT AND WARRANT THAT (A) FOR SO LONG AS IT HOLDS THIS NOTE OR INTEREST HEREIN IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR AND (B) IF IT IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (I) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN IT WILL NOT BE, SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY NOTE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER OR THE COLLATERAL MANAGER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (“SIMILAR LAW”), AND (II) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE DOES NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE STATE, LOCAL, OTHER FEDERAL OR NON-U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“OTHER PLAN LAW”) AND (C) IT AGREES TO CERTAIN TRANSFER RESTRICTIONS REGARDING ITS INTEREST IN SUCH NOTES. “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN 29 C.F.R. SECTION 2510.3-101 AND SECTION 3(42) OF ERISA, AND INCLUDES (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY. EACH PURCHASER OR SUBSEQUENT TRANSFEREE, AS APPLICABLE, OF SUBORDINATED NOTES IN THE FORM OF NON-CLEARING AGENCY NOTES WILL BE REQUIRED TO COMPLETE AN ERISA CERTIFICATE.

[25]	To be inserted into a Global Note.

A-2-3

NO TRANSFER OF A SUBORDINATED NOTE OR ANY INTEREST THEREIN TO ANY BENEFIT PLAN INVESTORS WILL BE PERMITTED.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE TO COMPEL ANY BENEFICIAL OWNER OF A SUBORDINATED NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A BENEFIT PLAN INVESTOR, SIMILAR LAW OR OTHER PLAN LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING TO SELL ITS INTEREST IN THE SUBORDINATED NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY BENEFICIAL OWNER OF AN INTEREST IN A SUBORDINATED NOTE THAT IS A U.S. PERSON AND IS NOT BOTH (A) A QUALIFIED PURCHASER OR, IN THE CASE OF NON-CLEARING AGENCY NOTES, A “KNOWLEDGEABLE EMPLOYEE” WITH RESPECT TO THE ISSUER OR THE COLLATERAL MANAGER AND (B) A QUALIFIED INSTITUTIONAL BUYER OR AN AI, TO SELL ITS INTEREST IN THE SUBORDINATED NOTES, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

DISTRIBUTIONS OF PRINCIPAL PROCEEDS AND INTEREST PROCEEDS TO THE HOLDER OF THE SUBORDINATED NOTES REPRESENTED HEREBY ARE SUBORDINATED TO THE PAYMENT ON EACH PAYMENT DATE OF PRINCIPAL OF AND INTEREST ON THE SECURED NOTES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, TO THE EXTENT AND AS DESCRIBED IN THE INDENTURE.]26

[26]	To be inserted into a Non-Clearing Agency Note.

A-2-4

VCC CLO 1, LLC

[RULE 144A GLOBAL][CERTIFICATED] SUBORDINATED NOTE
representing

SUBORDINATED NOTES DUE 2036

[[R][S]-1][C-[_]]

CUSIP No.: [_]	[Up to U.S.$[_]][27][U.S.$[_]][28]

ISIN No.: [_]

Common Code: [_]

VCC CLO 1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), for value received, hereby promises to pay to [CEDE & CO.]29[________]30, or registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum [as indicated on Schedule A]31[of [_________] United States Dollars (U.S.$[________])]32 on October 20, 2036 (the “Stated Maturity”) except as provided below and in the Indenture. The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Holders shall be extinguished and shall not thereafter revive. The Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the Indenture.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Collateral Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Subordinated Notes due 2036 (the “Subordinated Notes” and, together with the other classes of Notes issued under the Indenture, the “Notes”) issued under an indenture and security agreement dated as of November 26, 2024 (the “Indenture”) between the Issuer and State Street Bank and Trust Company, as collateral trustee (in such capacity, the “Collateral Trustee”, which term includes any successor collateral trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Collateral Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

[27]	Applicable only to Global Subordinated Notes.
[28]	Applicable only to Certificated Subordinated Notes.
[29]	Applicable only to Global Subordinated Notes.
[30]	Applicable only to Certificated Subordinated Notes.
[31]	Applicable only to Global Subordinated Notes.
[32]	Applicable only to Certificated Subordinated Notes.

A-2-5

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture. In the case of any conflict between the terms of the Indenture and this Note, the Indenture shall govern.

This Note may be redeemed, in whole but not in part, (a) on any Business Day on or after the redemption or repayment in full of the Secured Debt, at the direction of a Majority of the Subordinated Notes with the consent of the Collateral Manager (which direction may be given in connection with a direction to redeem the Secured Notes or at any time after the Secured Notes have been redeemed or repaid in full), as set forth in Section 9.2 of the Indenture, or (b) if a Tax Redemption occurs because (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes so direct the Collateral Trustee following the occurrence and continuation of a Tax Event as set forth in Section 9.3 of the Indenture, in the manner, under the conditions and with the effect provided in the Indenture.

[Transfers of this Rule 144A Global Subordinated Note shall be limited to transfers of such Global Subordinated Note in whole, but not in part, to a nominee of DTC or to a successor of DTC or such successor’s nominee.

Interests in this Rule 144A Global Subordinated Note will be transferable in accordance with DTC’s rules and procedures in use at such time, and to transferees acquiring Certificated Subordinated Notes or to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]33

[This Note may be transferred to a transferee acquiring Certificated Secured Notes or to a transferee taking an interest in a Rule 144A Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]34

[33]	Applicable only to Global Subordinated Notes.
[34]	Applicable only to Certificated Subordinated Notes.

A-2-6

The Issuer, the Collateral Trustee, and any agent of the Issuer or the Collateral Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving distributions on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Collateral Trustee nor any agent of the Issuer or the Collateral Trustee shall be affected by notice to the contrary.

The Subordinated Notes will be issued in minimum denominations of $250,000 and integral multiples of $1 in excess thereof.

Title to Notes shall pass by registration in the Register kept by the Collateral Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Collateral Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Each holder and beneficial owner of this Note, by its acceptance of this Note, hereby agrees that they shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least one year and one day after payment in full of the Notes, or, if longer, the applicable preference period then in effect plus one day following such payment in full.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

A-2-7

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Date: _________________.

VCC CLO 1, LLC

By:
Name:
Title:

A-2-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Date:__________________.

STATE STREET BANK AND TRUST COMPANY,
as Collateral Trustee

By:
Authorized Signatory

A-2-9

SCHEDULE A 35

SCHEDULE OF EXCHANGES OR REDEMPTIONS

The following exchanges, redemptions of or increase in the whole or a part of the Notes represented by this Rule 144A Global Subordinated Note have been made:

Date exchange/ redemption/ increase made	Original principal amount of this Rule 144A Global Subordinated Note	Part of principal amount of this Rule 144A Global Subordinated Note exchanged/redeemed/ increased	Remaining principal amount of this Rule 144A Global Subordinated Note following such exchange/redemption/ increase	Notation made by or on behalf of the Issuer
$

[35]	Applicable only to Global Subordinated Notes.

A-2-10

Assignment Form 36

For value received ___________________________________________

does hereby sell, assign, and transfer to

___________________________________________

___________________________________________

Please insert social security or

other identifying number of assignee

Please print or type name
and address, including zip code,
of assignee:

___________________________________________________________

___________________________________________________________

___________________________________________________________

___________________________________________________________

the within Note and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Note on the books of the Collateral Trustee with full power of substitution in the premises.

Date: _______________	Your Signature*
(Sign exactly as your name
appears in the security)
Signature guaranteed: _____________________

*/ NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[36]	Applicable only to Certificated Subordinated Notes.

A-2-11

EXHIBIT B-1

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF RULE 144A Global
NOTE OR NON-CLEARING AGENCY NOTE TO REGULATION S GLOBAL
secured NOTE

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

Re:	VCC CLO 1, LLC (the “Issuer”); [Class [A-1][A-2][B][C]] Notes due 2036 (the “Notes”)

Reference is hereby made to the Indenture and Security Agreement dated as of November 26, 2024 (the “Indenture”) between the Issuer and State Street Bank and Trust Company, as Collateral Trustee. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $___________ aggregate principal amount of Notes which are held in the form of a [Rule 144A Global Secured Note representing Class [A-1][A-2][B][C] Notes with DTC] [[Certificated][Uncertificated] Secured Note Class [A-1][A-2][B][C] Notes] [in the name of] [beneficially owned by] ___________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Regulation S Global [Class [A-1][A-2][B][C]] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to _____________ (the “Transferee”) in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions set forth in the Indenture and the Offering Circular defined in the Indenture relating to such Notes and that:

a.	the offer of the Notes was not made to a person in the United States;

b.	at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;

c.	no directed selling efforts have been made in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

d.	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

e.	the Transferee is not a U.S. Person and is a Qualified Purchaser.

B-1-1

The Transferor understands that the Issuer, the Collateral Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

(Name of Transferor)

By:
Name:
Title:
Dated: _________, _____

cc:	State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 W 42nd Street, 53rd Floor

New York, NY 10036

Attn: Robert Bourgeois

Telephone: 212-235-2600

Email: rbourgeois@varagon.com

B-1-2

EXHIBIT B-2

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED
SECURED NOTES AND UNCERTIFICATED SECURED NOTES

[DATE]

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

Re: VCC CLO 1, LLC (the “Issuer”); Class [A-1][A-2][B][C] Notes

Reference is hereby made to the Indenture and Security Agreement , dated as of November 26, 2024, between the Issuer and State Street Bank and Trust Company, as Collateral Trustee (the “Indenture”). Capitalized terms used in this Certificate but not defined in this Certificate shall have the meanings ascribed to them in the Offering Circular with respect to the Notes or the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of Class [A-1][A-2][B][C] Notes (the “Notes”), in the form of one or more [Certificated][Uncertificated] Secured Notes to effect the transfer of the Notes to ______________ (the “Transferee”).

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

(a)	The Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is (PLEASE CHECK ONLY ONE):

☐	a “qualified institutional buyer” as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), who is also a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or an entity owned exclusively by Qualified Purchasers and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder;

☐	an “accredited investor” as defined in Rule 501(a) under the Securities Act, who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers and who has obtained written consent of the Issuer;

☐	an “accredited investor” as defined in Rule 501(a) under the Securities Act who is also a “Knowledgeable Employee”, as defined in Rule 3c-5 promulgated under the Investment Company Act with respect to the Issuer or the Collateral Manager and who has obtained written consent of the Issuer; or

B-2-1

☐	a person that is not a “U.S. person” as defined in Regulation S under the Securities Act and is a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers, and is acquiring the Secured Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S; and

(b)	acquiring the Secured Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$250,000 and in integral multiples of U.S.$1.00 in excess thereof.

The Transferee further represents, warrants and agrees as follows:

1.	It understands that the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Notes, including the requirement for written certifications. In particular, it understands that the Notes may be transferred only to a person that is either (a) a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “Qualified Purchaser” that in each case is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder, (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or (iii) another “accredited investor” as defined in Rule 501(a) under the Securities Act that is also a Knowledgeable Employee with respect to the Issuer or the Collateral Manager or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser affiliated with the Collateral Manager and/or a Knowledgeable Employee with respect to the Issuer or the Collateral Manager or (b) both (i) a person that is not a “U.S. person” as defined in Regulation S under the Securities Act and (ii) a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers, and is acquiring the Notes in an offshore transaction (as defined in Regulation S thereunder) in reliance on the exemption from registration provided by Regulation S thereunder. It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

B-2-2

2.	It represents, warrants and agrees that in connection with the purchase of such Notes: (A) none of the Issuer, the Collateral Manager, the BDC Advisor, the Initial Purchaser, the Collateral Trustee, the Loan Agent, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Initial Purchaser, the BDC Advisor or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the BDC Advisor, the Initial Purchaser or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a “Qualified Purchaser” for purposes of Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 or 2a51-3 under the Investment Company Act or an entity owned exclusively by “Qualified Purchasers” or (2) both (a) not a “U.S. person” as defined in Regulation S and (b) a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers, and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, it shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

B-2-3

3.	(i) It is (A) a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act or (B) a “Knowledgeable Employee” with respect to the Collateral Manager for purposes of Rule 3c-5 of the Investment Company Act and in the case of (A) and (B) above that is either (C) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Secured Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (D) an “accredited investor” as defined in Rule 501(a) under the Securities Act ; (ii) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is not a (A) partnership, (B) common trust fund, or (C) special trust, pension, profit sharing or other retirement trust fund or plan in which the partners, beneficiaries or participants may designate the particular investments to be made; (iv) it agrees that it shall not hold any Notes for the benefit of any other person, that it shall at all times be the sole beneficial owner thereof for purposes of the Investment Company Act and all other purposes and that it shall not sell participation interests in the Notes or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distributions on the Notes; (v) it is acquiring its interest in the Notes for its own account; and (vi) it will hold and transfer at least the minimum denomination of the Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.	It represents, warrants and agrees that with respect to the Notes, or any beneficial interest therein, (a) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (b) if it is a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, its acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt violation of any such Other Plan Law.

5.	With respect to Co-Issued Notes purchased by Benefit Plan Investors, it is deemed to represent, warrant and agree on each day on which it acquires such Note or interest therein through and including the date on which it disposes of such Note or interest therein that (i) none of the Transaction Parties is a fiduciary of, or has provided or will provide any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor, or to any Fiduciary, in connection with its acquisition of the Note (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited), and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment of the Notes.

6.	It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes . It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. It understands that the Issuer has not been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

B-2-4

7.	It is aware that, except as otherwise provided in the Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Temporary Regulation S Global Secured Notes or Regulation S Global Secured Notes, as applicable, and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

8.	It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

9.	It agrees to be subject to the Bankruptcy Subordination Agreement.

10.	It has read the information under the heading “Risk Factors” set forth in the Offering Circular and acknowledges and agrees that it has consented to the conflicts of interests set forth therein (including, but not limited to, those described under “Risk Factors–Relating to the Collateral Manager and the Transferor” and “Risk Factors–Certain Conflicts of Interest Relating to the Collateral Manager the BDC Advisor and the affiliates, clients and service providers–The Issuer will be subject to various conflicts of interest involving the Varagon Entities” and the subheadings thereunder).

11.	It acknowledges and agrees that the failure to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

12.	It understands that to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the USA PATRIOT Act and other similar laws or regulations, including, without limitation, requiring each transferee of a Subordinated Note, as applicable, to make representations to the Issuer in connection with such compliance.

13.	It represents and warrants that all personal data provided to the Issuer or its delegates by or on behalf of the purchaser has been and will be provided in accordance with applicable laws and regulations, including, without limitation, those relating to privacy or the use of personal data. The beneficial owner shall ensure that any personal data that the purchaser provides to the Issuer or its delegates is accurate and up to date, and such beneficial owner shall promptly notify the Issuer if it becomes aware that any such data is no longer accurate or up to date.

14.	If such beneficial owner is acquiring any Secured Debt in a transaction that would comprise a sale of securities in Florida, such beneficial owner is either (A) a “Qualified Institutional Buyer” (within the meaning of Rule 144A under the Securities Act) or (B) both (1) an “Institutional Accredited Investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (2) a bank, trust company, savings institution, insurance company, dealer, investment company (as defined in the Investment Company Act), pension or profit-sharing trust within the meaning of Section 517.061(9) of the Florida Securities and Investor Protection Act.

B-2-5

16.	It will not use funds directly, or indirectly, derived from money laundering, corruption or other activities that may contravene U.S. or other applicable law, including but not limited to U.S. anti-money laundering and anti-corruption laws or regulations, to purchase its Notes.

17.	It represents and agrees that it has read the summary of the U.S. federal income tax considerations under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular and shall treat the Notes as debt or equity for U.S. tax purposes in a manner consistent with the treatment of such Notes by the Issuer as described under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular and will take no action inconsistent with such treatment, unless otherwise required by any relevant taxing authority.

18.	It acknowledges and agrees that the failure to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Note, including U.S. federal withholding or back-up withholding.

19.	It agrees to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Note or the holder of such Note or beneficial interest therein. In addition, it acknowledges and agrees that the Issuer has the right under the Indenture to withhold on any holder or any beneficial owner of an interest in Notes that fails to comply with FATCA.

20.	If it is not a United States Tax Person, it represents that either (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10 percent shareholder” with respect to the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(D) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code; (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Secured Notes are effectively connected with the conduct of a trade or business in the United States.

B-2-6

21.	If it is not a United States Tax Person, it represents and acknowledges, and will be deemed to have represented and acknowledged, that it is not and will not become a member of an “expanded group” (within the meaning of the regulations issued under Section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if either (i) the Issuer is an entity disregarded as separate from such domestic corporation for U.S. federal income tax purposes or (ii) the Issuer is a “controlled partnership” (within the meaning of the regulations) with respect to such expanded group or an entity disregarded as separate from such controlled partnership for U.S. federal income tax purposes.

22.	It agrees to indemnify the Issuer, the Collateral Trustee and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such Holder to comply with FATCA or its obligations under the Note. The indemnification will continue with respect to any period during which the Holder held a Note (or any interest therein), notwithstanding the Holder ceasing to be a Holder of the Note (or any interest therein).

[The remainder of this page has been intentionally left blank].

B-2-7

Name of Purchaser:
Dated:

By:
Name:
Title:

Outstanding principal amount of Class [______] Notes: U.S.$__________

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:

Bank:

Address:

Bank ABA#:

Account #:

Telephone:	FAO:

Facsimile:	Attention:

Attention:

Denominations of certificates (if more than one):
Registered name:

cc:	State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 W 42nd Street, 53rd Floor

New York, NY 10036

Attn: Robert Bourgeois

Telephone: 212-235-2600

Email: rbourgeois@varagon.com

B-2-8

EXHIBIT B-3

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF REGULATION S
GLOBAL NOTE OR NON-CLEARING AGENCY NOTE TO RULE 144A GLOBAL
NOTE

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

Re: VCC CLO 1, LLC (the “Issuer”); Class [A-1][A-2][B][C] Notes due 2036 (the “Notes”)

Reference is hereby made to the Indenture and Security Agreement dated as of November 26, 2024 (the “Indenture”) between the Issuer and State Street Bank and Trust Company, as Collateral Trustee. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of Notes which are held in the form of a [Regulation S Global Secured Note representing Class [A-1][A-2][B][C] Notes with DTC] [[Certificated][Uncertificated] Secured Note Class [A-1][A-2][B][C] [in the name of] [beneficially owned by] _______________ (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Rule 144A Global Class [A-1][A-2][B][C] Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to _______________ (the “Transferee”) in accordance with (i) the transfer restrictions set forth in the Indenture and the Offering Circular relating to such Notes and (ii) Rule 144A under the United States Securities Act of 1933, as amended, and it reasonably believes that the Transferee is purchasing the Notes for its own account, is a Qualified Purchaser and a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferor understands that the Issuer, the Collateral Trustee and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

(Name of Transferor)

By:
Name:
Title:

B-3-1

Dated: _________, _____

cc:	State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 W 42nd Street, 53rd Floor

New York, NY 10036

Attn: Robert Bourgeois

Telephone: 212-235-2600

Email: rbourgeois@varagon.com

B-3-2

EXHIBIT B-4

FORM OF PURCHASER REPRESENTATION LETTER FOR CERTIFICATED

SUBORDINATED NOTES OR UNCERTIFICATED SUBORDINATED NOTES

[DATE]

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

Re: VCC CLO 1, LLC (the “Issuer”); Subordinated Notes

Reference is hereby made to the Indenture and Security Agreement, dated as of November 26, 2024, between the Issuer and State Street Bank and Trust Company, as Collateral Trustee (the “Indenture”). Capitalized terms used in this Certificate but not defined in this Certificate shall have the meanings ascribed to them in the Offering Circular with respect to the Notes or the Indenture.

This letter relates to U.S.$___________ Aggregate Outstanding Amount of Subordinated Notes (the “Subordinated Notes”), in the form of one or more [Certificated][Uncertificated] Subordinated Notes to effect the transfer of the Notes to ______________ (the “Transferee”).

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

(a)	The Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is (PLEASE CHECK ONLY ONE):

☐	a “qualified institutional buyer” as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), who is also a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or an entity owned exclusively by Qualified Purchasers and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder;

☐	an “accredited investor” as defined in Rule 501(a) under the Securities Act, who is also a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers and who has obtained written consent of the Issuer; or

☐	an “accredited investor” as defined in Rule 501(a) under the Securities Act who is also a “Knowledgeable Employee”, as defined in Rule 3c-5 promulgated under the Investment Company Act with respect to the Issuer or the Collateral Manager and who has obtained written consent of the Issuer;

B-4-1

(b)	acquiring the Subordinated Notes for its own account (and not for the account of any other Person) in a minimum denomination of U.S.$250,000 and in integral multiples of U.S.$1.00 in excess thereof; and

The Transferee further represents, warrants and agrees as follows:

1.	It understands that the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legends on such Notes, including the requirement for written certifications. In particular, it understands that the Notes may be transferred only to a person that is a “Qualified Purchaser” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a “Qualified Purchaser” that in each case is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder, (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or (iii) another “accredited investor” as defined in Rule 501(a) under the Securities Act that is also a Knowledgeable Employee with respect to the Issuer or the Collateral Manager or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser affiliated with the Collateral Manager and/or a Knowledgeable Employee with respect to the Issuer or the Collateral Manager. It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

2.	It represents, warrants and agrees that in connection with the purchase of such Subordinated Notes: (A) none of the Issuer, the Collateral Manager, the Initial Purchaser, the Collateral Trustee, the BDC Advisor, the Collateral Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager, the BDC Advisor, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Issuer, the Collateral Manager, the BDC Advisor, the Collateral Trustee, the Loan Agent, the Collateral Administrator, the Initial Purchaser or any of their respective Affiliates; (D) such beneficial owner is (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a “Qualified Purchaser” for purposes of Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 or 2a51-3 under the Investment Company Act or an entity owned exclusively by “Qualified Purchasers”; (E) such beneficial owner is acquiring its interest in such Subordinated Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Subordinated Notes; (G) such beneficial owner understands that the Issuer and the Collateral Manager may receive a list of participants holding interests in the Subordinated Notes from one or more book-entry depositories: (H) such beneficial owner will hold and transfer at least the minimum denomination of such Subordinated Notes: (I) such beneficial owner is a sophisticated investor and is purchasing the Subordinated Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks: and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is a fund or account managed by the Collateral Manager (or any of its affiliates) as to which the Collateral Manager (or such affiliate) has discretionary voting authority, it shall not be required or deemed to make the representations set forth in clauses (A) and (B) above with respect to the Collateral Manager.

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3.	(i) It is (A) a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act or (B) a “Knowledgeable Employee” with respect to the Collateral Manager for purposes of Rule 3c-5 of the Investment Company Act and in the case of (A) and (B) above that is either (C) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan, who purchases such Secured Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder or (D) an “accredited investor” as defined in Rule 501(a) under the Securities Act ; (ii) it is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (iii) it is not a (A) partnership, (B) common trust fund, or (C) special trust, pension, profit sharing or other retirement trust fund or plan in which the partners, beneficiaries or participants may designate the particular investments to be made; (iv) it agrees that it shall not hold any Notes for the benefit of any other person, that it shall at all times be the sole beneficial owner thereof for purposes of the Investment Company Act and all other purposes and that it shall not sell participation interests in the Notes or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distributions on the Notes; (v) it is acquiring its interest in the Notes for its own account; and (vi) it will hold and transfer at least the minimum denomination of the Notes and provide notice of the relevant transfer restrictions to subsequent transferees.

4.	It represents, warrants and agrees that on each day from the date on which it acquires its interest in such ERISA Prohibited Notes through and including the date on which it disposes of its interest in such ERISA Prohibited Notes, (a) it is not, and is not acting on behalf of, a Benefit Plan Investor, (b) if it is a governmental, church, non-U.S. or other plan, (x) it is not, and for so long as it holds such Notes or interest therein will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Notes do not and will not constitute or result in a non-exempt violation of any Other Plan Law, and (c) it agrees to certain transfer restrictions regarding its interest in such Notes.

5.	It understands that such Subordinated Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Subordinated Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Subordinated Notes, such Subordinated Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Subordinated Notes. It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Subordinated Notes. It understands that the Issuer has not been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

6.	It will provide notice to each Person to whom it proposes to transfer any interest in the Subordinated Notes of the transfer restrictions and representations set forth in the Indenture.

7.	It agrees to be subject to the Bankruptcy Subordination Agreement.

8.	It will not use funds directly, or indirectly, derived from money laundering, corruption or other activities that may contravene U.S. or other applicable law, including but not limited to U.S. anti-money laundering and anti-corruption laws or regulations, to purchase its Notes.

9.	It has read the summary of the U.S. federal income tax considerations under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular. It will treat the characterization of the Notes as debt or equity for U.S. tax purposes in a manner consistent with the treatment of such Notes by the Issuer as described under the heading “Certain U.S. Federal Income Tax Considerations” in the Offering Circular and will take no action inconsistent with such treatment, unless otherwise required by any relevant taxing authority.

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10.	It has read the information under the heading “Risk Factors” set forth in the Offering Circular and acknowledges and agrees that it has consented to the conflicts of interests set forth therein (including, but not limited to, those described under “Risk Factors–Relating to the Collateral Manager” and “Risk Factors–Certain Conflicts of Interest Relating to the Collateral, the BDC Advisor and their affiliates, clients and service providers” and the subheadings thereunder).

11.	It represents, warrants and agrees that no transfer of the Subordinated Notes (or any interest therein) will be effective, and no such transfer will be recognized, if it may result in any Subordinated Notes being held by Benefit Plan Investors.

12.	It understands that to the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon notice to the Collateral Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the USA PATRIOT Act and other similar laws or regulations, including, without limitation, requiring each transferee of a Subordinated Note, as applicable, to make representations to the Issuer in connection with such compliance.

13.	It represents and warrants that all personal data provided to the Issuer or its delegates by or on behalf of the purchaser has been and will be provided in accordance with applicable laws and regulations, including, without limitation, those relating to privacy or the use of personal data. The beneficial owner shall ensure that any personal data that the purchaser provides to the Issuer or its delegates is accurate and up to date, and such beneficial owner shall promptly notify the Issuer if it becomes aware that any such data is no longer accurate or up to date.

14.	It acknowledges and agrees that the failure to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) in the case of a person that is a United States Tax Person or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a United States Tax Person) may result in withholding from payments in respect of such Debt, including U.S. federal withholding or back-up withholding.

15.	It represents and warrants that, it is a United States Tax Person, it agrees to provide the Issuer and the Collateral Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and it acknowledges that if it fails to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Debt shall be void ab initio.

16.	It agrees to provide the Issuer and any relevant intermediary with any information or documentation that is required under FATCA or that the Issuer or relevant intermediary deems appropriate to enable the Issuer or relevant intermediary to determine their duties and liabilities with respect to any taxes they may be required to withhold pursuant to FATCA in respect of such Note or the holder of such Note or beneficial interest therein. In addition, it acknowledges and agrees that the Issuer has the right under the Indenture to withhold on any holder or any beneficial owner of an interest in Notes that fails to comply with FATCA.

17.	Each Holder of a Subordinated Note held in the form of a Global Note acknowledges and agrees that (i) such Note may not be transferred unless the transferee shall have furnished the Issuer and the Collateral Trustee a fully executed Daisy Chain Letter, (ii) any transfer made in violation of the foregoing shall be void ab initio and (iii) prior to any transfer of such Global Note to any person (“Subsequent Transferee”), the Holder shall notify the Subsequent Transferee of the Subsequent Transferee’s obligation to furnish a Daisy Chain Letter to the Collateral Trustee and the Issuer.

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17.	It represents, acknowledges and agrees that: (A) such Subordinated Note (or any interest therein) may not be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (a) except in the case of the U.S. Retention Holder, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Subordinated Notes (and any other interest treated as equity in the Issuer for U.S. federal income tax purposes), and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Notes and any other equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such person obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation; (B) it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations) or the Subordinated Notes; (C) it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of the Subordinated Note (or any interest therein) or cause the Subordinated Note (or any interest therein) to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Subordinated Notes and any other equity interests in the Issuer to be more than 90; and (D) it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of the Subordinated Note (or any interest therein) that would violate any of the foregoing clauses (A) through (C) or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Subordinated Note to any Person that does not agree to be bound by this paragraph.

18.	It agrees to indemnify the Issuer, the Collateral Trustee and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by it to comply with FATCA or its obligations under the Debt. The indemnification will continue with respect to any period during which it held Debt (or any interest therein), notwithstanding it ceasing to be a Holder of the Debt (or any interest therein).

19.	It acknowledges and agrees that, for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Notes (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such transfer would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes.

20.	It acknowledges and agrees that, for so long as the Issuer is disregarded as separate from it for U.S. federal income tax purposes, Debt may not be transferred by it (except to a person that is disregarded as separate from such holder or beneficial owner for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

21.	It acknowledges and agrees that, it shall not transfer any Secured Debt (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Debt and other outstanding Debt of the same Class (other than any Debt that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

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22.	It agrees to deliver to the transferee, with a copy to the Collateral Trustee, prior to the transfer of such Debt (or any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Collateral Trustee, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). It acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Debt.

23.	If such beneficial owner is acquiring any Offered Debt in a transaction that would comprise a sale of securities in Florida, such beneficial owner is either (A) a “Qualified Institutional Buyer” (within the meaning of Rule 144A under the Securities Act) or (B) both (1) an “Institutional Accredited Investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (2) a bank, trust company, savings institution, insurance company, dealer, investment company (as defined in the Investment Company Act), pension or profit-sharing trust within the meaning of Section 517.061(9) of the Florida Securities and Investor Protection Act.

[The remainder of this page has been intentionally left blank].

B-4-6

Name of Purchaser:
Dated:

By:
Name:
Title:

Outstanding principal amount of Subordinated Notes: U.S.$__________

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:
Bank:

Address:

Bank ABA#:

Account #:

Telephone:	FAO:

Facsimile:	Attention:

Attention:

Denominations of certificates (if more than one):
Registered name:

cc:	State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 W 42nd Street, 53rd Floor

New York, NY 10036

Attn: Robert Bourgeois

Telephone: 212-235-2600

Email: rbourgeois@varagon.com

B-4-7

EXHIBIT B-5

FORM OF ERISA CERTIFICATE

The purpose of this ERISA Certificate (this “Certificate”) is, among other things, to (i) endeavor to ensure that none of the Subordinated Notes issued by VCC CLO 1, LLC (the “Issuer”) is held by (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) entities whose underlying assets include “plan assets” by reason of any such employee benefit plans’ or plans’ investment in the entity (collectively, “Benefit Plan Investors”), (ii) obtain from you certain representations and agreements and (iii) provide you with certain related information with respect to your acquisition, holding or disposition of the Subordinated Notes. By signing this Certificate, you agree to be bound by its terms.

Please be aware that the information contained in this Certificate is not intended to constitute advice and the examples given below are not intended to be, and are not, comprehensive. You should contact your own counsel if you have any questions in completing this Certificate. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Indenture.

Please review the information in this Certificate and check the box(es) that are applicable to you.

If a box is not checked, you are agreeing that the applicable Section does not, and will not, apply to you. You must check Box 4 and you must not check Boxes 1, 2 or 3; otherwise you will not be permitted to purchase the ERISA Prohibited Notes.

1.	☐	Employee Benefit Plans Subject to ERISA or the Code. We, or the entity on whose behalf we are acting, are an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code.

Examples: (i) tax qualified retirement plans such as pension, profit sharing and Section 401(k) plans, (ii) welfare benefit plans such as accident, life and medical plans, (iii) individual retirement accounts or “IRAs” and “Keogh” plans and (iv) certain tax-qualified educational and savings trusts.

The Subordinated Notes are ERISA Prohibited Notes. If you check this box, you may not purchase Subordinated Notes.

2.	☐	Entity Holding Plan Assets. We, or the entity on whose behalf we are acting, are an entity or fund whose underlying assets include “plan assets” by reason of one or more Benefit Plan Investor’s investment in such entity.

B-5-1

Examples: (i) an insurance company separate account, (ii) a bank collective investment fund and (iii) a hedge fund or other private investment vehicle where 25% or more of the value of any class of its equity is held by Benefit Plan Investors.

If you check Box 2, please indicate the maximum percentage of the entity or fund that will constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code: ______%.

AN ENTITY OR FUND THAT CANNOT PROVIDE THE FOREGOING PERCENTAGE HEREBY ACKNOWLEDGES THAT FOR PURPOSES OF DETERMINING WHETHER BENEFIT PLAN INVESTORS OWN LESS THAN 25% OF THE VALUE OF THE SUBORDINATED NOTES ISSUED BY THE ISSUER (DETERMINED SEPARATELY BY CLASS), 100% OF THE ASSETS OF THE ENTITY OR FUND WILL BE TREATED AS “PLAN ASSETS”.

ERISA and the regulations promulgated thereunder are technical. Accordingly, if you have any question regarding whether you may be an entity described in this Section 2, you should consult with your counsel.

The Subordinated Notes are ERISA Prohibited Notes. If you check this box, you may not purchase Subordinated Notes.

3.	☐	Insurance Company General Account. We, or the entity on whose behalf we are acting, are an insurance company purchasing the Subordinated Notes with funds from our or their general account (i.e., the insurance company’s corporate investment portfolio), whose assets, in whole or in part, constitute “plan assets” under Section 401(a) of ERISA.

The Subordinated Notes are ERISA Prohibited Notes. If you check this box, you may not purchase Subordinated Notes.

4.	☐	None of Sections (1) Through (3) Above Apply. We, or the entity on whose behalf we are acting, are a person that does not fall into any of the categories described in Sections (1) through (3) above. If, after the date hereof, any of the categories described in Sections (1) through (3) above would apply, we will promptly notify the Issuer and the Collateral Trustee of such change.

The Subordinated Notes are ERISA Prohibited Notes. If you do not check this box, you may not purchase Subordinated Notes.

5.	Not Subject to Similar Law and No Violation of Other Plan Law. If we are a governmental, church, non-U.S. or other plan, we represent, warrant and agree that (a) we are not subject to any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (b) our acquisition, holding and disposition of the Subordinated Notes do not and will not constitute or result in a non-exempt violation of any law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

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7.	Reserved.

8.	Compelled Disposition. We acknowledge and agree that:

(i)	if any representation that we made hereunder is subsequently shown to be false or misleading or our beneficial ownership otherwise causes a violation of the 25% Limitation, the Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted ERISA Holder by the Issuer or upon notice from the Collateral Trustee(if a Trust Officer of the Collateral Trustee obtains actual knowledge) or the Co-Issuer to the Issuer, if either of them makes the discovery and who, in each case, agree to notify the Issuer of such discovery, send notice to us demanding that we transfer all or any portion of our interest to a person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice;

(ii)	if we fail to transfer our ERISA Prohibited Notes, the Issuer shall have the right, without further notice to us, to sell our ERISA Prohibited Notes or our interest in the ERISA Prohibited Notes, to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose;

(iii)	the Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the ERISA Prohibited Notes and selling such securities to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion;

(iv)	by our acceptance of an interest in the ERISA Prohibited Notes, we agree to cooperate with the Issuer and the Collateral Trustee to effect such transfers;

(v)	the proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to us; and

(vi)	the terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and each of the Issuer, the Collateral Trustee or the Collateral Manager shall not be liable to us as a result of any such sale or the exercise of such discretion.

9.	Required Notification and Agreement. We hereby agree that we (a) will inform the Collateral Trustee of any proposed transfer by us of all or a specified portion of the Subordinated Notes and (b) will not initiate any such transfer to a Benefit Plan Investor.

10.	Continuing Representation; Reliance. We acknowledge and agree that the representations, warranties and agreements contained in this Certificate shall be deemed made on each day from the date we make such representations, warranties and agreements through and including the date on which we dispose of our interests in the Subordinated Notes. We understand and agree that the information supplied in this Certificate will be used and relied upon by the Issuer and the Collateral Trustee to determine that Benefit Plan Investors do not own or hold any of the Subordinated Notes upon any subsequent transfer of the Subordinated Notes in accordance with the Indenture.

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11.	Further Acknowledgement and Agreement. We acknowledge and agree that (i) all of the representations, warranties, agreements and assurances contained in this Certificate are for the benefit of the Issuer, the Collateral Trustee, the Initial Purchaser and the Collateral Manager as third party beneficiaries hereof, (ii) copies of this Certificate and any information contained herein may be provided to the Issuer, the Collateral Trustee, the Initial Purchaser, the Collateral Manager, affiliates of any of the foregoing parties and to each of the foregoing parties’ respective counsel for purposes of making the determinations described above and (iii) any acquisition or transfer of the Subordinated Notes by us that is not in accordance with the provisions of this Certificate shall be null and void from the beginning, and of no legal effect.

12.	Future Transfer Requirements.

Transferee Letter and its Delivery. We acknowledge and agree that we may not transfer any Certificated Subordinated Notes to any person unless the Collateral Trustee has received a certificate substantially in the form of this Certificate. Any attempt to transfer in violation of this section will be null and void from the beginning, and of no legal effect.

Note: Unless you are notified otherwise, the name and address of the Collateral Trustee is as follows:

State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

[Remainder of page left blank]

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[Insert Purchaser’s Name]

By:
Name:
Title:
Dated:

This Certificate relates to U.S.$_________ of Subordinated Notes

B-5-5

EXHIBIT C

FORM OF DAISY cHAIN LETTER

[DATE]

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0527

North Quincy, Massachusetts 02171

Attention: [Bondholder Services – EP-MN-WS2N

Reference: VCC CLO 1, LLC

cc:	VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 West 42nd Street, 53rd Floor

New York, New York

State Street Bank and Trust Company, as Collateral Trustee

1776 Heritage Drive, Mail Stop: JAB0527

North Quincy, Massachusetts 02171

Attention: Global Corporate Trust

Reference: VCC CLO 1, LLC

Reference is hereby made to the Indenture and Security Agreement, dated as of November 26, 2024 between VCC CLO 1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”) and State Street Bank and Trust Company, as collateral trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Collateral Trustee”) (the “Indenture”). Capitalized terms used but not defined in this Daisy Chain Letter shall have the meanings ascribed to them in the Indenture.

This letter of representations and covenants (this “Daisy Chain Letter”) relates to the acquisition by the undersigned (the “Transferee”) of interests in one or more Subordinated Notes in the principal amount(s) and for the purchase price(s) set forth on the signature page hereof (the “Notes Interests”).

In connection with and with respect to the proposed transfer of such Notes Interests and without limiting any provision of the Indenture, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel as set forth below:

1. The Transferee either (A) is the beneficial owner of the Notes Interests for U.S. federal income tax purposes or (B) if it is acting as an agent, fiduciary, intermediary, nominee or otherwise as other than the beneficial owner of the Notes Interests for such purposes, it is making the following representations and entering into the following covenants and agreements on behalf of such beneficial owner (in which case, references to “Transferee” below shall, as the context requires, be construed to include the person that is the beneficial owner of the Notes Interests for U.S. federal income tax purposes).

2. [Reserved]

3. The Transferee, for so long as it owns less than 100% of the Notes Interests, is a United States Tax Person, agrees to provide the Issuer and the Collateral Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and acknowledges that if it fails to provide the Issuer and the Collateral Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Notes Interests shall be void ab initio.

4. The Transferee represents, acknowledges and agrees, and will be deemed to have represented, acknowledged and agreed, that: (A) such Notes Interest may not be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (a) except in the case of the U.S. Retention Holder for so long as it holds 100% of the Notes Interests, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the combined value of the Notes Interests, and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Notes Interests and any other equity interests of the Issuer to permit any partnership to satisfy the 100 partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such person obtains written advice of Dechert LLP or Cadwalader, Wickersham & Taft LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation; (B) it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations) or the Notes Interests; (C) it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of the Notes Interest or cause the Notes Interest to be marketed, (i) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (ii) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Notes Interests and any other equity interests in the Issuer to be more than 90; and (D) it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of the Notes Interest that would violate any of the foregoing clauses (A) through (C) or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Notes Interest to any Person that does not agree to be bound by this paragraph.

5. The Transferee acknowledges and agrees, and will be deemed to have acknowledged and agreed, that, for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Notes Interests (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such transfer would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes.

6. Prior to the Transfer of any Notes Interests to any person to which the Transferee subsequently makes a Transfer (“Subsequent Transferee”), the Transferee will cause such Subsequent Transferee to deliver a letter in substantially the form of this Daisy Chain Letter to the Trustee.

7. The Transferee acknowledges and agrees that, for so long as the Issuer is disregarded as separate from it for U.S. federal income tax purposes, Debt may not transferred by it (except to a person that is disregarded as separate from the such transferee or beneficial owner for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis.

8. The Transferee acknowledges and agrees that it shall not transfer any Secured Debt (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such transferee for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Debt and other outstanding Debt of the same Class (other than any Debt that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

9. The Transferee agrees to deliver to such transferee, with a copy to the Collateral Trustee, prior to the transfer of such Debt (or any interest therein), a properly completed certificate, in a form reasonably acceptable to such transferee and the Collateral Trustee, stating, under penalty of perjury, the Transferee’s United States taxpayer identification number and that the Transferee is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”). The Transferee acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Debt.

Any Transfer made in violation of this letter will be void and of no force or effect, and will not bind or be recognized by the Issuer or any other Person, and no Person to which the Notes Interests are Transferred shall become a holder of an interest in Subordinated Notes unless such Person completes and executes this Daisy Chain Letter and delivers it to the Trustee.

THIS DAISY CHAIN LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The representations, warranties and agreements in this Daisy Chain Letter will survive the closing of the transactions contemplated hereby.

Any covenant, provision, agreement or term of this Daisy Chain Letter that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, affecting or impairing the remaining provisions hereof. Except as otherwise provided herein, this Daisy Chain Letter shall be binding upon and inure to the benefit of the parties and their successors, heirs, executors, legal representatives and transferees.

The Transferee hereby irrevocably submits to the nonexclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Daisy Chain Letter, and the Transferee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Transferee hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Transferee irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the investor’s address specified on the signature page. The Transferee agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE TRANSFEREE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS DAISY CHAIN LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

[__________],
as Transferee

By:
Name:
Title:

Notes Interests:

[Class][Purchase Price]

ACKNOWLEDGED AND AGREED BY:

[__________],
as Transferor

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this ____ day of ____________, ______.

[NAME OF BENEFICIAL OWNER]

By:
Name:
	Title:	Authorized Signatory

Tel.: _______________
Fax: _______________

EXHIBIT D

Form of NOTE OWNER CERTIFICATE

State Street Bank and Trust Company

1776 Heritage Drive, Mail Stop: JAB0321

North Quincy, Massachusetts 02171

Attention: Transfer Agency, Email: TACompliance@StateStreet.com

VCC CLO 1, LLC

c/o Varagon Capital Corporation

151 W 42nd Street, 53rd Floor

New York, NY 10036

Attn: Robert Bourgeois

Telephone: 212-235-2600

Email: rbourgeois@varagon.com

Re:	Reports Prepared Pursuant to the Indenture and Security Agreement, dated as of November 26, 2024, between VCC CLO 1, LLC and State Street Bank and Trust Company (the “Indenture”).

Ladies and Gentlemen:

The undersigned hereby certifies that it is the beneficial owner of U.S.$______________ in principal amount of the [Class [A-1][A-2][B][C][Senior] [Mezzanine] Secured [Deferrable] Floating Rate Notes due 2036 of VCC CLO 1, LLC] [Subordinated Notes due 2036 of VCC CLO 1, LLC] and hereby requests the Collateral Administrator grant it access, via a protected password, to each of the Collateral Administrator’s and the Collateral Trustee’s Websites in order to view postings of the [information specified in Section 7.17(c) of the Indenture] [and/or the] [Monthly Report specified in Section 10.7(a) of the Indenture] [and/or the] [Distribution Report specified in Section 10.7(b) of the Indenture].

In consideration of the electronic signature hereof by the beneficial owner, the Issuer, the Collateral Trustee, the Collateral Administrator, the Collateral Manager, or their respective agents may from time to time communicate or transmit to the beneficial owner (a) information upon the request of the beneficial owner pursuant to the Indenture and (b) other information or communications marked or otherwise identified as confidential (collectively, “Confidential Information”). Confidential Information relating to the Issuer shall not include, however, any information that (i) through no fault or action by the beneficial owner or any of its affiliates is a matter of general public knowledge or has been or is hereafter published in any source generally available to the public or (ii) has been or is hereafter received by the beneficial owner or any of its affiliates from a third party that is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to the Issuer, the Collateral Trustee, the Collateral Administrator or the Collateral Manager.

The beneficial owner agrees that the beneficial owner (a) will not use Confidential Information for any purpose other than to monitor and administer the financial condition of the Issuer and to appropriately treat or report the transactions, (b) will keep confidential all Confidential Information and will not communicate or transmit any Confidential Information to any person other than officers or employees of the beneficial owner or their agents, auditors or affiliates who need to know the same in order to monitor and administer the financial condition of the Issuer and to appropriately treat or report the transactions and (c) will use reasonable efforts to maintain procedures to ensure that no Confidential Information is used by directors, officers or employees of the beneficial owner or any of its affiliates (other than those in a supervisory or operational capacity) who are trading, in each case with trading strategies substantially the same as the Issuer, with respect to Collateral Obligations of the type owned by the Issuer; except that Confidential Information may be disclosed by the beneficial owner (i) by reason of the exercise of any supervisory or examining authority of any governmental agency having jurisdiction over the beneficial owner, (ii) to the extent required by laws or regulations applicable to the beneficial owner or pursuant to any subpoena or similar legal process served on the beneficial owner, (iii) to provide to a credit protection provider or prospective transferee, (iv) in connection with any suit, action or proceeding brought by the beneficial owner to enforce any of its rights under the Indenture or under the applicable note purchase agreement or the Notes while an Event of Default has occurred and is continuing or (v) with the consent of the Issuer or the Collateral Manager.

The beneficial owner agrees to provide an updated certificate as may be requested from time to time by the Issuer or the Collateral Manager.

Submission of this certificate bearing the beneficial owner’s electronic signature shall constitute effective delivery hereof. This certificate shall be construed in accordance with, and this certificate and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this certificate shall be governed by, the law of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this ____ day of ____________, ______.

[NAME OF BENEFICIAL OWNER]

By:
Name:
	Title:	Authorized Signatory

Tel.: _______________
Fax: _______________

EXHIBIT E

Form of CONFIRMATION OF REGISTRATION

[Holder’s Name]

[Holder’s Address]

[Holder’s City, State, Zip Code]

Re:	Confirmation of Registration.

Reference is hereby made to the Indenture and Security Agreement dated as of November 26, 2024, by and between VCC CLO 1, LLC, as Issuer and State Street Bank and Trust Company, as Collateral Trustee (the “Indenture”), as the same may be supplemented or amended from time to time in accordance with its terms. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

We hereby confirm that the Registrar has registered the Notes specified below, in the name specified below, in the Register. This Confirmation of Registration is provided for informational purposes only; ownership of such Uncertificated Note shall be determined conclusively by the Register. To the extent of any conflict between this Confirmation of Registration and the Register, the Register shall control. This is not a security certificate.

This Confirmation of Registration is effective as of the date hereof. Each Class of Notes identified herein and the Aggregate Principal Balance thereof is subject to change in accordance with the terms of the Indenture. Any transfer of such Note (or portion thereof) must comply with the terms of the Indenture, including the provision of required transfer certificates and other information required by the Registrar. In providing this Confirmation of Registration, the Registrar shall be entitled to all of its rights and immunities set forth in the Indenture.

[Class [A-1][A-2][B][C] Secured Note

Aggregate Principal Balance: U.S.$[  ]

CUSIP: [  ]

Registered Name: [  ]]

[Subordinated Note

Notional Amount: U.S.$[  ]

Registered Name: [  ]]

STATE STREET BANK AND TRUST COMPANY, as Registrar

By:
Name:
Title:

E-1